Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290995

PROSPECTUS

SEMNUR PHARMACEUTICALS, INC.

Up to 203,737,349 Shares of Common Stock

Up to 8,760,000 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 510,000 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 8,760,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of (i) 510,000 private placement warrants (the “Private Warrants” and such shares issuable upon exercise, the “Private Warrant Shares”) originally sold in a private placement in connection with the initial public offering of Denali Capital Acquisition Corp. (“Denali”) and (ii) 8,250,000 public warrants (the “Public Warrants” and such shares issuable upon exercise, the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of Denali (the Public Warrants and the Private Warrants being referred to herein together as the “Warrants”). We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from the exercise of any Private Warrants and the Public Warrants.

This prospectus also relates to the offer and sale from time to time by:

(a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 203,737,349 shares of our Common Stock (the “Resale Shares”), consisting of:

(i) up to 2,072,500 shares of Common Stock (the “Sponsor Shares”) held by Jiandong “Peter” Xu, FutureTech Capital LLC (“FutureTech”) (such holdings of Jiandong “Peter” Xu and FutureTech were transferred to such parties by Denali Capital Global Investments LLC prior to the closing of the Business Combination), Huifeng Chang, Lei Huang, Jim Mao, You “Patrick” Sun and Kevin Vassily that were issued on September 22, 2025 upon conversion of the same number of our former ordinary shares in connection with the Domestication and the Business Combination (each as defined below);

(ii) up to 510,000 Private Warrant Shares;

(iii) up to 188,554,849 shares of Common Stock (the “Scilex Shares”) held by Scilex Holding Company (“Scilex”) and certain of its subsidiaries;

(iv) up to 100,000 shares of Common Stock (the “Underwriter Shares”) issued to certain underwriters of the initial public offering of Denali upon consummation of the Business Combination as part of a deferred underwriting discount pursuant to that certain Deferred Discount Agreement, dated November 20, 2023, by and among Denali, US Tiger Securities, Inc. (“US Tiger”) and D. Boral Capital, LLC (f/k/a EF Hutton LLC) (“D. Boral”), which such deferred discount was subsequently amended by the Satisfaction and Discharge Agreements Denali entered into with each of US Tiger and D. Boral on September 22, 2025 immediately prior to the consummation of the Business Combination; and

(v) up to 12,500,000 shares of Common Stock (the “Biconomy Resale Shares”) held by Biconomy PTE.LTD; and

(b) the selling warrantholder named in this prospectus (including such warrantholder’s permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 510,000 Private Warrants.

On September 22, 2025, we consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated as of August 30, 2024 (as amended, restated or supplemented from time to time, including by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 16, 2025 and Amendment No. 2 to Agreement and Plan of Merger, dated as of July 22, 2025)

(the “Merger Agreement”), by and among us, Denali Merger Sub Inc., our then-wholly owned subsidiary (the “Merger Sub”), and the pre-Business Combination Semnur Pharmaceuticals, Inc. (now known as Semnur, Inc., “Legacy Semnur”). We are registering the issuance by us of up to 8,250,000 shares of Common Stock upon the exercise of the Public Warrants as required under the terms of the Warrant Agreement, dated as of April 6, 2022, between Denali Capital Acquisition Corp. (now known as Semnur Pharmaceuticals, Inc.), and VStock Transfer, LLC (“VStock”), as warrant agent, which governs the Public Warrants. We are also registering the resale of the Sponsor Shares, the Merger Shares, the Private Warrant Shares and the Private Warrants as required by that certain Amended and Restated Registration Rights Agreement by and among us, the Sponsors and certain other stockholders, dated September 22, 2025 (the “Registration Rights Agreement”).

Our registration of the Resale Shares and the Private Warrants covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Resale Shares or the Private Warrants. The Selling Securityholders may sell the Resale Shares and the Private Warrants covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section of this prospectus titled “Plan of Distribution” beginning on page 178 of this prospectus. We will receive the proceeds from any exercise of the Warrants for cash, but will not receive any of the proceeds from the resale of the Resale Shares or the Private Warrants sold by the Selling Securityholders.

No underwriter or other person has been engaged to facilitate the sale of the shares of our Common Stock or the Warrants in these offerings. The Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”) of the Resale Shares and the Private Warrants that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares of our Common Stock and Warrants hereunder. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the Resale Shares and the Private Warrants.

Our Common Stock and Public Warrants trade on the Pink Limited Market of the OTC Markets Group, Inc. under the symbols “SMNR” and “SMNRW”, respectively. On December 26, 2025, the last reported sales price per share of our Common Stock was $22.00. On December 26, 2025, the last reported sales price per warrant of our Public Warrants was $0.25.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings with the Securities and Exchange Commission.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information”, and any amendments or supplements carefully before you invest in any of our securities.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

On September 22, 2025, we consummated the previously-announced Business Combination pursuant to the Merger Agreement, by and among us, Merger Sub and Legacy Semnur. Pursuant to the terms of the Merger Agreement, we effected a deregistration under the Cayman Islands Companies Act (as revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which our jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Merger Sub merged with and into Legacy Semnur (the “Merger” or the “Business Combination”), with Legacy Semnur surviving as our wholly owned subsidiary. In connection with the Business Combination, we changed our name from Denali Capital Acquisition Corp. to Semnur Pharmaceuticals, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Semnur,” “we,” “us,” “our,” and similar terms refer to Semnur Pharmaceuticals, Inc., a Delaware corporation formerly known as Denali Capital Acquisition Corp., and its consolidated subsidiaries. References to “Legacy Semnur” refer to the private Delaware corporation that is now our wholly owned subsidiary, named Semnur, Inc. (formerly known as Semnur Pharmaceuticals, Inc.).

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections of titled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks, uncertainties or other assumptions and other factors, many of which are outside the control of the Company and our directors, officers and affiliates, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.

These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Semnur and the following:

•	the ability to obtain the listing of our Common Stock on Nasdaq;

•	our public securities’ liquidity and trading;

•	our ability to raise financing in the future;

•	our expected use of proceeds from future issuances of equity or convertible debt securities;

•	our future financial performance, including our revenue, costs of revenue and operating expenses;

•	our future use of equity or debt financings to execute our business strategy;

•	our ability to use cash on hand to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures;

•	the outcome of any legal proceedings that may be instituted against us;

•	our ability to attract and retain qualified directors, officers, employees and key personnel;

•	our ability to compete effectively in a highly competitive market;

•	the competition from larger biotechnology companies that have greater resources, technology, relationships and/or expertise;

•	the ability to protect and enhance our corporate reputation and brand;

•	the impact from future regulatory, judicial and legislative changes in our industry;

•	anticipated regulatory and legal developments in the United States and foreign countries in which we may seek regulatory approval for our product candidates in the future;

•	our ability to obtain and maintain regulatory approval of any of our products and product candidates;

•	our ability to research, discover and develop additional product candidates;

•	our ability to grow and manage growth profitably;

•	our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to execute our business plans and strategy;

•	our ability to prevent, respond to, and recover from a cybersecurity incident;

•

the effect of any geopolitical conflicts or new or increased international tariffs, including mitigation efforts and economic effects, on any of the foregoing or other aspects of our business operations, including but not limited to our clinical studies and clinical trials;

•	the effect of global economic and political developments, including the conflicts in Ukraine and Israel;

•	regulatory developments related to crypto assets and crypto asset markets;

•	a determination that we are an investment company under the Investment Company Act of 1940;

•	our ability to successfully adopt and execute on our new cryptocurrency treasury strategy;

•	any changes in the accounting treatment of cryptocurrency holdings; and

•	other factors detailed under the section of this prospectus titled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management Semnur prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms, “we,” “us,” “our” or “Semnur” refer to Semnur Pharmaceuticals, Inc.

Further, in this document:

•	“2024 Stock Option Plan” means the Semnur Pharmaceuticals, Inc. 2024 Stock Option Plan.

•	“Biconomy” means Biconomy PTE.LTD.

•	“Biconomy Shares” means the 6,250,000 shares of Common Stock that will become issuable to Biconomy upon the closing of the Biconomy SPA.

•	“Biconomy SPA” means the Securities Purchase Agreement, dated as of September 23, 2025, by and between Biconomy and Semnur.

•	“Biconomy Resale Shares” means the 12,500,000 shares of Common Stock sold to Biconomy PTE.LTD by Scilex and Scilex, Inc. pursuant to the Biconomy Resale SPA, .

•	“Biconomy Resale SPA” means the Securities Purchase Agreement, dated as of September 23, 2025, by and among Biconomy, Scilex, Scilex, Inc. and Semnur, solely with respect to Section 5 thereof.

•	“Board” means the board of directors of Semnur.

•	“Business Combination” means the merger and transactions contemplated by the Merger Agreement, which closed on September 22, 2025.

•	“Bylaws” means the Bylaws of Semnur Pharmaceuticals, Inc., effective as of September 22, 2025.

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“Certificate of Designations” means the Certificate of Designations of Semnur Pharmaceuticals, Inc. designating the series of preferred stock, par value $0.0001 per share, of the Company as “Series A Preferred Stock”.

•	“Charter” means the Restated Certificate of Incorporation of Semnur Pharmaceuticals, Inc., filed with the Secretary of the State of Delaware on September 22, 2025.

•	“Closing” means the closing of the Business Combination.

•	“Closing Date” means date of the Closing.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Common Stock” means the common stock of Semnur, par value $0.0001 per share.

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“Consulting Services Agreements” means the following agreements (i) the Consulting Services Agreement, dated August 26, 2024, between Semnur and Wise Orient Investments Limited (as amended), (ii) the Consulting Services Agreement, dated August 25, 2024, between Semnur and 450W42ND MIMA, LLC (as amended), (iii) the Advisory Services Agreement, dated June 12, 2025, between Semnur and JW Investment Management Company Limited (as amended), and (iv) the Stock Issuance Agreement dated July 22, 2025, between Semnur and the law firm named therein, in each case as may be amended, amended and restated, supplemented or otherwise modified in accordance with its terms.

•	“D. Boral” means D. Boral Capital, LLC, f/k/a EF Hutton LLC.

•	“Debt Exchange Agreement” means the Contribution and Satisfaction of Indebtedness Agreement, dated as of August 30, 2024, by and between Semnur and Scilex.

•	“Denali” means Denali Capital Acquisition Corp., our predecessor.

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“Denali Private Placement Units” means the units comprised of one ordinary share of Denali and one warrant to purchase one ordinary share that were issued to the Sponsor in a private placement concurrent with the IPO.

•	“DGCL” means the General Corporation Law of the State of Delaware, as amended.

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“Domestication” means the change of the domicile of Denali pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation, and the de-registration of Denali in the Cayman Islands.

•	“Effective Time” means the time at which the Business Combination became effective.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“GAAP” means accounting principles generally accepted in the United States of America.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•	“IPO” refers to the initial public offering of 8,250,000 Public Units of Denali consummated on April 11, 2022.

•	“IRS” means the United States Internal Revenue Service.

•	“Nasdaq” means The Nasdaq Stock Market LLC.

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“Nasdaq De-Listing” means the de-listing of the Public Units, Denali Class A Ordinary Shares and Public Warrants from trading on Nasdaq for any reason, including due to the failure of Denali to satisfy Nasdaq’s continued listing requirements pursuant to Nasdaq Listing Rule 5450(b)(2)(A) and Listing Rule IM-5101-2(b).

•	“Nasdaq Listing Rules” means the rules and listing standards of Nasdaq.

•	“Oramed” means Oramed Pharmaceuticals, Inc.

•	“Oramed Note” means that certain Senior Secured Promissory Note, dated September 21, 2023, issued by Scilex to Oramed, as amended.

•	“OTC Markets” means the OTC Markets Group, Inc.

•	“OTC Markets Listing Date” means the first date on which the Public Units, Denali Class A Ordinary Shares and Public Warrants commenced trading on the OTC Markets.

•	“Preferred Stock” means all shares of preferred stock, including the Series A Preferred Stock, and the undesignated preferred stock authorized by the Charter.

•	“Private Warrants” means the redeemable warrants that were included in the Denali Private Placement Units.

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“Public Warrants” means the redeemable warrants that were included in the Public Units that entitle the holder of each whole warrant to purchase one share of Common Stock at a price of $11.50 per share.

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“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement entered into by and among the Company, Scilex, the Sponsor and certain shareholders of the Company, dated as of the Closing Date.

•	“Scilex” means Scilex Holding Company, a Delaware company.

•	“Scilex Bio” means Scilex Bio, Inc., a Delaware company and majority owned subsidiary of Scilex.

•	“Scilex, Inc.” means Scilex, Inc., a Delaware company and wholly owned subsidiary of Scilex.

•	“Scilex Group” means Scilex together with its affiliates, subsidiaries, successors and assigns (other than Semnur and its subsidiaries).

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“Scilex Trigger Event” means the time that the Scilex Group first ceases to beneficially own more than 50% in voting power of the then-outstanding shares of stock of Semnur entitled to vote generally in the election of directors.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Selling Securityholders” means the selling warrantholder and the selling stockholders named in this prospectus.

•	“Semnur” means Semnur Pharmaceuticals, Inc., a Delaware corporation.

•	“Series A Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company, designated as Series A Preferred Stock pursuant to the Certificate of Designations.

•	“Sponsor” means Denali Capital Global Investments LLC, a Cayman Islands limited liability company.

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“Sponsor Convertible Promissory Note” means the convertible promissory note dated April 2, 2024, by and between Denali and the Sponsor in the total principal amount of $2,000,000, which bore interest equivalent to the lowest short-term applicable federal rate and were previously convertible in whole or in part into additional Denali Class A Ordinary Shares at a conversion price of $10.00 per ordinary share.

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“Sponsor Extension Convertible Promissory Note” means the convertible promissory note dated July 10, 2024, by and between Denali and the Sponsor in the total principal amount of $180,000, which bore no interest and was previously convertible in whole or in part into additional Denali Class A Ordinary Shares at a conversion price of $10.00 per ordinary share.

•	“Sponsor Interest Purchase Agreement” or “SIPA” means the Sponsor Interest Purchase Agreement, dated as of August 30, 2024, by and between Denali and Scilex.

•	“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of August 30, 2024, by and among Denali and each of the persons set forth on Schedule I attached thereto.

•	“Stockholder Agreement” means the Stockholder Agreement, dated as of August 30, 2024, by and between Denali and Scilex.

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“Underwriter Shares” means up to 100,000 shares issued to certain underwriters of the initial public offering of Denali upon consummation of the Business Combination as part of a deferred underwriting discount pursuant to that certain Deferred Discount Agreement, dated November 20, 2023, by and among Denali, US Tiger Securities and D. Boral Capital, LLC, and as subsequently amended by the Satisfaction and Discharge Agreements Denali entered into with each of US Tiger Securities and D. Boral Capital, LLC on September 22, 2025 immediately prior to the consummation of the Business Combination.

•	“US Tiger Securities” or “US Tiger” means US Tiger Securities, Inc. the representative of the underwriters in the IPO.

•	“VStock” means VStock Transfer, LLC, Denali’s transfer agent.

•	“Warrants” means together the Private Warrants and the Public Warrants, that entitle the holder thereof to purchase one share of Semnur at an exercise price of $11.50 per share.

•	“Working Capital Loans” means (i) the Sponsor Convertible Promissory Note and (ii) the Sponsor Extension Convertible Promissory Note.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase our securities, you should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should also carefully read the information in this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

We are a late-stage clinical biopharmaceutical company focused on developing and commercializing innovative non-opioid pain management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. Our lead product candidate, SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SP-102” or “SEMDEXATM”), if approved, has the potential to become the first U.S. Food and Drug Administration (“FDA”) approved non-opioid novel injectable corticosteroid gel formulation for patients with moderate to severe lumbosacral radicular pain (“LRP”) (also known as sciatica), containing no preservatives, surfactants, solvents, or particulates and is expected to be available in a pre-filled syringe formulation following approval by the FDA.

We are developing SP-102 to be an injectable viscous gel formulation of a widely used corticosteroid designed to address the serious risks posed by off-label epidural steroid injections (“ESI”), which are administered over 12 million times annually in the United States. SP-102 has been granted fast track designation by the FDA and, if approved, could become the only FDA-approved ESI for the treatment of sciatica. Although such designation has been granted, it may not lead to a faster development or regulatory review process and such designation does not increase the likelihood that SP-102 will receive marketing approval. According to a report by Decision Resources Group published in May 2017, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2024.

Our guiding principle has always been and remains a patient-first approach, which drives its mission to meet the increasing global demand for more effective and safer non-opioid pain management solutions. Through rigorous research and development, we believe we are on the cusp of establishing Semnur as the preeminent name in commercial non-opioid pain management, specifically targeting the unmet needs in both acute and chronic pain sectors with its innovative and leading therapies. We believe that we have made substantial progress in demonstrating the rapid onset and enhanced tolerability of our product candidate.

We are developing SP-102 to address problems associated with currently available corticosteroid products that are used in practice but not approved for epidural injection or the treatment of sciatica. SP-102 is a Phase 3 sterile dexamethasone sodium phosphate viscous gel formulation of 10 mg dexamethasone at a 5 mg/mL concentration in a pre-filled glass syringe for delivery via an epidural injection. SP-102 allows for the use of the potent dexamethasone and provides for longer residency time at the site of injection through the use of a viscous excipient in lieu of particulates. The product is also formulated without the use of preservatives and packaged in a pre-filled syringe, so as to confer greater physician convenience.

Business Combination

On September 22, 2025, we consummated the Business Combination pursuant to the terms of the Merger Agreement, by and among Denali, Merger Sub and Legacy Semnur.

Pursuant to the Merger Agreement, (i) prior to the Closing, Denali effected the Domestication and (ii) at the Closing, and following the Domestication, the parties effected the Merger, with Legacy Semnur as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Semnur became a wholly owned subsidiary of Denali. The Merger was approved by Denali’s shareholders at a meeting held on September 3, 2025 (the “Denali Shareholder Meeting”). In connection with the Business Combination, Denali changed its name to “Semnur Pharmaceuticals, Inc.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the time at which the Business Combination became effective (the “Effective Time”), (i) each outstanding share of Legacy Semnur Common Stock outstanding immediately prior to the Effective Time was automatically cancelled in exchange for the right to receive 1.25 shares of our Common Stock, (ii) each share of Legacy Semnur Preferred Stock outstanding immediately prior to the Effective Time was cancelled in exchange for the right to receive (a) one share of Series A Preferred Stock (as defined below) and (b) one-tenth of one share of our Common Stock, and (iii) each option to purchase shares of Legacy Semnur Common Stock outstanding as of immediately prior to the Effective Time was converted into the right to receive a comparable option to purchase shares of our Common Stock.

Our Common Stock and Public Warrants are currently traded on the Pink Limited Market of the OTC Markets under the symbols “SMNR” and “SMNRW,” respectively.

The rights of holders of our Common Stock and Warrants (as defined below) are governed by the Certificate of Incorporation, the Bylaws and the DGCL, and, in the case of the Warrants, the Warrant Agreement (the “Warrant Agreement”), dated as of April 6, 2022, between Denali and VStock Transfer, LLC (“VStock”). See sections of this prospectus titled “Description of Securities” and “Certain Relationships and Related Party Transactions.”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of

U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations. In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act, as more fully described in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Emerging Growth Company.”

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the initial public offering of 8,250,000 Public Units of Denali consummated on April 11, 2022 (the “IPO”), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates equals or exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary Risk Factors

Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

•	We are a late-stage clinical specialty pharmaceutical company and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

•	We have only one product candidate, SP-102, no products approved for commercial sale, have never generated any revenue from product sales and may never be profitable.

•

We currently have no sales and marketing organization and if we do not establish satisfactory sales and marketing capabilities, we may not successfully commercialize SP-102 or any future product candidates.

•	Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

Risks Related to Our Product Development

•

We have historically obtained our clinical supply of our only product candidate, SP-102, and certain of the raw materials used in SP-102, from a sole or single source supplier and manufacturer, and we may not be able to find an alternative source on commercially reasonable terms, or at all. In addition, if any such supplier or manufacturer fails to comply with FDA regulations we may be subject to sanctions or delays.

•

We rely on third parties to conduct clinical trials and intend to rely on third parties to conduct all future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approvals.

•	Delays in clinical trials could result in increased costs to us and delay our ability to obtain commercial approval and generate revenue.

•

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for our product candidates and the approval may be for a more narrow indication than we seek.

Risks Related to Our Business and Operations

•	If we are unable to retain our key executives, it may delay our development efforts and harm our business, financial condition and results of operations.

•	We may need to increase the size of our company and may not effectively manage our growth.

•	If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

•	Any disruption in our research and development facilities could adversely affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property (“IP”)

•

If we are unable to maintain patent protection for our product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

•	If our IP rights are invalidated or circumvented, our business will be adversely affected.

•	Confidentiality agreements with employees may not prevent disclosure of our trade secrets and proprietary information and may not adequately protect our IP, which could limit our ability to compete.

Risks Related to Government Regulations

•

The regulatory approval processes of the FDA and comparable non-U.S. regulatory authorities are time-consuming and unpredictable, and if we are unable to obtain regulatory approval for our product candidates, our business will be substantially harmed. Moreover, gaining approval for a product candidate in one jurisdiction does not ensure approval in other jurisdictions, which could limit our total market.

•

If the FDA does not conclude that our product candidate satisfies the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for our product candidate under Section 505(b)(2) are not as we expect, the approval pathway for our product candidate could take significantly longer, cost significantly more and entail greater risks than anticipated, and in either case may not be successful.

•	Any approved product candidate will be subject to ongoing and continued regulatory requirements, which may result in significant expense and limit our ability to commercialize such products.

Risks Related to Our Relationship with Scilex

•	Certain of our directors and officers may have conflicts of interest because of their positions with Scilex.

•

Scilex currently performs or supports many of our important corporate functions. Our financial statements may not necessarily be indicative of the conditions that would have existed or our results of operations if we had been operated as an unaffiliated company of Scilex, and we incurred significant charges in connection with the Business Combination and will incur incremental costs as a stand-alone public company.

•

Our Executive Chairman and Chief Financial Officer each holds an executive officer position at Scilex and devotes time to both companies, which could cause a diversion of their time and attention from our business.

•	We are controlled by Scilex, whose interests may differ from those of our public shareholders.

Risks Related to Ownership of Our Common Stock

•	If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

•

We have not paid cash dividends in the past and we do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the capital appreciation, if any, of Common Stock.

Risks Related to Cryptocurrency

•

The Company intends to use the net proceeds of the Biconomy SPA, which as of the date of this prospectus has not closed and will be paid in Bitcoin, to fund investments in other companies. The price of Bitcoin will likely continue to be highly volatile, which could cause the Company’s share price to significantly fluctuate.

•	Our cryptocurrency treasury strategy has not been implemented or tested.

•	If any of the digital assets that we hold are classified as a security, we may be subject to extensive regulation, which could result in significant costs or force us to cease operations.

Corporate Information

We were incorporated under the name “Denali Capital Acquisition Corp.” on January 5, 2022 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On September 22, 2025, we changed our jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. On September 22, 2025, we changed our name to “Semnur Pharmaceuticals, Inc.”

Our principal executive offices are located at 960 San Antonio Road, Palo Alto, California 94303, and our telephone number is (650) 516-4310. Our website address is www.semnurpharma.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

THE OFFERING

Issuance of Common Stock by Us

Shares of Common Stock offered by us	Up to 8,760,000 shares, issuable upon the exercise of (i) 510,000 Private Warrants by the holders thereof and (ii) 8,250,000 Public Warrants by the holders thereof.

Shares of Common Stock outstanding prior to exercise of all Warrants(1)	229,740,978 shares of Common Stock.

Shares of Common Stock outstanding assuming exercise of all Warrants	238,500,978 shares of Common Stock.

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds	We will receive up to an aggregate of approximately $100.74 million from the exercise of the Warrants, consisting of up to 510,000 Private Warrants and up to 8,250,000 Public Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for cash for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. See “Use of Proceeds” elsewhere in this prospectus.

Resale of Common Stock and Private Warrants by the Selling Securityholders

Shares of Common Stock offered by the Selling Securityholders	Up to 203,737,349 shares of our Common Stock, consisting of:

•	up to 2,072,500 Sponsor Shares;

•	up to 510,000 Private Warrant Shares;

•	up to 188,554,849 Scilex Shares;

•	up to 100,000 Underwriter Shares; and

•	up to 12,500,000 Biconomy Resale Shares.

Warrants offered by the Selling Warrantholders	Up to 510,000 Private Warrants.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Private Warrants by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Private Warrants for cash.

Lock-up restrictions	Certain of the securities held by the Selling Securityholders are subject to certain restrictions on transfer until the date that is one year after the Closing Date. See the section of this prospectus titled “Selling Securityholders”.

Market for our Common Stock and Public Warrants	Our Common Stock and Public Warrants trade on the Pink Limited Market of the OTC Markets under the symbols “SMNR” and “SMNRW”, respectively.

Risk Factors	See “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

(1)	The number of shares of Common Stock outstanding assumes that an aggregate of 229,740,978 shares are outstanding as of November 28, 2025, and excludes:

•

50,000,000 shares of Common Stock issuable upon the exercise of stock options outstanding under Semnur’s 2024 Stock Option Plan (the “2024 Stock Option Plan”) with an exercise price of $1.27 per share;

•	45,948,195 shares of Common Stock reserved for issuance under Semnur’s 2025 Equity Incentive Plan, subject to shareholder approval;

•	2,297,409 shares of Common Stock reserved for issuance under Semnur’s 2025 Employee Stock Purchase Plan, subject to shareholder approval;

•	2,400,000 shares of Common Stock reserved for issuance under Semnur’s 2025 Inducement Plan;

•	6,250,000 shares of Common Stock issuable upon the closing of the transactions contemplated by the Biconomy SPA; and

•

1,250,000 shares of Common Stock issuable upon the closing of the transactions contemplated by that certain securities purchased agreement by and among the Company, Legacy Semnur and the investor named therein, dated as of August 20, 2025 (the “PIPE SPA”).

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the following risk factors, as well as the other information set forth in this prospectus, including matters addressed in the section of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements”. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement, any post-effective amendment or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial. The following discussions should be read in conjunction with our financial statements and the notes to the financial statements included therein.

Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

We are a late-stage clinical specialty pharmaceutical company and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

We are a late-stage clinical biopharmaceutical company focused on developing and commercializing innovative non-opioid pain management products for the treatment of acute and chronic pain, and we have a limited operating history. We have not commenced revenue-producing operations and to date, we have focused on organizing and staffing our company, business planning, raising capital, identifying potential non-opioid pain therapy candidates, undertaking preclinical studies and clinical trials of our product candidate and establishing research and development collaborations. Our relatively short operating history as a company makes any assessment of our future success and viability subject to significant uncertainty.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and we have not yet demonstrated an ability to overcome such risks and difficulties successfully. Our ability to execute on our business model and generate revenues depends on a number of factors including our ability to:

•	successfully complete ongoing pre-clinical studies and clinical trials and obtain regulatory approvals for our current and future product candidates;

•	identify new acquisition or in-licensing opportunities;

•	successfully identify new product candidates and advance those product candidates into pre-clinical studies and clinical trials;

•	raise additional funds when needed and on terms acceptable to us;

•	attract and retain experienced management and advisory teams;

•

add operational, financial and management information systems and personnel, including personnel to support clinical, pre-clinical manufacturing and planned future commercialization efforts and operations;

•	launch commercial sales of our current and future product candidates, whether alone or in collaboration with others;

•	initiate and continue relationships with third-party suppliers and manufacturers;

•	set acceptable prices for current and future product candidates and obtain coverage and adequate reimbursement from third-party payors;

•	achieve market acceptance of current and future product candidates in the medical community and with third-party payors and consumers; and

•	maintain, expand and protect our intellectual property portfolio.

If we cannot successfully execute any one of the foregoing, our business may not succeed or become profitable. Since our inception, we have incurred significant net losses, with net losses of $4.7 million and $3.3 million for the years ended December 31, 2024 and 2023, respectively. For the nine months ended September 30, 2025 and 2024, we had net losses of $154.3 million and $3.9 million, respectively. As of September 30, 2025, we had an accumulated deficit of $269.6 million. For the foreseeable future, we expect to continue to incur significant expenses related to the research and development of our product candidate, SP-102. We expect to incur substantial losses for the foreseeable future and may never become profitable.

We are subject to risks incidental to the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

We have only one product candidate, SP-102, no products approved for commercial sale, have never generated any revenue from product sales and may never be profitable.

We currently only have one product candidate, SP-102. Our ability to generate revenue from product sales and achieve profitability will depend on our ability, alone or with collaborators, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, SP-102 and any future product candidates, if any. As a result, we intend to devote a substantial portion of our research and development resources and business efforts to the development of SP-102. We do not anticipate generating revenues from product sales for the next several years, if ever. Our ability to generate future revenue from product sales depends heavily on our, or our future collaborators’, ability to successfully:

•	identify additional product candidates and complete research and preclinical and clinical development of SP-102 and any other product candidates we may identify;

•	seek and obtain regulatory and marketing approvals for any product candidates for which we complete clinical trials;

•

launch and commercialize any product candidates for which we obtain regulatory and marketing approval by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•	qualify for coverage and adequate reimbursement by government and third-party payors for any product candidates for which we obtain regulatory and marketing approval;

•	develop, maintain, and enhance a sustainable, scalable, reproducible, and transferable manufacturing process for the product candidates we may develop;

•

establish and maintain supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for any product candidates for which we obtain regulatory and marketing approval;

•	obtain market acceptance of any product candidates as viable treatment options;

•	address competing technological and market developments;

•	implement internal systems and infrastructure, as needed;

•	negotiate favorable terms in any collaboration, licensing or other arrangements into which we may enter, and perform our obligations in such arrangements;

•	maintain, protect, enforce, defend and expand our portfolio of intellectual property rights, including patents, trade secrets and know-how, in the United States and internationally;

•	avoid and defend against third-party interference, infringement and other intellectual property claims in the United States and internationally; and

•	attract, hire and retain qualified personnel.

Even if one or more of the product candidates we develop are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency (the “EMA”) or other regulatory authorities to perform clinical and other studies in addition to those that we currently anticipate.

Many of the factors listed above are beyond our control and could cause us to experience significant delays or prevent us from completing the development of our current and future product candidates, obtaining regulatory approvals or commercializing our product candidates. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. A failure to become or remain profitable could result in a decline in the value of our company and could also cause you to lose all or part of your investment.

We currently have no sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities or secure a third-party sales and marketing relationship, we may not be able to successfully commercialize SP-102 or any future product candidates, if any.

At present, we have no sales or marketing personnel. We intend to leverage the sales force and marketing capacities of our parent company, Scilex, to commercialize our current product candidate, SP-102, if approved. As we further grow after the launch of the SP-102, if approved, we will establish our sales, marketing or product distribution strategy for our product candidates. We may use strategic partners, distributors, a contract sales force or establish our own commercial sales force. If we are not successful in recruiting sales and marketing personnel and building a sales and marketing infrastructure or entering into appropriate collaboration arrangements with third parties, we will have difficulty successfully commercializing our product candidate, if approved, which would adversely affect our business, operating results and financial condition.

Even if we enter into third-party marketing and distribution arrangements, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. In terms of establishing a sales and marketing infrastructure, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to build an internal sales organization or enter into collaboration arrangements with third parties include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any of our product candidates, if approved;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an internal sales and marketing organization.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to advance development of our current product candidate and launch and commercialize any product candidate for which we receive regulatory approval. Furthermore, we expect to incur additional costs associated with operating as a public company. We will also require additional capital to fund our other operating expenses and capital expenditures.

As of September 30, 2025, our cash and cash equivalents were $0.1 million and we had an accumulated deficit of $269.6 million. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidate, SP-102;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidate;

•	the costs of manufacturing our product candidate;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

•

the potential requirement to reimburse Scilex for up to an aggregate of $280 million in respect of milestone payments under the Semnur Merger Agreement through an intercompany arrangement between Scilex and Semnur, which arrangement is not currently in place (see the section titled “Business – Material Agreements — Semnur Merger Agreement” for additional information regarding Scilex’s obligations under the Semnur Merger Agreement);

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which our product candidate, if approved for commercialization, are adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidate and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products or product candidates we develop and commercialize;

•	any product liability or other lawsuits related to our current or future product candidates;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company after the closing of the Business Combination;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the number of public shares that are redeemed by Denali’s public shareholders;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

Until we are able to generate revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future product candidates. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we raise additional funds through collaborations or strategic alliances with third parties, we may have to relinquish valuable rights to our current or future product candidates, future revenue streams, research programs or technologies, or grant licenses on terms that may not be favorable to us. If we are unsuccessful in our efforts to raise additional financing on acceptable terms, we may be required to significantly reduce or cease our operations.

We may not be able to generate sufficient cash to service our indebtedness and other liquidity needs.

Our ability to make payments on and to refinance our indebtedness and to fund our other obligations, planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient cash flow from operations, and we cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If we do not generate cash flow from operations sufficient to pay our debt service or other obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to refinance our debt and fund other obligations will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. See Note 3 titled “Liquidity and Going Concern” of our financial statements included elsewhere in this prospectus, for a discussion regarding our ability to continue as a going concern.

Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

In Note 1 under the subsection titled “Liquidity and Going Concern” of our financial statements for the period ended September 30, 2025 included elsewhere in prospectus, we disclose that there is substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2024, which stated that substantial doubt existed about our ability to continue as a going concern. We have negative working capital and have incurred significant operating losses and negative cash flows from operations and expect to continue incurring losses for the foreseeable future. Further, we had an accumulated deficit of approximately $269.6 million and $115.4 million as of September 30, 2025 and December 31, 2024, respectively. These conditions raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to become a profitable operating company is dependent upon our ability to generate revenue and obtain financing adequate to fulfill our development and commercialization activities, and achieving a level of revenue adequate to support our cost structure. We have plans to obtain additional resources to fund our currently planned operations and expenditures through additional debt and equity financing. If we are unable to obtain sufficient funding, our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. Our financial statements disclose, and may in the future disclose, substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

We have identified material weaknesses in our internal control over financial reporting. Any material weakness may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our financial statements.

In connection with the audit of our financial statements for the years ended December 31, 2023 and 2022, we identified control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

For the years ended December 31, 2023 and 2022, the material weaknesses identified in our internal control over financial reporting related to ineffective control activities in the areas of preparation of the carve-out financial statements and stock-based compensation expense. As a result of the material weaknesses, we are implementing remediation measures including, but not limited to, performing a comprehensive assessment of the control environment in order to design and implement additional preventive and/or detective review controls as well as hiring additional personnel with sufficient accounting expertise to improve the operating effectiveness of our review controls and monitoring activities, and utilizing external accounting experts as appropriate. Any potential material misstatements were identified and corrected as audit adjustments in the applicable periods and are properly reflected in our restated financial statements included in this prospectus.

In the future, in order to properly manage our internal control over financial reporting, we may need to take additional measures to further augment our finance resources, and we cannot be certain that the measures we have taken, and expect to take, to improve our internal controls will be sufficient to ensure that our internal controls will remain effective and eliminate the possibility that other material weaknesses or deficiencies may develop or be identified in the future. If we experience future material weaknesses or deficiencies in internal controls and we are unable to correct them in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC, will be adversely affected. Any such failure could negatively affect the market price and trading liquidity of the Common Stock, lead to delisting, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

If we identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and we are unable to remediate any such material weakness, our business, financial condition and results of operations could suffer.

Risks Related to Our Product Development

We are substantially dependent on the success of our only product candidate, SP-102. If we are unable to complete development of, obtain approval for and commercialize SP-102 in a timely manner or at all, our business will be harmed.

Our future success is dependent on our ability to timely advance and complete clinical trials, obtain marketing approval for and successfully commercialize our product candidate, SP-102. We are not permitted to market or promote SP-102 or any other future product candidate before we receive marketing approval from the FDA and comparable foreign regulatory authorities, and we may never receive such marketing approvals.

The success of SP-102 and any future product candidates, if any, will depend on several factors, including the following:

•

the acceptance of individual investigational review boards (“IRBs”) and scientific review committees at each clinical trial site as to the adequacy of the preclinical data package to support clinical development of SP-102 and their overall general agreement with the use of SP-102 in the intended patient population in the intended manner;

•	the initiation and successful patient enrollment and completion of additional clinical trials of SP-102 on a timely basis;

•	the frequency and severity of adverse events (“AEs”) in the clinical trials;

•	maintaining and establishing relationships with contract research organizations (“CROs”) and clinical sites for the clinical development of SP-102 both in the United States and internationally;

•	successful completion of toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable;

•	successful completion of clinical trials, under the FDA’s current Good Clinical Practices (“GCP”) and the FDA’s current Good Laboratory Practices (“GLPs”);

•	effective investigational new drug applications or Clinical Trial Authorizations that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

•	the efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•	the timely receipt of marketing approvals for our product candidates from applicable regulatory authorities;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•	the maintenance of existing or the establishment of new supply arrangements with third-party suppliers and manufacturers for clinical development of SP-102;

•

the maintenance of existing, or the establishment of new, scaled production arrangements with third- party manufacturers to obtain finished products that are appropriate for commercial sale of SP-102, if it is approved;

•	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	a continued acceptable safety profile following any marketing approval;

•	commercial acceptance by patients, the medical community and third-party payors;

•

our ability to obtain coverage and adequate reimbursement from third-party payors for our product candidates, if approved, and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement; and

•	our ability to compete with other treatments.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize SP-102, which would materially harm our business. If we do not receive marketing approvals for SP-102, we may not be able to continue our operations.

We have historically obtained our clinical supply of our only product candidate, SP-102, and certain of the raw materials used in SP-102, from a sole or single source supplier and manufacturer, and we may not be able to find an alternative source on commercially reasonable terms, or at all. In addition, if any such supplier or manufacturer fails to comply with FDA regulations we may be subject to sanctions or delays in the delivery of our clinical supplies which could affect the development of SP-102.

Historically, we have purchased our clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SP-102, solely from Genzyme Corporation (“Genzyme”) pursuant to a supply agreement, which terminated as of May 31, 2024. We anticipate that our current supply of sodium hyaluronate will be sufficient to satisfy our clinical and commercial supply requirements for sodium hyaluronate for at least 12 months following our expected commercial launch of SP-102 in 2027. Although we are currently in discussions with Sanofi S.A. (“Sanofi”), an affiliate of Genzyme, and are in the process of identifying and certifying new suppliers, in each case to fulfill our future supply requirements for sodium hyaluronate, we may not be able to reach agreement with Sanofi or find an alternative supplier of sodium hyaluronate on commercially reasonable terms, or at all. There is also no guarantee that we will be able to commence a commercial launch of SP-102 in 2027 or ever, as any such launch would be subject to regulatory approval, which we may not receive.

Under our Master Services Agreement, dated January 27, 2017 (as amended, the “Lifecore Master Services Agreement”), with Lifecore Biomedical, LLC (“Lifecore”), we depend on Lifecore to manufacture clinical supplies of SP-102. Lifecore has the right to terminate the Lifecore Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement and fail to cure such breach within 30 days of written notice; (2) if we (a) become insolvent, (b) cease to function as a going concern, (c) become convicted of or plead guilty to a charge of violating any law relating to either party’s business, or (d) engage in any act which materially impairs goodwill associated with SP-102 or materially impairs the terminating party’s trademark or trade name; (3) if we fail to pay past due invoices upon 30 days’ written notice, or (4) if we reject or fail to respond to a major change proposed by Lifecore that does not change Semnur’s written and approved acceptance criteria in its product specifications. In the event that Lifecore decides to terminate the Lifecore Master Services Agreement, finding an alternative manufacturer on commercially reasonable terms, or at all, may be difficult. The Lifecore Master Services Agreement expires on December 31, 2028, unless terminated earlier in accordance with the terms of such agreement, or unless renewed further by the parties.

Additionally, the manufacturing facilities used by our third-party suppliers and manufacturers must continue to comply with FDA regulations and are subject to periodic announced or unannounced inspections. We have limited control over the ability of our third-party suppliers and manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If our third-party suppliers and manufacturers fail to comply with FDA regulations, the FDA may not authorize the manufacture of our product candidate at these facilities, and we may be unable to find alternative manufacturing facilities in a timely manner or at all. The failure by such third parties to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, import detention, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of our product, operating restrictions and criminal prosecutions.

In addition, our product candidate may compete with other product candidates and products for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under current Good Manufacturing Practices (“cGMP”) regulations and that might be capable of manufacturing for us. Also, prior to the approval of our product candidate, we would need to identify a contract manufacturer that could produce our products at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to us at the time we would need to have that capability and capacity.

If our clinical supply of our product candidate and certain of the raw materials used in our product candidate are disrupted or delayed, there can be no assurance that alternative sources can serve as adequate replacements or that supplies will be available on terms that are favorable to us, if at all. Any disruption in supply could affect the development of SP-102.

We rely on third parties to conduct our clinical trials and intend to rely on third parties to conduct all of our future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with applicable regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approval for our current and future product candidates.

We currently do not have the ability to independently conduct any clinical trials. The FDA and regulatory authorities in other jurisdictions require us to comply with regulations and standards, commonly referred to as GCP requirements for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct GCP-compliant clinical trials of our current and future product candidates properly and on time. While we have agreements governing their activities, we control only certain aspects of their activities and have limited influence over their actual performance. The third parties with whom we contract for execution of our GCP-compliant clinical trials play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties are not our employees and, except for restrictions imposed by our contracts with such third parties, we have limited ability to control the amount and timing of resources that they devote to our programs. Although we rely on these third parties to conduct our GCP-compliant clinical trials, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with our investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. For any violations of laws and regulations in the conduct of our preclinical studies and clinical trials, we could be subject to warning letters or enforcement actions that may include civil penalties up to and including criminal prosecution.

Many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. We face the risk of potential unauthorized disclosure or infringement, misappropriation or other violation of our intellectual property by CROs, which may reduce our trade secret and intellectual property protection and allow our potential competitors to access and exploit our proprietary technology.

Further, any of these third parties may terminate their engagements with us or be unable to fulfill their contractual obligations. If the third parties conducting our clinical trials do not adequately perform their contractual duties or obligations, experience significant business challenges, disruptions or failures, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our protocols or to GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be difficult, costly or impossible, and our clinical trials may need to be extended, delayed, terminated or repeated. As a result, we may not be able to obtain regulatory approval or successful commercialization in a timely fashion, or at all, for the applicable product candidate. Our financial results and the commercial prospects for our current and future product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

We may in the future enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third-parties that may not result in the development of commercially viable products or the generation of significant future revenues.

We may in the future enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances to develop proposed products and to pursue new markets.

Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all, and may not realize the anticipated benefits of any such transactions or arrangements.

Additionally, with respect to current and future collaborations, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Delays in clinical trials could result in increased costs to us and delay our ability to obtain commercial approval and generate revenue.

Before obtaining marketing approval for the sale of any of our current or future product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates for their intended indications. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

•	delays in obtaining regulatory authorizations to commence a clinical trial or reaching a consensus with regulatory authorities on trial design;

•	delays in identifying prospective clinical investigators or clinical trial sites that have necessary qualifications, interest and capacity to perform a requested protocol;

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delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays in obtaining approval from one or more IRBs;

•	IRBs refusing to approve, suspending or terminating the trial at the investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	changes to the clinical trial protocol;

•	delays in recruiting suitable subjects to participate in our clinical trials;

•	failure by us, any CROs we engage or any other third parties to adhere to clinical trial requirements;

•	failure to perform in accordance with GCPs;

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delays in the testing, validation, manufacturing and delivery of our product candidates to the clinical sites, including delays by third parties with whom we have contracted to perform certain of those functions;

•	delays in subjects completing participation in a trial or returning for post-treatment follow-up;

•	clinical trial sites or subjects dropping out of a trial;

•	key investigators departing their clinical sites;

•	lack of adequate funding to continue the trial;

•	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

•	subjects experiencing severe or unexpected drug-related adverse effects;

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imposition of a clinical hold by regulatory authorities as a result of a serious adverse event, after an inspection of our clinical trial operations, trial sites or manufacturing facilities, or for other reasons;

•	occurrence of serious adverse events (“SAEs”) in our trials or in trials of the same class of agents conducted by other sponsors;

•	changes in regulatory requirements or guidance that require amending or submitting new clinical protocols;

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a facility manufacturing our product candidates or any of their components being ordered by the FDA to temporarily or permanently shut down due to violations of cGMP regulations or other applicable requirements;

•	any changes to our manufacturing process that may be necessary or desired;

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third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials and/or not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, GCP, or other regulatory requirements;

•	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

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third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by subcontractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, participants being exposed to unacceptable health risks, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Our product development costs will increase if we experience delays in testing or marketing approvals. The FDA and other regulatory agencies may impose new or refined testing expectations based on experience and increased knowledge over time. In addition, if we make manufacturing or other changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions. We do not know whether any of our clinical trials, including our planned clinical trial of SP-102, will begin or continue as planned, will need to be restructured or will be completed on schedule, or at all. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of any clinical trials we initiate in a way that leads to our obtaining marketing approval for our product candidates in a timely manner, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for our product candidates and the approval may be for a more narrow indication than we seek.

We cannot commercialize our current and future product candidates, if any, until the appropriate regulatory authorities have reviewed and approved the product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals. Even if a product candidate meets the safety and efficacy endpoints in clinical trials, the data may not be considered sufficient by regulatory authorities, those regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA advisory committee is convened, including if such advisory committee recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in regulatory authority policy or data requirements during the period of product development, clinical trials and the regulatory review process.

Even if we receive regulatory approval, the FDA may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, black box warnings or a Risk Evaluation and Mitigation Strategy (“REMS”). The FDA may require labeling that includes warnings and precautions or contra-indications with respect to conditions of use, or may grant approval subject to the performance of costly post-marketing clinical trials. In addition, the FDA may not approve the labeling claims that are considered necessary or desirable for the successful commercialization of a product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for a product candidate.

Additionally, if the results of any clinical trials are inconclusive or if there are safety concerns or SAEs associated with a product candidate, we may:

•	be delayed or fail in obtaining marketing approval for a product candidate;

•	obtain approval for indications or patient populations that are not as broad as we intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to changes in the way the product candidate is administered;

•	be required to perform additional clinical trials to support approval or be subject to additional post- marketing testing requirements;

•	have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a modified REMS;

•	be sued and held liable for harm caused to patients; or

•	experience damage to our reputation.

We may find it difficult to enroll or maintain patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

Identifying and qualifying patients to participate in any clinical trials of our current and future product candidates is critical to our success. The timing of any clinical trials depends on our ability to recruit patients and to complete required follow-up periods. If patients are unwilling to participate in our clinical trials due to negative publicity from adverse events, competitive clinical trials for similar patient populations, or for other reasons, the timeline for recruiting patients, conducting trials and potentially obtaining regulatory approval may be delayed.

We may also experience delays if patients withdraw from a clinical trial or do not complete the required monitoring period. These delays could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or termination of clinical trials altogether.

Patient enrollment is affected by many factors, including:

•	the size and nature of the patient population;

•	the proximity of patients to clinical sites;

•	the eligibility and exclusion criteria for the trial;

•	the design of the clinical trial;

•	competing clinical trials;

•	the risk that enrolled patients will not complete a clinical trial;

•	ability to monitor patients adequately during and after treatment;

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potential disruptions caused by the COVID-19 pandemic (or other similar disruptions), including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented and other factors;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience; and

•	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate in relation to other available products.

The conditions for which we currently plan to evaluate our product candidates are common, but the eligibility criteria of our clinical trials limit the pool of available trial participants. For example, we experienced a delay in the enrollment of our now completed SP-102 Phase 3 clinical trial in sciatica due to the selective eligibility criteria in place to reduce the placebo effect and the impacts of COVID-19, and may experience similar issues with enrollment of our other planned clinical trials.

Under the federal Food and Drug Omnibus Reform Act (the “FDORA”), sponsors are required to develop and submit a diversity action plan for each Phase 3 clinical trial or any other “pivotal study” of a new drug product. These plans are meant to encourage enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. In June 2024, as mandated by FDORA, the FDA issued draft guidance outlining the general requirements for diversity action plans. Unlike most guidance documents issued by the FDA, the diversity action plan guidance, when finalized, will have the force of law. In January 2025, in response to an executive order issued by President Trump on diversity, equity and inclusion programs, the FDA removed this draft guidance from its website. The implications of this action are not yet known. If we are not able to adhere to any new or future requirements, our ability to conduct clinical trials may be delayed or halted.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to it, because some patients who have opted to enroll in our trials may instead opt to enroll in a trial being conducted by a competitor. We may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites.

The incidence and prevalence for target patient populations of our product candidates are based on estimates and third-party sources. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, we make estimates regarding the incidence and prevalence of target patient populations of our product candidates based on various third-party sources and internally generated analyses and use such estimates in making decisions regarding our product development strategy, including acquiring or in-licensing product candidates and determining indications on which to focus in preclinical studies or clinical trials.

These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunities will depend on, among other things, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates, or new patients may become increasingly difficult to identify or gain access to, all of which may significantly harm our business, financial condition, results of operations and prospects.

We face significant competition and our competitors may discover, develop or commercialize products faster or more successfully than us.

The biotechnology and pharmaceutical industries are characterized by intense competition and rapid technological advances. In addition, the competition in the pain management market, and other relevant markets, is intense.

SP-102, if approved, has the potential to become the first FDA-approved epidural steroid product for the treatment of sciatica. While there are currently no FDA approved epidural steroid injections indicated for the treatment of sciatica, we are aware of certain non-steroid product candidates in development. SP-102, if approved, also will compete with various opioid pain medications, Nonsteroidal Anti-Inflammatory Drugs (“NSAIDs”), muscle relaxants, antidepressants, anticonvulsants and surgical procedures. Procedures may include nerve blocks and transcutaneous electrical nerve stimulations. We may also face indirect competition from the off-label and unapproved use of branded and generic injectable steroids.

We expect that the market will become increasingly competitive in the future. Many of our competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in: developing product candidates and technologies, undertaking preclinical studies and clinical trials, obtaining FDA and other regulatory approvals of product candidates, formulating and manufacturing product candidates, and launching, marketing and selling product candidates.

Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies or generic or biosimilar pharmaceutical manufacturers may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our commercial opportunity could be reduced or eliminated if our competitors succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we are currently developing or that we may develop. If approved, our product candidates will face competition from commercially available drugs as well as drugs that are in the development pipelines of our competitors and later enter the market.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business, financial condition and results of operations.

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, healthcare payers and operators of major clinics, and we may not be successful in attaining such market acceptance.

Even with the requisite approvals from the FDA in the U.S., the EMA in the EU and other regulatory authorities internationally, the commercial success of our product candidates will depend, in part, upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community. Any product that we commercialize may not gain acceptance by physicians, patients, health care payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. Efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources, including our management’s time and financial resources, and may not be successful. Even if any product candidate we develop receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance of any product candidate we develop, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of such product candidate as demonstrated in clinical trials;

•	the efficacy and safety of other products that are used in combination or in sequence with our product candidates;

•	the potential and perceived advantages of our product candidates compared to alternative treatments;

•	the limitation to our targeted patient population and limitations or warnings contained in approved labeling by the FDA or other regulatory authorities;

•	the ability to offer our products for sale at competitive prices;

•	convenience and ease of administration compared to alternative treatments;

•	the clinical indications for which the product candidate is approved by the FDA, the EMA or other regulatory agencies;

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the willingness of the target patient population to try novel biologics and of physicians to prescribe these treatments, as well as their willingness to accept an intervention that involves the alteration of the patient’s gene;

•	product labeling or product insert requirements of the FDA, the EMA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support;

•	availability of third-party coverage and sufficiency of reimbursement; and

•	the prevalence and severity of any side effects.

Even if a product candidate is approved, such product may not achieve an adequate level of acceptance, we may not generate significant product revenues, and we may not become profitable.

The third-party payor coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain coverage and adequate reimbursement for our current or future product candidates, if approved, could decrease our ability to generate product revenue.

There is significant uncertainty related to the third-party coverage and reimbursement of existing and newly approved products. Market acceptance and sales of our current and future product candidates, if approved, in domestic markets will depend significantly on the availability of coverage and adequacy of reimbursement from third-party payors, including government programs (such as Medicare and Medicaid) and private payor healthcare and insurance programs. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Coverage and reimbursement for a product candidate, if approved, may differ significantly from payor to payor, and we may not be able to obtain adequate coverage and reimbursement in the future.

Further, obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of such product candidate, if approved, to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be obtained or applied consistently. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. Additionally, coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Assuming that coverage is obtained for a given product, the resulting reimbursement rates might not be adequate or may require co-payments or co-insurance that patients find unacceptably high. Patients, physicians, and other healthcare providers may be less likely to prescribe, dispense or use, as applicable, any approved product unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

The market for our current and future product candidates, if approved, will depend significantly on access to third-party payors’ drug formularies for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded product in their formularies or otherwise restrict patient access to a branded product when a less costly generic equivalent or other alternative is available.

In addition, even if we obtain adequate levels of reimbursement, third-party payors carefully review and increasingly question the coverage of, and challenge the prices charged for, products. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Increasingly, third-party payors are requiring that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices for products. We cannot be sure that coverage and reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, what the level of reimbursement will be. If coverage and reimbursement of our product candidates are unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability. Furthermore, the requirements governing medical product pricing vary widely from country to country. In some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. Historically, products launched in the European Union (“EU”) do not follow price structures of the United States and generally prices tend to be significantly lower.

Our product candidate SP-102 is expected to be a physician-administered injectable viscous gel and as such, separate reimbursement for the product itself may not be available. Instead, if SP-102 receives regulatory approval, the administering physician may be reimbursed only for providing the treatment or procedure in which SP-102 is used. To the extent separate coverage and reimbursement should become available for SP-102, we anticipate that it will be sold to physicians on a “buy and bill” basis. Buy and bill products must be purchased by healthcare providers before they can be administered to patients. Healthcare providers subsequently must seek reimbursement for the product from the applicable third-party payor, such as Medicare or a health insurance company. Healthcare providers may be reluctant to administer our product candidates, if approved, because they would have to fund the purchase of the product and then seek reimbursement, which may be lower than their purchase price, or because they do not want the additional administrative burden required to obtain reimbursement for the product.

Further, the codes used by providers to bill for SP-102, if approved, could also affect reimbursement. J-Codes are codes maintained by the Centers for Medicare and Medicaid Services (“CMS”), which are a component of the Healthcare Common Procedure Coding System and are typically used to report injectable drugs that ordinarily cannot be self-administered. We do not have a specific J-Code for SP-102. If our product candidate is approved, we may apply for one but cannot guarantee that a J-Code will be granted. To the extent separate coverage or reimbursement is available for any product candidate, if approved, and a specific J-Code is not available, physicians would need to use a non-specific miscellaneous J-Code to bill third-party payors for these physician-administered drugs. Because miscellaneous J-Codes may be used for a wide variety of products, health plans may have more difficulties determining the actual product used and billed for the patient. These claims must often be submitted with additional information and manually processed, which can create delays in claims processing times as well as increasing the likelihood for claim denials and claim errors.

Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials, and such results do not guarantee approval of a product candidate by regulatory authorities. In addition, our clinical trials to date have been limited in scope, and results received to date may not be replicated in expanded or additional future clinical trials.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials do not necessarily predict success in the results of completed clinical trials. There can be no assurance that any of our current or future preclinical and clinical trials will ultimately be successful or support further preclinical or clinical development of our current and future product candidates, if any. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and we could face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval for their product candidates. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. Any such adverse events may cause us to delay, limit or terminate planned clinical trials, any of which would have a material adverse effect on our business, financial condition, results of operations and prospects.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial procedures and the rate of dropout among clinical trial participants. If we fail to receive positive results in clinical trials of our product candidate, the development timeline and regulatory approval and commercialization prospects for our only product candidate, and, correspondingly, our business and financial prospects would be negatively impacted. A Phase 3 trial was completed for SP-102 for the treatment of sciatica. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of such clinical trials in a way that leads to our obtaining marketing approval for our product candidate in a timely manner, or at all. Our clinical trials may produce negative or inconclusive results, and, in the future, we may decide, or regulators may require us, to conduct additional clinical trials and preclinical studies in addition to those we have planned.

In March 2022, we announced final results from our Phase 3 trial for SP-102 and believed that we had sufficient data to support the safety and efficacy of SP-102, which would provide us with a pathway for a 505(b)(2) New Drug Application (“NDA”) submission. In November 2023, we had a Type C meeting with the FDA to discuss the requirements for filing a 505(b)(2) NDA for SP-102. In the Type C meeting, the FDA indicated that it did not agree that the clinical data collected from the single CLEAR-1 trial was sufficient to support the safety and efficacy of SP-102, given the risks associated with interventional procedures. The FDA requested that a confirmatory trial be conducted, noting the absence of any existing FDA-approved epidural steroid product for the treatment of sciatica. The FDA provided guidance regarding expectations for this additional trial needed prior to a 505(b)(2) NDA filing, including expectations for the size of the safety database and specific safety monitoring requirements. Specifically, the FDA requested that the confirmatory CLEAR-2 trial include a larger safety database to further validate the safety and efficacy of SP-102. In February 2024, we had a Type D meeting with the FDA to preview the newly designed trial with the FDA, in order to reduce the potential need for any other additional confirmatory trials prior to a 505(b)(2) NDA filing. During the Type D meeting, the FDA provided further guidance with respect to the requirements needed to help best position us to be able to satisfy the requirements for a 505(b)(2) pathway approval. Specifically, the FDA reaffirmed the need for a larger sample size and further requested confirmatory evidence of efficacy through a repeat injection. See the section titled “Business of Semnur – Our Company” for additional information regarding the meetings with the FDA.

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim “top-line” or preliminary data from our clinical trials, which are based on a preliminary analysis of then-available data. Preliminary or interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or interim data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. In some instances, there can be significant variability in safety or efficacy results between different clinical trials or clinical trial sites for the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial procedures and the rate of dropout among clinical trial participants. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business, financial condition and results of operations.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. Data disclosures must be carefully managed to conform to limitations on preapproval promotion and laws related to clinical trial registration and posting of results. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and stockholders may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product, product candidate or our business. If the “top-line” data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition and results of operations.

Our clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of product candidates that we may identify and pursue for their intended uses, which would prevent, delay or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of our current and future product candidates, we must demonstrate through lengthy, complex and expensive non-clinical studies, pre-clinical studies and clinical trials that the applicable product candidate is both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical development process. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

We cannot be certain that our current clinical trials or any other future clinical trials will be successful. Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations. In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA or comparable non-U.S. regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or comparable non-U.S. regulatory authorities for support of a marketing approval, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates. Even if regulatory approval is secured for a product candidate, the terms of such approval may limit the scope and use of the specific product candidate, which may also limit its commercial potential.

Even if we obtain FDA approval for any of our current or future product candidates in the United States, we may never obtain approval for or commercialize any of them in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy.

Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. In cases where data from United States clinical trials are intended to serve as the basis for marketing approval in the foreign countries, the standards for clinical trials and approval may be different.

Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials, which could be costly and time- consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be impeded.

Our business may suffer reputational harm due to failures of our product candidates.

The failure of our current or future product candidates could have a lasting negative impact on our reputation, which could, in turn, impact our ability to successfully enter into future licensing arrangements or other transactions with potential counterparties, raise future capital or attract key personnel to join us. As a result, our business and prospects would be materially harmed, and our results of operations and financial condition would likely suffer materially.

Our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval.

As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with our current or future product candidates. In the clinical trials we conduct with our current or future product candidates, patients may experience changes in their health, including illnesses, injuries, discomforts or a fatal outcome. Often, it is not possible to determine whether the product candidate being studied caused or was associated with these conditions. In addition, it is possible that as we test our clinical products in larger, longer and more extensive clinical programs, or as use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier clinical trials, as well as conditions that did not occur or went undetected in previous clinical trials, will be reported by subjects. Many times, side effects are only detectable after investigational products are tested in large-scale, Phase 3 clinical trial.

In the event that our current or future product candidates reveal an unacceptable severity and prevalence of these or other side effects, the clinical trials could be suspended or terminated, and the FDA could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and results of operations significantly.

Our current product candidate is complex and difficult to manufacture. We could experience delays in satisfying regulatory authorities or manufacturing problems that result in delays in our development or commercialization programs, limit the supply of our current product candidate, or otherwise harm our business.

We currently depend on contract manufacturers to conduct the manufacturing and supply activities for SP-102. Manufacturing this product candidate requires facilities specifically designed for and validated for this purpose and sophisticated quality assurance and quality control procedures are necessary. Several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.

If contaminations are discovered in our supply of our current product candidate, or any future product candidates, or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We may not be successful in securing additional sources at all or on a timely basis, which could materially harm our development timelines. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to begin new clinical trials at additional expense or terminate clinical trials completely.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMP, lot consistency and timely availability of raw materials. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay clinical trials or product launches, which could be costly to us and otherwise harm our business, financial condition and results of operations.

Furthermore, our manufacturers may encounter problems hiring and retaining the experienced scientific, quality assurance, quality-control and manufacturing personnel needed to operate our complex manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. Any problems in our manufacturing process or facilities could make us a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit our access to additional attractive development programs. Problems in our manufacturing process could restrict our ability to meet potential future market demand for products, which could harm our business, financial condition and results of operations.

Risks Related to Our Business and Operations

If we are unable to retain our key executives, it may delay our development efforts and harm our business, financial condition and results of operations.

Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate key executives to accomplish our business objectives, we may experience constraints that will significantly impede our ability to raise additional capital and our ability to implement our overall business strategy. In particular, we are highly dependent upon our executive officers, including Jaisim Shah, our Chief Executive Officer and President, Henry Ji, Ph.D., our Executive Chairman, and Stephen Ma, our Chief Financial Officer. The loss of services of these executive officers could delay or prevent the successful development of our product pipeline and completion of our planned clinical trials. We do not carry “key person” insurance on any of our executive officers or other employees.

Competition for key executives in the biotechnology and pharmaceuticals field is intense, due to the limited number of individuals who possess the skills and experience required by our industry. Many of the pharmaceutical companies against which we compete for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to qualified candidates than what we have to offer. In addition, regulation or legislation impacting the workforce, such as the proposed rule published by the Federal Trade Commission which would, if issued, generally prevent employers from entering into non-compete agreements with employees and require employers to rescind existing non-compete agreements, may lead to increased uncertainty in hiring and competition for talent. Further, we may experience employee turnover as a result of the ongoing “great resignation” occurring throughout the U.S. economy, which has impacted job market dynamics. New hires require training and take time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. Moreover, we conduct our operations in the San Francisco Bay Area, a region that is home to many other biopharmaceutical companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. As such, we could have difficulty attracting and retaining experienced executives and may be required to expend significant financial resources in our recruitment and retention efforts.

We may need to increase the size of our company and may not effectively manage our growth.

As of November 28, 2025, we have seven full-time employees, including three employees who have M.D.s or Ph.D.s. As a subsidiary of Scilex, we have been dependent upon the services provided by Scilex employees. Scilex currently has 27 full-time employees, including three employees who have M.D.s or Ph.D.s providing services to us. We will need to expand our managerial, operational, sales and marketing, finance and other resources in order to manage our operations, clinical trials, research and development activities, regulatory filings, manufacturing and supply activities, and any marketing and commercialization activities, including co-promotion activities. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

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managing our internal development efforts effectively, including the clinical, FDA and internal regulatory review process for our current and future product candidates, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our current and future product candidates will depend, in part, on our ability to effectively manage any future growth, if any, which may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition and results of operations.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

Although we endeavor to obtain appropriate insurance coverage for insurable risks that we identify, we do not carry insurance for all categories of risk that our business may encounter.

Insurance coverage is becoming increasingly expensive. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. We may not be able to maintain insurance coverage at a reasonable cost, or in sufficient amounts to protect us against losses due to liability. While we maintain property, casualty and general liability coverage, we do not carry specific biological or hazardous waste insurance coverage and our insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

We do not know if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition and results of operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

Clinical testing of our product candidates may expose us to individual product liability claims, class action lawsuits or actions, and other individual or mass tort claims. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. In addition, physicians may misuse our product candidates, if approved, with their patients if they are not adequately trained, potentially leading to injury and increased risk of product liability. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of risks inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates, if approved. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	loss of revenue from product sales;

•	decreased demand for any product candidates or products that we develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

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restrictions on labeling, the marketing or manufacturing of any product candidates, if approved, withdrawal of the product candidates, if approved, from the market or voluntary or mandatory product recalls;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients; and

•	the inability to commercialize any of our product candidates.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of any products we develop. We currently carry product liability insurance covering use in our clinical trials in the amount of $10.0 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage.

We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.

Any disruption in our research and development facilities could adversely affect our business, financial condition and results of operations.

Our principal executive offices are in the San Francisco Bay Area, California. Our facilities may be affected by natural or man-made disasters. Earthquakes are of particular significance since our facilities are located in an earthquake-prone area. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fires, floods and similar events. If our facilities are affected by a natural or man-made disaster, we may be forced to curtail our operations and/or rely on third parties to perform some or all of our research and development activities. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. In the future, we may choose to expand our operations in either our existing facilities or in new facilities. If we expand our worldwide manufacturing locations, there can be no assurance that this expansion will occur without implementation difficulties, or at all.

We may seek to grow our business through acquisitions and may fail to realize the anticipated benefits of any acquisition, and acquisitions can be costly and dilutive.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures, technologies and market pressures. Accordingly, from time to time we may expand our business and intellectual property portfolio through the acquisition of new businesses and technologies. We cannot assure that we will achieve anticipated benefits from any acquisition to justify the transaction.

Competition within our industry for acquisitions of businesses, technologies and assets may become intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs.

The success of any acquisition depends on, among other things, our ability to combine our business with an acquired business in a manner that does not materially disrupt existing relationships and that allows us to achieve development and operational synergies. If we are unable to achieve these objectives, the anticipated benefits of an acquisition may not be realized fully, or at all, or may take longer to realize than expected. If we are obligated to make any milestone payments in connection with an acquisition or licensing agreement, such obligations could impose substantial additional costs on us and divert resources from other aspects of our business. In addition, if we undertake such a transaction, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses or acquire intangible assets that could result in significant future amortization expenses. As a result, an acquisition may not be accretive to our stock value or development pipeline in the near or long term.

We expect to incur higher development and regulatory costs, and additional costs integrating the operations and personnel of any companies we acquire, which cannot be estimated accurately at this time. If the total costs of the integration of our companies and advancement of acquired product candidates and technologies exceed the anticipated benefits of the acquisition, our business, financial condition and results of operations could be adversely affected.

If we conduct business outside of the United States, the international components of our business will expose us to business, legal, regulatory, political, operational, financial and economic risks associated with conducting business outside of the United States.

We may collaborate with international manufacturing partners and expand our business internationally in the future. The purchase and shipment of components from international sources will subject us to U.S. and foreign governmental trade, import and export, and customs regulations and laws.

Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as export controls laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting.

Moreover, the new Trump administration has substantially altered prior U.S. government international trade policy and has commenced activities to renegotiate, or potentially terminate, certain existing bilateral or multi- lateral trade agreements and treaties with foreign countries. In addition, the new Trump administration has initiated or is considering imposing tariffs on certain foreign goods. Related to this action, certain foreign governments, including China, have instituted or are considering imposing tariffs on certain U.S. goods. It remains unclear what the new Trump administration or foreign governments will or will not do with respect to tariffs or other international trade agreements and policies. Although the new Trump Administration has not yet implemented tariffs on pharmaceuticals, there can be no assurance that it will not implement such tariffs in the future. A trade war or other governmental action related to tariffs or international trade agreements or policies has the potential to disrupt our research activities, affect our suppliers, increase the cost of materials purchased to manufacture our products, impact our ability to sell our products outside the United States or to sell our products outside the United States at competitive prices and/or to affect the United States or global economy or certain sectors thereof and, thus, could adversely impact our business.

Conducting business internationally involves a number of risks, including:

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multiple, sometimes conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, anti-bribery and anti-corruption laws, regulatory requirements and other governmental approvals, permits and licenses;

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difficulties in enforcing our intellectual property rights and in defending against third-party threats and intellectual property enforcement actions against us, our distributors or any of our third-party suppliers;

•	failure by us or our distributors to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidates, if approved, in various countries;

•	difficulties in managing foreign operations;

•	cost and availability of shipping and other means of product transportation;

•	foreign currency exchange rate fluctuations;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

•

failure to comply with the FCPA, including its books and records provisions and its anti-bribery provisions, and similar anti-bribery and anti-corruption laws in other jurisdictions, for example by failing to maintain accurate information and control over sales or distributors’ activities.

Any of these risks, if encountered, could significantly harm our future international expansion and operations and, consequently, negatively impact our business, financial condition and results of operations.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our research, product candidates, investigational medicines and the diseases our product candidates and investigational medicines are being developed to treat. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear. This evolution creates uncertainty and risk of non-compliance with regulations applicable to our business, resulting in potential regulatory actions against us. For example, patients may use social media channels to comment on their experience in an ongoing blind clinical study or to report an alleged adverse event.

When such disclosures occur, there is a risk that we may fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidates. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. Furthermore, our employees, affiliates and/or business partners may use social media for their personal use, and their activities on social media or in other forums could result in adverse publicity for us. Any negative publicity as a result of social media posts, whether or not such claims are accurate, could adversely impact us. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions, or incur other harm to our business, financial condition and results of operations.

Our business and operations would suffer in the event of a system failure.

While we have implemented and maintain security measures, our computer systems and those of our CROs and other contractors and consultants are vulnerable to computer viruses, unauthorized access, cybersecurity attacks, and other security incidents, including as perpetrated by hackers, or as the result of natural disasters, terrorism, war, or telecommunications or electrical failures. While we have not experienced any material system failure or a security breach to date, if such an event were to occur, it could result in a material disruption of our product development programs or a loss of our trade secrets or other proprietary information. For example, the loss of clinical trial data from completed, ongoing, or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce such data. To the extent that any disruption or security breach were to result in the loss of or damage to our data or applications, or the unauthorized disclosure of confidential or proprietary information, including personal data, we could incur material legal liability or be the subject of legal claims, suffer damage to our reputation, lose or harm our intellectual property rights, and delay the continued research, development and commercial efforts of our product candidates, if approved. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of cybersecurity matters or some other matter, that claim could have a material adverse effect on our business, financial condition, and results of operations.

Further, a security incident or privacy violation that leads to the unauthorized acquisition, interruption, modification, loss, theft, corruption, interference, or other unauthorized disclosure of, or prevents access to, personal data, including patient data or other protected health information, could harm our reputation, compel us to comply with federal or state breach notification laws and foreign equivalents, subject us to mandatory corrective action, require us to verify the correctness of database contents, and otherwise subject us to liability under laws and regulations that protect personal data, resulting in increased costs or loss of revenue. Our ability to effectively manage and maintain our internal business information depends significantly on our enterprise resource planning (“ERP”) system and other information systems. Portions of our information technology systems may experience interruptions, delays, or cessations of service or produce errors in connection with ongoing systems implementation work. Cybersecurity attacks in particular are continually evolving and include, but are not limited to, malicious software, ransomware, attempts to gain unauthorized access to data under our custody or control, and other electronic security breaches that could lead to disruptions in systems, misappropriation of confidential or otherwise protected information, and corruption of data. If we are unable to prevent such cybersecurity attacks or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, we may suffer loss of reputation, we may be the subject of governmental investigations, legal claims, or litigation, or we may incur financial loss or other regulatory penalties, each of which may not be covered by our insurance. In addition, these breaches and other unauthorized access to our systems can be difficult to detect, and any delay in identifying any such event may lead to increased harm of the type described above.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and results of operations.

As widely reported, global credit and financial markets have experienced volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability, as well as the continued hostilities between Russia and Ukraine and, more recently, Hamas’ attack against Israel and the ensuing conflict.

In addition, Russia’s invasion of Ukraine and sanctions against Russia are causing disruptions to global economic conditions. The escalation in October 2023 of the conflict between Israel and Hamas also could cause disruptions to global economic conditions and affect the stability of the Middle East region. It is not possible to predict the broader consequences of these ongoing conflicts. It is also not possible to predict with certainty these ongoing conflicts and additional adverse effects on existing U.S. macroeconomic conditions and financial markets, all of which could impact the business, financial condition, and results of operations of the Company as well as our ability to raise capital. There can be no assurances that further deterioration in credit and financial markets and confidence in economic conditions will not occur. In addition, the closure of any additional national or regional commercial banks could lead to further economic instability.

Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and price of our Common Stock, and could require us to delay or abandon clinical development plans.

Our ability to effectively monitor and respond to the rapid and evolving developments and expectations relating to sustainability, including the environmental, social and governance matters, may impose unexpected costs or results in reputational or other harm that could have a material adverse effect on our business.

There is an increasing focus from certain investors, employees, regulators, listing exchanges and other stakeholders concerning corporate responsibility and sustainability matters, including with regard to environmental, social and governance (“ESG”) factors. Some investors and investor groups may use these factors—either positively or negatively—to guide their investment strategies and, in some cases, investors may choose not to invest in us if they believe our policies or practices relating to corporate responsibility and sustainability do not align with their expectations. Currently, a variety of third-party providers of corporate responsibility and sustainability ratings measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. Investors, particularly institutional investors, use these ratings to benchmark companies against their peers, and major institutional investors have publicly emphasized the importance of ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, companies’ efforts and impacts on climate change, human rights, business ethics and compliance, diversity, equity and inclusion and the role of companies’ board of directors in overseeing various sustainability-related issues. In light of investors’ increased focus on sustainability matters, if we are, for example, perceived as lagging in taking steps with respect to ESG initiatives, certain investors may seek to engage with us on improving our ESG disclosures or performance. They may also make voting decisions or take other actions to hold us and the Board accountable.

In addition, there are rapidly evolving developments and changing expectations relating to sustainability matters. As a result, the criteria by which our corporate responsibility and sustainability practices are assessed may change, which could cause us to undertake costly initiatives or actions to satisfy new demands. If we elect not to or are unable to adequately recognize and respond to such developments and changing governmental, societal, investor and/or consumer expectations relating to sustainability matters, we may miss corporate opportunities, become subject to additional scrutiny or incur unexpected costs. We may face risk of litigation or reputational damage in the event that our sustainability policies or practices do not meet the standards set by various constituencies.

We may also face reputational damage if we are unable to achieve an acceptable sustainability rating from third- party rating services. A low sustainability rating by a third-party rating service could also result in the exclusion of our Common Stock from consideration by certain investors who may elect to invest with our competitors instead. Ongoing focus on corporate responsibility and sustainability matters by investors and other stakeholders as described above may impose additional costs or expose us to new risks. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, financial condition or results of operations, including the sustainability of our business over time, and could cause the market value of our Common Stock to decline.

Further, our emphasis on sustainability issues may not maximize short-term financial results and may yield financial results that conflict with the market’s expectations. We may in the future make business decisions consistent with our sustainability goals that we believe, based on considered analysis, will create value and improve our financial performance over the long-term. These decisions, however, may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our business, financial condition and results of operations could be harmed.

Risks Related to Our Intellectual Property

Potential disputes over intellectual property rights that we have licensed may prevent or impair our ability to maintain our current licensing arrangements on acceptable terms.

Licensing of intellectual property rights is of high importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property rights subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	our financial or other obligations under the license agreement;

•	whether and the extent to which our technology and processes infringe on intellectual property rights of the licensor that are not subject to the licensing agreement;

•	our right to sublicense intellectual property rights to third parties under collaborative development relationships;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our current product candidate, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors, us and our partners.

If disputes over intellectual property rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, our business, financial condition and results of operations may be adversely affected. We may enter into additional licenses in the future and if we fail to comply with obligations under those agreements, we could suffer adverse consequences.

Furthermore, if our licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical or competitive to ours and we may be required to cease our development and commercialization of our current and future product candidates, if approved. Moreover, if disputes over intellectual property that we license prevent or impair our ability to maintain other licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidate. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to maintain patent protection for our product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trademarks, trade secret protection, and confidentiality agreements to protect the intellectual property related to our current and future product candidates. Our success depends in part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates. We seek to protect our proprietary position by filing and/or in-licensing patent applications in the United States and abroad related to our development programs and product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

The patents and patent applications that we own or in-license may fail to result in issued patents with claims that protect our product candidates in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application, or be used to invalidate a patent. Even if patents do successfully issue and even if such patents cover our product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•

the U.S. Patent and Trademark Office (“PTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the non-compliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•

our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or block our ability to make, use and sell our product candidates;

•

there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;

•

countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products;

•

other parties may have designed around our claims or developed technologies that may be related or competitive to our platform, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position;

•

any successful intellectual property challenge to any patents owned by or licensed to us could deprive us of rights necessary for the practice of our technologies or the successful commercialization of any product candidates that we may develop;

•

because patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to file any patent application related to our product candidates, proprietary technologies and their uses; and

•

an interference proceeding can be provoked by a third party or instituted by the PTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications for any application with an effective filing date before March 16, 2013.

The patent prosecution process is also expensive and time-consuming, and we and our licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we and our licensors will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

If the patent applications we hold or in-license with respect to our development programs and product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our product candidates, it could dissuade other companies from collaborating with us to develop product candidates, and threaten our ability to commercialize our product candidates. Any such outcome could have a materially adverse effect on our business.

We may not be successful in obtaining or maintaining necessary rights to product components and processes and brands for our development pipeline through acquisitions and in-licenses.

Our current and future product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. It may also be commercially advantageous to use trademarks held by others. We may be unable to acquire or in-license proprietary rights related to any compositions, formulations, methods of use, processes or other intellectual property rights from third parties that we identify as being necessary for our product candidates. Even if we are able to obtain a license to such proprietary rights, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Where we obtain licenses from or collaborate with third parties, we may not have the right to control the preparation, filing and prosecution of patent and trademark applications, or to maintain the patents covering technology that we license from third parties and associated trademark registrations, or such activities, if controlled by us, may require the input of such third parties. We may also require the cooperation of our licensors and collaborators to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents, trademarks and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business, in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents and trademarks, or any patents and trademark registrations that may issue from such applications. Moreover, if we do obtain necessary licenses, we will likely have obligations under those licenses, including making royalty and milestone payments, and any failure to satisfy those obligations could give our licensor the right to terminate the license. Termination of a necessary license, or expiration of licensed patents or patent applications, or loss of trademark rights, could have a material adverse impact on our business. Our business would suffer if any such licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents or trademarks against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Furthermore, if any licenses terminate, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties may gain the freedom to seek regulatory approval of, and to market, products identical to ours. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products, if any, the amounts may be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

The licensing and acquisition of third-party proprietary rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party proprietary rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. We may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the third-party may offer, on an exclusive basis, their proprietary rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us, either on reasonable terms, or at all. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment, or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights on commercially reasonable terms, our ability to commercialize our product candidates, if approved, and our business, financial condition and results of operations could suffer.

We may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Claims that we infringe, misappropriate, or violate the intellectual property rights of third parties may give rise to costly and lengthy litigation, and we could be prevented from selling product candidates, if approved, forced to pay damages, and defend against litigation.

Third parties may assert patent or other intellectual property infringement or misappropriation claims against us or our strategic partners, licensors or licensees with respect to our product candidates. If any of our current or future product candidates, methods, processes and other technologies are alleged to infringe on or be improperly based on the proprietary rights of other parties, we could face adverse consequences.

The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. We cannot assure that any of our current or future product candidates will not infringe existing or future patents. We may not be aware of patents that have already issued that a third party might assert or are infringed by one of our current or future product candidates.

There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, there may be currently pending third-party patent applications which may later result in issued patents that our product candidates or our technologies may infringe, or which such third parties claim are infringed by the use of our technologies. Parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our current or future product candidates. Defense of these claims, regardless of their merit, could involve substantial expenses and could be a substantial diversion of our valuable management and employee resources from our business.

If we collaborate with third parties in the development of technology in the future, our collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability. Further, collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. Any claims of patent infringement asserted by third parties would be time-consuming and could:

•	result in costly litigation;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•

require us to pay damages to the party whose intellectual property rights we may be found to be infringing, which may include treble damages if we are found to have been willfully infringing such intellectual property;

•	require us to pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing; and/or

•	require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all.

If we are sued for patent infringement, we would need to demonstrate that our product candidates or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do either. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time- consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived;

•

pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our product candidates or the use of our product candidates;

•

identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims;

•	patent applications in the United States are typically not published until 18 months after the priority date; and

•	publications in the scientific literature often lag behind actual discoveries.

Furthermore, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our interpretation of the relevance or the scope of claims in a patent or a pending application may be incorrect, which may negatively impact our ability to market our product candidates, if approved. Further, we may incorrectly determine that our technologies or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or internationally that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours, and others may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidates and future approved products or impair our competitive position. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the PTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we were to prevail, any litigation or administrative proceeding could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit brought against us or our strategic partners or licensees, we or our strategic partners or licensees may be forced to stop or delay developing, manufacturing or selling technologies, product candidates or potential products that are claimed to infringe a third party’s intellectual property unless that party grants us or our strategic partners’ or licensees’ rights to use its intellectual property. Ultimately, we may be unable to develop some of our product candidates or may have to discontinue development of a product candidate or cease some of our business operations as a result of patent infringement claims, which could severely harm our business, financial condition and results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming and divert the time and attention of our management and key personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our business, financial condition and results of operations. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.

Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. Any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.

If our intellectual property rights are invalidated or circumvented, our business, financial condition and results of operations will be adversely affected.

Our long-term success depends on our ability to continually discover, develop and commercialize innovative new pharmaceutical products. Without strong intellectual property protection, we would be unable to generate the returns necessary to support the enormous investments in research and development and capital as well as other expenditures required to bring new product candidates to the market and for commercialization.

Intellectual property protection varies throughout the world and is subject to change over time. In the United States, for small molecule drug products the Hatch-Waxman Act provides generic companies powerful incentives to seek to invalidate our pharmaceutical patents. As a result, we expect that our U.S. patents on major pharmaceutical products will be routinely challenged, and there can be no assurance that our patents will be upheld. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a distraction to management and other employees. We face generic manufacturer challenges to our patents outside the United States as well. In addition, competitors or other third parties may claim that our activities infringe patents or other intellectual property rights held by them. If successful, such claims could result in our being unable to market a product in a particular territory or being required to pay damages for past infringement or royalties on future sales.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition and our business, financial condition and results of operations may be adversely affected.

We have registered trademarks with the PTO for the marks “SEMNUR PHARMACEUTICALS” and “SEMDEXA” in the United States. Our trademarks or trade names may be challenged, infringed, diluted, tarnished, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, dilution or tarnishment claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology and pharmaceutical industries involve both technological and legal complexity. Therefore, obtaining and enforcing biotechnology and pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act (the “AIA”), which was passed in September 2011, resulted in significant changes to the U.S. patent system. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the PTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application and diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the PTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in PTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a PTO proceeding sufficient for the PTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the PTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents.

We may become involved in opposition, interference, derivation, inter partes review, post-grant review, or other proceedings challenging our or our licensors’ patent rights, and the outcome of any proceedings are highly uncertain. An adverse determination in any such proceeding could reduce the scope of, or invalidate, our owned or in-licensed patent rights, allow third parties to commercialize our product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, and there are other open questions under patent law that courts have yet to decisively address. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the PTO, the laws and regulations governing patents could change in unpredictable ways and could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Any waiver of our patent or other intellectual property protection by the U.S. and other foreign governments could have a material adverse effect on our competitive position, business, financial condition and results of operations. For example, recent decisions raise questions regarding the award of patent term adjustment (“PTA”) for patents in families where related patents have issued without PTA. Thus, it cannot be said with certainty how PTA will or will not be viewed in the future and whether patent expiration dates may be impacted. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution, but the complexity and uncertainty of European patent laws has also increased in recent years. For example, in Europe, a new unitary patent system took effect June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European applications have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the Unitary Patent Court (“UPC”). As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of any potential changes. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. For example, periodic maintenance fees on any issued patent are due to be paid to the PTO and other foreign patent agencies in several stages over the lifetime of the patent. The PTO and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or any of our licensors fail to maintain the patents or patent applications covering our product candidates, our competitors may be able to enter the market, which would have an adverse effect on our business, financial condition and results of operations.

Confidentiality agreements with employees may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, or prior to seeking patent protection, we rely on trade secret protection and confidentiality agreements. To this end, we intend to require all our future employees to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements typically limit the rights of the third parties to use or disclose our confidential information. We also typically obtain agreements from these parties that provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property.

However, our future employees may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. The need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our competitive position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business, financial condition and results of operations. Enforcing a claim that a third party obtained illegally, and is using, trade secrets and/or confidential know-how is expensive, time-consuming and unpredictable, and the enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer. Moreover, our third-party licensing partners may retain rights in some of our proprietary or joint trade secrets, know-how, patented inventions or other proprietary information, including rights to sublicense and rights of publication, which may adversely impact our ability to obtain patents and protect trade secrets, know-how or other proprietary information.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

We may hire employees, consultants or advisors who are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors, as well as our academic partners. Although we will try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. We may also be subject to claims that patents and applications that we may file to protect inventions of our employees or consultants are rightfully owned by their former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. An inability to incorporate such technologies or features would have a material adverse effect on our business, financial condition and results of operations and may prevent us from successfully commercializing our product candidates, if approved. Moreover, any such litigation or the threat of such litigation may adversely affect our ability to hire employees or contract with independent contractors. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product candidates, if approved. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our future employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, individuals executing agreements with us may have preexisting or competing obligations to a third party.

Our position as a relatively small company may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against infringement claims by third parties.

Litigation relating to the ownership and use of intellectual property is expensive, and our position as a relatively small company in an industry dominated by very large companies may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against claims that any of our current or future product candidates infringes or misappropriates third-party intellectual property rights. However, we may seek to use various post-grant administrative proceedings, including procedures created under the AIA, to invalidate potentially overly-broad third-party rights. Even if we can defend our position, the cost of doing so may adversely affect our ability to grow, generate revenue or become profitable. In the course of the ongoing litigation or any future additional litigation to which we may be subject, we may not be able to protect our intellectual property at a reasonable cost, or at all. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities or otherwise affect our legal, contractual or intellectual property rights, which could have a significant adverse effect on our business, financial condition and results of operations.

Third-party claims of intellectual property infringement may prevent or delay our drug discovery and development efforts.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including PTO administrative proceedings, such as inter partes reviews, post-grant reviews and reexamination proceedings before the PTO or oppositions and revocations and other comparable proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our current and future product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our current and future product candidates may give rise to claims of infringement of the patent rights of others.

Despite safe harbor provisions for products prior to commercial launch, third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents, of which we are currently unaware, with claims to materials, formulations, methods of doing research, methods of manufacture or methods for treatment related to the use or manufacture of our current and future product candidates. Because patent applications can take many years to issue, there may be currently pending unpublished patent applications which may later result in issued patents that our current and future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that the use of our technologies infringes these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our current and future product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable.

Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license, limit our uses, or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms, or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to develop and commercialize one or more of our current and future product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, or developing our current and future product candidates, limit our uses, pay royalties or redesign our infringing current and future product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our current and future product candidates, if approved. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to develop and commercialize one or more of our current and future product candidates, which could harm our business, financial condition and results of operations significantly.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, in addition to our future employees, we may engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

We may not be able to protect our intellectual property rights throughout the world.

The requirements for patentability and the patent enforcement differ in many countries. Filing, prosecuting and defending patents on all of our current and future product candidates throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement in some countries is not as strong as that in the United States. These products may compete with our current and future product candidates, if approved, in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

The ongoing conflict in Ukraine and related sanctions could significantly devalue our Ukrainian and Russian patent applications. Russian decrees may significantly limit our ability to enforce Russian patents. We cannot predict when or how this situation will change.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly in certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals and methods of treatment of the human body, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

In addition, many countries have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. Furthermore, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents and limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition and results of operations.

If we do not obtain patent term extension and data exclusivity for any of our product candidates we are developing or may develop, our business may be materially harmed.

Depending upon the timing, duration and conditions of any FDA marketing approval of our current and future product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the EU. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended; the extension cannot extend the total patent term beyond 14 years from approval; and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. If we are unable to obtain a patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable product candidate will be shortened, and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, and our competitive position, business, financial condition, results of operations, and prospects could be materially harmed.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Scilex relies in part on confidentiality agreements with its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, and inventions agreements with employees, consultants and advisors, to protect its trade secrets and other proprietary information. We plan to rely on the same arrangement. In addition to contractual measures, we will try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Despite these efforts, we cannot provide any assurances that all such agreements have been duly executed, and these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, in 2010, the FDA, as part of its Transparency Initiative, recommended steps that the FDA could take to increase transparency, including with respect to making additional information publicly available on a routine basis, which may include information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

In addition, such security measures may not provide adequate protection for our proprietary information, for example, in the case of misappropriation of a trade secret by an employee, consultant, customer or third party with authorized access. Our security measures may not prevent an employee, consultant or customer from misappropriating our trade secrets and providing them to a competitor, and any recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Competitors and other third parties could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, the criteria for protection of trade secrets can vary among different jurisdictions. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Our reliance on third parties may require us to share our trade secrets, which increases the possibility that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to help manufacture and supply SP-102, and we expect to collaborate with third parties on the continuing development of future product candidates, we must, at times, share trade secrets with them. We also expect to conduct research and development programs that may require us to share trade secrets under the terms of our partnerships or agreements with CROs, research institutions and/or investigators. We seek to protect our proprietary technology in part by entering into agreements containing confidentiality and use restrictions and obligations, including, material transfer agreements, consulting agreements, confidentiality agreements or other similar agreements with our advisors, contractors, service providers and consultants prior to disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business, financial condition and results of operations.

In addition, these agreements typically restrict the ability of our advisors, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business, financial condition and results of operations.

Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our product candidates and proprietary technologies and erode or negate any competitive advantage we may have, which could have a material adverse effect on our financial condition and results of operations. For example:

•	Others may be able to make products that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

•	We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•	We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions;

•	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	Our pending patent applications may not lead to issued patents;

•	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•

Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	We may not develop additional proprietary technologies that are patentable; and

•	The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition and results of operations.

It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope or requests for patent term adjustments. If we or our partners, collaborators, licensees or licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our partners, collaborators, licensees or licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial condition and results of operations.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been and will continue to be the subject of litigation and new legislation. Publications in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our own patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result of these and other factors, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued that protect our product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. If these changes were to occur, they could have a material adverse effect on our ability to generate revenue. For example, recent decisions raise questions regarding the award of PTA for patents in families where related patents have issued without PTA. Thus, it cannot be said with certainty how PTA will/will not be viewed in the future and whether patent expiration dates may be impacted. Similarly, the complexity and uncertainty of European patent laws have also increased in recent years. In Europe, a new unitary patent system took effect on June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European applications have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the UPC. As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Pa tents granted before the implementation of the UPC have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of any potential changes.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the PTO or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. The costs of defending our patents or enforcing our proprietary rights in post-issuance administrative proceedings and litigation can be substantial and the outcome can be uncertain. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and potentially licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidates. Generally, patents are granted a term of 20 years from the earliest claimed non-provisional filing date. In certain instances, patent term can be adjusted and increased to recapture a portion of delay incurred by the PTO in examining the patent application. The scope of patent protection may also be limited. Without patent protection for our current or future product candidates, we may be open to competition from generic versions of such products. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Risks Related to Government Regulations

The regulatory approval processes of the FDA and comparable non-U.S. regulatory authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business, financial condition and results of operations will be substantially harmed. Moreover, gaining approval for a product candidate in one country or jurisdiction does not guarantee that we will be able to obtain approval for or commercialize it in any other jurisdiction, which would limit our ability to realize our full market potential.

The time required to obtain marketing approval from the FDA or comparable non-U.S. regulatory authorities for a product candidate is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities, and its outcome is inherently uncertain. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. For example, following our March 2022 announcement of the final results from our Phase 3 trial for SP-102, we believed that we had sufficient data to support the safety and efficacy of SP-102, which would provide us with a pathway for a 505(b)(2) NDA submission. In November 2023, we had a Type C meeting with the FDA to discuss the requirements for filing a 505(b)(2) NDA for SP-102. In the Type C meeting, the FDA indicated that it did not agree that the clinical data collected from the single CLEAR-1 trial was sufficient to support the safety and efficacy of SP-102, given the risks associated with interventional procedures. The FDA requested that a confirmatory trial be conducted, noting the absence of any existing FDA-approved epidural steroid product for the treatment of sciatica. The FDA provided guidance regarding expectations for this additional trial needed prior to a 505(b)(2) NDA filing, including expectations for the size of the safety database and specific safety monitoring requirements. Specifically, the FDA requested that the confirmatory CLEAR-2 trial include a larger safety database to further validate the safety and efficacy of SP-102. In February 2024, we had a Type D meeting with the FDA to preview the newly designed trial with the FDA, in order to reduce the potential need for any other additional confirmatory trials prior to a 505(b)(2) NDA filing. During the Type D meeting, the FDA provided further guidance with respect to the requirements needed to help best position us to be able to satisfy the requirements for a 505(b)(2) pathway approval. Specifically, the FDA reaffirmed the need for a larger sample size and further requested confirmatory evidence of efficacy through a repeat injection. See the section titled “Business of Semnur — Our Company” for additional information regarding the meetings with the FDA. Our future success depends on our ability to develop, receive regulatory approval for, and introduce new products or product enhancements that will be accepted by the market in a timely manner.

The FDA or comparable non-U.S. regulatory authorities can delay, limit or deny approval of any product candidate for many reasons, including:

•	it may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to such authorities’ satisfaction that a product candidate is safe and effective for its proposed indication;

•	negative or ambiguous results from our clinical trials may not meet the level of statistical significance required for approval by the FDA;

•	it may disagree with our interpretation of data from preclinical studies or clinical trials;

•

it may not agree that the data collected from clinical trials of our product candidate are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	it may disagree regarding the formulation, labeling and/or the specifications of our product candidate;

•	such authorities may decline to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable non-U.S. regulatory authority may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the regulatory approval processes and are commercialized. This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory approval to market our product candidate, which would significantly harm our business, financial condition and results of operations. In addition, regulatory authorities may approve our product candidate for fewer or more limited indications than we request, may not approve the price we intend to charge for our product candidate, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve our product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidate.

We have limited experience submitting applications for marketing authorization to the FDA, and we cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if our clinical trials are successful. With the change in presidential administrations in 2025, there is substantial uncertainty as to how, if at all, the new Trump administration will seek to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over our product candidates. The impending uncertainty could present new challenges or potential opportunities as we navigate the clinical development and approval process for our product candidates. Furthermore, the U.S. Supreme Court’s June 2024 decision in Loper Bright Enterprises v. Raimondo, which overturned the long-standing Chevron doctrine that required courts to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes, could result in additional legal challenges to regulations and guidance issued by federal agencies, including the FDA, on which we rely. The Loper decision may result in increased regulatory uncertainty, inconsistent judicial interpretations and other impacts to the agency rule-making process, any of which could adversely impact our business and operations.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action or as a result of legal challenges, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our business could be materially harmed.

Moreover, in order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval of a product candidate by the FDA does not ensure approval by regulatory authorities in any other country or jurisdiction outside the United States. In addition, the clinical trials conducted in one country, and the data generated therefrom, may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation, as well as additional administrative review periods. If we do not receive regulatory approvals for our product candidate, our business, financial condition and results of operations will be substantially harmed.

If the FDA does not conclude that our product candidate satisfies the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for our product candidate under Section 505(b)(2) are not as we expect, the approval pathway for our product candidate will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.

For our product candidate SP-102, we may seek FDA approval through the Section 505(b)(2) regulatory pathway. The Hatch-Waxman Act added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act (the “FDCA”). Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from trials that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2) allows an NDA we submit to the FDA to rely in part on data in the public domain or the FDA’s prior conclusions regarding the safety and effectiveness of approved compounds, which could expedite the development program for our product candidate by potentially decreasing the amount of data that we would need to generate in order to obtain FDA approval. If the FDA does not agree that the Section 505(b)(2) regulatory pathway is acceptable as we anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval.

Even if the FDA accepts our plan to pursue the Section 505(b)(2) regulatory pathway, we cannot assure that our product candidate will receive the requisite approvals for commercialization. In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent and market exclusivity rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation against us and mandatory delays in approval of our NDAs for up to 30 months or longer depending on the outcome of any litigation. Further, a manufacturer of an approved product may file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products.

The FDA imposes strict requirements on such petitions in part to dissuade companies from improperly using these petitions to delay approval of competing drug products, Nonetheless, if successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to accelerated product development or earlier approval.

Any approved product candidate will be subject to ongoing and continued regulatory requirements, which may result in significant expense and limit our ability to commercialize such products.

Even after a product is approved, we will remain subject to ongoing FDA and other regulatory requirements governing the manufacturing, testing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, import, export, record-keeping and reporting of safety and other post-market information. The holder of an approved NDA is obligated to monitor and report adverse events and, among other things, any failure of a distributed product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws. In addition, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed.

Other requirements include submissions of safety and other post-marketing information and reports, registration and listing, product tracking and tracing, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. The future discovery of previously unknown problems with a product, including adverse events of unanticipated type, severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	investigation or additional study obligations;

•	communications to prescribers or patients about specific information or issues;

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning or untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to successfully commercialize our product candidate and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity. We may not be able to regain compliance, or we may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and damage to our reputation.

The FDA’s and other regulatory authorities’ policies may change, and additional laws or government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidate. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our ability to generate revenue and achieve or sustain profitability. Changes in law or government regulations may also alter the competitive landscape, potentially to our disadvantage.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. administration may impact our business and industry. Namely, recent U.S. administrations have taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business, financial condition and results of operations may be negatively affected.

In addition, three decisions from the U.S. Supreme Court in June and July 2024 may lead to an increase in litigation against regulatory agencies that could create uncertainty and thus negatively impact our business. The first decision overturned established precedent that required courts to defer to regulatory agencies’ interpretations of ambiguous statutory language. The second decision overturned a regulatory agency’s ability to impose civil penalties in administrative proceedings. The third decision extended the statute of limitations within which entities may challenge agency actions. These cases may result in increased litigation by industry against regulatory agencies and impact how such agencies choose to pursue enforcement and compliance actions. However, the specific, lasting effects of these decisions, which may vary within different judicial districts and circuits, is unknown. We also cannot predict the extent to which FDA and other agency regulations, policies, and decisions may become subject to increasing legal challenges, delays and changes.

A fast track product designation or other designation to facilitate product candidate development may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that SP-102 will receive marketing approval.

A product sponsor may apply for fast track designation from the FDA if a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition. The FDA has broad discretion whether or not to grant this designation.

We have received fast track designation for SP-102 for the treatment of sciatica. Even though SP-102 has received fast track designation, we may not experience a faster process, review or approval compared to conventional FDA procedures. A fast track designation does not expedite clinical trials, or mean that regulatory requirements are less stringent or provide assurance of ultimate marketing approval by the FDA. Instead, fast track designation provides opportunities for frequent interactions with FDA review staff, as well as eligibility for priority review, if relevant criteria are met, and rolling review of individual sections of an NDA submitted to the FDA as they become finalized. The FDA may rescind the fast track designation if it believes that the designation is no longer supported by data from our clinical development program. The FDA may also withdraw any fast track designation at any time.

Changes in funding for the FDA, including as a result of a government shutdown, could hinder its ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business, financial condition and results of operations.

The ability of the FDA to review and approve new products and conduct other regulatory activities can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other regulatory authorities may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business, financial condition and results of operations. For example, over the last several years, including for 35 days beginning on December 22, 2018, and most recently for 43 days beginning on October 1, 2025, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, the FDA temporarily postponed routine surveillance inspections of manufacturing facilities in 2020. Additionally, starting in January 2025, the new Trump administration recently announced plans to reduce the number of federal employees by establishing voluntary termination programs, by position eliminations or by involuntary terminations. If a prolonged government shutdown occurs, if funding for the FDA or other federal agencies (including their workforce) is reduced or if future global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions and civil or criminal penalties, private litigation or adverse publicity and could negatively affect our operating results and business.

We and our collaborators are subject to federal, state and foreign data protection laws and regulations. In the United States, such laws may include, but are not limited to, U.S. state personal data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, including Section 5 of the Federal Trade Commission Act (the “FTC Act”), each of which govern the collection, use, disclosure and protection of health-related and other personal information.

Although we are not subject to HIPAA, as we are neither a Covered Entity nor Business Associate (as such terms are defined in HIPAA), we may have access to very sensitive data regarding patients who participate in, or whose tissue samples or other biospecimens are used in, our clinical trials. The maintenance of this data imposes upon us administrative and financial burdens and litigation risks. In addition, we may obtain health information from third parties, including research institutions from which we obtain clinical trial data that are subject to HIPAA and other privacy, data security and consumer protection laws. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly receive individually identifiable health information maintained by a Covered Entity in a manner that is not authorized by HIPAA, and we may be subject to other civil and/or criminal penalties if we obtain, use, or disclose information in a manner not permitted by other privacy and data security and consumer protection laws. Our ability to use or disclose information may be limited by the scope of an authorization signed by clinical trial subjects or the terms of the contract that we enter into with providers or other data sources.

Furthermore, U.S. state laws and regulations relating to data privacy and security and consumer protection are constantly evolving. For example, the California Consumer Privacy Act and its implementing regulations (the “CCPA”), which went into effect on January 1, 2020, created new individual privacy rights for California consumers and placed increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA has been amended by the California Privacy Rights Act (“CPRA”), which largely took effect on January 1, 2023. The CPRA also created a new state agency, the CPPA, vested with authority to implement and, along with the California Attorney General, enforce the CCPA. Further, Washington’s My Health My Data Act, taking effect July 1, 2024, imposes requirements specific to consumer health data. Several other states have enacted or are considering similar state consumer privacy laws. The state privacy laws vary from each other in many ways, which may complicate compliance efforts. The effects on our business of the state privacy laws and general consumer protection authorities are potentially significant, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to so comply. Privacy laws and regulations are constantly evolving and there are a number of legislative proposals at both the state and federal levels that could impose new obligations or limitations in areas affecting our business.

The FTC also sets expectations for failing to take appropriate steps to keep consumers’ personal information secure, or failing to provide a level of security commensurate to promises made to individuals about the security of their personal information (such as in a privacy notice) may constitute unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act. While we do not intend to engage in unfair or deceptive acts or practices, the FTC has the power to enforce promises as it interprets them, and events that we cannot fully control, such as data breaches, may be result in FTC enforcement. Enforcement by the FTC under the FTC Act can result in civil penalties or enforcement actions.

International data protection laws, including the EU’s and UK’s General Data Protection Regulation (“GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR imposes several data protection requirements in the EU, as well as fines for violations that can reach up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous requirements for the collection, use, storage and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information, including the right to access, correct and delete their data.

Compliance with international data protection laws and regulations could require us to take on more onerous obligations in our contracts, increase our compliance costs, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We cannot guarantee that we are or will be in compliance with all applicable international regulations as they are enforced now or as they evolve. Claims that we have violated individual privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend against and could result in adverse publicity that could harm our business, financial condition, and results of operations.

Our business may be impacted by actions of the new Trump administration, including executive orders, policies, new legislation and judicial decisions.

The impact of the new Trump administration is currently unknown. However, actions of the administration may cause us to change our business operations, with an unknown impact to our stakeholders, including patients, healthcare providers and employees. Failure to comply with new Trump administration actions could expose us to litigation or other government actions. There can be no assurance that our compliance with new Trump administration actions will provide sufficient mitigation.

Our business involves the use of hazardous materials and we and third parties with whom we contract must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled storage, use and disposal of hazardous materials, including the components of our current or future product candidates and other hazardous compounds. We and manufacturers and suppliers with whom we may contract are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. We cannot guarantee that the safety procedures utilized by third-party manufacturers and suppliers with whom we may contract will comply with the standards prescribed by laws and regulations or will eliminate the risk of accidental contamination or injury from these materials. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

Our employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to the risk of fraud, illegal activity or other misconduct by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by employees could include intentional, reckless and/or negligent conduct that fails to comply with the laws and regulations of the FDA, EU Member States, EMA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA, EMA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, comply with laws and regulations, including, but not limited to the FCPA and internal policies restricting payments to government agencies and representatives, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission or contracting, customer incentive programs and other business arrangements. Misconduct by employees, independent contractors, consultants, commercial partners and vendors could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by our employees, independent contractors, consultants, commercial partners and vendors, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations, FDA debarment, exclusion from government-funded healthcare programs or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition and results of operations, including the imposition of significant fines or other sanctions and serious harm to our reputation.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, transparency and disclosure, or sunshine, laws, government price reporting, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Our current and future arrangements with healthcare professionals, clinical sites and clinical investigators, consultants, customers, patient organizations and third-party payors may subject us to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, our current activities with clinical study investigators and research subjects, as well as our current and future sales, marketing, patient assistance or advocacy and education programs. In addition, we may be subject to physician payment transparency laws and patient privacy regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the furnishing, recommending, or arranging for an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs — a person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or special intent to violate the statute in order to have committed a violation; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

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federal civil and criminal false claims laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used a false statement material to a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price (“AMP”), and improper promotion of off-label uses (i.e., uses not expressly approved by the FDA in a drug’s label);

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the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals and, beginning in 2022, certain other healthcare professionals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices; federal government price reporting laws, which require drug manufacturers to calculate and report complex pricing metrics to government agencies, including CMS and the Department of Veterans Affairs (“VA”), referred to as Government Program Statutory Price Reporting, where such reported prices are used in the calculation of reimbursement and/or discounts on marketed products paid by government healthcare programs. Participation in these programs and compliance with the applicable requirements may result in potentially significant discounts on products subject to reimbursement under federal healthcare programs and increased infrastructure costs, and may potentially limit a drug manufacturer’s ability to offer certain marketplace discounts. Additionally, if it is determined by the government, which could include a government agency such as CMS, Health Resources and Services Administration, the VA, or by the Office of Inspector General or Department of Justice, that the Statutory Price Reporting was incorrect, causing the government to essentially pay more than they should through the reimbursement and/or discount, the manufacturer may be subject to significant False Claims Act investigations, civil monetary penalties and/or additional fines;

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the Prescription Drug Marketing Act, which restricts the manner in which manufacturers may disseminate complimentary drug samples to healthcare practitioners, requires physical and accounting controls, and establishes penalties for improper sample distribution; and

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state law equivalents of each of the above federal laws, such as licensing, anti-kickback, false claims, consumer protection and unfair competition laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing information and marketing expenditures, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

In addition, our current and future research and development of our product candidates outside the United States, and any future sales of our product or product candidates once commercialized outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business practices and arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to, without limitation, civil, criminal, and administrative penalties, damages, monetary fines, disgorgement, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our business, financial condition and results of operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect our business, financial condition and results of operations.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If we are found to have improperly promoted off-label uses of our current or future product candidates, if approved, or if we are found to have improperly engaged in pre-approval promotion prior to the approval of such product candidates, we may become subject to significant liability. Such enforcement has become more common in the industry. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. Physicians may use our product candidates if they receive marketing approval, for their patients in a manner that is inconsistent with the approved labels, if the physicians believe in their professional medical judgment they could be used in such manner. However, if we are found to have promoted any of our future products for any off-label uses, the federal government could levy civil, criminal and/or administrative penalties, and seek fines against us. The FDA, Department of Justice or other regulatory authorities could also request that we enter into a consent decree, a corporate integrity agreement or corporate mentorship, or seek a permanent injunction against us under which specified promotional conduct is monitored, changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business, financial condition and results of operations.

Healthcare reform measures could hinder or prevent our product candidate’s commercial success.

There have been, and we expect there will continue to be, a number of legislative and regulatory changes to health care systems in the United States and abroad that could impact our ability to sell our products profitably. The United States government and other governments have shown significant interest in pursuing healthcare reform. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2020 (the “ACA”) was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States. Healthcare reform measures like the ACA may adversely impact the pricing of healthcare products and services in the United States or internationally and the amount of reimbursement available from governmental agencies or other third-party payors.

Since its enactment, there have been ongoing efforts to modify the ACA and its implementing regulations. For example, tax legislation enacted at the end of 2017 included provisions that, effective January 1, 2019, eliminated the tax penalty for individuals who do not maintain sufficient health insurance coverage, or the so-called “individual mandate.” It is unclear how healthcare reform measures enacted by Congress or implemented by the new Trump administration or efforts, if any, to modify the ACA or its implementing regulations, or portions thereof, will impact our business. Litigation and legislation over the ACA and other healthcare reform measures are likely to continue, with unpredictable and uncertain results. Further, additional legislative changes to and regulatory changes under or related to the ACA remain possible.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of, on average, 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through May 31, 2022, due to the COVID-19 pandemic. The law provides for 1% Medicare sequestration in the second quarter of 2022 and allows the full 2% sequestration thereafter until 2030. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under government payor programs, and review the relationship between pricing and manufacturer patient programs. While any proposed measures may require authorization through additional legislation to become effective, Congress and recent presidential administrations have each indicated an intent to seek new legislative and/or administrative measures to control drug costs. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal health care programs and commercial payers will pay for healthcare products and services, which could result in reduced demand for our product candidate, if approved, or additional pricing pressures.

Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally-mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition and results of operations. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. Furthermore, there has been increased interest by third-party payors and governmental authorities in reference pricing systems and publication of discounts and list prices. These or other reforms could reduce the ultimate demand for our product candidate, if approved, or put pressure on our product pricing.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, we may lose any regulatory approvals that may have been obtained and we may not achieve or sustain profitability.

We will need to obtain prior FDA authorization for any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business, financial condition and results of operations.

Any brand names we intend to use for our current and future product candidates will require authorization from the FDA regardless of whether we have secured a formal trademark registration from the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product candidates. If we adopt an alternative brand name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner, or at all, which would limit our ability to successfully commercialize our product candidates.

We are subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition and results of operations.

Our operations are subject to certain anti-corruption laws, including the FCPA, and other anti-corruption laws that apply in countries where we conduct business, including performing clinical trials. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to foreign government officials or other persons to obtain or retain business or gain some other business advantage. We, our commercial partners and our affiliates operate in a number of jurisdictions that pose a risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, such as trade control laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or trade control laws by U.S., EU or other authorities could have an adverse impact on our reputation, our business, financial condition and results of operations. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or trade control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, financial condition and results of operations.

We may in the future conduct clinical trials for current or future product candidates outside the U.S., and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

We expect to conduct clinical trials internationally in the future. The acceptance of data from clinical trials conducted outside the U.S. or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the U.S., the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials are subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the U.S. or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in current or future product candidates that we may develop being delayed or not receiving approval for commercialization in the applicable jurisdiction.

Risks Related to Our Relationship with Scilex

Certain of our directors and officers may have actual or potential conflicts of interest because of their positions with Scilex.

Mr. Shah, Dr. Ji, Dr. Chun, Mr. Followwill, Ms. Navani and Dr. Wu serve on the Board. Dr. Ji, is also one of our executive officers, continues to serve as a member of the board of directors of Scilex and as Scilex’s Chairperson, Chief Executive Officer and President. Mr. Ma, our Chief Financial Officer, continues to serve as Chief Financial Officer, Senior Vice President, Secretary and director of Scilex.

Service as an overlapping director or officer of Scilex and us could create, or appear to create, conflicts of interest with respect to matters involving or affecting more than one of the companies to which such directors or officers owe fiduciary duties. For example, these matters could relate to potential acquisitions of businesses or products, the development and ownership of technologies and product candidates, the sale of products, markets and other matters in which our best interest and the best interests of our stockholders may conflict with the best interests of Scilex and its stockholders. In particular, it is possible that we may be precluded from participating in certain business opportunities that we might otherwise have participated in as those opportunities may be presented to Scilex because such directors may deem such opportunities to have a greater benefit to Scilex than to us.

In addition, such directors and officers may own shares of Scilex common stock, options to purchase shares of Scilex common stock or other Scilex equity awards. These individuals’ holdings of Scilex common stock, options to purchase shares of Scilex common stock or other equity awards of Scilex may be significant for some of these persons compared to these persons’ total assets. Their position at Scilex and the ownership of any Scilex equity or equity awards creates, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Scilex than the decisions have for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Scilex and us regarding the terms of the agreements governing the transition services and the relationship thereafter between the companies. Potential conflicts of interest may also arise if we enter into commercial arrangements with Scilex in the future. As a result of these actual or apparent conflicts, we may be precluded from pursuing certain growth initiatives.

Any potential conflict that qualifies as a “related party transaction” (as defined in Item 404 of Regulation S-K under the Securities Act) is subject to review by our audit committee (the “Audit Committee”) in accordance with our related person transaction policy. There can be no assurance that the terms of any such transactions will be as favorable to us or our stockholders as would be the case where there are no overlapping officers or directors.

Scilex currently performs or supports many of our important corporate functions. Our financial statements may not necessarily be indicative of the conditions that would have existed or our results of operations if we had been operated as an unaffiliated company of Scilex, and we incurred significant charges in connection with the Business Combination and will incur incremental costs as a stand-alone public company.

We will need to replicate or replace certain functions, systems and infrastructure provided by Scilex to which we no longer have the same access after the Business Combination. We may also need to make investments or hire additional employees to operate without the same access to Scilex’s existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs is subject to change.

Scilex currently performs or supports many important corporate functions for our company. Our financial statements for the fiscal years ended December 31, 2023 and 2022 reflect charges for these services on an allocation basis. As a result, our historical financial statements may not be reflective of conditions that would have existed or what our results of operations would have been had we been a stand-alone public company and no longer a majority owned subsidiary of Scilex. In connection with the closing of the Business Combination, we entered into the Transition Services Agreement with Scilex, pursuant to which we will be able to utilize certain employees and other service providers of Scilex (including Scilex’s sales force) to operate our business, including with respect to the following business functions: finance, human resources, information systems, legal and administrative, R&D support and commercialization support. The services under the Transition Services Agreement will be provided for a period of three years on a cost plus 10% basis, provided that the service fees will not exceed $2,000,000 per annum until all payments under the Oramed Note have been paid in full in cash, and we will reimburse Scilex for its out of pocket fees, costs or expenses. We expect to incur other costs to replace the services and resources that will not be provided by Scilex. We will also incur additional costs as a stand-alone public company. As a stand-alone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Scilex. In addition, in the future, we expect to incur internal costs to implement certain new systems, including infrastructure and an ERP system, while our systems are currently being fully supported by Scilex.

While we believe that the term of the Transition Services Agreement is sufficient time for us to develop our commercial infrastructure and other business functions, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we will receive from Scilex under the Transition Services Agreement. Additionally, after the Transition Services Agreement terminates, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Scilex. When we begin to operate these functions separately from Scilex, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from Scilex, which may not be addressed in the Transition Services Agreement.

Our Executive Chairman and Chief Financial Officer each holds an executive officer position at Scilex and devotes time to both companies, which could cause a diversion of their time and attention from our business and operations, and as a result could have a material adverse effect on our business and operations.

Dr. Ji serves as our Executive Chairman and also serves as the Chairman of the board of directors of Scilex and its Chief Executive Officer and President. Mr. Ma, our Chief Financial Officer, also serves as the Chief Financial Officer of Scilex. The amount of time that each of Dr. Ji and Mr. Ma devotes to us varies day-to-day and week-to-week depending on the then current needs and demands of each company’s business, transactions each company may be evaluating, and other corporate matters. Such diversion of management attention could have a material adverse effect on our business and operations.

We are controlled by Scilex, whose interests may differ from those of our public shareholders.

Scilex (together with certain of its subsidiaries) controls approximately 82% of the voting power of our company (excluding voting power represented by the Series A Preferred Stock held by Scilex), which means that, based on its percentage voting power controlled, Scilex will control the vote of all matters submitted to a vote of the Semnur stockholders. This control will enable Scilex to control the election of the members of the Board and all other corporate decisions. In particular, for so long as Scilex continues to own a majority of our Common Stock, Scilex will be able to cause or prevent a change of control of Semnur or a change in the composition of our Board and could preclude any unsolicited acquisition of us.

Pursuant to the Registration Rights Agreement and the Charter, Scilex has certain rights, and the ability to take certain actions, that are not otherwise available to all Semnur stockholders. For example, the Registration Rights Agreement provides Scilex the right, subject to certain conditions, to demand that we file a registration statement or request that their shares of Common Stock be covered by a registration statement that we are otherwise filing. See the section titled “Description of Semnur Securities — Registration Rights” for additional information regarding these rights. In addition, until such time as Scilex first ceases to own greater than 50% of the outstanding voting power of our Common Stock, the Charter effectively provides Scilex with the ability to fill vacancies on the Board, remove directors (with or without cause), call a special meeting of our stockholders, amend the Charter (subject to approval of the Board) and amend the Bylaws. The directors so elected have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. See the section titled “Description of Securities — Delaware Anti-Takeover Law” for additional information regarding Scilex’s ability to take such actions.

Even when Scilex ceases to control a majority of our total voting power, for so long as Scilex continues to own a significant percentage of our Common Stock and for so long as the Scilex Group owns any shares of our Series A Preferred Stock, Scilex will still be able to significantly influence the composition of the Board and the approval of actions requiring stockholder approval. Accordingly, for such period of time, Scilex will have significant influence with respect to our management, business plans and policies. Because of the significant ownership position held by Scilex, our classified board structure and the rights granted to Scilex under the Stockholder Agreement, new investors may not be able to effect a change in our business or management. The concentration of ownership and availability of the foregoing rights could deprive our stockholders of an opportunity to receive a premium for their shares of Common Stock as part of a sale of our Company and ultimately might affect the market price of our Common Stock. See the risk factor below titled “Scilex, as the holder of our Series A Preferred Stock, will have rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our Common Stock.”

Furthermore, the interests of Scilex may not be aligned with those of other stockholders and this could lead to actions that may not be in the best interests of our other stockholders. For example, Scilex may have different tax positions or strategic plans for Semnur, which could influence its decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness.

Additionally, Scilex’s significant ownership of us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control.

In addition, Scilex and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, Scilex and its affiliates may engage in activities where their interests conflict with our interests or those of other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or those businesses that are suppliers or customers of ours. The Charter will provide that, to the fullest extent permitted by law, none of Scilex and its affiliates and any person or entity who, while a stockholder, director, officer or agent of us or any of our affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Scilex and its affiliates (each an “Identified Person”) will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates or (ii) otherwise investing in or providing services to any person that competes with us or our affiliates engaging, directly or indirectly, in the same or similar business activities or lines of business in which we operate. In addition, to the fullest extent permitted by law, no Identified Person will have any obligation to offer us or our subsidiaries or affiliates the right to participate in any corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates. This means that Scilex may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, Scilex may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to our stockholders or may not prove beneficial.

Scilex, as the holder of Series A Preferred Stock, has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our Common Stock.

The Series A Preferred Stock was issued only to Scilex and is not convertible into shares of Common Stock. However, the holders of Series A Preferred Stock have rights, preferences and privileges that are senior, or in addition, to the rights, preferences and privileges of the holders of Common Stock, including the right to receive, in the event of a change of control, liquidation dissolution or winding up of Semnur, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of Common Stock. The preference amount is $10.00 per share (subject to adjustment as set forth in the Certificate of Designations). If the Board declares or pays a dividend on the Common Stock, the holders of the Series A Preferred Stock will participate, on a deemed as-converted-to-common stock basis, in such dividend with the holders of Common Stock.

The holders of Series A Preferred Stock have certain voting rights over our corporate actions (including, among others, any change to the shares of Series A Preferred Stock into cash or other property, the issuance of equity securities that rank on a parity with or senior to the Series A Preferred Stock with respect to dividend rights) or rights upon liquidation, dissolution or winding-up of our company and the amendment of the Charter in a manner that adversely affects the holders of shares of Series A Preferred Stock.

Pursuant to the terms of the Stockholder Agreement (and subject to certain rights of Oramed), from and after the Effective Time, and for so long as the Scilex Group beneficially owns any shares of Series A Preferred Stock, among other things, (i) Scilex shall have the right, but not the obligation, to designate each director to be nominated, elected or appointed to our Board (each, a “Stockholder Designee” and collectively, the “Stockholder Designees”), regardless of (a) whether such Stockholder Designee is to be elected to the Board at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by the Board in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of the Board, or (b) the size of the Board and (ii) we are required to take all actions reasonably necessary, and not otherwise prohibited by applicable law, to cause each Stockholder Designee to be so nominated, elected or appointed to the Board as more fully described in the Stockholder Agreement. Scilex shall also have the right to designate a replacement director for any Stockholder Designee that has been removed from the Board and the right to appoint a representative of Scilex to attend all meetings of the committees of the Board. Notwithstanding the foregoing, the parties have agreed to ensure that the Board complies with all applicable requirements of the stock exchange, including independence requirements.

The Stockholder Agreement also provides that we are prohibited from taking certain actions without the consent of Scilex. Such actions include, among other things, amendments to the Certificate of Designations, increases or decreases in the size of the Board, the incurrence of certain amounts of indebtedness and the payment of dividends on Common Stock.

For more information on the terms of the Series A Preferred Stock, see the section titled “Description of Securities—Preferred Stock” and the section titled “Certain Relationships and Related Party Transactions — Certain Transactions of Denali — Stockholder Agreement with Scilex.”

Risks Related to Ownership of Our Common Stock

If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Any of the factors listed below could have a negative impact on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	our ability to commercialize its product candidate, if approved;

•	the status and cost of our marketing commitments for its product candidate;

•	announcements regarding results of any clinical trials relating to our product candidate;

•	unanticipated serious safety concerns related to the use of any of our product candidate;

•	adverse regulatory decisions;

•	changes in laws or regulations applicable to our product candidate, including but not limited to clinical trial requirements for approvals;

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legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for its product candidate, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or stockholder litigation;

•	our decision to initiate a clinical trial, not initiate a clinical trial or to terminate an existing clinical trial;

•	our dependence on third parties;

•	announcements of the introduction of new products by our competitors;

•	market conditions and trends in the pharmaceutical and biotechnology sectors;

•	announcements concerning product development results or intellectual property rights of others;

•	future issuances of common stock or other securities;

•	the recruitment or departure of key personnel;

•	failure to meet or exceed any financial guidance or expectations regarding product development milestones that we may provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	our failure to meet or exceed the estimates and projections of the investment community;

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overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of its competitors, including changes in market valuations of similar companies;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	changes in financial estimates by us or by any securities analysts who might cover its stock;

•	fluctuation of the market values of any of our potential strategic investments;

•	issuances of debt or equity securities;

•	compliance with our contractual obligations;

•	sales of Common Stock by us or our stockholders in the future;

•	trading volume of Common Stock;

•	ineffectiveness of our internal controls;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	our relationship with Scilex;

•	general political and economic conditions, including the wars in Ukraine and Israel;

•	effects of natural or man-made catastrophic events;

•	effects of public health crises, pandemics and epidemics; and

•	other events or factors, many of which are beyond our control, such as the government closure of Silicon Valley Bank and Signature Bank, and liquidity concerns at other financial institutions.

Further, the global equity markets in general have recently experienced extreme price and volume fluctuations, including as a result of the COVID-19 pandemic, economic uncertainty and increased interest rates, inflation, the government closure of Silicon Valley Bank and Signature Bank, and liquidity concerns at other financial institutions that may be unrelated to our operating performance. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock. Price volatility of the Common Stock might worsen if the trading volume of the Common Stock is low. In the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from its business. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors”, could have a dramatic and material adverse impact on the market price of our Common Stock.

We have not paid cash dividends in the past and we do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the capital appreciation, if any, of Common Stock.

We have not paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as its board of directors may consider relevant. In addition, our ability to pay dividends may be limited by covenants in future outstanding indebtedness that we or our subsidiaries may incur. Since we do not intend to pay dividends, a stockholder’s ability to receive a return on such stockholder’s investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our Common Stock will appreciate or even maintain the price at which our stockholders have purchased it.

Future sales, or the perception of future sales, of a substantial number of shares of Common Stock may cause the price of the Common Stock to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our Common Stock, the trading price of our Common Stock could decline and it could impair our ability to raise capital through the sale of additional equity securities. The Sponsor Shares, except those held by our former directors and officers, and Private Warrants are subject to lock-up provisions that restrict the ability to transfer such shares of Common Stock and Private Warrants until one year from the close of the Business Combination, subject to certain exceptions.

Our operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly, and possibly annual, fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;

•	the addition or termination of clinical trials;

•	any intellectual property infringement lawsuit in which Semnur may become involved;

•	regulatory developments affecting our product candidate, regulatory approvals of its product candidate, and the level of underlying demand for such product candidate and purchasing patterns;

•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements; and

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the effect on pharmaceutical purchases and prices of the timing during which patients who purchase our product satisfy their deductibles under the reimbursement requirements of their health providers’ plans.

If our quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of its common stock could decline substantially. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our Common Stock to fluctuate substantially.

Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

On March 10, 2023, the Federal Deposit Insurance Corporation (the “FDIC”) announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation and on March 12,

2023, Signature Bank was closed by the New York State Department of Financial Services and the FDIC was named receiver. Although Semnur does not maintain any bank accounts with Silicon Valley Bank or Signature Bank, Semnur regularly maintains cash balances at third-party financial institutions in excess of the FDIC insurance limit. Any failure of a depository institution to return any of our deposits, or any other adverse conditions in the financial or credit markets affecting depository institutions, could impact access to our invested cash or cash equivalents and could adversely impact our operating liquidity and financial performance.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

The trading market for Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issues an adverse opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our product candidate.

We may issue additional equity securities to fund future expansion and pursuant to equity incentive or employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as Common Stock or, alternatively, may have dividend, liquidation or other preferences to our Common Stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our Common Stock.

Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination, certain stockholders can each demand that we register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, we are required to file and maintain an effective registration statement under the Securities Act covering such securities and certain of our other securities. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our securities.

If we raise additional funds through collaboration, licensing or other similar arrangements, we may have to relinquish valuable rights to its product candidate, or grant licenses on terms unfavorable to us. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of our product candidate.

Our principal stockholders, directors and executive officers will own a significant percentage of our capital stock, and have significant influence over our management.

As of the date of this prospectus, our directors, executive officers, holders of 5% or more of our capital stock and their respective affiliates are expected to beneficially own, in the aggregate, approximately 94% of our outstanding voting stock (excluding voting power represented by the Series A Preferred Stock held by Scilex). This concentration of voting power may make it less likely that any other holder of Common Stock will be able to affect the way we are managed and could delay or prevent an acquisition of our company on terms that other stockholders may desire. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. See “Risk Factors — We are controlled by Scilex, whose interests may differ from those of our public shareholders” above for additional information regarding Scilex’s influence and control in us. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership of our outstanding stock by our directors, executive officers, and current beneficial owners of 5% or more of our voting securities and their respective affiliates.

Our ability to use our net operating loss and tax credit carryforwards may be subject to limitation.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit Semnur’s ability to use its net operating loss carryforwards attributable to the period prior to the change. Semnur has experienced a corporate reorganization in the past and may experience ownership changes in the future as a result of the Business Combination and/or subsequent changes in its stock ownership (some of which shifts are outside its control). As a result, if Semnur earns net taxable income, its ability to use its pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for Semnur.

The Tax Cuts and JOBS Act of 2017 (the “TCJA”), as amended by the CARES Act, includes changes to U.S. federal tax rates and the rules governing net operating loss (“NOL”) carryforwards. The TCJA, as modified by the CARES Act, limits a taxpayer’s ability to utilize NOL carryforwards to 80% of taxable income (as calculated before taking the NOLs, and certain other tax attributes, into account) for taxable years beginning after December 31, 2020. In addition, NOLs arising in tax years ending after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. NOLs arising in tax years beginning after December 31, 2017 can be carried forward indefinitely. NOLs generated in tax years beginning before January 1, 2021 will not be subject to the taxable income limitation, and NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOL is expected to be utilized. The changes in the carryforward/carryback periods, as well as the new limitation on use of NOLs may significantly impact Semnur’s ability to utilize its NOLs to offset taxable income in the future.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Common Stock.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity and expenses that are not readily apparent from other sources. If our assumptions change or if actual circumstances differ from our assumptions, our operating results may be adversely affected and could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of Common Stock.

Anti-takeover provisions in the Charter and the Bylaws and under Delaware law could make an acquisition of our company, which may be beneficial to its stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

The Charter and the Bylaws, each of which will be in effect upon completion of the Business Combination, and the DGCL contain provisions that could make it more difficult for a third party to acquire our company, even if doing so might be beneficial to our stockholders. Among other things, these provisions include:

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allow the Board to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of other stockholders;

•	provide for a classified board of directors with staggered three-year terms;

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provide that, at any time after the Scilex Trigger Event, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon, voting together as a single class;

•	prohibit stockholder action by written consent from and after the Scilex Trigger Event;

•	provide that, at any time after the Scilex Trigger Event, special meetings may only be called by or at the direction of the Chairman of the Board, the Board or the Chief Executive Officer;

•

provide that, at any time after the Scilex Trigger Event, any alteration, amendment or repeal, in whole or in part, of any provision of the Bylaws by stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of the Common Stock entitled to vote thereon, voting together as a single class; and

•	establish advance notice requirements for nominations for elections to the Board and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. We have expressly elected not to be governed by Section 203 of the DGCL until the occurrence of a Scilex Trigger Event. At that time, such election shall be automatically withdrawn and we will thereafter be governed by Section 203 of the DGCL, except that the restrictions on business combinations of Section 203 of the DGCL will not apply to Scilex or its current or future Affiliates (as defined in the Charter) regardless of its percentage ownership of Common Stock. These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and cause us to take other corporate actions they desire, including actions that our stockholders may deem advantageous. In addition, because the Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

These anti-takeover provisions and other provisions in the Charter, the Bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of the Board or initiate actions that are opposed by our then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving us. The existence of these provisions could negatively affect the price of Common Stock and limit opportunities for a stockholder to realize value in a corporate transaction. For additional information regarding these and other provisions, see the section titled “Description of Securities.” In addition, if prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our Common Stock.

The Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Pursuant to the Certificate of Incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of

Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (v) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees or stockholders as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the foregoing forum selection provision will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Charter also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Charter further provides that any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock is deemed to have notice of and consented to the provisions of the Charter described above. See the section of this prospectus titled “Description of Securities” for additional information.

The forum selection provisions in the Certificate of Incorporation may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If the enforceability of our forum selection provisions were to be challenged, it may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find its forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could result in a diversion of the time and resources of our employees, management and board of directors, and could have an adverse effect on our business, financial condition and results of operations.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our Common Stock that is held by non-affiliates to equal or exceed $700 million as of the last business day of the second fiscal quarter of such year, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations.

As of the date of this prospectus, we are a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, if our Nasdaq listing application is approved, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Stockholders may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.

As of the date of this prospectus, Scilex controls a majority of the voting power of the outstanding shares of Common Stock. As a result, if our Nasdaq listing application is approved, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies, within one year of the date of the listing of their common stock:

•	are not required to have a board that is composed of a majority of “independent directors” as defined under the Nasdaq Listing Rules;

•	are not required to have a compensation committee that is composed entirely of independent directors or have a written charter addressing the committee’s purpose and responsibilities; and

•

are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominating and corporate governance committee that is composed entirely of independent directors, and to adopt a written charter or a board resolution addressing the nominations process.

While we do not presently intend to rely on these exemptions, we may opt to utilize these exemptions in the future as long as we remain a controlled company. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cease to be a “controlled company” in the future and we are then listed on Nasdaq, we will be required to comply with the Nasdaq listing standards, which may require replacing a number of directors and will require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our personnel, systems and resources.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to related compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the

Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules and regulations adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly, which will increase its operating expenses. For example, we expect these rules and regulations to make it more difficult and more expensive for we to obtain directors’ and officers’ liability insurance and we may be required to incur substantial costs to maintain sufficient coverage. we cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for we to attract and retain qualified persons to serve on the we Board, our board committees or as executive officers. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

In addition, we expect that we will need to implement an ERP system. An ERP system is intended to combine and streamline the management of our financial, accounting, human resources, sales and marketing and other functions, enabling us to manage operations and track performance more effectively. However, an ERP system would likely require us to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using an ERP system could adversely affect our controls and harm its business, financial condition and results of operations, including its ability to forecast or make sales and collect its receivables. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention.

As a public company, we will be required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, we will be required to make a formal assessment of the effectiveness of its internal control over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of its internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting.

The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. See “Risk Factors — We have identified material weaknesses in our internal control over financial reporting. Any material weakness may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our financial statements.” above for additional information regarding previously identified material weaknesses. These reporting and other obligations place significant demands on our management and administrative and operational resources, including accounting resources.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of its management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against we and there could be a material adverse effect on our business, financial condition and results of operations.

If we cannot satisfy the initial listing requirements and other rules of Nasdaq, our securities may not be listed on Nasdaq, which could negatively impact the price of its securities and your ability to sell them.

We intend to seek a listing of our securities on Nasdaq. We cannot assure you that we will be able to meet those initial listing requirements at that time. Our securities are currently traded on the Pink Limited Market of the OTC Markets.

Even if our securities are listed on Nasdaq, we cannot assure you that our securities will continue to be listed on Nasdaq. If we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of Common Stock and would impair a stockholder’s ability to sell or purchase Common Stock when a stockholder wishes to do so.

If Nasdaq does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•

a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Stock;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Even if Nasdaq approves our listing application, in the event of a subsequent delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq Listing Rules.

Comprehensive U.S. federal income tax reform could adversely affect Semnur.

Changes to tax laws, which changes may have retroactive application, could adversely affect us or holders of our Common Stock. In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future.

The TCJA, which was enacted in 2017, included changes to U.S. federal tax rates, imposed significant additional limitations on the deductibility of interest, allowed for the expensing of capital expenditures, and put into effect the migration from a “worldwide” system of taxation to a modified territorial system.

On March 27, 2020, then-President Trump signed into law the CARES Act, which included certain changes in tax law (including to the TCJA) intended to stimulate the U.S. economy in light of the COVID-19 pandemic, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. On August 16, 2022, former President Biden signed the IRA into law, which contained certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations, an excise tax of 1% on certain corporate stock buy-backs, and an excise tax with respect to certain drug sales for failing to offer a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation.

Many provisions of the TCJA expire at the end of 2025 or are modified beginning in 2026. The U.S. Congress and the current administration have indicated that they intend to pursue legislation in 2025 to make permanent the 2017 TCJA provisions but there is no guarantee that this initiative will be successful. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. The impact of these tax reforms on holders of our Common Stock is uncertain and could be adverse. We urge our stockholders, to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our Common Stock.

The Warrants are exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 8,760,000 shares of Common Stock became exercisable in accordance with the terms of the warrant agreement, dated April 6, 2022, by and between VStock, as warrant agent, and Denali (the “Warrant Agreement”), governing those securities, on the date of the completion of the Business Combination. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market, or the fact that such Warrants may be exercised, could adversely affect the prevailing market prices of Common Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See below risk factor, “The Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.”

The Warrants may never be in the money, they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.

The Warrants were issued in registered form under the Warrant Agreement between VStock, as warrant agent, and Denali. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of a majority of the then-outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of majority of the then-outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period, or decrease the number of shares of Common Stock purchasable upon exercise of a Warrant.

We may redeem any unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making the Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the closing price of Common Stock equals or exceeds $16.50 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of 20 trading days within any 30-trading-day period commencing after the Warrants became exercisable and ending on the third trading day prior to the date on which notice of redemption is given. If and when the Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force the holders thereof to: (i) exercise such Warrants and pay the exercise price therefor at a time when it may be disadvantageous for a holder to do so;

(ii) sell such Warrants at the then-current market price when a holder might otherwise wish to hold such Warrants; or (iii) accept the nominal redemption price that, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of such Warrants.

In addition, we may redeem the Warrants at any time after they become exercisable and prior to their expiration for a number of shares of Common Stock determined based on the fair market value of Common Stock. The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants.

Risks Related to Cryptocurrency

As disclosed elsewhere in this prospectus, on September 23, 2025, Semnur entered into the Biconomy SPA with Biconomy, pursuant to which we agreed to issue and sell, and Biconomy agreed to purchase, an aggregate of 6,250,000 Biconomy Shares, for a purchase price of $16.00 per share, payable in Bitcoin blockchain (“Bitcoin”). The closing of the transactions contemplated by the Biconomy SPA has not occurred as of the date of this prospectus. However, before making an investment decision, you should consider carefully whether such pending transaction has been completed and any other disclosures that we may make from time to time regarding the closing of such transaction and/or our future cryptocurrency financings or treasury strategy.

The Company intends to use the net proceeds from the Biconomy SPA, which as of the date of this prospectus has not closed and will be paid in Bitcoin, to fund investments in other companies. The price of Bitcoin has been, and will likely continue to be, highly volatile. The Company’s operating results and share price may significantly fluctuate, including due to the highly volatile nature of the price of such digital assets and erratic market movements.

We intend to use the net proceeds from the Biconomy SPA, which as of the date of this prospectus has not closed and will be paid in Bitcoin, to establish the Company’s cryptocurrency treasury operations and to fund our investment in other companies. Digital assets generally are highly volatile assets. In addition, digital assets do not pay interest or other returns and so the ability to generate a return on investment from the net proceeds of any capital raisings will depend on whether there is appreciation in the value of digital assets following our purchases of digital assets with the net proceeds from such capital raisings. Future fluctuations in digital asset trading prices may result in our converting digital assets into cash with a value substantially below what we paid for such digital assets.

Our cryptocurrency treasury strategy has not been implemented or tested.

Our cryptocurrency acquisition and treasury strategy has not been tested. Although we believe cryptocurrency has the potential to serve as a hedge against inflation in the long term, the short-term price of cryptocurrency as an asset class declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our cryptocurrency acquisition strategy or actions we undertake to implement it. If cryptocurrency prices were to decrease or our cryptocurrency acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our common stock would be materially adversely impacted.

Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect the Company’s financial position, operations and prospects.

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin or other digital assets.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin or the ability of individuals or institutions such as us to own or transfer Bitcoin. For example, the U.S. executive branch, SEC, the European Union’s Markets in Crypto Assets Regulation, among others, have been active in recent years, and in the U.K., the Financial Services and Markets Act 2023, or FSMA 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC, Commodity Futures Trading Commission (“CFTC”), or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and Bitcoin specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of Bitcoin and in turn adversely affect the market price of our common stock.

Moreover, the risks of engaging in a digital asset treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term.

Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. The liquidity of Bitcoin may also be reduced and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Similarly, the open-source nature of the bitcoin blockchain means the contributors and developers of the Bitcoin blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the Bitcoin blockchain could adversely affect the Bitcoin blockchain and negatively affect the price of Bitcoin.

The liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin and other digital assets.

If any of the digital assets that we hold are classified as a security, we may be subject to extensive regulation, which could result in significant costs or force us to cease operations.

Regulatory changes or interpretations that classify digital assets that we hold as a security under the Securities Act of 1933, as amended, or Investment Company Act of 1940, as amended (the “Investment Company Act”), could require us to register and comply with additional regulations. Compliance with these requirements could impose extraordinary, non-recurring expenses on our business. If the costs and regulatory burdens become too great, we may be forced to modify or cease certain operations, which could be detrimental to our investors.

The SEC has previously indicated that certain digital assets may be considered securities depending on their structure and use. Future developments could change the legal status of digital assets that we may hold, requiring us to comply with securities laws. If we fail to do so, we may be forced to discontinue some or all of our business activities, negatively impacting investments in our securities.

If the SEC or other regulators determine that digital assets that we may hold qualify as securities, we may be required to register as an investment company under the Investment Company Act. This classification would subject us to additional periodic reporting, disclosure requirements, and regulatory compliance obligations, significantly increasing our operational costs. In addition, if Bitcoin or another digital asset we hold were determined to constitute a security for purposes of the federal securities laws, we would likely take steps to reduce the percentage of Bitcoin or such other digital assets that constitute investment assets under the Investment Company Act. These steps may include, among others, selling Bitcoin that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our Bitcoin or other digital assets at unattractive prices.

Although we do not currently engage in investing, reinvesting, or trading securities, and we do not hold ourselves out as an investment company, we could inadvertently be deemed one under the Investment Company Act. If we are unable to rely on an exclusion, we would be required to register with the SEC, which could impose additional financial and regulatory burdens.

Further, state regulators may conclude that the digital assets we hold are securities under state laws, requiring us to comply with state-specific securities regulations. States like California have stricter definitions of “investment contracts” than the SEC, increasing the risk of additional regulatory scrutiny.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of cryptocurrencies we hold and adversely affect our business.

The emergence or growth of digital assets other than cryptocurrencies we may hold could have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortia and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets. For example, some cryptocurrency networks utilize proof-of-work mining. Others use a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. If the mechanisms for validating transactions in alternative digital assets are perceived as superior to the mechanisms used by the digital assets in which we invest, those digital assets could gain market share.

Other alternative digital assets could include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s Central Bank Digital Currency (“CBDC”) project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have discussed the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of cryptocurrencies we hold to decrease, which could have a material adverse effect on our business, financial condition and results of operations.

The lack of legal recourse and insurance for digital assets increases the risk of total loss in the event of theft or destruction.

Digital assets that we acquire will not be insured against theft, loss or destruction. If an event occurs where we lose our digital assets, whether due to cyberattacks, fraud or other malicious activities, we may not have any viable legal recourse or ability to recover the lost assets. Unlike funds held in insured banking institutions, our digital assets are not protected by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If our digital assets are lost under circumstances that render another party liable, there is no guarantee that the responsible party will have the financial resources to compensate us. As a result, we and our stockholders could face significant financial losses.

The irreversibility of digital asset transactions exposes us to risks of theft, loss and human error, which could negatively impact our business.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft.

Although we plan to regularly transfer digital assets to or from vendors, consultants and services providers, it is possible that, through computer or human error, or through theft or criminal action, such assets could be transferred in incorrect amounts or to unauthorized third parties.

To the extent we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect our business, results of operations and financial condition.

Changes in the accounting treatment of cryptocurrency holdings could have significant accounting impacts, including increasing the volatility of our results.

In December 2023, the FASB issued ASU 2023-08, which upon our adoption will require us to measure in-scope cryptocurrency assets at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our cryptocurrency in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our cryptocurrency holdings. The standard is effective for our interim and annual periods beginning January 1, 2025, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which we adopt the guidance. Due in particular to the volatility in the price of cryptocurrencies, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of our cryptocurrency on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of our common stock. Additionally, as a result of ASU 2023-08 requiring a cumulative-effect adjustment to our opening balance of retained earnings as of the beginning of the annual period in which we adopt the guidance and not permitting retrospective restatement of our historical financial statements, our future results will not be comparable to results from periods prior to our adoption of the guidance.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Changes in our ownership of cryptocurrency could have accounting, regulatory and other impacts, as well. While we currently intend to primarily own cryptocurrency directly, we may investigate other potential approaches to owning cryptocurrencies, including indirect ownership (for example, through ownership interests in a fund that owns cryptocurrencies and deemed ownership via ownership of cryptocurrency derivative assets). If we were to own all or a portion of our cryptocurrencies in a different manner, the accounting treatment for our cryptocurrencies, our ability to use our cryptocurrencies as collateral for additional borrowings, and the regulatory requirements to which we are subject, may correspondingly change. For example, the volatile nature of cryptocurrencies may force us to liquidate our holdings to use it as collateral, which could be negatively impacted by any disruptions in the cryptocurrency market, and if liquidated, the value of the collateral would not reflect potential gains in market value of our cryptocurrency.

Cryptocurrency holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by significant volatility in price; limited liquidity and trading volumes compared to sovereign currencies markets; relative anonymity; a developing regulatory landscape; potential susceptibility to market abuse and manipulation; compliance and internal control failures at exchanges; and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our cryptocurrency at favorable prices or at all. Further, cryptocurrency which we hold with our custodians does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If we are unable to sell our cryptocurrency, enter into additional capital raising transactions using cryptocurrency as collateral, or otherwise generate funds using our cryptocurrency holdings, or if we are forced to sell our cryptocurrency at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of our changes to our digital asset strategy, our use of leverage, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers.

Cryptocurrencies do not pay interest or dividends.

Cryptocurrencies do not pay interest or other returns and we will only generate cash from our cryptocurrency holdings if we sell our cryptocurrency or implement strategies to create income streams or otherwise generate cash by using our cryptocurrency holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our cryptocurrency holdings, and any such strategies may subject us to additional risks.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our cryptocurrency, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our cryptocurrency and our financial condition and results of operations could be materially adversely affected.

Security breaches and cyberattacks are of particular concern with respect to cryptocurrency. Blockchain-based cryptocurrencies and the entities that provide services to participants in the cryptocurrency ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021, it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•	a partial or total loss of our cryptocurrency in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our cryptocurrency;

•	harm to our reputation and brand;

•	improper disclosure of data and violations of applicable data privacy and other laws; or

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader cryptocurrency ecosystem or in the use of the cryptocurrency network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to cryptocurrency, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed.

For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine, Israel-Hamas and Israel-Iran conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the cryptocurrency industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

Our custodially-held cryptocurrencies may become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings.

Initially, we plan to hold all of our cryptocurrency in custody accounts at either a U.S.-based, institutional-grade custodian that has demonstrated a record of regulatory compliance and information security or offshore third party managed custody accounts, which the Company will control. As we further execute on our strategy, we may expand our holdings to multiple similar custodians.

If our custodially-held cryptocurrencies are considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such cryptocurrencies and this may ultimately result in the loss of the value related to some or all of such assets. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, and the filing and subsequent settlement of a civil fraud lawsuit have highlighted the counterparty risks applicable to owning and transacting in digital assets. These bankruptcies, closures, liquidations and other events have likely negatively impacted the adoption rate and use of cryptocurrencies. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of cryptocurrencies, limit the availability to us of financing collateralized by such assets, or create or expose additional counterparty risks. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our cryptocurrencies. Even if we are able to prevent our cryptocurrencies from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our cryptocurrencies held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our listed securities.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently traded on the Pink Limited Market of the OTC Markets under the symbols “SMNR” and “SMNRW,” respectively. Prior to the consummation of the Business Combination, Denali’s Ordinary Shares, units and warrants were each traded on the OTC Markets under the symbols “DNQUF,” “DNQAF” and “DNQWF,” respectively. At the Effective Time, without any action on the part of the holder, each Unit then outstanding separated automatically into its component securities, comprised of one share of Common Stock and one warrant to purchase one share of Common Stock. As of November 28, 2025, there were 16 holders of record of our Common Stock and 1 holder of record of our Public Warrants, which amount does not include participants of The Depository Trust Company or beneficial owners holding shares through nominee names.

Dividend Policy

We have never declared or paid any dividend on shares of our Common Stock. We anticipate that we will retain all of our future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividend in the foreseeable future. Should we decide in the future to do so, as a holding company, our ability to pay dividends on our capital stock and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries, including Legacy Semnur. Further, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Resale Shares or the Private Warrants by the Selling Securityholders. The Selling Securityholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the Resale Shares and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the Resale Shares and the Warrants covered by this prospectus. These may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants and reasonable fees.

We will receive up to an aggregate of approximately $100.7 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash, but will not receive any proceeds from the sale of the shares of our Common Stock issuable upon such exercise. We expect to use the proceeds from the exercise of the Warrants for cash for working capital and general corporate purposes, which may include capital expenditures, commercial, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any proceeds we receive from the exercise of the Warrants. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the proceeds as described above, we intend to invest such proceeds in interest-bearing instruments. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our “securities.” This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. In addition, this discussion does not address all aspects of U.S. federal income tax consequences to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax (such as the gift or estate tax), nor does it address any tax consequences arising under any U.S. state, local or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold our securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	banks or other financial institutions, underwriters, or insurance companies;

•	dealers or traders in securities who elect to apply a mark-to-market method of accounting;

•	real estate investment trusts or regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	subchapter S corporations, partnerships or other pass-through entities or investors or beneficial owners in such entities;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•	persons who received our securities through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding securities;

•

persons holding our securities as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” “constructive sale” or other integrated investment or risk reduction transaction;

•	“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code and entities whose interests are held by qualified foreign pension funds; or

•

controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii).

•	As used in this discussion, the term “U.S. Holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of our securities, that is neither a U.S. Holder nor a partnership (nor an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes (such as gift and estate taxes) other than income taxes.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF OUR SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This latter disallowance applies even if the minimum holding period has been met.

If the respective holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock, including on a redemption that is treated as a sale or exchange under Section 302 of the Code. In the case of a redemption, such redemption generally will be treated as a sale or exchange of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. The redemption of our Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

Any such gain or loss recognized on the sale, taxable exchange or other taxable disposition of our Common Stock, including on a redemption as described above, will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below under “Exercise of a Warrant”), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of our Common Stock will generally be treated as U.S. source gain or loss.

Exercise of a Warrant

Except as discussed below (with respect to the cashless exercise of a Warrant), a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock generally would include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such surrendered Warrants. In this case, a U.S. Holder’s initial tax basis in the Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such

U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

A redemption of Warrants for Common Stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a U.S. Holder should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. A U.S. Holder’s aggregate initial tax basis in the shares of Common Stock received in the redemption should equal such U.S. Holder’s aggregate adjusted tax basis in the Warrants redeemed and the holding period for the shares of Common Stock received in redemption of the Warrants should include the holding period for the surrendered Warrants. However, there is some uncertainty regarding this tax treatment and, accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a redemption of Warrants for Common Stock.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus titled “Description of Securities — Warrants”. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants unless the U.S. Holder is an exempt recipient and, if required, demonstrates such status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes under the same rules as described above under “U.S. Holders — Taxation of Distributions” and “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or

W-8BEN-E, as applicable). Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (subject to the third bullet below in “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions (provided a timely tax return is properly filed by such Non-U.S. Holder), at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock. These rules may be modified as applied to the Warrants. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident (provided that any deductions will only be available if a timely tax return is properly filed by such Non-U.S. Holder). Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a Non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may (to the extent the publicly traded exemption to such withholding does not apply) be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus titled “Description of Securities — Warrants”. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us as described above in “U.S. Holders – Possible Constructive Distributions”. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Foreign Account Tax Compliance Act

Under Sections 1471 to 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) a 30% withholding tax generally applies with respect to certain dividends in respect of and, subject to the proposed Treasury Regulations described below, gross proceeds from a sale or disposition of, securities which are held by or through certain foreign financial institution (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Common Stock and Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and Warrants. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures (including on an applicable IRS Form W-8) required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK AND WARRANTS BASED ON YOUR CIRCUMSTANCES.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Semnur’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth in the sections of this prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” the “Company” and other similar terms refer to Semnur Pharmaceuticals, Inc.

Overview

We are a late-stage clinical biopharmaceutical company focused on developing and commercializing innovative non-opioid pain management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. Our lead product candidate, SP-102, if approved, has the potential to become the first FDA-approved non-opioid novel injectable corticosteroid gel formulation for patients with moderate to severe LRP (also known as sciatica), containing no preservatives, surfactants, solvents, or particulates and is expected to be available in a pre-filled syringe formulation following approval by the FDA.

Our guiding principle has always been and remains a patient-first approach, which drives our mission to meet the increasing global demand for more effective and safer non-opioid pain management solutions. Through rigorous research and development, we believe we are on the cusp of establishing Semnur as the preeminent name in commercial non-opioid pain management, specifically targeting the unmet needs in both acute and chronic pain sectors with our innovative and leading therapies. We believe that we have made substantial progress in demonstrating the rapid onset and enhanced tolerability of our product candidate.

We are developing SP-102 to be an injectable viscous gel formulation of a widely used corticosteroid designed to address the serious risks posed by off-label ESI, which are administered over 12 million times annually in the United States. SP-102 has been granted fast track designation by the FDA and, if approved, could become the only FDA-approved ESI for the treatment of sciatica. Although such designation has been granted, it may not lead to a faster development or regulatory review process and such designation does not increase the likelihood that SP-102 will receive marketing approval. According to a report by Decision Resources Group published in May 2017, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2024.

Legacy Semnur was founded in 2013 and we have invested substantial efforts and financial resources on building our intellectual property portfolio and infrastructure. We have conducted PL and toxicology studies, including a Phase 1 PK bridging study, Phase 2 repeat dose study, a pivotal Phase 3 study and the second Phase 3 study initiated in September 2025. We expect to continue to make investments in research and development, clinical trials and regulatory affairs to develop our product candidate, SP-102.

We have completed a pivotal Phase 3 study with final results received in March 2022, which results reflected achievement of primary and secondary endpoints, with SP-102 treatment decreasing pain intensity for over a month in sciatica patients and resulting in statistically significant and clinically meaningful improvement in the disability index score while maintaining tolerability comparable to placebo. The Phase 3 study results were published in PAIN® Journal in June 2024, which is the leading journal devoted to pain medicine and research. This Phase 3 study represents a potential significant improvement in treatment of adult patients with sciatica, who struggle with the clinical consequences of no currently FDA approved therapies being available, suboptimal formulations of corticosteroids used off-label and/or excess pain and disability. We initiated a second Phase 3 study in September 2025.

We are focused on identifying treatment options for pain management with established mechanisms that have deficiencies in safety, efficacy or patient experience. We believe this approach allows us to potentially leverage the regulatory approval pathway available under Section 505(b)(2) of the FDCA for our product candidate.

Since 2019, we have operated as a majority owned subsidiary of Scilex and our financial results have been historically included in Scilex’s consolidated financial results. Our separate financial statements for the periods prior to the period ended September 30, 2025 have been extracted from the accounting records of Scilex.

We have incurred significant net losses to date. Our ability to generate product revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of our current or future product candidates. As of September 30, 2025, we had cash and cash equivalents of $0.1 million and accumulated deficit of $269.6 million. During the nine months ended September 30, 2025, we had operating losses of $154.3 million and negative cash flows from operations of $2.3 million. These losses have resulted primarily from costs incurred in connection with research and development activities, certain allocated general and administrative costs associated with our operations and certain costs associated with the Business Combination. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, and our net losses may fluctuate significantly from period to period, depending on the timing of and expenditures on our planned research and development activities. Further, the Company’s financial statements for the fiscal years 2024 and 2023 and subsequent interim period are dependent on assumptions and allocations from the Scilex financial statements that management deems were reasonable and appropriate under the circumstances. Nevertheless, the Company’s financial statements may not include all of the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented and may not reflect the results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company also may have incurred additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in its historical results of operations, financial position and cash flows.

Business Combination

On August 30, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended or restated from time to time in accordance with its terms, including by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 16, 2025 and Amendment No. 2 to Agreement and Plan of Merger, dated as of July 22, 2025, the “Merger Agreement”) with Legacy Semnur and Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Legacy Semnur, with Legacy Semnur surviving the merger and becoming a wholly owned subsidiary of the Company (collectively, the “Business Combination”).

On September 22, 2025, we consummated the Business Combination pursuant to the terms of the Merger Agreement with the Legacy Semnur and Merger Sub (the “Closing”). Pursuant to the Merger Agreement, we acquired all of the issued and outstanding equity interests of Legacy Semnur. At the Closing, (i) each outstanding share of Legacy Semnur Common Stock as of immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by Semnur or its subsidiaries or shares the holders of which exercise dissenters’ rights of appraisal) automatically converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement), (ii) each outstanding share of Legacy Semnur Preferred Stock as of immediately prior to the Effective Time automatically converted into the right to receive (a) one share of New Series A Preferred Stock and (b) one-tenth of one share of Company Common Stock, and (iii) each option to purchase Legacy Common Stock that was outstanding as of immediately prior to the Effective Time converted into the right to receive an option to purchase a number of New Common Stock upon substantially the same terms and conditions as were in effect with respect to such option immediately prior to the Effective Time with the exercise price thereof adjusted by the Exchange Ratio. The Merger Consideration transferred to Legacy Semnur stockholders and holders of Legacy Semnur Options (given that the Option Exchange Proposal was approved by the Denali shareholders at the Denali Shareholder Meeting) at Closing was 280,500,000 shares of Company Common Stock, which is equal to the quotient of (i) the sum of (A) $2.5 billion plus (B) the product of (1) the aggregate number of shares of Legacy Semnur Common Stock and Legacy Semnur Options issued after the date of the Merger Agreement and outstanding immediately prior to the Effective Time multiplied by (y) 1.25 multiplied by (2) $10.00, divided by (ii) $10.00.

Concurrently with the execution of the Merger Agreement, Scilex and Legacy Semnur entered into the Debt Exchange Agreement (see Note 7 titled “Related Parties” to our interim financial statements included elsewhere in the Form 8-K to which this exhibit is attached for additional information), pursuant to which Scilex shall contribute to Legacy Semnur all amounts (including accrued and unpaid interest thereon, if any) for the Outstanding Indebtedness, in exchange for the issuance by Legacy Semnur to Scilex of that number of shares of Legacy Semnur Preferred Stock (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions) that is equal to (a) the sum of the aggregate amount of the Outstanding Indebtedness and the amount that is equal to 10% of such aggregate amount of the Outstanding Indebtedness divided by (b) $11.00 (rounded up to the nearest whole share). As described elsewhere in the Current Report on Form 8-K, at the Effective Time, each share of Legacy Semnur Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, without interest, one share of New Series A Preferred Stock and one-tenth of one share of New Common Stock. The Outstanding Indebtedness as of immediately prior to the Closing of the Business Combination was $54,236,058 which was exchanged for an aggregate 5,423,606 shares of Legacy Semnur Preferred Stock prior to the Effective Time pursuant to the Debt Exchange Agreement, and then at the Effective Time, such shares were exchanged for 5,423,606 shares of Company Series A Preferred Stock and 542,361 shares of Company Common Stock.

The Business Combination was accounted for as a reverse recapitalization. Because Scilex controlled Legacy Semnur before the Business Combination and also controls us following the Business Combination, Denali was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Semnur issuing stock for the net assets of Denali, accompanied by a recapitalization whereby the net assets of Denali will be stated at historical cost and no goodwill or other intangible assets are recorded.

Comparability of Our Results and Our Relationship with Scilex

Since 2019 we have operated as a majority owned subsidiary of Scilex. As a result, our historical financial statements may not be reflective of what our results of operations would have been had we been a standalone public company and no longer a majority owned subsidiary of Scilex. In particular, certain clinical trial management, regulatory, information technology, legal, accounting and finance, facilities and other corporate and infrastructural functions have historically been provided to us by Scilex. We expect that Scilex will continue to provide us with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees pursuant to the Transition Services Agreement that was executed in connection with closing of the Business Combination. The costs associated with these services and support were allocated to our operating expenses based on the estimated percentage of time certain Scilex employees spent supporting the SP-102 program, and we expect to incur other costs to replace the services and resources that will not be provided by Scilex. We will also incur additional costs as a standalone public company. As a standalone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Scilex. In addition, in the future, we expect to incur internal costs to implement certain new systems, including infrastructure and an enterprise resource planning system, while our systems are currently being fully supported by Scilex.

Components of Our Results of Operations

Operating Expenses

Research and Development

Research and development expenses are expensed when incurred and consist primarily of direct and allocated costs incurred for our research activities, including the development of our product candidate, and include:

•	direct costs related to clinical trials, including contract manufacturing and supply;

•

allocated portion of salaries, benefits and other related costs, including stock-based compensation expense for Scilex personnel engaged in research and development functions related to the SP-102 program;

•	allocated costs of facilities and support services incurred by Scilex used in drug development related to the SP-102 program; and

•	direct and allocated costs related to outside consultants engaged in research and development functions related to the SP-102 program.

We expect our research and development expenses to increase, as we will incur incremental expenses associated with our lead product candidate, SP-102, currently under development and in clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect to incur significant research and development expenses in connection with our clinical trials for SP-102.

General and Administrative

General and administrative expenses consist primarily of allocated costs related to salaries and other related costs, including stock-based compensation, for personnel in Scilex’s executive, marketing, finance, corporate and business development and administrative functions. General and administrative expenses also include allocated professional fees for legal, patent, accounting, auditing, tax and consulting services and expenses related to the Business Combination.

We expect that our general and administrative expenses will vary year over year in the future as we adapt our strategies to changes in the business environment. We also expect to incur increased expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to allocate additional expenses relating to administrative, finance legal, and other corporate functions to adapt to the changes above and the anticipated growth of our business.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2025 and 2024

The following tables summarize our results of operations for the three and nine months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Operating expenses:
Research and development	$1,143	$233	$910	$1,832	$1,474	$358
General and administrative	151,451	1,065	150,386	152,426	2,440	149,986

Total operating expenses	152,594	1,298	151,296	154,258	3,914	150,344

Loss from operations	(152,594)	(1,298)	(151,296)	(154,258)	(3,914)	(150,344)

Net loss	$(152,594)	$(1,298)	$(151,296)	$(154,258)	$(3,914)	$(150,344)

Research and Development Expenses

The following table summarizes our research and development expenses for the three and nine months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
SP-102:
Contracted R&D	$949	$82	$867	$1,126	$1,032	$94
Personnel	159	147	12	629	403	226
Other	35	4	31	77	39	38

Total research and development expenses	$1,143	$233	$910	$1,832	$1,474	$358

Total research and development expenses for the three months ended September 30, 2025 and 2024 were $1.1 million and $0.2 million, respectively. The increase of $0.9 million was primarily related to the increase in contracted research and development expenses due to increased manufacturing and development activities.

Total research and development expenses for the nine months ended September 30, 2025 and 2024 were $1.8 million and $1.5 million, respectively. The increase of $0.4 million was primarily related to increased allocated personnel costs from Scilex.

General and Administrative Expenses

Total general and administrative expenses for the three months ended September 30, 2025 and 2024 were $151.5 million and $1.1 million, respectively. The increase of $150.4 million was primarily related to $140.0 million of consulting expense related to consultant shares issued at Closing and $9.9 million of deferred offering costs written off at Closing. There was also an increase in personnel costs of $0.5 million due to increased allocated personnel costs and the hiring of three employees at Closing.

Total general and administrative expenses for the nine months ended September 30, 2025 and 2024 were $152.4 million and $2.4 million, respectively. The increase of $150.0 million was primarily related to $140.0 million of consulting expense related to consultant shares issued at Closing and $9.9 million of deferred offering costs written off at Closing.

Comparison of the Years Ended December 31, 2024 and 2023

Research and Development Expenses

The following table summarizes research and development expenses for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023	Changes
SP-102
Contracted R&D	$1,160	$1,299	$(139)
Personnel including stock-based compensation	492	258	234
Other	57	64	(7)

Total research and development expenses	$1,709	$1,621	$88

Total research and development expenses for the years ended December 31, 2024 and 2023 were $1.7 million and $1.6 million, respectively. The increase of $0.1 million was primarily attributed to an increase of $0.2 million from allocated personnel costs and an increase of $0.1 million from consulting costs, offset by a decrease of $0.2 million in chemistry manufacturing and controls costs related to drug supply of SP-102.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2024 and 2023 were $3.0 million and $1.6 million, respectively. The increase of $1.4 million was primarily attributed to an increase of professional services expense of $1.7 million, offset by a decrease of $0.3 million in allocated stock-based compensation expense.

Liquidity and Capital Resources

As of September 30, 2025, we had cash and cash equivalents of $0.1 million and accumulated deficit of $269.6 million. During the nine months ended September 30, 2025, we had operating losses of $154.3 million and negative cash flows from operations of $2.3 million. As of December 31, 2024, we had cash and cash equivalents of approximately $12,000. During the year ended December 31, 2024, we had operating losses of $4.7 million and negative cash flows from operations of $4.9 million. We had an accumulated deficit of approximately $115.4 million as of December 31, 2024. We are dependent upon Scilex and its affiliates to provide services and funding to support our operations until, at least, such time as external financing is obtained. We expect to incur significant expenses and operating losses for the foreseeable future as we continue our efforts to develop and seek regulatory approval for SP-102.

Future Liquidity Needs

We estimate that our planned operating expenses will be approximately $21.0 million during the next twelve months, which includes the cost of clinical work of approximately $10.0 million. We do not anticipate significant increases in our costs of clinical work during this period.

In the twelve months following the consummation of the Business Combination, we expect our primary sources of liquidity to include our existing cash on hand and continued support from Scilex pursuant to the Transition Services Agreement and we are currently exploring various financing alternatives, including new credit facilities, non-dilutive financing options, such as collaborations with international partners to out-license SP-102, debt financings and royalty financings, and equity financing options, such as standby equity purchase arrangements or private placements.

PIPE SPA

On August 20, 2025, we and Legacy Semnur entered into a securities purchase agreement (the “PIPE SPA”) with the investor named therein (the “PIPE Investor”), pursuant to which the investor agreed to purchase 1,250,000 shares of Semnur Common Stock at a price of $16.00 per share, for an aggregate purchase price of $20.0 million upon consummation of the Business Combination. On September 22, 2025, the PIPE SPA was amended to provide that unless such agreement was terminated pursuant to its terms (or otherwise by mutual agreement of the parties thereto), the closing would occur not later than the 14th business day following the closing of the Business Combination, subject to the satisfaction or waiver of the closing conditions set forth therein. As of the date of this prospectus, the closing of the transactions contemplated by the PIPE SPA has not occurred.

Securities Purchase Agreement

On September 23, 2025, Semnur entered into a Securities Purchase Agreement with Biconomy (the “Biconomy SPA”).

Pursuant to the Biconomy SPA, Semnur agreed to issue and sell, and Biconomy agreed to purchase, an aggregate of 6,250,000 Biconomy Shares, for a purchase price of $16.00 per share, payable in Bitcoin(“Bitcoin”), with such amount of Bitcoin equal to the quotient of (A) the Buyer’s aggregate purchase price divided by (B) the spot exchange rate for Bitcoin as published by Coinbase.com at 8:00 p.m. (New York City time) on the trading day immediately prior to the closing date of the purchase. The closing of the transactions contemplated by the Biconomy SPA has not occurred as of the date of this prospectus. In the event that the transaction does not close on or before December 31, 2025, the non-breaching party has an option to terminate the Biconomy SPA without liability.

In connection with the PIPE SPA and the Biconomy SPA, we may receive financing of $20.0 million and $100.0 million, respectively, if the respective transactions close by December 31, 2025.

In connection with the Transition Services Agreement with Scilex, we expect to receive approximately $2.0 million of continued support from Scilex, inclusive of fees, in the twelve months following the consummation of the Business Combination. The continued support from Scilex is expected to consist of (a) clinical support to run the planned Phase 3 trial for approximately $0.8 million, (b) CMC manufacturing support for approximately $0.7 million, (c) general and administrative support, such as human resources, legal and accounting, for approximately $0.4 million and (d) IT support for approximately $0.1 million.

We have based our anticipated operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidate, SP-102;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidate;

•	the costs of manufacturing our product candidate;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which our product candidate, if approved for commercialization, is adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products or product candidates we develop and commercialize;

•	any product liability or other lawsuits related to our current or future product candidates;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

Should the clinical programs of our product candidate not materialize at the anticipated rate contemplated in our business plan, we will need to raise additional capital in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. We will seek to raise additional funds through various potential sources, such as equity offerings, debt financings, collaborations, government contracts or other capital sources, including potential collaborations with other companies or other strategic transactions.

We cannot be certain that we will be able to secure additional sources of funds to support our operations on acceptable terms, or at all, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. If we raise additional funds by issuing equity or convertible debt securities, it could result in dilution to our existing stockholder or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. If we incur indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term, but we may have to relinquish valuable rights to our product candidate or grant licenses on terms that are not favorable to us. Any of the foregoing could significantly harm our business, financial condition and results of operations. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be required to delay, scale back or discontinue the development of our product candidate.

We are dependent upon Scilex and its affiliates to provide services and funding to support our operations until, at least, such time as external financing is obtained. We may also need to take certain other actions to allow us to maintain our projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, suspension or winding down of clinical development programs and other discretionary costs. Although we believe such plans, if executed and coupled with the above described sources of liquidity, should provide us with financing to meet our needs, successful completion of such plans is dependent on factors outside of our control.

We anticipate that we will continue to incur net losses into the foreseeable future as we support our clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidate, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the interim financial statements are issued. See Note 2 and Note 1 section titled “Liquidity and Going Concern” of the notes to our annual and interim financial statements, respectively, included elsewhere in the Registration Statement of which this prospectus forms a part for additional information. Our existing cash and cash equivalents may be insufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Material Cash Requirements

As of September 30, 2025, we have promissory notes totaling $4.5 million, all of which are due in less than a year.

As of September 30, 2025, we have a long-term related party loan totaling $5.3 million due to Scilex.

Cash Flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Nine Months Ended September 30,
	2025	2024	Change
Net cash and cash equivalents (used for) provided by:
Operating activities	$(2,262)	$(3,484)	$1,222
Financing activities	2,335	3,485	(1,150)

Net change in cash and cash equivalents	$73	$1	$72

	Year Ended December 31,
	2024	2023
Net cash and cash equivalents (used for) provided by:
Operating activities	$(4,891)	$(1,677)
Financing activities	4,891	1,661

Net change in cash and cash equivalents	$—	$(16)

Cash Flows from Operating Activities

For the nine months ended September 30, 2025, net cash used in operating activities decreased by $1.2 million compared to the nine months ended September 30, 2024. The decrease primarily reflects higher accounts payable and accrued expenses as of September 30, 2025, which resulted in lower cash outflows for operating expenses during the current period.

For the year ended December 31, 2024, net cash used for operating activities was approximately $4.9 million, attributable to our net loss of $4.7 million and changes in operating assets and liabilities that used $0.9 million of cash, partially offset by stock-based compensation of $0.7 million.

For the year ended December 31, 2023, net cash used for operating activities was approximately $1.7 million, attributable to our net loss of $3.3 million, partially offset by stock-based compensation of $0.8 million, and changes in operating assets and liabilities that provided $0.8 million of cash.

Cash Flows from Financing Activities

For the nine months ended September 30, 2025, net cash provided by financing activities of $2.3 million was primarily due to proceeds from related party loans of $9.9 million offset by payment of deferred offering costs of $7.6 million.

For the nine months ended September 30, 2024, net cash provided by financing activities of $3.5 million was due to proceeds from related party loans of $7.1 million offset by payment of deferred offering costs of $3.6 million.

For the year ended December 31, 2024, net cash provided by financing activities was $4.9 million and was due to $10.9 million of proceeds related to loans from Scilex, offset by $6.0 million of payments of deferred offering costs.

For the year ended December 31, 2023, net cash provided by financing activities was $1.7 million and was due to proceeds related to loans from Scilex.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based upon our financial statements which are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the reported amounts of operating expenses during the reporting period. We continually evaluate our estimates and judgments and base them on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results may occur as circumstances change and additional information becomes known.

While our significant accounting policies are described in greater detail in Note 3 titled “Significant Accounting Policies” of our annual financial statements included in this prospectus, we believe the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that include, but are not limited to certain assumptions used to calculate the fair value of Scilex stock option awards, as well as percentage of time certain Scilex employees spent supporting our SP-102 program, which is used to calculate the amount of operating expenses allocated from Scilex as discussed in the section “Carve-Out Method” in Note 1 titled “Nature of Operations and Basis of Presentation” of our financial statements included elsewhere in this prospectus.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation which establishes accounting for equity instruments exchanged for employee and consulting services.

We did not have our own equity incentive plans for the years ended December 31, 2024 and 2023, other than the 2024 Stock Option Plan described below. However, certain shared employees of Scilex who provide services and support activities related to us, also participate in Scilex’s stock-based compensation plans. The stock-based compensation for such employees is allocated and attributed to our financial statements based on the estimated percentage of their time spent supporting the SP-102 program.

On August 30, 2024, our board of directors adopted the 2024 Stock Option Plan and approved the grant of Non-statutory Stock Options (“NSOs”) to the members of our executive team and certain shared employees of Scilex, who provide services and support activities related to us, to purchase an aggregate of 40,000,000 shares of our Common Stock initially at an exercise price of $1.24 per share, which was then updated to $1.58 per share on December 28, 2024 to reflect the updated per share value of the Company’s Common Stock as of August 30, 2024.

Stock-based compensation cost is measured at the grant date, based on the fair value of the award determined using the Black-Scholes option pricing model, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant) or non-employee’s vesting period. We account for forfeitures as incurred.

For purposes of determining the inputs used in the calculation of stock-based compensation, we determine the expected life assumption for options issued using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period since we do not have historic exercise behavior. We determine an estimate of option volatility based on an assessment of historical volatilities of comparable companies whose share prices are publicly available. We use these estimates, in conjunction with the fair value of Scilex’s common stock, risk-free interest rate, and the expected dividend yield as inputs in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our statement of operations.

Recent Accounting Pronouncements

There have been no changes to our discussion of recent accounting pronouncements as described in Note 3 titled “Significant Accounting Policies” of the notes to our annual financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, we are not required to provide the information otherwise required under Item 305 of Regulation S-K.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules, other than as discussed below.

Subsidiary Guarantee to Oramed Note

On September 21, 2023, Scilex entered into, and consummated the transactions contemplated by, a Securities Purchase Agreement (the “Scilex-Oramed SPA”) with Oramed and the Agent (as defined below), pursuant to which, among other things, Scilex issued to Oramed the Oramed Note. In connection with the Scilex-Oramed SPA, Scilex and each of its subsidiaries, including the Company (collectively, the “Guarantors”), entered into a subsidiary guarantee (as amended, the “Subsidiary Guarantee”) with Oramed and Acquiom Agency Services LLC, as the collateral agent for the holders of the Oramed Note (the “Agent”), pursuant to which, the Guarantors have agreed to guarantee and act as surety for payment of the Oramed Note and any additional notes issued by Scilex in full or partial substitution of the Oramed Note. As of the consummation of the Business Combination, Semnur is no longer a Guarantor under the Subsidiary Guarantee.

Related Party Transactions

For a description of our related party transactions, see the section titled “Certain Relationships and Related Party Transactions.”

Emerging Growth Company

An “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in the rules of GAAP or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations.

In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

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an exemption from compliance with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We qualify and will remain as an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which Semnur has total annual gross revenue of at least $1.235 billion, or (c) in which Semnur is deemed to be a large accelerated filer, which means the market value of the common equity of Semnur that is held by non-affiliates equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Semnur has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Semnur qualifies and will remain a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K because Semnur has annual revenues of less than $100 million and has a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter.

BUSINESS

Our Company

We are a late-stage clinical biopharmaceutical company focused on developing and commercializing innovative non-opioid pain management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. Our lead product candidate, SP-102 (10 mg, dexamethasone sodium phosphate viscous gel), if approved, has the potential to become the first FDA-approved non-opioid novel injectable corticosteroid gel formulation for patients with moderate to severe LRP (also known as sciatica), containing no preservatives, surfactants, solvents, or particulates and is expected to be available in a pre-filled syringe formulation following approval by the FDA.

Our guiding principle has always been and remains a patient-first approach, which drives our mission to meet the increasing global demand for more effective and safer non-opioid pain management solutions. Through rigorous research and development, we believe we are on the cusp of establishing Semnur as the preeminent name in commercial non-opioid pain management, specifically targeting the unmet needs in both acute and chronic pain sectors with our innovative and leading therapies. We believe that we have made substantial progress in demonstrating the rapid onset and enhanced tolerability of our product candidate.

We are developing SP-102 to be an injectable viscous gel formulation of a widely used corticosteroid designed to address the serious risks posed by off-label ESI, which are administered over 12 million times annually in the United States. SP-102 has been granted fast track designation by the FDA and, if approved, could become the only FDA-approved ESI for the treatment of sciatica. Although such designation has been granted, it may not lead to a faster development or regulatory review process and such designation does not increase the likelihood that SP-102 will receive marketing approval. According to a report by Decision Resources Group published in May 2017, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2024.

Semnur was founded in 2013 and we have invested substantial efforts and financial resources on building our intellectual property portfolio and infrastructure. We have conducted pharmacokinetic (“PK”) and toxicology studies, including a Phase 1 PK bridging study, Phase 2 repeat dose study, and a pivotal Phase 3 study. We were acquired by Scilex on March 18, 2019, pursuant to, and in connection with the transactions contemplated by, an Agreement and Plan of Merger between Scilex, us, Sigma Merger Sub, Inc., Scilex’s then wholly owned subsidiary (“Sigma Merger Sub”), Fortis Advisors LLC, solely as representative of the holders of our equity (the “Semnur Equityholders’ Representative”), and Sorrento Therapeutics, Inc. (“Sorrento”), for limited purposes (as amended, the “Semnur Merger Agreement”). We expect to continue to make investments in research and development, clinical trials and regulatory affairs to develop our product candidate, SP-102.

We have completed a pivotal Phase 3 study with final results received in March 2022, which results reflected achievement of primary and secondary endpoints, with SP-102 treatment decreasing pain intensity for over a month in sciatica patients and resulting in statistically significant and clinically meaningful improvement in the disability index score while maintaining tolerability comparable to placebo. The Phase 3 study results were published in PAIN® Journal in June 2024, which is the leading journal devoted to pain medicine and research. This Phase 3 study represents a potential significant improvement in treatment of adult patients with sciatica, who struggle with the clinical consequences of no currently FDA approved therapies being available, suboptimal formulations of corticosteroids used off-label and/or excess pain and disability. The primary endpoint of change in average daily Numeric Pain Rating Scale (“NPRS”) pain in the affected leg over four weeks demonstrated meaningful and statistically significant result over placebo, least square (LS) mean treatment difference (standard error [SE]) of -0.52 (0.163) units [95% confidence interval [CI]: -0.84, -0.20] compared to placebo (P=0.002).

Most of the secondary endpoints at four weeks also demonstrated statistically significant results, supporting the primary outcome. For the key secondary endpoint of mean change in Oswestry Disability Index (“ODI”) from baseline, the LS mean treatment difference (SE) for SP-102 was -3.38 (1.388) units [95% CI: -6.11, -0.65] compared to placebo (P=0.015). SP-102 treatment resulted in a -8.88 point reduction from baseline, which exceeds the established minimal clinically important difference of -8.

Based on the results of this study, we believed that we had sufficient data to support the safety and efficacy of SP-102, which would provide us with a pathway for a 505(b)(2) NDA submission. In November 2023, we had a Type C meeting with the FDA to discuss the requirements for filing a 505(b)(2) NDA for SP-102. In the Type C meeting, the FDA indicated that it did not agree that the clinical data collected from the single CLEAR-1 trial was sufficient to support the safety and efficacy of SP-102, given the risks associated with interventional procedures. The FDA requested that a confirmatory trial be conducted, noting the absence of any existing FDA- approved epidural steroid product for the treatment of sciatica. The FDA provided guidance regarding expectations for this additional trial needed prior to a 505(b)(2) NDA filing, including expectations for the size of the safety database and specific safety monitoring requirements. Specifically, the FDA requested that the confirmatory CLEAR-2 trial include a larger safety database to further validate the safety and efficacy of SP-102. Based on such guidance, we designed an open-label multi-center safety and efficacy trial, which we had expected to commence in the first half of 2024 and in which we would seek to enroll approximately 700 patients with moderate-to-severe LRP requiring an epidural steroid injection. In that trial, we expected to administer SP-102 in up to three injections during a six-month observation period. In February 2024, we had a Type D meeting with the FDA to preview the design of such trial with the FDA, in order to reduce the potential need for any other additional confirmatory trials prior to a 505(b)(2) NDA filing. During the Type D meeting, the FDA provided further guidance with respect to the requirements needed to help best position us to be able to satisfy the requirements for a 505(b)(2) pathway approval. Specifically, the FDA reaffirmed the need for a larger sample size and further requested confirmatory evidence of efficacy through a repeat injection. Based on this feedback, we have instead designed a Phase 3 CLEAR-2 trial, which is expected to be a randomized, active comparator and placebo-controlled, multi-center, safety and efficacy study of SP-102 in subjects with moderate to severe LRP enrolling approximately 700 patients to receive an open-label initial injection, and randomizing approximately 200 subjects to the second phase of repeat injection. The primary and key secondary endpoints of the CLEAR-2 trial are consistent with those used in the CLEAR-1 trial, including (i) average daily NPRS pain in the affected leg over four weeks following the initial injection of SP-102 and (ii) Oswestry Disability Index at four weeks following injection of SP-102 or placebo. We have also optimized certain secondary endpoints to capture additional potential clinical benefits of SP-102. We are currently manufacturing the clinical materials necessary to perform the additional Phase 3 CLEAR-2 study and expect to commence such trial in the second half of 2025. Given our experience from conducting the Phase 3 CLEAR-1 study, we expect to be able to complete the trial by mid-2026 and submit our 505(b)(2) NDA to the FDA for approval. If approved, and given SP-102’s fast-track designation, this would position us to achieve our targeted commercial launch of SP-102 in the second half of 2027. Except as described above, as of the date of this prospectus, we have not yet pursued any additional substantive development of SP-102.

We are focused on identifying treatment options for pain management with established mechanisms that have deficiencies in safety, efficacy or patient experience. We believe this approach allows us to potentially leverage the regulatory approval pathway available under Section 505(b)(2) of the FDCA for our product candidate.

Our Strategy

Our vision is to become the leading pain management company delivering novel non-opioid and non-addictive treatments to provide safe, effective and durable relief of multiple pain conditions. To accomplish this, the principal elements of our strategy are the following:

•	Develop SP-102 as a novel epidural injection for the first approved treatment of sciatica. We are developing SP-102 to address the limitations associated with the available corticosteroid epidural injectable products that are used off-label. Many of these products contain potentially neurotoxic preservatives and particulates and are administered over 12 million times annually despite a warning on the label of serious neurologic complications, including loss of vision, stroke, paralysis and death. These products carry warnings required by the FDA that the safety and efficacy of epidural administration has not been established. SP-102 has received fast track designation from the FDA and, if approved, could become the first FDA-approved epidural steroid product with long-term patent protection, which we also believe would create significant barriers to entry. Although such designation has been granted, it may not lead to a faster development or regulatory review process and such designation does not increase the likelihood that SP-102 will receive marketing approval. Due to the novelty of our formulation as well as the associated patents and trade secrets, future potential competitors could be required to conduct extensive preclinical studies and costly comparative clinical trials. A full six-month data analysis was completed in February 2022 and we have completed a pivotal Phase 3 study with final results received in March 2022, which results reflect achievement of primary and secondary endpoints. We have extensive clinical and preclinical data (including those obtained from multiple Phase 2 clinical trials) with the novel viscous gel formulation of SP-102. The Phase 3 study results were published in PAIN® Journal in June 2024 and we also presented the pivotal Phase 3 trial results at the American Society of Interventional Pain Physicians annual meeting in Las Vegas, Nevada in May 2022.

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SP-102 may be the first FDA approved ESI indicated for sciatica. Based on the Phase 3 results, we anticipate being able to show advantages of SP-102 compared to existing steroid formulations. We anticipate that SP-102 may have longer duration of clinical benefit compared to generic dexamethasone formulation. The currently used off-label dexamethasone formulation does not have proven efficacy. Pain specialists who have used current dexamethasone formulation believe the efficacy lasts for a short period of time. We expect the clinical benefit of SP-102 to last up to approximately 100 days. Clinical benefit lasting approximately 100 days will reduce the number of procedures patients need and save the health care system valuable resources. Other steroid formulations currently used are suspension steroid formulations. Suspension steroids can cause serious safety concerns such as paraplegia, stroke, paralysis and death, as reflected in FDA class label warning. We expect SP-102 to have proven tolerability based on data from our preclinical and clinical trials. Our reimbursement team will file for a separate J code for SP-102. Once a product receives a special J code, customers will be reimbursed for the product. We have experienced account executives who will follow the process to file for the special J code prior to the launch, which we expected to be granted within two to three quarters after launch. We believe this will facilitate faster uptake in revenue for SP-102 following FDA approval.

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Capitalize on the potential market as back pain affects most adults, causes disability for some, and is a common reason for seeking healthcare. In the United States, opioid prescriptions for low back pain have increased, and opioids are now the most commonly prescribed drug class. According to the British Medical Journal 2015, more than half of regular opioid users report back pain. Rates of opioid prescribing in the United States and Canada are two to three times higher than those in most European countries. If approved, SP-102 could become the first FDA-approved ESI product for sciatica. We believe an FDA-approved therapy for the treatment of sciatica could potentially benefit from first-to-market advantage if it can be shown to reduce or delay the need for expensive and potentially risky interventions, such as spinal surgery, and to decrease the use of opioids.

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Expand our product portfolio by developing or acquiring non-opioid assets that leverage our existing research and development infrastructure. We are continuously evaluating opportunities to leverage our research and development experience to develop non-opioid therapeutics for pain management indications that are not adequately served with existing treatment options. Plans for expansion of our product portfolio include investing in early and late-stage research programs to develop our pipeline and capabilities by selectively acquiring highly differentiated technologies, investing in technologies to prepare for commercialization, evaluating strategic partnerships to improve patient experience or enable greater patient access, and opportunistically pursuing strategic partnerships and collaborations to maximize the value of our pipeline and platform technologies. We also seek to in-license non-opioid therapeutics that can both complement our existing product portfolio and benefit from our existing research and development infrastructure.

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Leverage the robust and integrated commercial infrastructure and dedicated sales force and sales management, marketing, medical affairs, managed care capabilities, manufacturing and general administration functions of our parent company, Scilex, to commercialize our current and future product candidates, if approved. Scilex has successfully launched three commercial non-opioid pain management products in the past five years by using its in-house sales force of over 70 representatives, who typically have over 10 years of experience in promoting a broad scope of pain management products, as our current and future product candidates are commercialized. Scilex’s three marketed non-opioid pain products have given the Scilex team the opportunity to interact with the key physician audiences for SP-102, while promoting ZTlido, one of Scilex’s commercial products, and building rapport with the future prescribers as Scilex looks to partner with us for SP-102’s commercial launch. Scilex’s sales representatives leverage their established relationships with pain management healthcare professionals (“HCPs”) to call on over 10,000 target pain specialists, neurologists, select health care providers and we believe these same call points that are providing treatment for sciatica that could benefit from SP-102, if approved. Scilex launched ZTlido in the fourth quarter of 2018 with an integrated internal commercial organization and we believe that Scilex’s differentiated and focused team, combined with its competitive national accounts strategy and active direct marketing and medical efforts have driven, and will continue to drive, accelerated sales growth for Scilex products and in the future can drive market uptake for our pain product candidates, including SP-102. Currently we have approximately 12 contractors and consultants, in addition to four full-time employees from Scilex dedicated to our product candidate, SP-102. In connection with the closing of the Business Combination, we will enter into the Transition Services Agreement with Scilex, pursuant to which we will be able to utilize certain employees and other service providers of Scilex (including Scilex’s sales force) to operate our business, including with respect to the following business functions: finance, human resources, information systems, legal and administrative, R&D support and commercialization support. During the transition period and leveraging Scilex’s infrastructure, we will be able to develop our own infrastructure with Scilex’s continued support and as we enter the final stages of development and pre-launch commercialization planning, we plan to increase the number of full time employees to strengthen our research and development, general administrative, manufacturing, regulatory and commercial functions. The term of the Transition Services Agreement will be three years from the closing of the Business Combination, which we believe is sufficient time for us to develop our commercial infrastructure and other business functions. See the section titled “Risk Factors — Risks Related to Semnur’s Relationship with Scilex — Scilex currently performs or supports many important corporate functions for our company. Our financial statements for the fiscal years ended December 31, 2023 and 2022 reflect charges for these services on an allocation basis. As a result, our historical financial statements may not be reflective of conditions that would have existed or what our results of operations would have been had we been a stand-alone public company and no longer a majority owned subsidiary of Scilex” Upon completion of the Phase 3 CLEAR-2 trial by mid-2026, we will commence the preparation work for the mass production of SP-102. Leveraging Scilex’s commercial infrastructure, upon approval by the FDA, we intend to initiate negotiations with national insurance companies, as well as Medicare and Medicaid, to secure inclusion of SP-102 in their programs. In addition, we plan to enter into a distribution agreement with a major third-party logistic provider for warehousing and distribution of SP-102 as it approaches the NDA approval stage. Utilizing Scilex’s experience and support, we have established cross-functional launch teams and developed a detailed launch playbook to guide the efforts towards a successful product launch. For a brief summary of the launch activities and timelines, please refer to the section titled “Business of Semnur – Sales and Marketing.”

•	Leverage our management team’s experience to further develop and commercialize our current and future product portfolio. Leverage our management team’s experience to further develop and commercialize our current and future product portfolio. Our management team has held senior positions at leading biopharmaceutical companies, including Allergan, Inc., Bristol-Myers Squibb Company, Teva Pharmaceuticals Industries Ltd., Novartis Pharmaceuticals Corporation, Ardelyx, Inc., Pfizer Inc., Johnson and Johnson, Cephalon, Inc., Roche AG, PDL BioPharma, Inc., Xenoport, Inc. and Chiron Corp. Our team has substantial experience in rapidly progressing new drug products to clinical proof of concept, completing successful pivotal registration programs and successfully commercializing products.

We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives.

Our Management Team

Our management team has extensive experience in the pain and neurology center marketplace and a track record of successfully commercializing pain management and central nervous system products, which helps us in aiming to ensure that our current and future product candidates, pipeline programs, and partnerships in the marketplace are consistently of the highest quality.

Our management team is led by our Chief Executive Officer and President, Jaisim Shah, with strategic guidance from our executive director, Henry Ji, Ph.D. They collectively have over 60 years of global biopharmaceutical and biotechnology experience.

Jaisim Shah has over 30 years of industry success in leading product development and commercializing innovative therapies and creating companies, with documented success in development and commercialization of some of today’s most recognized pharmaceutical brands. He is a seasoned life science executive and board director with extensive accomplishments at Scilex, Bristol-Myers Squibb, Roche, PDL Biopharma, Pfizer, and start-ups such as Elevation. Mr. Shah has served as our Chief Executive Officer and President since our inception in 2013. He also previously served as Scilex’s President, Chief Executive Officer from March 2019 through August 2025, and a board member of Scilex from March 2019 through September 2025 and as a member of the board of directors of Scilex Pharmaceuticals, Inc., Scilex’s wholly owned subsidiary (“Scilex Pharma”), since November 2016. Mr. Shah served as Chief Business Officer of Elevation Pharmaceuticals where he focused on financing, business strategy, mergers and acquisitions, and business development. He led the sale of Elevation to Sunovion Pharmaceuticals in 2012. At Facet Biotech and PDL BioPharma, he served from 2000 to 2009 as Chief Business Officer and also held the position of senior vice president of marketing and medical affairs. During this time, he completed numerous licensing/partnering and strategic transactions including with Roche, Bristol-Myers Squibb, Otsuka, and Biogen Idec. His leadership in marketing and portfolio management, including leading the commercial enterprise, helped the company make large improvements to meet its profitability potential. At Bristol-Myers Squibb, as vice president of global marketing from 1997 to 2000, Mr. Shah received the “Presidents Award” for completing one of the most significant collaborations in the company’s history. He has played a key role in the formulation of long-range plans and pre-launch and launch strategies for brands such as Abilify®, Pegasys®, and Rituxan/MabThera®, each of which have generated well over $1 billion in sales.

Dr. Ji is the holder of several issued and pending patents in the life science research field. Our Chief Financial Officer, Stephen Ma, has more than 15 years of finance and operational expertise across pharmaceuticals and venture-backed biotechnology companies. Our research efforts are guided by highly experienced scientists and experts. Our management team contributes a diverse range of experiences from leading biopharmaceutical companies, including Allergan, Inc., Bristol-Myers Squibb Company, Teva Pharmaceuticals Industries Ltd., Novartis Pharmaceuticals Corporation, Ardelyx, Inc., Johnson and Johnson, Pfizer Inc., Cephalon, Inc., Roche AG, PDL BioPharma, Inc., Xenoport, Inc. and Chiron Corp. With this leadership, we believe we are well positioned to achieve our vision of becoming the leading pain management company delivering novel non-opioid and non-addictive treatments aiming to provide safe, effective and durable relief of multiple pain conditions.

In addition, we are supported by impressive teams across all levels of the organization. We hire and develop world-class talent from diverse backgrounds in biopharma, academia, technology and finance to ensure we have all of the capabilities to design and deliver first-class pain management therapies.

Our Product Candidate —SP-102

SP-102 is a pivotal Phase 3, novel, injectable viscous gel formulation of a widely used corticosteroid for epidural injections to treat sciatica. No ESIs are currently approved by the FDA.

Sciatica Market Overview

A particularly debilitating complication of back pathology is sciatica, which is a condition caused by mechanical compression of the nerve root, or by the effects of inflammatory mediators arising from a degenerative disc that results in inflammation and damage to the nerve roots. This nerve root compression in the lumbar segment of the spine causes shock-like or burning LBP combined with pain radiating down along the sciatic nerve through the buttocks and down one leg, sometimes reaching the foot. This often severe and debilitating leg pain is usually associated with symptoms of neuropathy-like numbness and tingling. The estimated lifetime incidence of sciatica ranges from 13% to 40% of the U.S. population, and about one-third of these cases will develop symptoms lasting over a year. According to a report by Decision Resources Group, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2024.

Market Opportunity for SP-102

The applicable assumed market for SP-102 is the U.S. ESI Market, with an average market growth rate of 3.6% through 2027 (as estimated by Syneos Health as part of its consulting assignment with Scilex in 2021 and Scilex internal market research, which takes into account Scilex’s anticipated promotional activities), with lower growth thereafter. Projections for SP-102 revenues assume receipt of regulatory approval in the first half of 2027 with commercial launch in the second half of 2027, a market size of approximately 12.0 million ESI procedures annually (based on Syneos Health’s analysis of prescription claims data), an average growth rate of 3.6% year- over-year through 2027 and lower growth thereafter, a maximum market share of approximately 33% of the U.S. ESI market (based on Syneos Health’s analogue assessment of other similar products in the applicable market and primary market research with healthcare professional specialists as well as Scilex’s assessment of the competitive landscape and that there are currently no FDA-approved ESI therapies for sciatica). Based on the independent market research conducted by Syneos Health in 2020 and 2021, given the potential substantial utilization of SP-102, by the 5th year of launch, sales of SP-102 in sciatica are projected to reach $1.5 billion to $2.0 billion annually. As of the date of this prospectus, SP-102 has not received regulatory approval. As disclosed elsewhere, we expect commercial launch in 2027 but there is no guarantee that we will be able to commence a commercial launch of SP-102 in 2027 or ever, as any such launch would be subject to regulatory approval, which we may not receive.

Current Treatment Landscape and Limitations of Existing Treatments

As the U.S. population ages, the incidence of sciatica and the need for interventions are expected to continue to increase. For example, from 2000 to 2018, ESIs in Medicare beneficiaries increased by more than 125%.

Although there are numerous etiologies of sciatica, and therapies may differ based on the etiology, pain management interventions for sciatica are usually multi-modal. Among the pain management interventions, ESI is considered to be efficacious and has been widely used by physicians across multiple specialties, including anesthesiology, physical medicine and rehabilitation and pain medicine. However, there is no ESI therapy approved by the FDA for sciatica to date, and particulate formulations of glucocorticoids have been associated with severe adverse events.

Patients with sciatica have a wide range of invasive and non-invasive treatment options. Surgical intervention options include vertebroplasty, spinal laminectomy, discectomy, microdiscectomy, foraminotomy, intradiscal electrothermal therapy, nucleoplasty, radiofrequency denervation, spinal fusion and artificial disc replacement. These options are generally the last line of treatment because they can result in prolonged recovery time, may not be successful in reducing pain or addressing the underlying cause, and may result in permanent loss of flexibility. For these reasons, less invasive interventions are usually implemented first. Less invasive interventions may include (i) nonpharmacological therapies such as physical therapy, stretching exercises, spinal manipulations or chiropractic therapy, traction, acupuncture, transcutaneous electrical nerve stimulation, and biofeedback; (ii) oral pharmaceutical therapies such as NSAIDs, muscle relaxants, opiates, antidepressants, and anticonvulsants; and (iii) injectable pharmaceutical therapies such as off-label use of ESIs or nerve blocks.

ESIs for various back pain syndromes are one of the most common procedures performed in the United States and lumbosacral radicular ESI procedures represent 88% of total ESI procedures. ESIs are used when a patient’s pain is inadequately controlled with oral pain medications, topical systems or interventions such as physical therapy. ESIs have demonstrated efficacy in reducing pain, restoring function, reducing the need for other health care and avoiding back surgery. However, in addition to not being FDA-approved for the treatment of sciatica, currently-used ESIs also present various risks and challenges.

When administering an ESI, many physicians use a particulate steroid (including methylprednisolone acetate, triamcinolone acetonide, or betamethasone sodium phosphate or betamethasone sodium acetate) instead of a non-particulate steroid (dexamethasone sodium phosphate) because early studies suggested that the duration of pain relief was longer with the particulates and fewer repeat injections were required, even though dexamethasone is considered an otherwise potent and therapeutically beneficial therapy. Particulate in injectable products is defined as extraneous undissolved particles present in injectable solution products. An example of such particulate is precipitate of insoluble drug product form, or suspended drug product particle. These steroid particles or their aggregates have at least two mechanisms for neurological damage: (1) they can act as emboli if injected into an artery and are of sufficient size to block small terminal arterioles supplying the brain or spinal cord; and (2) several particulate steroids have an immediate and massive effect on microvascular perfusion because of formation of red blood cell aggregates. These emboli can cause rare but catastrophic neurologic injuries including stroke and spinal cord injury that can result in increased pain, severe permanent disability or death. In addition, fungal meningitis has occurred from the injection of steroids manufactured in a compounding pharmacy that did not adhere to sterility standards.

The FDA has been evaluating serious neurologic events with ESIs since 2009, and in 2014, the FDA required a class warning on the currently off-label use of injectable corticosteroids to include information about the risk of serious neurologic events with ESIs. The warning on product labels for all injectable glucocorticoids states that the product is to be used for intramuscular or intravenous purposes only, and specifically includes a warning for serious neurologic adverse reactions with epidural administration. These serious neurologic events have been reported with and without the use of fluoroscopy. The class warning also includes a statement that safety and effectiveness of epidural administration of these corticosteroids have not been established.

Certain third-party payors have also provided limited coverage of ESIs to date. Based on coverage criteria established by different health care plans and certain Medicare Administrative Contractors, an ESI is considered medically necessary and therefore reimbursable only when certain specific criteria are met.

Our Solution

We are developing SP-102 to address problems associated with currently available corticosteroid products that are used in practice but not approved for epidural injection or the treatment of sciatica. SP-102 is a Phase 3 sterile dexamethasone sodium phosphate viscous gel formulation of 10 mg dexamethasone at a 5 mg/mL concentration in a pre-filled glass syringe for delivery via an epidural injection. SP-102 allows for the use of the potent dexamethasone and provides for longer residency time at the site of injection through the use of a viscous excipient in lieu of particulates. The product is also formulated without the use of preservatives and packaged in a pre-filled syringe, so as to confer greater physician convenience.

Currently-used steroids carry a class warning and are not approved to be administered epidurally for the treatment of sciatica. In fact, there are further warnings that the safety and efficacy of the use of these products following epidural administration has not been established. Their formulations include neurotoxic preservatives, surfactants, suspensions or particulates that carry risks of serious neurologic complications. Unlike currently- used steroids, SP-102 does not contain neurotoxic preservatives, surfactants, suspensions or particulates that carry risk of serious neurologic complications, which we believe may improve tolerability and the extent of pain relief. By using dexamethasone sodium phosphate, the soluble form of the potent dexamethasone, we believe SP-102 may substantially reduce the risk of embolic events in case of inadvertent intra-arterial administration and enable repeat injections. We expect the injectable viscous gel product, SP-102, which uses a biocompatible, biodegradable, novel excipient and is protected by multiple patents and patent applications and trade secrets, to prolong the residence time at the injection site and result in extended local activity. We believe SP-102, if successfully developed and approved, has the potential to reduce the disability related to LRP and help delay or avoid spine surgery.

If approved, SP-102 could become the first FDA-approved ESI product for sciatica. We believe an FDA-approved therapy for the treatment of sciatica could potentially benefit from first-to-market advantage if it can be shown to reduce or delay the need for expensive and potentially risky interventions such as spinal surgery and decrease the use of opioids. SP-102 benefits from our substantial intellectual property portfolio and other technical barriers to entry for potential competitors. Historically, we have purchased our clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SP-102, from Genzyme pursuant to a supply agreement, which terminated as of May 31, 2024. We anticipate that our current supply of sodium hyaluronate will be sufficient to satisfy our clinical and commercial supply requirements for sodium hyaluronate for at least 12 months following our expected commercial launch of SP-102 in 2027. We are currently in discussions with Sanofi, an affiliate of Genzyme, and are in the process of identifying and certifying new suppliers, in each case to fulfill our future supply requirements for sodium hyaluronate. Our complex manufacturing process, specialized equipment and know-how for sterile viscous product candidates are also key to our competitive edge.

We have completed a pivotal Phase 3 CLEAR trial (NCT03372161), which was designed to evaluate the tolerability and clinical benefit of SP-102 in the proposed indication (i.e., treatment of LRP). The CLEAR clinical trial is a randomized, double-blind, placebo-controlled, multicenter Phase 3 trial that enrolled 401 subjects with LRP at over 40 clinical sites across the United States, with a primary objective to evaluate the analgesic effect on average in the affected leg pain (as measured by the NPRS in the affected leg) following a single epidural transforaminal (TF) injection of SP-102, compared to an intramuscular (i.e., the posterior multifidus muscle) injection of placebo over four weeks. After the primary Week Four analysis period, and if the subject continued to experience leg pain, a repeat injection of open-label SP-102 was made optional at the investigator’s discretion.

Clinical Development Overview

We have completed a Phase 3 pivotal study of SP-102. The CLEAR study is a randomized, double-blind, placebo-controlled Phase 3 trial that enrolled 401 patients with sciatica to compare the epidural administration of SP-102 to placebo. We announced final results from this study in March 2022. The Phase 3 study results have been published in PAIN® Journal in June 2024 and we also presented the pivotal Phase 3 trial results at the American Society of Interventional Pain Physicians annual meeting in Las Vegas, Nevada in May 2022.

Preclinical and Clinical Trial and Highlights

SP-102 has been evaluated in a number of preclinical studies and clinical trials as a potential treatment for sciatica. Key findings from the preclinical studies and clinical trials include:

•	The introduction of SP-102 into blood vessels did not result in neurological complications in the UPD003-IS21 preclinical toxicology study;

•	SP-102 showed an extended residence time and tolerability in the 1014-1512 and the 1014-2847 preclinical studies;

•	Repeat injections of SP-102 showed continued pain reduction with no unexpected adverse events based on preliminary results from the SP-102-03 study; and

•	SP-102 showed an extended local activity with epidural administration in the ES-1504 study.

Study Details

Phase 3 Pivotal Clinical Trial — CLEAR

We have completed a pivotal, randomized, double-blind, placebo-controlled Phase 3 trial, CLEAR, that enrolled 401 patients with sciatica at over 40 sites across the United States. The study included an open-label extension where subjects were followed for up to 24 weeks after treatment to evaluate the tolerability of administering SP-102 in a larger patient population. After week four, subjects who met certain pain criteria received open-label SP-102 to investigate the tolerability of repeat injections and the duration of pain relief following injection. This well-controlled, double-blind, randomized trial was designed to demonstrate evidence of the analgesic effect and tolerability of SP-102. The schematic of this Phase 3 trial is demonstrated in the flowchart below.

The primary objective of this study was to evaluate the analgesic effect of SP-102 on average leg pain, measured using the NPRS following a single transforaminal injection. These results were compared to an intra-muscular injection of placebo over a four-week period. The secondary objectives of this study include (i) evaluation of the degree of disability over time as measured by the ODI; (ii) characterization of the change of the subject’s radiculopathy symptoms and overall condition, using a combination of PainDETECT, modified Brief Pain Inventory, Clinical Global Impression of Change (“CGIC”), and Patient Global Impression of Change (“PGIC”) and (iii) evaluation of the tolerability of a single and repeat SP-102 injection.

Schematic of CLEAR - SP-102 (SEMDEXA) Phase 3 Pivotal Trial

Results of CLEAR - SP-102 Phase 3 Pivotal Trial

A full six-month data analysis was completed in February 2022, and we announced final results from the study in March 2022, which results reflect achievement of primary and secondary endpoints. The Phase 3 study results have been published in PAIN® Journal (Miller et al 2024) and we also presented the pivotal Phase 3 trial results at the American Society of Interventional Pain Physicians annual meeting in Las Vegas, Nevada in May 2022.

The Phase 3 CLEAR trial summary results, which results reflect achievement of primary and majority of secondary endpoints, are as follows:

•

For the intent-to-treat (“ITT”) population, the primary endpoint of change in average daily NPRS pain in the affected leg over four weeks following the initial injection of SP-102 demonstrated least square (“LS”) mean treatment difference (standard error (“SE”)) of -0.52 (0.163) units [95% confidence interval (“CI”): -0.84, -0.20] compared to placebo (P=0.002). The change from baseline to Week Four in the mean daily average NPRS pain score (standard deviation (“SD”)) in the affected leg was -1.81 (1.896) for SP-102 versus -1.29 (1.814) in the placebo group. The calculated standardized effect size (Cohen’s D calculated as the group mean difference divided by the pooled standard deviation) associated with the ITT population is 0.28. A statistically significant difference in the mean daily average NPRS pain change between SP-102 and placebo was observed at Week One with a mean change from baseline of -1.49 (1.519) for SP-102 and -1.02 (1.472) for placebo (P=0.002), which was maintained through Week Four. These highly significant differences between SP-102 and placebo were also observed following sensitivity analyses for fixed effects.

•

Likewise for the ITT population, most of the secondary endpoints at four weeks also demonstrated statistically significant results. For the key secondary endpoint of mean change in ODI from baseline, the LS mean treatment difference (SE) for SP-102 was -3.38 (1.388) units [95% CI: -6.11, -0.65] compared to placebo (P=0.015). SP-102 treatment resulted in a -8.88 point reduction from baseline, which exceeds the minimal clinically important difference of -8 established in a reported pain study.

•

Additional secondary endpoints with statistically significant results for the ITT population include worst pain in affected leg at Week Four (P=0.004) and over four weeks (P=0.001), current pain in the affected leg (P=0.009), average pain in lower back (P=0.035), Brief Pain Inventory-Short Form (“BPI-SF”) for pain severity (P=0.003) and pain interference (P=0.049), PGIC (P<0.001) and CGIC (P<0.001), with the proportion of patients achieving a response at 30% (P=0.002).

•	The time to repeat injection (50th quantile [95% CI]) for the ITT population was 84 (71, 100) days for SP-102 versus 58 (50, 69) days for placebo (P=0.001).

Additional analyses were performed with the modified ITT population (“mITT”), the population with fluoroscopically confirmed needle placement. The primary endpoint group mean difference, associated standardized effect size (Cohen’s D), and statistical significance were improved for the mITT population (i.e., -1.08 (0.171), Cohen’s D = 0.68, P<0.001), which were initially observed at week one and improved through Week Four. Similarly, the mITT population was observed to have improved with mostly highly statistically significant outcomes for SP-102 over placebo for the secondary endpoints. In contrast to the ITT population, the mITT population was observed to have statistically significant PainDETECT (a tool to detect neuropathic pain components) for SP-102 over placebo (P=0.037) as well as number of subjects experiencing a 50% reduction in pain in the affected leg (P<0.001).

•	For the mITT population, the time to repeat injection (50th quantile [95% CI]) was 99 (78, 129) days for SP-102 versus 57 (49, 67) days for placebo.

•

There were no SAEs related to SP-102 or its administration procedure. There were no AEs leading to death, and no AEs of special interest (“AESIs”) (i.e., paraplegia, hematoma, or infection at the injection site). There were four (1.4%) subjects experiencing SAEs and one (0.3%) subject experiencing an AE leading to early withdrawal after receiving SP-102. Two (1.0%) subjects experienced an SAE, with one

(0.5%) subject experiencing an AE leading to early withdrawal and one patient death following placebo. The fatal SAE was considered unrelated to the placebo or study procedure, as were the SAEs leading to early withdrawal. In general, a slightly higher proportion of subjects in the SP-102 group had treatment emergent AEs (“TEAEs”) than in the placebo group, (60 [29.7%] subjects vs 42 [21.1%] subjects with any TEAE). The most common TEAEs by system organ class (SOC) were nervous system disorders: 20 (9.9%) in the SP-102 group, 16 (8.0%) in the placebo group, and 20 (7.0%) in the SP-102 repeat injection group. The most common TEAEs by preferred term were headache, reported in 13 (6.4%) subjects in the SP-102 group, 11 (5.5%) subjects in the placebo group, and 10 (3.5%) subjects the SP-102 repeat injection group.

•

Overall, headaches were more commonly reported in subjects exposed to SP-102 than in subjects not exposed to SP-102 through 12 weeks (6.5% vs 2.1%). Headaches were generally mild, transient, and associated with the epidural injection. Pain at the site of injection was only reported for subjects receiving SP-102 following the initial injection (2.0%) and repeat injection (0.7%). Otherwise, TEAEs occurring ≥2% of subjects were low and balanced between SP-102 and placebo. TEAEs occurring with an incidence ≥2% remained low following the repeat injection.

•	There were no meaningful differences observed in physical examinations, vital signs, or laboratory parameters between treatment groups.

The data from the primary endpoint analyses is graphically presented below. Summary tables are also provided for primary and secondary endpoints.

Mean Change From Baseline in NPRS Average Pain Score (Standard Error) in the Affected Leg (ITT Population)

SP-102 vs Placebo Weeks 1,2,3,4: p = 0.002, 0.005, 0.003, 0.003. Overall treatment Effect (Mean SP-102 vs Placebo difference): Diff = -0.52, SE= 0.163, p =0.002. Error Bars: 95% Confidence Limits.

Primary and Secondary Outcomes: NPRS Average Leg Pain In Affected Leg, ODI Total Score, Mean Daily NPRS (worst, current, and lower back), PainDetect, BPI-SF (Change from Baseline to Four Weeks; ITT Population)

	SP-102 N=202	Placebo N=199	LSM (SE)	95% CI	P-value
Endpoint	Mean Change from Baseline(1)	Mean Change from Baseline
NPRS Average Pain Score in the Affected Leg (primary endpoint)(2)	-1.81 (1.896)	-1.29 (1.814)	-0.55 (0.187)	-0.92, -0.18	0.003
ODI total score (key secondary endpoint)(3)	-8.88 (14.684)	-5.48 (13.083)	-3.38 (1.388)	-6.11, -0.65	0.015
Worst pain in affected leg at Week Four(2)	-1.88 (2.014)	-1.33 (1.946)	-0.57 (0.198)	-0.96, -0.18	0.004
Worst pain in affected leg over Four Weeks(2)			-0.56 (0.173)	-0.90, -0.22	0.001
Current pain in affected leg(2)	-1.8 (2.28)	-1.2 (2.41)	-0.6 (0.23)	-1.1, -0.2	0.009
Average pain in lower back(2)	-0.7 (2.54)	-0.2 (2.48)	-0.5 (0.23)	-0.9, 0.0	0.035
PainDETECT(3)	-2.7 (6.47)	-2.5 (6.07)	-0.3 (0.62)	-1.5, 0.9	0.642
Brief Pain Inventory – Short Form score (pain severity)(2)	-1.56 (1.952)	-0.98 (1.928)	-0.59 (0.200)	-0.98, -0.20	0.003
Brief Pain Inventory – Short Form score (pain interference)(3)	-1.16 (2.413)	-0.71 (2.095)	-0.44 (0.221)	-0.87, 0.00	0.049

(1)

Baseline NPRS score is the mean of at least five days and no more than seven days of scores from the screening visit until treatment randomization. For the current pain baseline is the last score prior to treatment. Baseline ODI is defined as the last ODI assessment score prior to the first dose on Day 1.
(2)	The analysis uses a REML-based MMRM with fixed effects for treatment (SP-102 or placebo), week, site, Pain Catastrophizing Scale group (<30 or ≥30), baseline score, and treatment-by-week interaction.
(3)	The analysis uses an ANCOVA model with fixed effects for treatment (SP-102 or placebo), site, Pain Catastrophizing Scale group (<30 or ≥30), and baseline score.

ANCOVA: analysis of covariance; ANOVA: analysis of variance; BPI-SF: Brief Pain Inventory – Short Form; CI: confidence interval; ITT: intent-to-treat (randomized population); LSM: least-squares mean; MMRM: mixed model for repeated measures; NPRS: numeric pain rating scale; REML: restricted maximum likelihood; SE: standard error

Patient Global Impression of Change (PGIC) and Clinical Global Impression of Change (CGIC) – ITT Population

	SP-102 N=202	Placebo N=199
PGIC Responders (number of patients who responded with “very much improved” or “much improved”(1)	71 (35.1%)	39 (19.6%)
Chi-Square	P<0.001
Logistic regression (odds ratio [95% CI])(2)	2.25 (1.42, 3.54) P<0.001
CGIC Responders (number of patients assessed as “very much improved” or “much improved”(1)	76 (37.6%)	39 (19.6%)
Chi-Square	P<0.001
Logistic regression (odds ratio [95% CI])(2)	2.49 (1.58, 3.91) P<0.001

(1)

7-point scale rating patient’s overall improvement. Patient change is rated from “very much improved”, “much improved”, “minimally improved”, “no change”, “minimally worse”, “much worse” or “very much worse”.

(2)	Logistic regression models with treatment (SP-102 or placebo), site, and Pain Catastrophizing Scale group(<30 or ≥30) as factors.

CI: confidence interval; ITT: intent-to-treat (randomized population)

Time to Repeat Injection – ITT Population

	SP-102 N=202	Placebo N=199
Number of patients with Repeat Injection of SP-102 (patients who received open-label SP-102 between 4 and 20 weeks after initial injection)	134 (66.3%)	152 (76.4%)
Number of censored patients(1)	68(33.7%)	47(23.6%)
Chi-Square	P=0.026
Time (days) to Repeat Injection
N	134(66.3%)	152(76.4%)
Mean (SD)	67.0(33.31)	57.8(31.69)
Median	57.5	43.0
Min, Max	27, 143	26, 148
25th quantile (95% CI)(2)	45(43, 57)	36(34, 40)
50th quantile (95% CI)(2)	84(71, 100)	58(50, 69)
75th quantile (95% CI)(2)	143(141, 143)	126(87, 146)
Comparison to Placebo(3) (Hazard ratio [95% CI]):	0.68(0.54, 0.86) P=0.001

(1)	Censored patients are the following: (1) patients who do not receive a repeat injection of SP-102 and (2) patients who discontinued the study prior to Week 20 without receiving a repeat injection.
(2)	Quartiles are estimated using Kaplan-Meier estimation.
(3)	A Cox proportional hazards model was utilized to test the treatment difference while adjusting for site and Pain Catastrophizing Scale (<30 or ≥30).

CI: confidence interval; ITT: intent-to-treat (randomized population); SD: standard deviation

Responder Analysis (Change from Baseline in Mean NPRS, Average Daily Pain in Affected Leg)(1) – ITT Population

	SP-102 N=202	Placebo N=199
30% reduction	88 (43.6%)	57 (28.6%)
Chi-Square	P=0.002
Logistic regression(2) (odds ratio [95% CI])	1.96 (1.28, 2.98) P=0.002
50% reduction	58 (28.7%)	41 (20.6%)
Chi-Square	P=0.060
Logistic regression(2) (odds ratio [95% CI])	1.58 (0.99, 2.52) P=0.055

(1)	Patients that discontinued or have missing scores at Week Four were considered non-responders.
(2)

Logistic regression models with treatment (SP-102 or placebo), site, and Pain Catastrophizing Scale group (<30 or ≥30), and baseline averaged daily pain score as factors were used to compare the treatment groups at each week.

CI: confidence interval; ITT: intent-to-treat (randomized population)

Interpreting Clinical Meaningfulness of SP-102 for the Treatment of LRP: a Post-Hoc Analysis of the CLEAR-1 Trial and a Systematic Review of Literature

Analgesic clinical trial studies performed to assess the efficacy of a pharmacological interventions produce results that require interpretation to fully understand their clinical meaningfulness. Commonly, these results are misinterpreted, with the most common source of confusion arising when the magnitude of group differences (typically between active and placebo) are conflated with the determination of the magnitude of improvement within subjects (as assessed by subjects and/or clinicians) that can be considered clinically important. Consequentially, substantial work by researchers, clinicians, and regulatory authorities has been done to establish consensus benchmarks for what constitutes clinically meaningful changes. The analgesic efficacy of SP-102 for the treatment of LRP was evaluated in the pivotal Phase 3 CLEAR-1 clinical trial. The objective of this post-hoc analysis was to interpret the clinical meaningfulness of the magnitude of group mean differences, based on consensus guidelines and benchmarks, of the CLEAR-1 trial by comparing to efficacy data observed for other analgesic products, and to evaluate these effects in the context of overall safety.

Statistical analyses for efficacy endpoints from the CLEAR-1 trial were performed for the ITT population, which included all randomized subjects, and the mITT population which included only subjects with fluoroscopic verification of successful injection. Group difference efficacy data are presented for the 4-week double-blind period (pre-specified and post-hoc analyses) and safety of single and repeat injections.

A systematic review was conducted and all available clinical trials studies for approved products for chronic low back pain (11 products) and any placebo-controlled trials studies that assessed the efficacy of off-label use of ESIs (4 studies) were collected and the GMDs and standardized effect sizes (“SES”) (Cohen’s D) were calculated for comparison with the results of the CLEAR-1 trial.

When the group mean difference (mITT: 1.08-point difference; ITT: 0.52) and SES (mITT: 0.68; ITT: 0.28) for the CLEAR-1 Trial are compared with those of other products known to be clinically meaningful analgesics for chronic low back pain, results for the ITT population were similar to those of the majority of other analgesics while the mITT population produced results greater than those of most (median of other products: group mean difference: 0.7- points; SES: 0.32); results were similar when compared against off-label ESIs (median group mean difference: 0.49; SES: 0.29). Similarly, when evaluating secondary endpoints with consensus clinically meaningful cutoffs (NPRS responder analyses, ODI, and Brief Pain Inventory — Pain Interference), statistically significant separation was observed for both populations.

Overall, these results support that SP-102 has a clinically meaningful effect in treating LRP based on assessment of group mean differences and SESs as recommended by consensus guidelines.

Phase 2 Repeat Dose Study — SP-102-03

We conducted an open-label, single-arm, pharmacodynamics (“PD”) and tolerability study of repeat epidural injections of SP-102 in patients with sciatica. We conducted this study to characterize repeat dose PD with respect to hypothalamic-pituitary-adrenal suppression using plasma cortisol levels, white blood cell count and blood glucose levels.

The study enrolled 19 subjects, of which 15 received repeat SP-102 epidural injections four to eight weeks after the initial injection. Four of the subjects did not experience recurrent pain and thus did not require a repeat injection. The daily average, current and worst pain in the affected leg and back showed continuous reduction throughout the 28-day observation period for both treatments. Based on a preliminary review of the results, SP-102 injections were generally well tolerated and there were no new unexpected adverse events observed.

Mean Percentage Change in Sciatica-Related Leg Pain as Measured by NPRS

Phase 1 Trial of SP-102 Compared to RLD—ES-1504

We conducted an open-label, single-arm, two-period, fixed sequential-dose study to evaluate the PK, PD and tolerability of SP-102 when administered by epidural injection. SP-102 was compared to intravenous dexamethasone sodium phosphate injection in subjects with lumbosacral radiculopathy. There were 12 subjects enrolled in this study, all of whom received SP-102 followed by the intravenous dexamethasone sodium phosphate injection (RLD) administered one month later. A RLD is an approved drug product to which new versions are compared to show that they are bioequivalent. The purpose of this study was to establish the pharmaceutical bridge between SP-102 and the RLD. The time to maximum serum concentration (“Tmax”) observed with the administration of SP-102 was four hours, compared to 15 minutes observed with intravenous dexamethasone. The PD parameters and tolerability profiles of both products were similar, and SP-102 did not prolong cortisol suppression time. SP-102 also maintained analgesic effects throughout a one-month observation period.

The overall systemic exposure of dexamethasone was similar, whether administered as SP-102 or injected intravenously, with a mean AUCinf of 0.916 µg*h/mL (observed with SP-102) compared to 0.943 µg*h/mL (observed with intravenously administered dexamethasone). Notably, there was a 16-fold increase in the Tmax following epidural injection of SP-102. The median Tmax was 4.00 hours for SP-102 compared to 0.25 hours for the comparison group. All 12 subjects with sciatica showed continuous reduction in back and leg pain during the one-month observation period following a single epidural injection of SP-102.

This study demonstrated that at an equivalent initial dose of dexamethasone, the systemic exposure to dexamethasone following epidural injection of SP-102 did not exceed the exposure following intravenous injection of the RLD. The PD effects, measured as white blood cell count, cortisol levels and glucose levels, as well as the tolerability profile, were similar between the two treatments. SP-102 injections were generally well tolerated and did not result in new unexpected side effects. We believe this trial supports a 505(b)(2) NDA, utilizing the known systemic safety of the FDA-approved RLD dose.

Toxicology Studies - Study Nos. 1014-1512 and 1014-2847

We conducted PK and toxicology studies in two non-rodent animal species to assess SP-102 administered via epidural and intrathecal routes with single and multiple dose regimens. Pharmacokinetically, a prolonged increase in the active dexamethasone metabolite was consistent with the extended residence time of the viscous gel formulation of SP-102 at the site of injection. There were no new unexpected toxicology findings apart from well-characterized toxicity findings commonly observed with administration of dexamethasone sodium phosphate. Based on these studies, we selected the 10mg dexamethasone in 2mL volume dose for our further clinical studies. This selection was endorsed by the FDA during our pre-IND meeting.

Preclinical Toxicology Study - UPD003-IS21

We conducted a preclinical toxicology study designed to simulate the accidental introduction of epidural steroids into arterial blood vessels providing blood supply to the spinal cord, which is a major cause of neurological complications associated with current administration of suspension steroids containing particulates. A 2 mL (10 mg of dexamethasone) injection of SP-102 was injected over one to two minutes into the vertebral artery of large animal species.

Pre- and post-dose angiography showed no remarkable changes and all animals survived for approximately 24 hours until euthanasia. The veterinary animal health report and the pathology report concluded there were no vascular, spinal cord or brain injuries associated with injection into the vertebral artery of the animals.

Hydrodynamic Study - SP-PC002

We conducted a hydrodynamic study of SP-102 in non-rodent animal species, which showed that epidural administration of SP-102 demonstrated an increased local residence half-life and a decreased flow from the injection site.

Hydrodynamic Study - SP-PC002 Epidural Injection Time Course: SP-102 Post-injection in 2 mL SP-102 (DSP 5 mg/mL; 1.25% HA) + 647 mg iohexol vs. Commercial DSP:

Intravascular Injection Study - SEM-005

We conducted a study to evaluate the accidental intravascular injection of SP-102 into the vertebral artery of non-rodent animals. There were no adverse clinical signs associated with the accidental intra-arterial injection of SP-102 following a 24-hour survival period.

Sales and Marketing

We intend to leverage the robust and integrated commercial infrastructure and dedicated sales force and sales management, marketing, medical affairs and managed care capabilities, manufacturing and general administration functions of our parent company, Scilex, to commercialize our current and future product candidates, if approved. Scilex has successfully launched three commercial non-opioid pain management products in the past five years by using its in-house sales force of over 70 representatives, who typically have over 10 years of experience in promoting a broad scope of pain management products, as our current and future product candidates are commercialized. Scilex’s sales representatives leverage their established relationships with pain management HCPs to call on over 10,000 target pain specialists, neurologists, select health care providers and we believe these same call points that are providing treatment for sciatica that could benefit from SP-102, if approved. Scilex’s marketing team has expertise in pain management and has already launched three products in the pain market, and we intend to leverage Scilex’s marketing expertise to launch SP-102. In connection with the closing of the Business Combination, we will enter into the Transition Services Agreement with Scilex, pursuant to which we will be able to utilize certain employees and other service providers of Scilex

(including Scilex’s sales force) to operate our business, including with respect to the following business functions: finance, human resources, information systems, legal and administrative, R&D support and commercialization support. During the transition period and leveraging Scilex’s infrastructure, we will be able to develop our own infrastructure with Scilex’s continued support and as we enter the final stages of development and pre-launch commercialization planning, we plan to increase the number of full time employees to strengthen our research and development, general administrative, manufacturing, regulatory and commercial functions. The term of the Transition Services Agreement will be three years following the closing of the Business Combination, which we believe is sufficient time for us to develop our commercial infrastructure and other business functions. See the section titled “Risk Factors — Risks Related to Semnur’s Relationship with Scilex — Scilex currently performs or supports many important corporate functions for our company. Our financial statements for the fiscal years ended December 31, 2023 and 2022 reflect charges for these services on an allocation basis. As a result, our historical financial statements may not be reflective of conditions that would have existed or what our results of operations would have been had we been a stand-alone public company and no longer a majority owned subsidiary of Scilex.”

We have created cross functional launch teams and developed a launch playbook to guide us towards a successful launch. The launch will be guided by the playbook activities and timelines briefly summarized below:

•	Patient journey: Learn how a patient moves through the disease state and how the patient is treated from the early to late stages of the disease.

•	HCP segmentation and profiling: Understand how to group physicians based on their prescription practices and other behaviors and factors that will influence their prescription practices.

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Patient segmentation and profiling: Divide patients with sciatica into groups, according to gender, insurance type, state of disease, and any other factors that will help identify ways to increase SP-102’s utilization in each group of patients.

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HCP and patient research: HCP research on how physicians treat sciatica, what are the unmet needs, what type of product physicians want to use to treat sciatica, and their expectations from the new product. Patient research provides us with information regarding how satisfied patients are with the current treatments, where the current treatments fall short, and their expectations on the new treatments.

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Marketing conditioning campaign development: Determine how to condition the market, including by identifying the current short falls and unmet needs in current treatments, ways to highlight these prior to launch, and the expectations for the new treatments.

•	Product positioning: Position the product by highlighting physician feedback on the product (e.g., safety, efficacy and length of effectiveness).

•	Branded campaign development and testing: Develop key messages around the benefits of SP-102.

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Campaign materials and temporary billing/coding reference guide: Develop materials for launch and promotion of SP-102 and develop billing codes guidelines for physicians to charge insurance for SP-102.

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Omnichannel promotion material development: Develop promotion materials for various channels, ensuring a consistent message, design and tone. These materials could include materials to sales representatives, journal advertisement, direct communication to patient and congress materials.

•	Trade name submission to FDA: Submit the trade name to FDA prior to filing NDA.

•	OPDP submission strategy: Submit launch materials to FDA based on the approved prescribing label.

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Packaging research: Conduct research on packaging methods with customers, including pharmacists, physicians, nurses, and people who handle the product, to ensure the packaging is convenient for those using SP-102.

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Baseline/Pre-launch HCP ATU: Based on product profile messaging, discuss with physicians how they intend to prescribe the product to patients, what key messages resonate with them, and their awareness of SP-102. This is to determine which patients are fit to use the product. This is usually done prior to launch and every six to nine months thereafter for the first two to three years.

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Quant demand study: Discuss with physicians anticipated patient demand for, and physician prescription of, SP-102 as well as dosage requirements. This information will help us develop an accurate forecast and plan for sufficient supply of the product.

•	Forecast refresh: Ongoing analysis of product demand, patient usage, physician feedback, reimbursement levels and other matters that may impact the use of SP-102 and update our forecast accordingly.

Clinical Development and Regulatory

Our clinical development team, which, as discussed above in further detail, consists of dedicated Scilex employees and contractors, includes in-house medical expertise and clinical development experts. The clinical development team works with our CRO to identify sites for clinical trials, support the investigator teams and develop publication plans for our product candidate. Additionally, the clinical development team also works with Key Opinion Leaders, professional societies and patient advocacy groups to educate on and support the appropriate use of pain therapeutics. Our clinical development team is responsible for determining registration or supportive studies, overseeing post-approval studies and supporting investigator-sponsored trials. Our regulatory team includes in-house and consultant regulatory professionals as well as ex-FDA regulatory expert advisors. We contract external regulatory group for publishing and performing submissions to the FDA and other regulatory agencies, including Health Canada.

Manufacturing and Supply Chain

We currently contract with third parties for the manufacture, assembly, testing, packaging and storage of our product candidate. Our technical team has extensive pharmaceutical development, manufacturing, analytical, quality and distribution experience and is qualified and capable of managing manufacturing and supply chain operations. Our Quality System, Standard Operating Procedures and contract manufacturing organizations (“CMOs”) comply with cGMP and regulatory requirements. We selected our CMOs for specific competencies having met our development, manufacturing, quality and the FDA regulatory requirements. These CMOs manufacture our clinical supplies and commercial batches. We currently have no plans to build our own manufacturing or distribution infrastructure.

As clinical trial development progresses forward, we will continue to explore both internal capabilities as well as deepening and expanding external relationships to ensure we meet our manufacturing requirements.

SP-102 is a Phase 3 sterile dexamethasone sodium phosphate injectable viscous gel drug product containing dexamethasone sodium phosphate equivalent to 10 mg dexamethasone in a pre-filled glass syringe with a 2 mL deliverable volume. SP-102 also contains sodium hyaluronate, which is a novel, biocompatible, viscosity- enhancing excipient and is listed in the European Pharmacopeia. Historically, we have purchased our clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SP-102, from Genzyme pursuant to a supply agreement, which terminated as of May 31, 2024. We anticipate that our current supply of sodium hyaluronate will be sufficient to satisfy our clinical and commercial supply requirements for sodium hyaluronate for at least 12 months following our expected commercial launch of SP-102 in 2027. We are currently in discussions with Sanofi, an affiliate of Genzyme, and are in the process of identifying and certifying new suppliers, in each case to fulfill our future supply requirements for sodium hyaluronate. SP-102 is manufactured by a single-source manufacturer, which supports the clinical development, including the completed Phase 3 clinical trial of SP-102. In March 2022, we announced final results of the Phase 3 clinical trial, satisfying the primary and key secondary endpoints. The manufacturing process is proprietary and includes trade secrets.

We plan to engage our existing contract manufacturer, Lifecore, for the commercial production of SP-102, if approved. See the section of this prospectus titled “Business — Material Agreements — Lifecore Master Services Agreement” for additional information regarding the manufacturing of our SP-102 product.

Competition

Our industry is highly competitive and subject to rapid and significant technological change. The large size and expanding scope of the pain management market makes it an attractive therapeutic area for biopharmaceutical businesses. Our potential competitors include pharmaceutical, biotechnology and specialty pharmaceutical companies. Many of these companies have drug product pipelines, readily available capital, and established research and development organizations.

SP-102, if approved, has the potential to become the first FDA-approved epidural steroid product for the treatment of sciatica. While there are currently no FDA-approved ESIs indicated for the treatment of sciatica, we are aware of certain non-steroid product candidates in development. SP-102, if approved, will compete with various opioid pain medications, NSAIDs, muscle relaxants, antidepressants, anticonvulsants and surgical procedures. Procedures may include nerve blocks and transcutaneous electrical nerve stimulations. We may also face indirect competition from the off-label and unapproved use of branded and generic injectable steroids.

We expect that the market will become increasingly competitive in the future. Many of our competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in: developing product candidates and technologies, undertaking preclinical studies and clinical trials, obtaining the FDA and other regulatory approvals of product candidates, formulating and manufacturing product candidates and launching, marketing and selling product candidates.

Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies or generic or biosimilar pharmaceutical manufacturers may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our commercial opportunity could be reduced or eliminated if our competitors succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we are currently developing or that we may develop. If approved, our product candidates will face competition from commercially available drug products as well as drug products that are in the development pipelines of our competitors and later enter the market.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do.

The key competitive factors affecting the success of SP-102 are likely to be its clinical benefit, durability, tolerability, price, intellectual property protection, and the availability of reimbursement from government and other third-party payors.

Material Agreements

Lifecore Master Services Agreement

On January 27, 2017, we entered into the Lifecore Master Services Agreement with Lifecore. Pursuant to the Lifecore Master Services Agreement, Lifecore is responsible for clinical trial material manufacturing and development services for SP-102 as set forth in each separate statement of work (each a “Lifecore Statement of Work”).

The parties entered into a Lifecore Statement of Work on January 27, 2017, pursuant to which Lifecore agreed to provide, among other things, (1) project management support, (2) development services, (3) clinical trial materials, and (4) stability studies. We paid Lifecore for the development and clinical trial material manufacturing services, which was invoiced at the completion of each service.

For the purposes of Lifecore’s development and clinical trial material manufacturing obligations, we granted Lifecore a nonexclusive, worldwide and royalty-free license under our owned or controlled intellectual property rights necessary to manufacture SP-102, without additional right, title or interest in our intellectual property.

The Lifecore Master Services Agreement expires on December 31, 2028, unless terminated earlier in accordance with the terms of such agreement, or unless renewed further by the parties. Either party may terminate the Lifecore Master Services Agreement (1) if the other party is in material breach of the agreement and fails to cure such breach within 30 days of written notice, subject to certain exceptions; or (2) immediately upon written notice to the other party if the other party (a) becomes insolvent, (b) ceases to function as a going concern, (c) is convicted of or pleads guilty to a charge of violating any law relating to either party’s business, or (d) engages in any act which materially impairs goodwill associated with SEMDEXA or materially impairs the terminating party’s trademark or trade name. In addition, Lifecore may terminate the agreement if (i) we fail to pay past due invoices upon 30 days’ written notice, or (ii) we reject or fail to respond to a major change or minor change proposed by Lifecore that does not change SEMDEXA’s written and approved acceptance criteria.

The Lifecore Master Services Agreement contains customary reciprocal indemnification obligations for Lifecore and Semnur.

The foregoing is a summary of the material terms of the Lifecore Master Services Agreement and the amendments thereto in the forms filed as exhibits to the registration statement of which this prospectus forms a part. You should read the form of the agreement and its amendments for a complete understanding of all of their respective terms.

Semnur Merger Agreement

On March 18, 2019, Semnur was acquired by Scilex pursuant to the Semnur Merger Agreement with Semnur, Sigma Merger Sub, Semnur Equityholders’ Representative, and for limited purposes, Sorrento. Pursuant to the Semnur Merger Agreement, Sigma Merger Sub merged with and into us (the “Semnur Merger”), and we survived as Scilex’s wholly owned subsidiary.

Pursuant to the Semnur Merger Agreement, and upon the terms and subject to the conditions contained therein, Scilex agreed to pay the former holders of Semnur’s capital stock (the “Semnur Equityholders”) up to $280.0 million in aggregate contingent cash consideration based on the achievement of certain milestones, comprised of a $40.0 million payment that will be due upon obtaining the first approval of a NDA of a Semnur product by the FDA and additional payments that will be due upon the achievement of certain amounts of net sales of Semnur products, as follows: (i) a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product, (ii) a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product, (iii) a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product, and (iv) a $150.0 million payment upon the achievement of

$750.0 million in cumulative net sales of a Semnur product. The obligation to make the foregoing payments is an obligation of Scilex and Scilex will pay such amounts, if triggered. However, in the event Scilex makes any of these payments, Scilex expects to seek reimbursement of these amounts from Semnur through an intercompany arrangement between Scilex and Semnur. At this time, no such intercompany agreement is in place. See the section titled “Business — Material Agreements — Semnur Merger Agreement” for additional information regarding Scilex’s obligations under the Semnur Merger Agreement. As of the date of this prospectus, none of the foregoing payments have been triggered.

The Semnur Merger Agreement also provided that following the consummation of Scilex’s first bona fide equity financing with one or more third-party financing sources on an arm’s length basis with gross proceeds to Scilex of at least $40.0 million, certain of the former Semnur optionholders will be paid cash in lieu of: (i) the 352,972 shares of Scilex Common Stock otherwise issuable to such former Semnur optionholders pursuant to the Semnur Merger Agreement, and (ii) any shares that would otherwise be issued to such former Semnur optionholders upon release of shares held in escrow pursuant to the Semnur Merger Agreement, with such shares in each case valued at $1.16 per share. The Semnur optionholders subsequently agreed, under the terms of the Exchange Agreement (as defined and described below) to forego the foregoing right to any such payment in exchange for the right to participate in the Share Exchange (as defined below).

In March 2019, the Semnur Equityholders that received the $55.0 million of shares of Scilex Common Stock (47,039,315 shares issued and 352,972 shares issuable, valued at $1.16 per share) (the “Stock Consideration”) were required to sign an Exchange and Registration Rights Agreement with Scilex (as amended, the “Exchange Agreement”). Pursuant to the Exchange Agreement, and upon the terms and subject to the conditions contained therein, if within 18 months following the closing of the Semnur Merger, 100% of the outstanding equity of Scilex had not been acquired by a third party or Scilex had not entered into a definitive agreement with respect to, or otherwise consummated, a firmly underwritten offering of Scilex capital stock on a major stock exchange that met certain requirements, then holders of the Stock Consideration could collectively elect to exchange, during the 60-day period commencing the date that was the 18 month anniversary of the closing of the Semnur Merger (the “Share Exchange”), the Stock Consideration for shares of Sorrento’s common stock with a value of $55.0 million based on a price per share of Sorrento’s common stock equal to the greater of (a) the 30-day trailing volume weighted average price of one share of Sorrento’s common stock as reported on Nasdaq as of the consummation of the Share Exchange and (b) $5.55 (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the “Exchange Price”). Pursuant to an amendment to the Exchange Agreement entered into by Sorrento and the Semnur Equityholders’ Representative on September 28, 2020, on October 9, 2020, Sorrento paid $55.0 million in cash to the Semnur Equityholders in lieu of issuing $55.0 million of shares of Sorrento’s common stock at the Exchange Price.

The foregoing is a summary of the material terms of the Semnur Merger Agreement (including the amendment thereto) in the forms filed as exhibits to the registration statement of which this prospectus forms a part. You should read the Semnur Merger Agreement (including the amendment thereto) for a complete understanding of all of their respective terms.

Shah Assignment Agreement

On August 6, 2013, we entered into that certain Assignment Agreement (the “Shah Assignment Agreement”) with Shah Investor LP (“Shah Investor”). Pursuant to the Shah Assignment Agreement, Shah Investor assigned to us the patents, know-how and other intellectual property related to pharmaceutical compositions of corticosteroids.

In consideration of the license and rights granted by Shah Investor, we agreed to pay royalties (i) at the rate of 1.5% of the Net Sales for Annual Net Sales (each as defined therein) up to $250,000,000 and (ii) at the rate of 2.5% of the Net Sales for Annual Net Sales of $250,000,000 and above, subject to certain adjustments as set out in the Shah Assignment Agreement. Such royalties payment for a given calendar quarter shall be due and payable on the date the royalty report for such quarter is due under the Shah Assignment Agreement.

The Shah Assignment Agreement continues in full force and effect on a country-by-country and product-by-product basis until royalties are no longer due on such product under the agreement. The Shah Assignment Agreement contains customary reciprocal indemnification obligations for Shah Investor and Semnur.

The Shah Investor is not related to Jaisim Shah, our Chief Executive Officer, and Jaisim Shah has no direct or indirect material interest in the Shah Assignment Agreement.

The foregoing is a summary of the material terms of Shah Assignment Agreement in the form filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the Shah Assignment Agreement for a complete understanding of all of its terms.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our novel adhesion and delivery technology, inventions, improvements and product candidates that are important to the development and implementation of our business. Our patent portfolio is intended to cover our product candidates, their methods of use and processes for their manufacture, and any other inventions that are commercially important to our business. We also rely on trade secret protection of our confidential information and know-how relating to our novel adhesion and delivery technology, platforms and product candidates.

Generally, patents are granted a term of 20 years from the earliest claimed non-provisional filing date. In certain instances, the patent term can be adjusted to recapture a portion of delay by the U.S. PTO in examining the patent application or extended to account for term effectively lost as a result of the FDA regulatory review period, or both. We cannot provide any assurance that any patents will be issued from our pending or future applications or that any patents will adequately protect our product or product candidates.

Our patent portfolio, consisting of owned and/or licensed IP as of August 31, 2024 contains approximately six issued and unexpired U.S. patents and four pending U.S. patent applications. Our portfolio also includes certain foreign counterparts of these patents and patent applications including in most major international markets.

With respect to our product candidate SP-102, the patents and patent applications that we own include formulations and methods of treatment. The patents are U.S. Pat. Nos. 10,500,284, 10,117,938, and 11,020,485, all of which expire in 2036. We continue to seek to maximize the scope of our patent protection for all our programs.

We believe that we have certain know-how and trade secrets relating to our technology and product candidate. We rely on trade secrets to protect certain aspects of our technology related to our current and future product candidate. However, trade secrets can be difficult to protect. We seek to protect our trade secrets, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, service providers, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks, Trade Secrets and Other Proprietary Information

We file trademark applications and pursue registrations in the United States and abroad when appropriate. We own pending trademark applications for “SEMNUR PHARMACEUTICALS” and “SEMDEXA” in the United States.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, we rely on trade secret protection and confidentiality agreements to protect our interests. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we will own all inventions conceived by the individual in the course of rendering services to us.

SP-102 benefits from our substantial intellectual property portfolio and other technical barriers to entry for potential competitors. Historically, we have purchased our clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SP-102, from Genzyme pursuant to a supply agreement, which terminated as of May 31, 2024. We anticipate that our current supply of sodium hyaluronate will be sufficient to satisfy our clinical and commercial supply requirements for sodium hyaluronate for at least 12 months following our expected commercial launch of SP-102 in 2027. We are currently in discussions with Sanofi, an affiliate of Genzyme, and are in the process of identifying and certifying new suppliers, in each case to fulfill our future supply requirements for sodium hyaluronate. Our complex manufacturing process, specialized equipment and know-how for sterile viscous product candidates are also key to our competitive edge. We believe that our competitors will be required to conduct lengthy and costly preclinical and clinical trials to establish products with comparable tolerability profiles and clinical benefit to SP-102.

Government Regulation and Product Approval

Government authorities in the United States at the federal, state and local levels, and in other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacture, pricing, reimbursement, sales, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are marketing and developing. SP-102 and any other product candidate that we develop must be approved by the FDA or otherwise authorized for marketing before they may be legally marketed in the United States and by the corresponding foreign regulatory agencies before they may be legally marketed in foreign countries. The processes for obtaining marketing approvals, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the FDCA and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process, approval process or after approval, may subject an applicant or its products to a variety of administrative or judicial sanctions, such as imposition of a clinical hold, the FDA’s refusal to approve pending applications, withdrawal of an approval, inspection scrutiny, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, or reimbursements, restitution, disgorgement of profits or other civil or criminal penalties. The process required by the FDA before a drug product may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies according to GLPs or other applicable regulations;

•	completion of FDA’s drug substance (Part 210), drug product (Part 211), combination of product and device (Part 820) and all Module 3, CMC, and cGMP requirements for NDA filing;

•	submission to the FDA of an Investigational New Drug Application (“IND”), which must become effective before human clinical trials may begin;

•	approval by an IRB covering each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials according to the laws and regulations pertaining to the conduct of human clinical trials, collectively referred to as GCP requirements to establish the safety and efficacy of the proposed drug product for its intended use;

•	submission to the FDA of an NDA or other marketing application, for a proposed new drug product, including its specific formulation and labeling;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA pre-approval inspection (PAI) of the manufacturing facility or facilities where the drug substance, drug product, packaging components and device are produced to assess compliance with the FDA’s cGMP requirements to assure that the facilities, manufacturing, methods and controls are adequate to preserve the drug product’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical study and clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale, distribution or shipment of the drug product.

Before testing novel compounds with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage, also referred to as preclinical studies. Preclinical studies include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the drug product candidate. The conduct of the preclinical studies must comply with federal laws and requirements including GLPs. The IND sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, and any available clinical data or literature, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical studies may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug product candidate at any time before or during clinical trials due to safety concerns, non-compliance, or for additional reasons. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trial.

Clinical trials involve the administration of the drug candidate to healthy subjects or patients with the target disease under the supervision of qualified investigators, generally physicians not employed by the trial sponsor. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the clinical trial, subject selection and exclusion criteria, dosing procedures, and the parameters to be used to collect data and to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND, and timely safety reports must be submitted to the FDA and investigators for suspected adverse reactions that are serious and unexpected and other safety-related findings. Clinical trials must be conducted in accordance with applicable statutes, the FDA’s regulations and GCP requirements. Further, each clinical trial must be reviewed and approved by an IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to and signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until it is completed. In some instances, additional oversight boards, such as a data safety monitoring board, are required to evaluate interim data and determine whether a study should continue or be modified or terminated. Information about many clinical trials is required to be publicly reported on www.ClinicalTrials.gov or similar databases.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The drug product is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing may be conducted only in patients having the specific disease.

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Phase 2. The drug product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule for patients having the specific disease.

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Phase 3. The drug product is administered to an expanded patient population in adequate and well-controlled clinical trials to generate sufficient data to statistically confirm the safety and efficacy of the product for potential approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product. Generally, at least two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA. In some cases, the FDA may approve a drug product based on the results of a single adequate and well-controlled Phase 3 trial for excellent design and which provided highly reliable and statistically strong evidence of important clinical benefit. The FDA’s decision to approve a drug product using the results of a single adequate and well-controlled Phase 3 trial depends both on the quality and quantity of the evidence and considers trial design, trial endpoints, and statistical methodologies, as well as the availability of other confirmatory evidence or reliance on a previous finding of effectiveness of an approved drug when scientifically and legally permissible.

The Company’s planned NDA application for SP-102 will not seek approval based on the results of a single adequate and well-controlled Phase 3 trial for excellent design and which provided highly reliable and statistically strong evidence of important clinical benefit. The Company plans to commence its Phase 3 CLEAR-2 trial in the second half of 2025 (as described in more details elsewhere in this prospectus under the section titled “Business of Semnur — Our Company”).

Post-approval studies, also referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and may be required by the FDA as part of the approval process.

Progress reports detailing the status of drug product development and results of the clinical trials must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and the investigators for suspected adverse reactions that are serious and unexpected (including increased rate of occurrence of such adverse reactions), findings from other studies that suggest a significant risk in humans exposed to the drug product, or any findings from tests in laboratory animals that suggests a significant risk for human subjects or patients. Phase 1, Phase 2 and Phase 3 clinical trials may not yield positive results, or may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug product has been associated with unexpected serious harm to study subjects.

During the development of a new drug product, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, the end of Phase 3 and

before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the Phase 3 clinical trials or manufacturing process validation and testing and their pre-NDA meeting that they believe will support approval of the new drug product.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug product as well as validate a process for commercial manufacturing the drug product in accordance with cGMP requirements. The commercial manufacturing process must be capable of consistently and continuously producing quality batches of the drug product candidate and, among other things, the manufacturer must develop appropriate methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug product candidate does not undergo unacceptable deterioration over its shelf life.

FDA Review and Approval Processes

The results of product development, preclinical studies and clinical trials for the claimed indications are incorporated into an NDA. The FDA may grant deferrals for the development and submission of pediatric data or full or partial waivers after the initial submission of a pediatric study plan following an end of Phase 2 meeting.

In addition, descriptions of the manufacturing process and controls, analytical tests conducted on the chemistry of the drug product, proposed labeling and other relevant information are required to be submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees and a waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of 10 months from the date of “filing” of a standard, original NDA for a new molecular entity to review and act on the submission. This review typically takes 12 months from the date the NDA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision after the application is submitted. The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accepting an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug product approval process, the FDA also will determine whether REMS is necessary to assure the safe use of the drug product. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve the NDA without a REMS, if required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.

Before approving an NDA, the FDA will generally inspect the facilities at which the product is to be manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP requirements.

After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug product with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA identified by the FDA and may require additional clinical data, such as an additional pivotal Phase 3 trial or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post-approval studies, referred to as Phase 4 testing, which involves clinical trials designed to further assess a product’s safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Expedited Development and Review Programs

The FDA administers a number of different programs that enable the agency and sponsors in various ways to expedite the development or agency review of a new drug product. Among these, the FDA has a fast track designation that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. New drug products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. As an example of the modified processes available to a fast track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug product designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of other NDAs under its current PDUFA review goals.

In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug product receiving accelerated approval perform additional adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-use submission of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

The Food and Drug Administration Safety and Innovation Act established a category of drug products referred to as “breakthrough therapies” that may be eligible to receive breakthrough therapy designation. A sponsor may seek the FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug product if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work with the sponsor to expedite the development and review of such drug product.

With passage of the 21st Century Cures Act in December 2016, Congress authorized the FDA to accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product candidate has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with the FDA to expedite development and review, benefits available to breakthrough therapies, potential eligibility for priority review and accelerated approval based on surrogate or intermediate endpoints.

Post-Approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown risks or problems with a product may result in labeling changes, restrictions on the product or even complete withdrawal of the product from the market. After approval, most changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug product manufacturers and other entities involved in the manufacture and distribution of approved drug products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP regulations and other laws and regulations. In addition, the FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

Any drug products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences or quality issues with the product, providing the FDA with updated safety and efficacy information, satisfaction of post-approval requirements or commitments, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements. These promotion and advertising requirements include, among other things, standards for direct-to-consumer advertising, prohibitions against promoting drug products for uses, or in patient populations, that are not described in the drug product’s approved labeling, which is known as “off-label use,” rules for conducting industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with post-approval requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drug products for off-label uses, manufacturers may not market or promote such off-label uses. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant, manufacturer or product to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical holds on post-approval clinical trials, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties.

Hatch-Waxman Amendments

Section 505 of the FDCA describes three types of NDAs that may be submitted to request marketing authorization for a new drug product, the first being a 505(b)(1) NDA. A 505(b)(1) NDA is an application that contains full reports of investigations of safety and effectiveness. A 505(b)(2) NDA likewise contains full reports of investigations of safety and effectiveness relevant to a product, but some of the data are not owned by or licensed to the applicant. Section 505(j) establishes an abbreviated approval process for generic versions of approved drug products through the submission of an abbreviated new drug product application (“ANDA”). An ANDA generally provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form, and with the same labeling and route of administration as the listed drug product and has been shown to be bioequivalent to the listed drug product. ANDA applicants are required to conduct bioequivalence testing to confirm chemical and therapeutic equivalence to the branded reference drug product. Generic versions of drug products can often, and sometimes must, be substituted by pharmacists under prescriptions written for the branded reference drug product.

A 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant, and for which the applicant has not obtained a right of reference. This regulatory pathway enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy for an existing product, or published literature, in support of its application. Additional preclinical and clinical data may also be submitted. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, or for any new indication sought by the 505(b)(2) applicant.

Upon submission of an ANDA or a 505(b)(2) NDA, an applicant must certify to the FDA at least one of the following (1) no patent information on the drug product that is relied upon by the ANDA or 505(b)(2) NDA (known as the reference drug product) has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid, unenforceable, or will not be infringed by the manufacture, use or sale of the drug product for which the ANDA or 505(b)(2) NDA is submitted. This last certification is known as a Paragraph IV Certification. If the NDA holder for the reference drug product or patent owner(s) asserts a patent challenge to the Paragraph IV Certification, the FDA may not approve that application until the earlier of 30 months from the receipt of the notice of the Paragraph IV Certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug product sponsor’s or patent owner’s decision to initiate patent litigation.

In addition to, and distinct from the patent protection provisions, the Hatch-Waxman Amendments establish periods of regulatory exclusivity for certain approved drug products, during which the FDA cannot approve (or in some cases accept) an ANDA or 505(b)(2) application that relies on the branded reference drug product. For example, the holder of an NDA may obtain five years of exclusivity upon approval of a new drug product containing a new chemical entity that has not been previously approved by the FDA. The Hatch-Waxman Amendments also provide three years of marketing exclusivity to the holder of an NDA (including a 505(b)(2) NDA) for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical trials (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. This three-year exclusivity period protects against FDA approval of ANDAs and 505(b)(2) NDAs for drug products that include the innovation that required the new clinical data, but generally allows the approval for non-protected characteristics and labeling.

Third-Party Payor Coverage, Pricing and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, sales of a product will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for the product. Third-party payors include government payor programs at the federal and state levels, including Medicare and Medicaid, managed care providers, private health insurers and other organizations. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication, and which can change over time. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs, in order for the company’s products to be considered as a formulary option. Nonetheless, product candidates may not be considered by individual payors to be medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that a preferred formulary position or an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

The cost of pharmaceuticals continues to generate substantial governmental and third-party payor interest. We expect that the pharmaceutical industry will experience pricing pressures due to the trend toward managed healthcare, the increasing influence of managed care organizations and additional legislative proposals. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drug products. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals such as our products and the product candidates that we are developing and could adversely affect our net revenue and results. See the discussion below under “U.S. Healthcare Reform”, and regarding the Inflation Reduction Act for further information.

Different pricing and reimbursement schemes exist in other countries. In the European Economic Area (“EEA”) (which is currently comprised of the 27 Member States of the EU plus Norway, Iceland and Liechtenstein), governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of those products to consumers. Some countries in the EEA operate positive and negative list systems under which some medicinal products are selected for coverage (positive list) and others are explicitly listed as excluded from reimbursement (negative list). To obtain reimbursement or pricing approval, some of these EEA countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product to currently available therapies. Other EEA countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drug products, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. There can be no assurance that any country that has price controls or reimbursement limitations for products will allow favorable reimbursement and pricing arrangements for any of our products.

U.S. Healthcare Reform

In the United States there have been, and continue to be, proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the ACA was enacted, which is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms, and which substantially changes the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, (1) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on biologic products, (2) prescribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drug products that are inhaled, infused, instilled, implanted or injected, (3) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (4) established annual nondeductible fees and taxes on manufacturers of certain branded prescription drug products, apportioned among these entities according to their market share in certain government healthcare programs, (5) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drug products to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drug products to be covered under Medicare Part D, (6) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (7) expanded the entities eligible for discounts under the 340B Public Health Service Act program, (8) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (9) established a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug product spending.

Since its enactment, there have been judicial, Congressional and Administrative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, legislation affecting the implementation of certain taxes under the ACA has been signed into law. The TCJA included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Further, the Bipartisan Budget Act of 2018 (the “BBA”), among other things, amended the ACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owned by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. On June 17, 2021 the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, former President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. In addition, on August 16, 2022, former President Biden signed the Inflation Reduction Act of 2022 into law, which, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The Inflation Reduction Act also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is unclear how additional healthcare reform measures of the Trump or subsequent administrations or other efforts, if any, to modify or invalidate the ACA or its implementing regulations, or portions thereof, will impact our business. Any health care reform measures will likely take time to unfold, and could have an impact on coverage and reimbursement for healthcare items and services. We cannot predict the ultimate content, timing or effect of any healthcare reform legislation or other policy or the impact of potential legislation or other policy on us.

Other legislative and administrative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. For example, the Budget Control Act of 2011, among other things, in connection with subsequent legislation, reduced Medicare payments to providers, on average, by 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through May 31, 2022, due to the COVID-19 pandemic. The law provides for 1% Medicare sequestration in the second quarter of 2022 and allows the full 2% sequestration thereafter until 2030. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If federal spending is further reduced, anticipated budgetary shortfalls may impact the ability of relevant agencies to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. On May 16, 2019, CMS adopted a final rule that, among other things, will require Part D plans to adopt Real Time Benefit Tools that are capable of integrating with electronic prescribing or electronic health record systems and have the capability to inform prescribers when lower-cost alternative therapies are available under a beneficiary’s prescription drug product benefit. Similarly, since 2021, Part D Explanation of Benefits transmittals to members are required to inform Part D beneficiaries about drug product prices and lower cost therapeutic alternatives. On August 16, 2022, former President Biden signed into law the Inflation Reduction Act of 2022, which among other things, contains two specific provisions affecting pricing for drug products and biologics. The first provision allows for CMS to negotiate prices for certain single-source drug products and biologics reimbursed under Medicare Part B and Part D, beginning with 10 high-cost drug products paid for by Medicare Part D starting in 2026, followed by 15 Part D drug products in 2027, 15 Part B or Part D drug products in 2028, and 20 Part B or Part D drug products in 2029 and beyond. The legislation subjects drug product manufacturers to civil monetary penalties and a potential excise tax for failing to comply with the legislation by offering a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. The legislation also caps Medicare beneficiaries’ annual out-of-pocket drug product expenses at $2,000. The second provision imposes a requirement that pharma manufacturers provide a rebate to Medicare, if the manufacturer increases price at a rate higher than the measured inflation rate. Medicaid has had a rebate program for several years, but Medicare did not. The intent is to limit price increases. The new rebate applies to drug products covered by Medicare under Part B or Part D. The rebate obligation applies if the average sales price (for Part B) or average manufacturers’ price (for Part D) of a single source drug product or biologic increases more than the rate of inflation (as measured by the index for urban consumers). The rebate amount is the total number of units sold in Medicare coverage multiplied by the amount by which the price exceeds the inflation adjusted price. The base year against which the inflation adjustment is measured is 2021. If the price exceeds the inflation adjusted price, the difference is multiplied by the units sold in Medicare and that amount is to be rebated. A failure to pay the rebate is subject to a penalty of 125% of the original rebate amount. The provision for Part D takes effect in 2022, with rebates to be paid beginning in 2023. The provision for Part B takes effect in 2023. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. In some cases, states appear interested in public policy designed to encourage drug product importation from other countries and bulk purchasing. Furthermore, there has been increased interest by third-party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

We expect that other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product, and could seriously harm our future revenue. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services, other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. For example, various activities, including but not limited to sales, marketing and scientific/educational grant programs, must comply with the anti-fraud and abuse provisions of the Social Security Act, the federal Anti-Kickback Statute, the federal False Claims Act and similar state laws, each as amended. Failure to comply with such requirements could potentially result in substantial penalties to us. Even if we structure our programs with the intent of compliance with such laws, there can be no certainty that we would not need to defend against enforcement or litigation, in light of the fact that there is significant enforcement interest in pharmaceutical companies in the United States, and some of the applicable laws are quite broad in scope.

The federal Anti-Kickback Statute prohibits any person, including a pharmaceutical manufacturer (or a party acting on its behalf), from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce or reward either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other.

The term “remuneration” is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain business arrangements from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability. The government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of this statute or specific intent to violate it. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below) or the civil monetary penalties statute, which imposes fines against any person who is determined to have presented or caused to be presented claims to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Additionally, many states have adopted laws similar to the federal Anti-Kickback Statute, and some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third-party payor, not only the Medicare and Medicaid programs in at least some cases, and do not contain safe harbors.

The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment of government funds, or knowingly makes, uses, or causes to be made or used a false statement material to a false or fraudulent claim, or knowingly conceals or knowingly and improperly avoids, or decreases an obligation to pay money to the government. The qui tam provisions of the False Claims Act allow a private individual to bring civil actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claims laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The False Claims Act has been used to assert liability on the basis of inadequate care, kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or AMP, improper promotion of off-label uses (i.e., uses not expressly approved by the FDA in a drug product’s label), and allegations as to misrepresentations with respect to the services rendered. Our activities relating to the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products and our service arrangements or data purchases, among other activities, may be subject to scrutiny under these laws. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the cost of defending such claims, as well as any sanctions imposed, could adversely affect our financial performance.

The healthcare fraud provisions under the U.S. federal Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”) impose criminal liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program, including private third-party payors, or falsifying or covering up a material fact or making any materially false or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services.

We may be subject to, or our marketing activities may be limited by, data privacy and security law and regulation promulgated by both the U.S. federal government and the U.S. states in which we conduct our business. For example, under HIPAA, the U.S. Department of Health and Human Services imposes upon “covered entities” (broadly, healthcare providers, health plans and healthcare clearinghouses) and their respective “business associates” (individuals or entities that create, receive, maintain or transmit protected health information on behalf of a covered entity) the HIPAA Privacy and Security Rules which include privacy obligations; requirements to implement appropriate administrative, physical and technical safeguards to ensure the confidentiality, integrity, and security of electronic protected health information; and breach response notification obligations. Although we are neither a covered entity nor business associate, and therefore not subject to the HIPAA Privacy and Security Rules, we must monitor developments with these requirements for changing obligations that may apply to us. The FTC also requires companies to take appropriate steps to keep consumers’ personal information secure and to make accurate statements regarding how they secure personal information under their custody or control, such as in a privacy notice. The FTC also expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of personal information it holds, the size and complexity of its business, and the cost of available tools to improve data security and reduce vulnerabilities. Individually identifiable health information, which we process, is considered sensitive data that merits stronger safeguards. Violations of the foregoing FTC requirements may constitute unfair or deceptive acts or practices under Section 5(a) of the FTC Act. While we do not intend to engage in unfair or deceptive acts or practices, the FTC has the power to bring enforcement actions based on the FTC’s interpretation of public privacy statements. Further, events that we cannot fully control, such as data breaches, may also result in civil penalties, FTC enforcement or enforcement by U.S. state attorneys general or other regulators. Various U.S. states have implemented privacy laws and regulations that regulate the use and disclosure of health information and other personal information. For example, the CCPA, established a privacy framework for covered businesses by, among other items, expanding the definition of personal information, establishing new data privacy rights for consumers who are California residents, imposing rules on the collection of personal information from minors, and creating a statutory damages framework for violations of the CCPA, including for failure to implement reasonable security procedures and practices to prevent data breaches. Penalties for violations of the CCPA include civil penalties and may result in related legal claims. The CPRA, most provisions of which became operative on January 1, 2023, introduced significant amendments to the CCPA and established and funded a dedicated California privacy regulator, the California Privacy Protection Agency. Several other states have implemented similar consumer privacy laws that took effect in the past year or will take effect in the near future. Further, Washington’s My Health My Data Act, taking effect July 1, 2024, imposes requirements specific to consumer health data. The foregoing U.S. state privacy laws impose many similar obligations as the CCPA on our processing of personal information. Other U.S. states are considering similar privacy legislation, and industry organizations regularly adopt and advocate for new standards in these areas. The uncertainty, ambiguity, complexity, and potential inconsistency surrounding the implementation and interpretation of the CCPA and other enacted or forthcoming U.S. state privacy laws exemplify the vulnerability of our business to the evolving regulatory environment related to the privacy, security and confidentiality of personal information and protected health information. We may be subject to fines, penalties, or private actions in the event of non-compliance with such laws.

Our activities outside of the U.S. implicate local, state, provincial, and national data protection standards, impose additional compliance requirements and generate additional risks of enforcement for non-compliance. Such laws may also restrict the access, use and disclosure of patient health information abroad. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws, to protect against security breaches and hackers, or to remediate issues caused by such breaches. Compliance with these laws is challenging, constantly evolving, time consuming, and requires a flexible privacy framework and substantial resources. Compliance efforts will likely be an increasing and substantial cost in the future.

The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drug products, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. In addition to this federal requirement, a number of individual states and foreign jurisdictions require detailed reporting and often public disclosures concerning transfers of value to physicians, other health care providers and family members. Effective January 1,

2022, these reporting obligations were extended to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners.

Compliance with such requirements may require investment in infrastructure to ensure that tracking is performed properly, and some of these laws result in the public disclosure of various types of payments and relationships.

Several states have enacted legislation requiring pharmaceutical companies to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, or register their sales representatives, as well as prohibiting pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and prohibiting certain other sales and marketing practices. These laws may affect our sales, marketing and other promotional activities by imposing administrative burdens on us. If we fail to track and report as required by these laws or otherwise comply with these laws, we could be subject to the penalty provisions of the pertinent state and federal authorities.

Where our activities involve foreign government officials, they may also potentially be subject to the FCPA. If we seek to have a product paid for with federal funds under the Medicaid programs or Medicare Part B, various obligations, including government price reporting, are required under the Medicaid rebate provisions of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended, which generally require products to be offered at substantial rebates/discounts to such programs and certain purchasers. Government price reporting may also be required with respect to average sales price, which serves as the basis of reimbursement under Medicare Part B. In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Many of our current as well as possible future activities are potentially subject to federal and state consumer protection and unfair competition laws. We must also comply with laws that require clinical trial registration and reporting of clinical trial results on the publicly available clinical trial databank maintained by the National Institutes of Health (“NIH”) at www.ClinicalTrials.gov. We are subject to various environmental, health and safety regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous substances. From time to time, and in the future, our operations may involve the use of hazardous materials.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government healthcare programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private “qui tam” actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts, integrity oversight and reporting obligations to resolve allegations of non-compliance, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to HCPs.

U.S. Marketing Exclusivity

Hatch-Waxman Exclusivity. Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA. If the new drug product is a new chemical entity subject to an NDA, the FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug product is a new chemical entity if the FDA has not previously approved any other new drug product containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. This definition is currently under FDA review. During the exclusivity period, the FDA may not accept for review an ANDA or a Section 505(b)(2) NDA submitted by another company for another version of such drug product where the applicant does not own or have a legal right of reference to all the data required for approval. However, such an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, such as new indications, dosages or strengths of an existing drug product. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drug products containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to any existing exclusivity period or patent term. This six-month exclusivity may be granted by the FDA based on the completion of a pediatric clinical trial in accordance with provisions of the FDCA.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials, pricing and reimbursement, anti-bribery, advertising and promotion, data privacy and security and any commercial sales and distribution of our future products.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application (“CTA”) much like the IND prior to the commencement of human clinical trials.

In the EEA, for example, a CTA must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with the EU Clinical Trials Directive 2001/20/EC (the “Clinical Trials Directive”) and the related national implementing provisions of the relevant individual EEA country’s requirements, the clinical trial described in that CTA may proceed.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (the “Clinical Trials Regulation”) was adopted. The Clinical Trials Regulation entered into force on January 31, 2022. The Clinical Trials Regulation is directly applicable in all the EEA countries, repealing the prior Clinical Trials Directive. The new Clinical Trials Regulation allows a sponsor to start and conduct a clinical trial in accordance with the Clinical Trials Directive during a transitional period of one year after the application date, i.e. January 31, 2022. The transition period for the trials ongoing at the moment of applicability will be a maximum of three years after the date of application of the Clinical Trials Regulation. Clinical trials authorized under the current Clinical Trials Directive before January 31, 2023 can continue to be conducted under the Clinical Trials Directive until January 31, 2025. An application to transition ongoing trials from the current Clinical Trials Directive to the new Clinical Trials Regulation will need to be submitted and authorized in time before the end of the transitional period. The new Clinical Trials Regulation is intended to simplify and streamline the approval of clinical trials in the EEA. The main characteristics of the regulation include: a streamlined application procedure through a single entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided into two parts.

For other countries outside of the EEA, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials vary from country to country. Internationally, clinical trials are generally required to be conducted in accordance with GCP, applicable regulatory requirements of each jurisdiction and the medical ethics principles that have their origins in the Declaration of Helsinki.

In the EEA, medicinal products can be commercialized only after obtaining a Marketing Authorization (“MA”). There are several procedures for requesting marketing authorization which can be more efficient than applying for authorization on a country-by-country basis. There is a “centralized” procedure allowing submission of a single marketing authorization application to the EMA. If the EMA issues a positive opinion, the European Commission will grant a centralized marketing authorization that is valid in all EEA countries.

The “centralized” procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The “centralized” procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EEA.

There is also a “decentralized” procedure allowing companies to file identical applications to several EEA countries simultaneously for product candidates that have not yet been authorized in any EEA country and a “mutual recognition” procedure allowing companies that have a product already authorized in one EEA country to apply for that authorization to be recognized by the competent authorities in other EEA countries. Under the “decentralized” procedure, an identical dossier is submitted to the competent authorities of each of the EEA countries in which the MA is sought, one of which is selected by the applicant as the Reference Member State (“RMS”). If the RMS proposes to authorize the product, and the other EEA countries do not raise objections, the product is authorized in all the EEA countries where the authorization was sought. Before granting the MA, the EMA or the competent authorities of the EEA countries make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

In many countries outside the United States, procedures to obtain price approvals, coverage and reimbursement can take considerable time after the receipt of a MA. Many EEA countries periodically review their reimbursement of medicinal products, which could have an adverse impact on reimbursement status. In addition, we expect that legislators, policymakers and healthcare insurance funds in the EEA countries will continue to propose and implement cost-containing measures, such as lower maximum prices, lower or lack of reimbursement coverage and incentives to use cheaper, usually generic, products as an alternative to branded products, and/or branded products available through parallel import to keep healthcare costs down. Moreover, in order to obtain reimbursement for our products in some EEA countries, including some EU Member States, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. Health Technology Assessment (“HTA”) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA countries, including those representing the larger markets. The HTA process, which is currently governed by national laws in each EEA country, is the procedure to assess therapeutic, economic and societal impact of a given medicinal product in the national healthcare systems of the individual country. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA countries. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between EEA countries, although the HTA Regulation, which aims to harmonize the clinical benefit assessment of HTA across the EEA, will apply from January 12, 2025. If we are unable to maintain favorable pricing and reimbursement status in EEA countries that represent significant markets, our anticipated revenue from and growth prospects for our products in the EEA could be negatively affected.

Outside the United States, interactions between pharmaceutical companies and physicians are also governed by strict laws, such as national anti-bribery laws of EEA countries, national sunshine rules, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

In the EEA, the advertising and promotion of our products are subject to laws governing promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. For example, applicable laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (“SmPC”), as approved by the competent authorities in connection with a marketing authorization approval. The SmPC is the document that provides information to physicians concerning the safe and effective use of the product. Promotional activity that does not comply with the SmPC is considered off-label and is prohibited in the EEA. Other applicable laws at the EEA level and in the individual EU Member States also apply to the advertising and promotion of medicinal products, including laws that prohibit the direct-to-consumer advertising of prescription-only medicinal products and further limit or restrict the advertising and promotion of our products to the general public and to health care professionals. Violations of the rules governing the promotion of medicinal products in the EEA could be penalized by administrative measures, fines and imprisonment.

In addition to data privacy and security regulations in the United States, we may be subject to, or our marketing activities may be limited by, data privacy and security regulations in the EEA, Switzerland, or the United Kingdom (“UK”), where the legislative and regulatory landscape continues to evolve. There has been increased regulator attention to privacy and data security issues that could potentially affect our business, including through legislation such as the EEA GDPR and UK GDPR, which each imposes strict obligations on the processing of personal data, including the transfer of personal data from the EEA, Switzerland, or UK to third countries that the European Commission has determined does not ensure an adequate level of protection, such as the United States. If we violate the GDPR, we may face significant penalties of up to EUR 10,000,000 or 2% of our total worldwide annual turnover, or for more serious violations, up to EUR 20,000,000 or 4% of our total worldwide annual turnover.

The GDPR and other EEA and UK data privacy and security regulations generally restrict the transfer of personal data from the EEA, UK and Switzerland, to the United States and certain other third countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. One of the primary safeguards on which companies may rely to import or export personal data from had been the EU-U.S. Privacy Shield and Swiss-U.S. Privacy Shield frameworks administered by the U.S. Department of Commerce. However, the EU-U.S. Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (the “CJEU”) in a case known as “Schrems II.” Following this decision, the Swiss Federal Data Protection and Information Commissioner (the “FDPIC”) announced that the Swiss-U.S. Privacy Shield does not provide adequate safeguards for the purposes of personal data transfers from Switzerland to third countries that are deemed as not providing adequate protection, including the United States. While the FDPIC does not have authority to invalidate the Swiss-U.S. Privacy Shield regime, the FDPIC’s announcement casts doubt on the viability of the Swiss-U.S. Privacy Shield as a compliance mechanism for Swiss-U.S. data transfers.

The CJEU’s decision in Schrems II also raised questions about whether one of the primary alternatives to the EU-U.S. Privacy Shield, namely the European Commission’s Standard Contractual Clauses, can lawfully be used for personal data transfers from Europe to the United States or other third countries that are not the subject of an adequacy decision of the European Commission. While the CJEU upheld the adequacy of the Standard Contractual Clauses in principle in Schrems II, it made clear that reliance on the Standard Contractual Clauses alone may not necessarily be sufficient in all circumstances. Use of the Standard Contractual Clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular regarding applicable surveillance laws and relevant rights of individuals with respect to the transferred data. In the context of any given transfer, where the legal regime applicable in the destination country may or does conflict with the intended operation of the Standard Contractual Clauses and/or applicable European law, the decision in Schrems II and subsequent draft guidance from the European Data Protection Board (the “EDPB”) would require the parties to that transfer to implement certain supplementary technical, organizational and/or contractual measures to rely on the Standard Contractual Clauses as a lawful “transfer mechanism.” However, the draft guidance from the EDPB on such supplementary technical, organizational and/or contractual measures appears to conclude that any combination of such measures may not be sufficient to allow effective reliance on the Standard Contractual Clauses in the context of transfers of personal data “in the clear” to recipients in countries where the power granted to public authorities to access the transferred data goes beyond that which is “necessary and proportionate in a democratic society”—which may, following the CJEU’s conclusions in Schrems II on relevant powers of United States public authorities and commentary in draft EDPB guidance, include the United States in certain circumstances (e.g., where Section 702 of the U.S. Foreign Intelligence Surveillance Act applies). Further, the UK Information Commissioner’s Office has provided for separate international data transfer mechanisms for restricted transfers of data from the UK: an international data transfer agreement (the UK equivalent of the EU Standard Contractual Clauses) (“IDTA”) and an international data transfer addendum (which amends the EU Standard Contractual Clauses for purposes of international data transfers from the UK to countries without an essentially equivalent data protection framework) (the “Addendum”). Both the IDTA and the Addendum came into force in March 2022.

If we are unable to implement a valid solution to transfer personal data from the EEA to the United States or other countries that have not been deemed to provide an essentially equivalent level of data protection, we may face increased exposure to regulatory action, substantial fines, or injunction orders to stop processing personal data from EEA, Swiss, or UK residents. Any inability to import personal data to the United States may also restrict our clinical trials activities in the EU; limit our ability to collaborate with contract research organizations as well as other service providers, contractors and other companies subject to EU data privacy and security laws; and require us to increase our data processing capabilities in the EU and the UK at a significant expense. Additionally, other countries outside of the EU have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our services and operating our business. The types of challenges we face in the EEA, Switzerland, and the UK will likely also arise in other jurisdictions that adopt laws similar to the GDPR or regulatory frameworks of equivalent complexity.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions or criminal prosecution.

Employees and Human Capital Resources

As of November 28, 2025, we have seven full time employees, including three employees who have M.D.s or Ph.D.s As a majority owned subsidiary of Scilex, we have been dependent upon the services provided by Scilex’s employees, including the equivalent of four Scilex employees providing full time services to us. We expect that our employees of Scilex and will devote a portion of their time to our business and affairs on an ad hoc basis as necessary to manage and conduct our operations. Scilex currently has 27 full-time employees, including three employees who have M.D.s or Ph.D.s providing services to us. Within that workforce, three employees were primarily engaged in research and development and 24 were primarily engaged in general management and administration. We have approximately 12 contractors and consultants, along with four full-time employees from Scilex dedicated to the research and development of SP-102. None of Scilex’s employees are represented by labor unions or covered by collective bargaining agreements.

In connection with the closing of the Business Combination, we will enter into the Transition Services Agreement with Scilex, pursuant to which we will be able to utilize certain employees and other service providers of Scilex to operate our business, including with respect to the following business functions: finance, human resources, information systems, legal and administrative, R&D support and commercialization support. Transition services provided by Scilex will be on a cost plus 10% basis, provided that the service fees will not exceed $2,000,000 per annum until all payments under the Oramed Note have been paid in full in cash, and we will reimburse Scilex for its out of pocket fees, costs or expenses. During the transition period, we plan to engage and increase full time employees to support our research and development, general administrative, manufacturing, regulatory and commercial functions as we enter the final stage of development and pre-launch commercialization planning. The term of the Transition Services Agreement will be three years following the closing of the Business Combination, which we believe is sufficient time for us to develop our commercial infrastructure and other business functions.

Facilities and Properties

We currently maintain our principal executive office in approximately 3,000 square feet of space provided at no cost by Scilex at Scilex’s principal executive office, which is currently located in Palo Alto, California, and consists of approximately 12,500 square feet of leased office space. The lease term expires in September 2027. We believe our facilities are adequate to meet our current needs. As we expand, we believe appropriate additional or alternative space will be available on commercially reasonable terms.

Legal Proceedings

From time to time we may become involved in various legal proceedings, including those that may arise in the ordinary course of business. We are not presently a party to any legal proceedings that, in the opinion of management, would have a material adverse effect on our business. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources, and other factors, and there can be no assurances that favorable outcomes will be obtained.

Our Corporate History

We were incorporated under the name “Denali Capital Acquisition Corp.” on January 5, 2022 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On September 22, 2025, we changed our jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. On September 22, 2025, we changed our name to “Semnur Pharmaceuticals, Inc.”

We are an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation.

Additionally, we are currently a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Website

Our website address is www.semnurpharma.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Denali’s Executive Officers and Director Compensation Prior to Completion of the Business Combination

None of Denali’s officers or directors have received any compensation for services rendered to Denali. The Sponsor, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Denali’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Legacy Semnur and Current Executive Compensation

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving our goals. We believe our compensation programs should promote the success of the Company and align executive incentives with the long-term interests of our stockholders. This section provides an overview of the material components of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. The following is a discussion and analysis of the material components of the compensation arrangements of Legacy Semnur’s named executive officer for the fiscal year ended December 31, 2024 who became an executive of ours. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Jaisim Shah	2024	240,865	—	—	10,223	(1)	251,088
Chief Executive Officer
Henry Ji, Ph.D.	2024	17,308	—	—	996	(1)	18,304
Treasurer and Secretary
Stephen Ma	2024	128,308	—	—	8,884	(1)	137,192
Chief Financial Officer

(1)	Represents (i) matching contributions made under the Company’s 401(k) plan, (ii) health insurance premiums paid by Semnur and (iii) life insurance premiums paid by Semnur.

Narrative Disclosure to Summary Compensation Table

During the year ended December 31, 2024, Semnur had only two named executive officers that provided services to Semnur: Jaisim Shah, Semnur’s Chief Executive Officer and Henry Ji, Ph.D., Semnur’s Treasurer and Secretary. Scilex’s Chief Financial Officer, Stephen Ma, also provided services to Semnur during such time but was not then an executive officer of Semnur. Semnur appointed Mr. Ma as Semnur’s Chief Financial Officer following the closing of the Business Combination.

During the year ended December 31, 2024, each of Mr. Shah, Dr. Ji and Mr. Ma was an executive officer of Scilex. As Semnur is a majority owned subsidiary of Scilex and executives of Scilex are required to provide services to Scilex’s subsidiaries, neither Dr. Ji nor Mr. Shah nor Mr. Ma received any additional cash or equity compensation from Semnur for services rendered to Semnur for the year ended December 31, 2024 and Semnur had not entered into any employment agreements with Dr. Ji, Mr. Shah or Mr. Ma, prior to the closing of the Business Combination. Instead, the costs associated with the time spent by Dr. Ji, Mr. Shah and Mr. Ma, and any other employees of Scilex, working on matters for Semnur is allocated to Semnur. These costs are then included in Semnur’s operating expenses as either research and development expenses, if such individual is engaged in research and development functions related to the SP-102 program, or general and administrative expenses, if such individual is engaged in executive, marketing, finance, corporate and business development and administrative functions.

After the consummation of the Business Combination, Dr. Ji retained his position at Scilex as Scilex’s Chief Executive Officer, President, Chairperson and a board member, and Mr. Ma retained his position as Scilex’s Chief Financial Officer and Corporate Secretary. Dr. Ji and Mr. Ma intend continue to dedicate time to both Scilex and Semnur. During the year ended December 31, 2024, Mr. Shah previously dedicated approximately 80% of his time to Scilex and 20% to Semnur, Dr. Ji dedicated approximately 99% of his time to Scilex and 1% to Semnur and Mr. Ma dedicated approximately 80% of his time to Scilex and 20% to Semnur. Each officer’s hours fluctuated weekly based on the specific needs of Scilex and Semnur. After the consummation of the Business Combination, each of Dr. Ji and Mr. Ma intend to increase the aggregate number of hours he is working and split his time equally between Scilex and Semnur.

During the year ended December 31, 2024, there were no research development expenses as a result of Dr. Ji’s, Mr. Shah’s and Mr. Ma’s time allocated to Semnur and general and administrative expenses as a result of Dr. Ji’s, Mr. Shah’s and Mr. Ma’s time allocated to Semnur during the year ended December 31, 2024 were approximately $406,584. For more information regarding Semnur’s operating expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semnur — Components of Our Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations”.

On August 30, 2024, the Legacy Semnur Board approved the following stock option grants (the “Awards”), as adjusted for the option exchange, to Dr. Ji, Mr. Shah and Mr. Ma under the 2024 Stock Option Plan, with a grant date of August 30, 2024, which grants are subject to the terms and conditions of the 2024 Stock Option Plan and the applicable form of option agreement approved for use thereunder. The exercise price, after giving effect to the option exchange completed in connection with the Business Combination, of the following stock option grants is $1.27 per share, with 1/48th of the total amount of the shares vested and shall vest each month after the Grant Date, subject to the executive officer’s providing continuous service (as defined in the 2024 Stock Option Plan) on each such vesting date, inclusive.

Stock Options
Jaisim Shah	21,875,000
Henry Ji, Ph.D.	21,875,000
Stephen Ma	2,500,000

The Awards became eligible for exercise upon the approval by the shareholders of Denali of the Option Exchange (and notwithstanding the foregoing, the Awards are not exercisable until all payments and all obligations under the Oramed Note have been paid in full). These Awards are not considered to be granted under accounting rules as repayment of the Oramed Note has not occurred. As such, total amount of stock-based compensation expense attributable to these Awards would be determined based on their accounting grant-date fair value and to be recognized, on a tranche-by-tranche basis, over forty-eight equal monthly tranches. No expense was recorded in connection with the Awards granted under the 2024 Stock Option Plan as of December 31, 2024, as the vesting is contingent upon the repayment of the Oramed Note and the closing of the Business Combination.

Potential Payments upon Termination or Change in Control

During the year ended December 31, 2024, Semnur did not have any arrangement with any of its executive officers providing for potential payments, compensation or other benefits upon termination or the occurrence of a change of control other than as described below.

If there is a sale or other disposition of at least 50% of the outstanding securities of Semnur or other corporate transaction (as defined in the 2024 Stock Option Plan), and the Awards are not assumed, continued or substituted by the surviving or acquiring corporation, then the Awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the corporate transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Semnur with respect to such awards will lapse (contingent upon the effectiveness of the corporate transaction).

The Board may elect to adopt severance and change in control agreements in the future if it determines that doing so is in the best interests of Semnur.

Executive Employment Agreements

The Company entered into employment agreements with each of Mr. Shah, Dr. Ji and Mr. Ma, effective as of the Closing (collectively, the “Employment Agreements”).

Pursuant to the employment agreement entered into with Mr. Shah, Mr. Shah will continue to serve as the Chief Executive Officer and President of the Company. Mr. Shah’s annualized salary will be $1,250,000 and he will be eligible to receive an annual incentive bonus of up to 150% of his base salary. The compensation committee (“Compensation Committee”) of the Board shall annually review and adjust his base salary.

Pursuant to the employment agreement entered into with Dr. Ji, Dr. Ji will continue to serve as the Executive Chairperson of the Company. Dr. Ji’s annualized salary will be $1,100,000 and he will be eligible to receive an annual incentive bonus of up to 150% of his base salary. The Compensation Committee shall annually review and adjust his base salary.

Pursuant to the employment agreement entered into with Mr. Ma, Mr. Ma will serve as the Chief Financial Officer, Senior Vice President and Secretary of the Company. Mr. Ma’s annualized salary will be $345,000 and he will be eligible to receive an annual incentive bonus of up to 60% of his base salary. The Compensation Committee shall annually review and adjust his base salary.

Each Employment Agreement has a term of three years and will renew automatically for additional one year terms, unless either party provides the other with written notice of non-renewal at least 60 days prior to the date of automatic renewal. Each executive officer’s employment will be on an “at will” basis. Each executive officer is also entitled to other customary employment benefits, including reimbursement of expenses, paid vacation, and shall be eligible to participate in all benefit plans that are generally made available to the Company’s executive officers.

Dr. Ji’s and Mr. Shah’s Employment Agreements each provide that if the applicable executive officer with the Company is terminated by the Company without “Cause” or by such executive officer for “Good Reason” and such termination occurs more than six months after the Effective Date and prior to a Change in Control (as each term is defined in each Employment Agreement), then such executive officer shall be entitled to receive an amount equal to 12 months of his base salary, payable in accordance with the Company’s payroll cycle and the Company shall pay COBRA premiums for such executive officer and his covered dependents for a period of up to 12 months, subject in each case to such executive officer executing a release in favor of the Company. Additionally, the applicable executive officer’s outstanding and vested stock options as of the date of such executive officer’s termination will remain exercisable for 24 months post-termination. Each Employment Agreement also provides that if there is a Change in Control more than 6 months after the Effective Date and prior to the date on which such executive officer’s employment with the Company terminates (as each term is defined in each Employment Agreement), the applicable executive officer will receive a lump-sum payment equal to (i) three times the sum of such executive officer’s base salary and target annual bonus, plus (ii) $3,000 multiplied by 36, in respect of an estimate of benefit premiums for such executive officer. Additionally, outstanding and unvested equity awards with solely time-based vesting shall vest in full and any performance-based vesting requirement shall be deemed satisfied and will become vested in full upon a Change in Control and such applicable executive officer’s outstanding and vested stock options will remain exercisable for 24 months post-termination.

Mr. Ma’s Employment Agreement provides that if Mr. Ma is terminated by the Company without “Cause” or by such executive officer for “Good Reason” and such termination occurs more than six months after the Effective Date and prior to a Change in Control (as each term is defined in Mr. Ma’s Employment Agreement), then Mr. Ma shall be entitled to receive an amount equal to 12 months of his base salary, payable in accordance with the Company’s payroll cycle and the Company shall pay COBRA premiums for Mr. Ma and his covered dependents for a period of up to 12 months, subject in each case to such Mr. Ma executing a release in favor of the Company. Additionally, Mr. Ma’s outstanding and vested stock options as of the date of his termination will remain exercisable for 24 months post-termination. His Employment Agreement also provides that if there is a Change in Control more than 6 months after the Effective Date and prior to the date on which Mr. Ma’s employment with the Company terminates (as each term is defined in his Employment Agreement), Mr. Ma will receive a lump-sum payment equal to (i) two times the sum of his base salary and target annual bonus, plus (ii) $3,000 multiplied by 24, in respect of an estimate of benefit premiums for such executive officer. Additionally, outstanding and unvested equity awards with solely time-based vesting shall vest in full and any performance-based vesting requirement shall be deemed satisfied and will become vested in full upon a Change in Control and Mr. Ma’s outstanding and vested stock options will remain exercisable for 24 months post-termination.Perquisites, Health, Welfare and Retirement Benefits

Perquisites, Health, Welfare and Retirement Benefits

Semnur does not provide perquisites or personal benefits to its executive officers. The Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in the best interests of Semnur.

Pension Benefits and Nonqualified Deferred Compensation

Semnur does not provide a pension plan or nonqualified deferred compensation plan for its executive officers. The Board may elect to adopt a pension plan or nonqualified deferred compensation plan for its executive officers in the future if it determines that doing so is in the best interests of Semnur.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table presents certain information concerning outstanding equity awards held by each of Scilex’s named executive officers as of December 31, 2024.

	Option Awards(1)(2)
	Option Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jaisim Shah	8/30/2024	8/30/2024	—	21,875,000	1.27	8/30/2034
Henry Ji, Ph.D.	8/30/2024	8/30/2024	—	21,875,000	1.27	8/30/2034
Stephen Ma	8/30/2024	8/30/2024	—	2,500,000	1.27	8/30/2034

(1)

Each option was granted under the 2024 Stock Option Plan. The number of shares underlying each option and the exercise price set forth in this table reflect the application of the Exchange Ratio in the Business Combination.

(2)

1/48th of the total amount of the shares vested and shall vest each month after the Option Grant Date, subject to the executive officer’s providing continuous service (as defined in the 2024 Stock Option Plan) on each such vesting date, inclusive.

Equity-Based Incentive Plan

Semnur Pharmaceuticals, Inc. 2024 Stock Option Plan

The Board adopted the 2024 Stock Option Plan on August 30, 2024. The 2024 Stock Option Plan was approved by Semnur’s then sole stockholder on August 30, 2024. Upon adoption, 40,000,000 shares of Legacy Common Stock were authorized for issuance under the 2024 Stock Option Plan. As of the date of this prospectus, options to purchase 50,000,000 shares of Common Stock were outstanding under the 2024 Stock Option Plan, after giving effect to the option exchange that was effected in connection with the Business Combination, and no shares were reserved for future issuance under the 2024 Stock Option Plan.

The 2024 Stock Option Plan was terminated in connection with the consummation of the Business Combination, and no further awards were granted under the 2024 Stock Option Plan thereafter. However, the 2024 Stock Option Plan will continue to govern outstanding awards granted thereunder.

The following is only a summary of the material terms of the 2024 Stock Option Plan, is not a complete description of all provisions of the 2024 Stock Option Plan and should be read in conjunction with the 2024 Stock Option Plan, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Shares. Under the 2024 Stock Option Plan, an aggregate of 40,000,000 shares of Legacy Common Stock were reserved for future issuance, which number is subject to any adjustments as necessary to implement any Capitalization Adjustments (as defined in the 2024 Stock Option Plan). Shares subject to awards granted under the 2024 Stock Option Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the 2024 Stock Option Plan. The settlement of any portion of an award in cash will not reduce the number of shares available for issuance under the 2024 Stock Option Plan. Shares withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares available for issuance under the 2024 Stock Option Plan. If any shares of Common Stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of an award; or (iii) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2024 Stock Option Plan. However, notwithstanding the prior sentence, no new awards may be granted under the 2024 Stock Option Plan as of the date of the closing of the Business Combination, given the termination of the 2024 Stock Option Plan.

Type of Awards and Eligibility. The 2024 Stock Option Plan provides for the grant of nonstatutory stock options to employees, consultants and directors of Semnur and its affiliates.

Stock Options. Options are granted under stock option agreements adopted by the Board. The Board determines the exercise price for stock options, within the terms and conditions of the 2024 Stock Option Plan, except the exercise price of a stock option generally will not be less than 100% of the fair market value of Common Stock on the date of grant. Options granted under the 2024 Stock Option Plan will vest at the rate specified in the stock option agreement as will be determined by the Board. The terms and conditions of separate options need not be identical.

No option will be exercisable after the expiration of ten years or a shorter period specified in the applicable award agreement. Unless the terms of an optionholder’s stock option agreement, or other written agreement between Semnur and the recipient, provide otherwise, if an optionholder’s service relationship with Semnur or any of its affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with Semnur or any of its affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with Semnur or any of its affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date and the right to exercise an option may be suspended if the optionholder is suspended pending investigation of whether his or her service will be terminated for cause. An optionholder may not exercise an option at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the optionholder’s stock option agreement or other written agreement between an optionholder and Semnur, if an optionholder’s service relationship with Semnur or any of its affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the optionholder’s option would be prohibited solely because the issuance of shares of common stock upon such exercise would violate applicable law, or (ii) the immediate sale of any shares of common stock issued upon such exercise would violate Semnur’s trading policy, or (iii) the Board has suspended exercisability because the optionholder is suspended pending investigation of whether his or her service will be terminated for cause, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the Board and may include (i) cash or check, bank draft or money order payable to Semnur; (ii) a broker-assisted cashless exercise; (iii) subject to certain conditions, the tender of shares of Common Stock previously owned by the optionholder; (iv) a net exercise of the option; or (v) other legal consideration acceptable to the Board.

Transferability. Unless the Board provides otherwise, options generally will not be transferable except by will or the laws of descent and distribution. Subject to approval of the Board or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Plan Administration. The Board, or a duly authorized committee thereof, will administer the 2024 Stock Option Plan. The Board, or a duly authorized committee thereof, will, in accordance with the terms of the 2024 Stock Option Plan have the authority to determine: award recipients; how and when each award will be granted; the provisions of each award, including the period of exercisability and the vesting schedule applicable to an award; the number of shares of common stock subject to each award; and the fair market value applicable to an award. If Denali’s shareholders approve the Option Exchange Proposal at the Meeting, following the consummation of the Business Combination, the Board, or a duly authorized committee thereof, will administer the 2024 Stock Option Plan with respect to such options and we will also designate a plan administrator to administer the day-to-day operations of the 2024 Stock Option Plan.

Corporate Transactions. The 2024 Stock Option Plan provides that in the event of a corporate transaction (as defined in the 2024 Stock Option Plan), unless otherwise provided in a participant’s award agreement or other written agreement with Semnur or one of Semnur’s affiliates or unless otherwise expressly provided by the Board at the time of grant, any awards outstanding under the 2024 Stock Option Plan may be assumed, continued or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by Semnur with respect to Semnur’s common stock issued pursuant to awards may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the corporate transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Semnur with respect to such awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the occurrence of the corporate transaction, except that any reacquisition or repurchase rights held by Semnur with respect to such awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

Clawback/Recovery. All awards granted under the 2024 Stock Option Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law and any clawback policy that we otherwise adopt, to the extent applicable and permissible under applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of cause.

Amendment or Termination. The Board may accelerate the time at which an award granted under the 2024 Stock Option Plan may first be exercised or the time during which an award grant under the 2024 Stock Option Plan or any part thereof will vest, notwithstanding the provisions in the award agreement stating the time at which it may first be exercised or the time during which it will vest. The Board will have the authority to amend, suspend, or terminate the 2024 Stock Option Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments will also require the approval of Semnur’s stockholders. No options may be granted after the tenth anniversary of the effective date. No awards may be granted under the 2024 Stock Option Plan while it is suspended or after it is terminated.

Emerging Growth Company Status

Semnur is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it is exempted from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Executive Officer Compensation

Semnur has developed an executive compensation program that is designed to align compensation with New Semnur’s business objectives and the creation of stockholder value, while enabling Semnur to attract, retain, incentivize and reward individuals who contribute to the long-term success of Semnur. Decisions on the executive compensation program will be made by the Board and specifically through the Compensation Committee. The compensation policies followed by Semnur are designed to provide for compensation that is sufficient to attract, motivate and retain executives of Semnur and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its Compensation Committee, the Board may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees. The Board retained the services of a compensation consultant, Compensia, to formulate a report and make recommendations regarding our compensation programs and executive compensation levels. The compensation consultant provided our Compensation Committee with benchmark comparative data for our executive officers with respect to base salaries, target and actual total cash compensation levels, and long-term incentive values. The Board used the data provided by the compensation consultant to make an initial determination of the competitiveness of total direct compensation for each executive officer to align the cash and equity compensation of our executive officers with the 50th to 75th percentile as compared to our peer group.

Semnur has entered into new employment agreements with its executive officers and approved the following base salaries, target bonuses on terms and conditions determined by the Board, the payment of which shall not commence until such time as the Oramed Note has been repaid in full or Oramed has otherwise consented to such compensation arrangements:

	Salary	Target Bonus
Jaisim Shah	$1,250,000	150%
Henry Ji, Ph.D.	$1,100,000	150%
Stephen Ma	$345,000	60%

Director Compensation

Semnur’s directors during the year ended December 31, 2024 were Dr. Ji and Mr. Shah, Semnur’s Chief Executive Officer and President. Neither Dr. Ji nor Mr. Shah received any compensation for their service as directors of Semnur during such time. The Board expects to approve the following compensation for Semnur’s non-employee directors:

Annual Cash Compensation	Amount
Board Members	$82,500
Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee	$37,500
Members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee	$15,000

Equity Compensation	Number
Initial Stock Options	250,000
Annual Stock Options	100,000

All annual cash compensation amounts for non-employee directors are expected to be payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service. The equity compensation to be paid to non-employee directors will vest monthly over a period of 48 months from the date of grant with respect to the initial stock option grants and over a period of 12 months from the date of grant with respect to the annual stock option grants, in each case, subject to continued service through each vesting date. Additionally, Semnur will reimburse each outside director for reasonable travel expenses related to such director’s attendance at meetings of the Board and any committees thereof. All compensation of our non-employee directors is subject to approval by the Board and the foregoing expected compensation is subject to change pending such approval.

Semnur’s employee directors will not receive additional compensation for their service as a director.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information, as of the date of this prospectus concerning the persons who are expected to serve as directors and executive officers of Semnur following the consummation of the Business Combination.

Executive Officers and Directors

The following table sets forth the name, age and position of each of the directors and executive officers of Semnur as of November 28, 2025.

Name	Age	Position(s)
Executive Officers:
Jaisim Shah(4)	65	Chief Executive Officer, President and Director
Henry Ji, Ph.D.(4)	61	Executive Chairperson and Director
Stephen Ma	53	Chief Financial Officer, Senior Vice President and Secretary
Non-employee Directors:
Jay Chun, M.D., Ph.D.(1)(2)(3)(4)	61	Director
Dorman Followwill(1)(2)(3)	62	Director
Annu Navani	55	Director
Yue Alexander Wu, Ph.D.(1)(2)(3)	62	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Semnur Nominating and Corporate Governance Committee.
(4)	Commercialization and Transaction Committee

Executive Officers

Jaisim Shah. Mr. Shah serves as Semnur’s Chief Executive Officer and President and a member of the Board. He has served as Semnur’s President, Chief Executive Officer and a board member since its inception in 2013. Mr. Shah has more than 25 years of global biopharma experience, including over 15 years in senior management leading business development, commercial operations, investor relations, marketing and medical affairs. Mr. Shah also previously served as Scilex’s President and Chief Executive Officer from March 2019 to August 2024, and a board member of Scilex from March 2019 to September 2025, and as a member of the board of directors of Scilex Pharma since November 2016. Prior to his time at Semnur, Mr. Shah was a consultant to several businesses, including Sorrento, and was the Chief Business Officer of Elevation Pharmaceuticals, Inc., where Mr. Shah led a successful sale of Elevation Pharmaceuticals, Inc. to Sunovion Pharmaceuticals Inc. in September 2012. Prior to that, Mr. Shah was president of Zelos Therapeutics, Inc., where he focused on financing and business development. Prior to his time at Zelos Therapeutics, Inc., Mr. Shah was the Senior Vice President and Chief Business Officer at CytRx Corporation, a biopharmaceutical company. Previously, Mr. Shah was Chief Business Officer at Facet Biotech Corporation and PDL BioPharma, Inc., where he completed numerous licensing, partnering and strategic transactions with pharmaceutical and biotech companies. Prior to his time at PDL BioPharma, Inc., Mr. Shah was at Bristol-Myers Squibb Company, most recently as Vice President of Global Marketing where he received the “President’s Award” for completing one of the most significant collaborations in the company’s history. Previously, Mr. Shah was at F. Hoffman-La Roche AG in international marketing and was global business leader for corporate alliances with Genentech, Inc. and IDEC Corporation. Mr. Shah previously served as a director of Celularity Inc. (Nasdaq: CELU) from June 2017 to July 2021. He has served as a director of Sorrento from September 2013 until November 2023. Mr. Shah holds a M.A. in Economics from the University of Akron and a M.B.A. from Oklahoma University. The Board believes that Mr. Shah’s extensive operational, executive and business development experience qualifies him to serve on the Board.

Henry Ji, Ph.D. Dr. Ji serves as Semnur’s Executive Chairperson and a member of the Board. He has served as Semnur’s Treasurer and Secretary and a board member since its inception in 2013. Dr. Ji has served as Scilex’s Executive Chairperson and a board member since September 2023, as Scilex’s President and Chief Executive Officer since August 2025, and previously served as Scilex’s Executive Chairperson and board member from March 2019 to August 2023. He currently serves as the Chief Executive Officer of Vivasor Holding Company and Vivasor, Inc. Dr. Ji has served on the board of directors of Scilex Pharma since November 2016 and he served as the Chief Executive Officer of Scilex Pharma from November 2016 to March 2019. He co-founded and served as a director of Sorrento since January 2006, served as its Chief Scientific Officer from November 2008 to September 2012, as its Interim Chief Executive Officer from April 2011 to September 2012, as its Secretary from September 2009 to June 2011, as its Chief Executive Officer and President since September 2012 and as Chairman of its board of directors since August 2017. In 2002, Dr. Ji founded BioVintage, Inc., a research and development company focusing on innovative life sciences technology and product development, and has served as its President since 2002. From 2001 to 2002, Dr. Ji served as Vice President of CombiMatrix Corporation, a publicly-traded biotechnology company that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics and nanotechnology. During his tenure at CombiMatrix Corporation, Dr. Ji was responsible for strategic technology alliances with biopharmaceutical companies. From 1999 to 2001, Dr. Ji served as Director of Business Development, and in 2001 as Vice President of Stratagene Corporation (later acquired by Agilent Technologies, Inc.) where he was responsible for novel technology and product licensing and development. In 1997, Dr. Ji co-founded Stratagene Genomics, Inc., a wholly owned subsidiary of Stratagene Corporation, and served as its President and Chief Executive Officer from its founding until 1999. Dr. Ji previously served as a director of Celularity Inc. (Nasdaq: CELU) from June 2017 to July 2021. Dr. Ji is the holder of several issued and pending patents in the life science research field. Dr. Ji has a Ph.D. in Animal Physiology from the University of Minnesota and a B.S. in Biochemistry from Fudan University. Dr. Ji has demonstrated significant leadership skills as President and Chief Executive Officer of Stratagene Genomics, Inc. and Vice President of CombiMatrix Corporation and Stratagene Corporation and brings more than 20 years of biotechnology and biopharmaceutical experience to his position on the Board. The Board believes that Dr. Ji’s extensive knowledge of the industry in which Semnur operates allows him to bring to the Board a broad understanding of the operational and strategic issues Semnur faces.

Stephen Ma. Mr. Ma serves as Semnur’s Chief Financial Officer, Senior Vice President and Secretary. Mr. Ma has more than 15 years of finance and operational expertise across pharmaceuticals and venture backed biotechnology companies. Mr. Ma has served as Scilex’s Chief Financial Officer and Senior Vice President since September 2023, as Scilex’s Corporate Secretary since March 2024, as a director of Scilex since September 2025, and as Chief Operating Officer of Scilex since October 2025. He previously served as Scilex’s Chief Accounting Officer from May 2023 until his appointment as Scilex’s Chief Financial Officer and as Scilex’s Vice President of Finance from January 2022 to April 2023. Prior to joining Scilex, he served as Director of Finance and Operations for Anwita Biosciences, Inc., a clinical stage company, from August 2019 to January 2022. From May 2016 to August 2019, Mr. Ma served as the Senior Director of Finance and Controller of Semnur. Prior to that, he served as Controller for Globavir and part of the management team that worked on its IPO process. He also served as the Controller for Ardelyx, which went public in 2014. Prior to that, Mr. Ma served in various finance positions at PDL BioPharma, Inc. and Hyperion Therapeutics, Inc. Mr. Ma began his career with more than 10 years in high technology companies and has a wealth of experience in finance, strategic planning, commercial launching, debt financing, public offerings and M&A transactions. Mr. Ma holds a B.S. in Finance and M.A. in Economics from San Jose State University.

Non-employee Directors

The names and business experience of Semnur’s independent directors and other information relevant to their service on the Board are provided below.

Jay Chun, M.D., Ph.D. Dr. Chun has served as a member of the Board since the closing of the Business Combination. Dr. Chun has served as a member of Scilex’s board of directors since September 2023. Dr. Chun served as the Chief of Neurosurgery at Overlook Medical Center at Atlantic Health System from June 2015 to June 2023, and as Director of the Atlantic Health Spine Center at Overlook Medical Center from September 2022 to May 2024. Dr. Chun has served as a member of Scilex’s Scientific Advisory Board since August 2021 and previously served as a member of Celularity Inc.’s (Nasdaq: CELU) Scientific Advisory Board from September 2020 to January 2023. Dr. Chun completed his M.D. and Ph.D. at Columbia University College of Physicians and Surgeons. His neurosurgical residency was completed at the University of California at San Francisco, followed by specialization in the discipline of complex and minimally invasive spine surgery at Emory University in Atlanta, Georgia. Dr. Chun is board certified and specializes in complex and minimally invasive spine surgery as well as artificial discs. While a member of the Columbia University faculty from June 1995 to June 1997, Dr. Chun worked in the field of biotechnology. He has received many honors including Medical Research Fellowships from the NIH, working with the late Nobel Laureate Marshall Nirenberg. He received his Ph.D. with Richard Axel, a recipient of the 2004 Nobel Prize. In honor of his stem cell research, he received the NIH Individual National Research Service Award. We believe that Dr. Chun’s extensive scientific background and business experience qualify him to serve on the Board.

Dorman Followwill. Mr. Followwill has served as a member of the Board since the closing of the Business Combination. Mr. Followwill has served as a member of Scilex’s board of directors since November 2022. Prior to that, he served as a director of Scilex, Inc. from April 2022 to November 2022, as a director of Sorrento from October 2017 to April 2024 and as its lead independent director from August 2020 to April 2024. From 2016 to September 2020, Mr. Followwill was Senior Partner of Transformational Health at Frost & Sullivan, a business consulting firm involved in market research and analysis, growth strategy consulting and corporate training across multiple industries. Prior to that time, he served in various roles at Frost & Sullivan, including Partner on the Executive Committee managing the P&L of the business in Europe, Israel and Africa, and Partner overseeing the Healthcare and Life Sciences business in North America, since initially joining Frost & Sullivan to help found the Consulting practice in January 1988. Mr. Followwill has more than 30 years of organizational leadership and management consulting experience, having worked on hundreds of consulting projects across all major regions and across multiple industry sectors, each project focused around the strategic imperative of growth. He holds a B.A. from Stanford University in The Management of Organizations. We believe that Mr. Followwill’s extensive knowledge and understanding of the healthcare and life sciences industries qualify him to serve on the Board.

Annu Navani, M.D. Dr. Navani has served as a member of the Board since the closing of the Business Combination. Dr. Navani previously served as a director of Scilex from July 2024 until September 2025. Dr. Navani founded and has served as the Chief Executive Officer of Comprehensive Spine and Sports Center from 2013 until 2022 as a leader in interventional and multidisciplinary spine, musculoskeletal and orthopedic care. She has also been serving as the Chief Medical Officer at Boomerang Healthcare since May 2022. Over the last decade, she has scaled a solo practice to a large multispecialty group practice with more than twenty service lines that operate via multiple state-of-the-art centers in Northern and Southern California. Since 2003, Dr. Navani has served as a Clinical Professor in the Division of Pain Medicine at Stanford University School of Medicine. She has also served as an Advisor to Le Reve Regenerative Wellness, the center for cutting edge restorative and regenerative solutions for clinical applications and research, since 2013. Dr. Navani completed her Anesthesiology residency at the Medical College of Wisconsin, Milwaukee and Fellowship in Pain Medicine at the University of California, Davis. She is board certified in Anesthesiology and Pain Medicine by American Board of Anesthesiology, in Interventional Pain by American Board of Interventional Pain Physicians and in Regenerative Medicine by American Board of Regenerative Medicine. We believe that Dr. Navani’s scientific background and business experience in various roles in the life sciences industry qualify her to serve on our Board.

Yue Alexander Wu, Ph.D. Dr. Wu has served as a member of the Board since the closing of the Business Combination. Dr. Wu has served as a member of Scilex’s board of directors since September 2023. Dr. Wu is the co-founder and Chief Executive Officer of Cothera Bioscience, Inc., a translation medicine and precision therapeutics company developing cancer therapeutics for previously undruggable targets. He was previously

President, Chief Executive Officer and Chief Strategy Officer of Crown Bioscience International, a leading global drug discovery and development solutions company, which he co-founded in 2006, until 2017. From 2004 to 2006, Dr. Wu was Chief Business Officer of Starvax International Inc. in Beijing, China, a biotechnology company focusing on oncology and infectious diseases. From 2001 to 2004, Dr. Wu was a venture capitalist with Burrill & Company where he was head of Asian Activities. Dr. Wu has served as a director of CASI Pharmaceuticals, Inc. (Nasdaq: CASI) since June 2013 and Sorrento from August 2016 to April 2024. Dr. Wu received his Ph.D. in Molecular Cell Biology and his M.B.A. from University of California at Berkeley. He earned an M.S. in Biochemistry from University of Illinois, Urbana-Champaign and his B.S. in Biochemistry from Fudan University in Shanghai, China. We believe that Dr. Wu’s scientific background and business experience in various roles in the life sciences industry qualify him to serve on the Board.

Family Relationships

There are no family relationships among any of the individuals who shall serve as the directors or executive officers of Semnur.

Sorrento Chapter 11 Filing

On February 13, 2023, Sorrento, together with its wholly owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, jointly administered under the caption In re Sorrento Therapeutics, Inc., et al. (Case Number: 23-90085 (DRJ)). While Scilex was majority owned by Sorrento when the voluntary proceedings were commenced, Scilex is not a debtor in Sorrento’s voluntary Chapter 11 filing. As of September 21, 2023, Sorrento no longer held a majority of the voting power of Scilex’s outstanding capital stock entitled to vote. At the time of the Chapter 11 filing, Dr. Ji, who serves as Semnur’s Executive Chairperson and a member of the Board, was and continues to serve as Chairman of the board of directors, President and Chief Executive Officer of Sorrento; Mr. Shah, who will serve as Semnur’s Chief Executive Officer, was serving as a director as Sorrento and served as a director until November 2023; Dr. Wu, who will serve on the Board, was serving as a director of Sorrento and served as a director until April 2024; and Mr. Followwill, who will serve on the Board, was serving as a director of Sorrento and served as a director until April 2024.

Semnur does not expect that such proceedings will have a material effect.

Composition of the Board

Semnur’s business and affairs are managed under the direction of the Board, which consists of five members. Dr. Ji serves as Executive Chairperson of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to Semnur’s management. The Board meets on a regular basis and on an ad hoc basis as required. In accordance with the terms of the Charter and Bylaws, the Board is divided into three classes with staggered three-year terms, as follows:

•	The Class I directors are Jay Chun, M.D., Ph.D. and Dr. Annu Navani and such director’s term will expire at the annual meeting of stockholders to be held in 2026;

•	The Class II directors will be Dorman Followwill and Yue Alexander Wu, Ph.D. and their term will expire at the annual meeting of stockholders to be held in 2027; and

•	The Class III directors will be Henry Ji, Ph.D. and Jaisim Shah and their term will expire at the annual meeting of stockholders to be held in 2028.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms will expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors that shall constitute the Board is determined exclusively by the Board; provided that, at any time the Scilex Group beneficially owns, in the aggregate, at least 50% in voting power of the then-outstanding shares of Semnur’s capital stock entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolutions adopted by the stockholders. Any increase or decrease in the number of directors is apportioned among the three classes so that, as nearly equal as practicable, each class consists of one-third of the directors. No decrease in the number of directors constituting the Board shortens the term of any incumbent director. Semnur’s directors may be removed with or without cause by the affirmative vote of the holders of a majority of voting power of the then-outstanding shares of Semnur’s capital stock entitled to vote generally in the election of such directors; provided, however, that, from and after the Scilex Trigger Event any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Semnur’s capital stock entitled to vote thereon, voting together as a single class.

Subject to applicable law and the Charter and subject to the rights of the holders of any series of preferred stock of Semnur, any vacancy on the Board may be filled by the Board or the stockholders of Semnur; provided, however, that from and after the Scilex Trigger Event, any such vacancy shall be filled only by the Board and not by the stockholders of Semnur. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.

Controlled Company Exemption

Scilex currently controls a majority of the voting power for the election of directors. As a result, Semnur is a “controlled company” within the meaning of the Nasdaq Listing Rules.

Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including, but not limited to, the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that director nominees must be selected or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. While Semnur does not presently rely on these exemptions, Semnur may opt to utilize these exemptions in the future as long as it remains a controlled company. Accordingly, Semnur stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If Semnur ceases to be a “controlled company” and its shares of common stock continue to be listed on Nasdaq, Semnur will be required to comply with these standards and, depending on the Board’s independence determination with respect to its then-current directors, Semnur may be required to add additional directors to the Board in order to achieve such compliance within the applicable transition periods. See the section titled “Risk Factors — As of the date of this prospectus, we are a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, if our Nasdaq listing application is approved, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Stockholders may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.”

Director Independence

Under the Nasdaq Listing Rules, a majority of the members of the Board must satisfy Nasdaq’s criteria for “independence.” As a “controlled company”, Semnur is largely exempted from such requirements. The Board currently has determined that each of the directors on the Board, other than Dr. Ji and Mr. Shah (as a result of their positions as Semnur’s Executive Chairperson and Semnur’s Chief Executive Officer, respectively), qualify as independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and the Board consists of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, Semnur is subject to the rules of the SEC relating to the membership, qualifications and operations of the Audit Committee, as discussed below.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of Semnur’s governance and management processes. The Board encourages management to promote a culture that incorporates risk management into its corporate strategy and day-to-day business operations. Management discusses strategic and operational (including cybersecurity) risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing Semnur. These risks are then reviewed with the Scilex Board at regular board meetings as part of management presentations covering both Scilex and Semnur that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

The Board is responsible for overseeing the company’s overall risk management process. The responsibility for managing risk rests with executive management while the committees of the Board and the Board as a whole participate in the oversight process. The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance and financial reporting and internal controls with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board Leadership Structure

The Bylaws provide the Board with the discretion to combine or separate the positions of Chief Executive Officer and Executive Chairperson of the Board. The Board is chaired by Dr. Ji. The Board believes that separation of the positions of Chief Executive Officer and Executive Chairperson of the Board creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. Semnur believes that this separation of responsibilities will provide a balanced approach to managing the Board and overseeing the company. However, the Board continues to periodically review its leadership structure and may make changes in the future as it deems appropriate.

Board Diversity

In evaluating a director candidate’s qualifications, the Board assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance Semnur’s ability, as well as the ability of the committees of the Board, to manage and direct Semnur’s affairs and business. The Board may consider many factors, such as personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; and experience as a board member or executive officer of another publicly-held company. In addition, the Board may consider diversity in identifying potential director nominees, including diversity of expertise and experience in substantive matters pertaining to Semnur’s business relative to other board members and diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience.

Committees of the Board

The Board has an Audit Committee, Compensation Committee and nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). The Board has adopted a new charter for each of these committees, which all comply with the applicable requirements of current Nasdaq Listing Rules.

Copies of the charters for each committee are available on the investor relations portion of Semnur’s website. The composition and responsibilities of each of the committees of the Board are as set forth below. Members serve on these committees until their resignation or removal or until otherwise determined by the Board.

Audit Committee

Semnur’s Audit Committee consists of Jay Chun, M.D., Ph.D., Dorman Followwill and Yue Alexander Wu, Ph.D., with Dorman Followwill serving as the chairperson of the committee. Each of the members of the Audit Committee satisfy the independence requirements under the applicable Nasdaq Listing Rules and SEC rules. Each member of the Audit Committee can read and understand fundamental financial statements under the applicable rules and regulations of the SEC and Nasdaq Listing Rules.

The responsibilities of the Audit Committee are included in a written charter. The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities with respect to Semnur’s accounting and financial reporting processes, the systems of internal control over financial reporting and audits of financial statements and reports, the performance of Semnur’s internal audit function, the quality and integrity of Semnur’s financial statements and reports, the qualifications, independence and performance of Semnur’s independent registered public accounting firm, and Semnur’s compliance with legal and regulatory requirements. For this purpose, the Audit Committee performs several functions. The Audit Committee’s responsibilities include, among others:

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appointing, determining the compensation of, retaining, overseeing and evaluating Semnur’s independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for Semnur;

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prior to commencement of an audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between Semnur, or persons in financial oversight roles with Semnur, and such independent registered public accounting firm or their affiliates;

•	determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;

•	monitoring the rotation of partners of the independent registered public accounting firm on Semnur’s audit engagement;

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reviewing with management and the independent registered public accounting firm any fraud that includes management or other employees who have a significant role in Semnur’s internal control over financial reporting and any significant changes in internal controls;

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establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting, auditing or internal control matters;

•	reviewing the results of management’s efforts to monitor compliance with Semnur’s programs and policies designed to ensure compliance with laws and rules;

•

overseeing Semnur’s programs, policies and procedures related to Semnur’s information technology systems, information security risk management and information technology risk exposures, and the steps taken to monitor, mitigate and control such exposures and the Company’s plans to mitigate cybersecurity risks and to respond to data breaches; and

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reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of Semnur’s accounting principles and practices and all other matters required to be communicated to the Audit Committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of Semnur’s quarterly financial information prior to public disclosure and Semnur’s disclosures in its periodic reports filed with the SEC.

Dorman Followwill qualifies as an Audit Committee financial expert within the meaning of SEC regulations and each of Jay Chun, M.D., Ph.D., Dorman Followwill and Yue Alexander Wu, Ph.D. meet the financial sophistication requirements under the Nasdaq Listing Rules. Semnur’s independent registered public accounting firm and Semnur management periodically meet separately with the Audit Committee.

The Audit Committee reviews, discusses and assesses its own performance and composition at least annually. The Audit Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board for its consideration and approval.

The composition and functioning of the Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. Semnur intends to comply with future requirements to the extent they become applicable to Semnur.

Compensation Committee

Semnur’s Compensation Committee consists of Jay Chun, M.D., Ph.D., Dorman Followwill and Yue Alexander Wu, Ph.D., with Yue Alexander Wu, Ph.D. serving as the chairperson of the committee. Jay Chun, M.D., Ph.D., Dorman Followwill and Yue Alexander Wu, Ph.D. each satisfy the independence requirements under the Nasdaq Listing Rules. Each of the members of the Compensation Committee are non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and satisfy Nasdaq independence requirements. The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities in overseeing the company’s compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to the executive officers and non-employee directors of Semnur. The responsibilities of the Compensation Committee are included in its written charter. The Compensation Committee’s responsibilities include, among others:

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reviewing, modifying and approving (or, if it deems appropriate, making recommendations to the Board regarding) Semnur’s overall compensation strategy and policies, to assure that they promote stockholder interests and support the Company’s strategic and tactical objectives, and that they provide for appropriate rewards and incentives for the Company’s management and employees;

•	reviewing, modifying and approving corporate performance goals and objectives relevant to the compensation of Semnur’s executive officers and other senior management;

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determining and approving (or, if it deems appropriate, recommending to the Board for determination and approval) the compensation and terms of employment of Semnur’s Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the compensation of the Chief Executive Officer;

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determining and approving (or, if it deems appropriate, recommending to the Board for determination and approval) the compensation and terms of employment of Semnur’s executive officers and other members of senior management;

•	reviewing and approving (or, if it deems appropriate, making recommendations to the Board regarding) the terms of employment agreements and severance agreements,

•	change-of-control protections and other compensatory arrangements for Semnur’s executive officers and other members of senior management;

•	conducting periodic reviews of the base compensation levels of all of Semnur’s employees generally;

•	reviewing and approving compensation programs as well as the type and amount of compensation to be paid or awarded to non-employee directors;

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reviewing and approving the adoption, amendment and termination of Semnur’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, if any, and the aggregate cash amounts and numbers of shares to be paid or reserved for issuance thereunder; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans;

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reviewing Semnur’s incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, reviewing and discussing at least annually the relationship between Semnur’s risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk; and

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reviewing human capital management strategies, programs and policies, including, but not limited to, those regarding recruitment, retention, career development, diversity, equity and inclusion, pay equity, workplace culture and employee engagement.

In addition, once Semnur ceases to be an “emerging growth company,” as defined in the JOBS Act, the responsibilities of the Compensation Committee will also include:

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reviewing and discussing with appropriate executive officers of Semnur compensation-related proposals to be considered at Semnur’s annual meeting, including the Say on Pay Vote and the frequency of the Say on Pay Vote, and the results of any stockholder advisory votes and, based on such discussions, providing recommendations to the Board; and

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reviewing and discussing with management Semnur’s Compensation Discussion and Analysis, and recommending to the Board that the Compensation Discussion and Analysis be approved for inclusion in Semnur’s annual reports on Form 10-K, registration statements, Semnur’s annual meeting proxy statements and information statements.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Compensation Committee will review, discuss and assess its own performance and composition at least annually. The Compensation Committee will also periodically review and assess the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommend any proposed changes to the Board for its consideration and approval. The composition and functioning of the Compensation Committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. Semnur intends to comply with future requirements to the extent they become applicable to Semnur.

Nominating and Corporate Governance Committee

Semnur’s Nominating and Corporate Governance Committee consists of Jay Chun, M.D., Ph.D., Dorman Followwill and Yue Alexander Wu, Ph.D., with Dorman Followwill serving as the chairperson of the committee. Jay Chun, M.D., Ph.D., Dorman Followwill and Yue Alexander Wu, Ph.D. each satisfy the independence requirements under the Nasdaq Listing Rules. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter. The Nominating and Corporate Governance Committee acts on behalf of the Board to fulfill the Board’s responsibilities in overseeing all aspects of the company’s Nominating and corporate governance functions. The responsibilities of the Nominating and Corporate Governance Committee include, among others:

•	making recommendations to the Board regarding corporate governance issues;

•	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

•	determining the minimum qualifications for service on the Board;

•	reviewing and evaluating incumbent directors;

•	instituting and overseeing director orientation and director continuing education programs;

•	serving as a focal point for communication among candidates to the Board, non-committee directors and Semnur’s management;

•	recommending to the Board for selection candidates to serve as nominees for director for the annual meeting of stockholders and to fill any vacancies on the Board and any committees thereof;

•	making other recommendations to the Board regarding matters relating to the directors;

•	overseeing succession plans for Semnur’s Chief Executive Officer and its other executive officers;

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reviewing and overseeing matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to Semnur’s business of environmental, social and governance issues, and its public reporting on these topics;

•	considering any recommendations for nominees and proposals submitted by stockholders; and

•	monitoring and recommending modifications to Semnur’s insider trading policy, if necessary or advisable, to the Board.

The Nominating and Corporate Governance Committee periodically reviews, discusses and assesses the performance of the Board and the committees of the Board. In fulfilling this responsibility, the Nominating and Corporate Governance Committee seeks input from senior management, the Board and others. In assessing the Board, the Nominating and Corporate Governance Committee evaluates the overall composition of the Board, the Board’s contribution as a whole and its effectiveness in serving Semnur’s best interests and the best interests of Semnur’s stockholders. The Nominating and Corporate Governance Committee reviews, discusses and assesses its own performance and composition at least annually. The Nominating and Corporate Governance Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board for its consideration and approval. The composition and functioning of the nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. Semnur intends to comply with future requirements to the extent they become applicable to Semnur.

Commercialization and Transaction Committee

Semnur’s commercialization and transaction committee (the “C&T Committee”) consists of Jay Chun, M.D., Ph.D., Jaisim Shah, and Henry Ji, Ph.D. The responsibilities of the C&T Committee are included in its written charter. The C&T Committee’s responsibilities include, among others, the following commercialization matters:

•	providing strategic, directional and operational oversight and guidance to the Company regarding its commercial activities and operations;

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evaluating the alignment of the Company’s commercial and R&D programs and progress with the Company’s strategic goals and objectives, taking into account the results of the Company’s pre-clinical studies and clinical trials;

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overseeing periodic reviews of the Company’s product development pipeline, intellectual property portfolio and commercial strategies, including a review and analysis of the progress and results of the Company’s pre-clinical studies and clinical trials;

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overseeing key commercial and medical launch strategies prior to regulatory approval of new products or indications as well as the R&D elements of the Company’s long-range plan and lifecycle management plans;

•	overseeing management on the scientific and R&D aspects of business development opportunities, including licensing opportunities (both in-licensing and out-licensing), and M&A opportunities;

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establishing, approving, modify, monitoring and directing the process and procedures related to the review and evaluation of certain potential strategic transactions and determining whether to proceed with any such process, procedures, review or evaluation; and

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determining on behalf of the Board and the Company whether a possible strategic transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders (or any subset of the stockholders of the Company that the C&T Committee determines to be appropriate), rejecting or approving a possible strategic transaction, or recommending such rejection or approval to the Board, approving or recommending to the Board the consummation of a possible strategic transaction, and reviewing, evaluating and monitoring proceedings and activities of the Company related to certain potential strategic transactions.

Under its charter, the C&T Committee may form, and delegate authority to, subcommittees as appropriate. The C&T Committee reviews, discusses and assesses its own performance at least annually. The C&T Committee also periodically reviews the charter of the C&T Committee and the compliance procedures in place to implement such charter and recommend necessary clarifications or changes to such charter to the Board for approval.

Code of Business Conduct and Ethics

Semnur has adopted a written code of business conduct and ethics, which apply to Semnur’s directors, officers and employees, including Semnur’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of Semnur’s code of business conduct and ethics is be posted on its website at www.semnurpharma.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. Semnur intends to disclose any amendments to its code of business conduct and ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of Semnur’s Compensation Committee is currently, or has been at any time in the past year, one of Semnur’s officers or employees. Other than Mr. Ma, Dr. Ji and Mr. Shah, none of Semnur’s executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee. Please see the section of this prospectus titled “Semnur’s Executive Compensation” for information regarding the compensation of Mr. Ma, Dr. Ji and Mr. Shah.

Limitation of Liability and Indemnification of Directors and Officers

The Charter and Bylaws contain provisions that limit the liability of Semnur’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, Semnur’s directors are not personally liable to Semnur or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to Semnur or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL;

•	any transaction from which the director derived an improper personal benefit; or

•	with respect to any officer, any action by or in the right of the corporation.

The Charter also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of Semnur’s directors or officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws provide that Semnur shall indemnify any person who is or was a director or officer of Semnur or who is or was serving at Semnur’s request as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (a “Covered Person”), and who is or was a party to, is threatened to be made a party to, or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative based on such person’s actions in his or her official capacity as a director or officer of Semnur or as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (to the extent serving in such position at the request of Semnur), in each case against all liability and loss suffered (including, without limitation, any judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement consented to in writing by Semnur) and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith, subject to certain conditions. In addition, the Bylaws provide that Semnur may, to the fullest extent permitted by law, (i) advance costs, fees or expenses (including attorneys’ fees) incurred by a Covered Person defending or participating in any proceeding in advance of the final disposition of such proceeding, subject to certain exceptions, and (ii) purchase and maintain insurance, at Semnur’s expense, to protect Semnur and any person who is or was a director, officer, employee or agent of Semnur or is or was a director, officer, employee or agent of Semnur serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss, whether or not Semnur would have the power or obligation to indemnify such person against such liability, expense or loss under the DGCL or the provisions of the Bylaws.

Semnur has entered into indemnification agreements with each of its directors and executive officers as determined by the Board. These agreements, among other things, require Semnur to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require Semnur to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. Semnur believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. Semnur also maintains directors’ and officers’ liability insurance.

The above description of the indemnification provisions of the Charter, the Bylaws and the indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. Certain of Semnur’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board.

The limitation of liability and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against Semnur’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Semnur’s directors and officers, even though an action, if successful, might benefit Semnur and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent Semnur pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, Semnur has been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. At present, there is no pending litigation or proceeding involving any of Semnur’s or Semnur’s directors or executive officers as to which indemnification is required or permitted, and Semnur and Semnur are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of November 28, 2025 by:

•	each person or “group” known to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares subject to options and warrants that are currently exercisable or exercisable within 60 days of October 6, 2025 are considered outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of our Common Stock is based on 229,740,978 shares of such Common Stock outstanding as of November 28, 2025. Voting power is based on 229,740,978 shares of Common Stock and 5,423,606 shares of Series A Preferred Stock outstanding as November 28, 2025. Shares of Series A Preferred Stock are held solely by Scilex.

Unless otherwise indicated, we believe, based on information available to us, that all persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	% of Total Common Stock	% of Total Vote
Directors and Named Executive Officers
Jaisim Shah(2)	7,291,666	3.08%	3.01%
Henry Ji, Ph.D(3)	7,291,666	3.08%	3.01%
Stephen Ma(4)	833,333	*	*
Jay Chun, M.D., Ph.D.	—	—	—
Dorman Followwill	—	—	—
Annu Navani	—	—	—
Yue Alexander Wu, Ph.D.	—	—	—
All Directors and Executive Officers as a Group (7 individuals)	—	—	—
5% Beneficial Owners
Scilex Holding Company(5)	188,554,849	82.07%	82.49%
Biconomy PTE.LTD(6)	12,500,000	5.44%	5.32%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the following individuals is 960 San Antonio Road, Palo Alto, CA 94303.
(2)

Comprised of 7,291,666 shares issuable upon exercise of options exercisable within 60 days of November 28, 2025. Until the date on which all payments and all obligations under the Oramed Note have been paid in full in cash, the options will not be or become exercisable, eligible for exchange, redemption or repurchase, eligible to participate in any dividends or distributions (including the proceeds of any corporate transaction) or have any voting rights in respect of, among other things, the Company or any of its respective current and future subsidiaries, successors and assigns.

(3)

Comprised of 7,291,666 shares issuable upon exercise of options exercisable within 60 days of November 28, 2025. Until the date on which all payments and all obligations under the Oramed Note have been paid in full in cash, the options will not be or become exercisable, eligible for exchange, redemption or repurchase, eligible to participate in any dividends or distributions (including the proceeds of any corporate transaction) or have any voting rights in respect of, among other things, the Company or any of its respective current and future subsidiaries, successors and assigns.

(4)

Comprised of 833,333 shares issuable upon exercise of options exercisable within 60 days of November 28, 2025. Until the date on which all payments and all obligations under the Oramed Note have been paid in full in cash, the options will not be or become exercisable, eligible for exchange, redemption or repurchase, eligible to participate in any dividends or distributions (including the proceeds of any corporate transaction) or have any voting rights in respect of, among other things, the Company or any of its respective current and future subsidiaries, successors and assigns.

(5)

Consists of 500,000 shares held directly, 181,804,849 shares held by Scilex, Inc., a wholly owned subsidiary of Scilex Holding Company, with whom it shares voting and investment control, and 6,250,000 shares held by Scilex Bio, Inc., a majority owned subsidiary of Scilex Holding Company, with whom it shares voting and investment control.

(6)

Consists of (i) 554,849 shares of Common Stock purchased from Scilex Holding Company and (ii) 11,945,151 shares of Common Stock purchased from Scilex, Inc. Biconomy’s address is 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by:

1.

the Selling Stockholders of up to an aggregate of 203,737,349 Resale Shares, consisting of: (i) up to 2,072,500 Sponsor Shares; (ii) up to 188,554,849 Scilex Shares; (iii) up to 510,000 Private Warrant Shares issuable pursuant to Private Warrants; (iv) up to 100,000 Underwriter Shares; (v) up to 12,500,000 Biconomy Resale Shares; and

2.	the Selling Warrantholders, of up to 510,000 Private Warrants.

A description of our relationships with certain of the Selling Securityholders and their affiliates is set forth in “Certain Relationships and Related Person Transactions.”

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock or Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act. Information about the Selling Securityholders may change over time. Any changed information will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when required. Any prospectus supplement or amendments to the registration statement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution”.

Unless otherwise indicated in the footnotes below, no Selling Securityholder has had any material relationship with us or any of our affiliates within the past three years other than as a securityholder.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of November 28, 2025 concerning the Resale Shares and Warrants that may be offered from time to time by each Selling Securityholder with this prospectus. See “Plan of Distribution.” For the purposes of the following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The beneficial ownership of Common Stock is based on 229,740,978 shares of such Common Stock outstanding as of November 28, 2025.

Name and Address of Selling Securityholder	Beneficial Ownership of Common Stock Prior to the Offering		Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered		Beneficial Ownership of Common Stock After the Offered Shares are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
	Number of Shares Common Stock	% of			Warrants Being Offered	Number of Shares	Percent
Scilex Holding Company(1)	500,000	*	—	500,000	—	—	—	—
Scilex, Inc.(1)	181,804,849	79.13	—	181,804,849	—	—	—	—
Scilex Bio, Inc.(1)	6,250,000	2.72	—	6,250,000	—	—	—	—
Jim Mao(2)	20,000	*	—	20,000
Lei Huang(3)	50,000	*	—	50,000	—	—	—	—
Huifeng Chang(4)	20,000	*	—	20,000	—	—	—	—
You “Patrick” Sun(5)	20,000	*	—	20,000	—	—	—	—
Kevin Vassily(6)	20,000	*	—	20,000	—	—	—	—
Jiandong Xu(7)	2,202,500	*	510,000	2,202,500	510,000	—	—	—

Name and Address of Selling Securityholder	Beneficial Ownership of Common Stock Prior to the Offering		Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered		Beneficial Ownership of Common Stock After the Offered Shares are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
	Number of Shares Common Stock	% of			Warrants Being Offered	Number of Shares	Percent
FutureTech Capital LLC(8)	250,000	*	—	250,000	—	—	—	—
US Tiger(9)	50,000	*	—	50,000	—	—	—	—
D. Boral(10)	50,000	*	—	50,000	—	—	—	—
Biconomy(11)	12,500,000	5.44	—	12,500,000	—	—	—	—

*	Less than 1%
(1)

Scilex Holding Company is our parent company and, directly and indirectly through its subsidiaries Scilex, Inc. and Scilex Bio, Inc., holds over 80% of our outstanding Common Stock. The address of the Selling Securityholder is 960 San Antonio Road, Palo Alto, CA 94303.

(2)	Mr. Mao served as a member of our Board from April 2022 to September 2025. The address of the Selling Securityholder is P.O. Box 612114, San Jose, CA 95161.
(3)	Mr. Huang served as Chief Executive Officer and as a member of our Board from January 2022 to September 2025. The address of the Selling Securityholder is 3 Stoner Ave, Great Neck, NY 11021.
(4)	Mr. Chang served as a member of our Board from April 2022 to September 2025. The address of the Selling Securityholder is 10 Eastern Drive, Princeton Junction, NJ 08550.
(5)	Mr. Sun served as Chief Financial Officer from January 2022 to September 2025. The address of the Selling Securityholder is 6115 Tarcutta Ridge Lane, Sugar Land, TX 77479.
(6)	Mr. Vassily served as a member of our Board from April 2022 to September 2025. The address of the Selling Securityholder is 3335 SW 86th Ave, Portland, OR 97225.
(7)

Mr. Xu is a member Denali Capital Global Investments LLC, which was our sponsor prior to the closing of the Business Combination. The address of the Selling Securityholder is 11 Meadow Ln, Manhasset, NY 11030.

(8)	The address of the Selling Securityholder is 128 Gail Dr. New Rochelle, NY 10805.
(9)

U.S. Tiger acted as an underwriter in the Company’s IPO and received 50,000 shares of Common Stock as deferred compensation for such underwriter services. The address of the Selling Securityholder is 437 Madison Avenue, 27th Fl., New York, NY 10022.

(10)

D. Boral acted as an underwriter in the Company’s IPO and received 50,000 shares of Common Stock as deferred compensation for such underwriter services. The address of the Selling Securityholder is 590 Madison Avenue, 39th Fl., New York, NY 10022.

(11)

Consists of (i) 554,849 shares of Common Stock purchased from Scilex Holding Company and (ii) 11,945,151 shares of Common Stock purchased from Scilex, Inc. Biconomy’s address is 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of 8,760,000 shares of Common Stock, comprised of (i) 510,000 Private Warrant Shares and (ii) 8,250,000 Public Warrants Shares.

We are also registering the offer and sale from time to time by:

(a) the Selling Stockholders of up to an aggregate of 203,737,349 Resale Shares, consisting of: (i) up to 2,072,500 Sponsor Shares; (ii) up to 188,554,849 Scilex Shares; and (iii) up to 510,000 Private Warrant Shares; (iv) up to 100,000 Underwriter Shares; (v) up to 12,500,000 Biconomy Resale Shares; and

(b) the Selling Warrantholders of up to 510,000 Private Warrants.

We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon the exercise of the Private Warrants for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus.

The shares of Common Stock and the Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

We are also registering the issuance by us of up to 8,250,000 shares of our Common Stock that are issuable upon exercise of the Public Warrants. We will receive proceeds from the Public Warrants exercised in the event that such Public Warrants are exercised for cash.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

The Selling Securityholders may sell their shares and warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange on which the shares are listed or admitted to trading;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable laws.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock, such Selling Securityholder may transfer shares of Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the Resale Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and Public Warrants are currently traded on the Pink Limited Market of the OTC Markets under the symbols “SMNR” and “SMNRW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of Semnur’s securities. The following summary does not purport to be complete and is subject to the Charter, the Bylaws and the provisions of applicable law. A copy of the Charter and Bylaws are included as exhibits to this prospectus. The stockholders are encouraged to read the applicable provisions of the DGCL, the Charter and the Bylaws in their entirety for a complete description of the rights and preferences of Semnur’s securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of (i) 740,000,000 shares of Common Stock, $0.0001 par value per share and (ii) 45,000,000 shares of undesignated preferred stock, $0.0001 par value per share (the “Preferred Stock”), of which 5,423,606 shares have been designated as Series A Preferred Stock. As of November 28, 2025, there were 229,740,978 shares of Common Stock and 5,423,606 shares of Series A Preferred Stock issued and outstanding.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of Common Stock.

Dividend Rights

The holders of Common Stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by the Board upon the shares of capital stock of Semnur, which dividends may be paid either in cash, in property or in shares of capital stock of Semnur, subject to preferences that may be applicable to preferred stock, if any, then outstanding. Subject to applicable law and the Charter, the Board has full power to determine whether any dividends shall be declared and paid to stockholders. See the section titled “Trading Market and Dividends — Dividend Policy”.

Voting Rights

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter on which stockholders generally are entitled to vote, except for any amendment to the Charter that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Charter or the DGCL. Any action or matter presented to the stockholders at a duly called or convened meeting, at which a quorum is present, will be decided by the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon, except that Semnur’s directors are elected by a plurality of the votes cast.

Right to Receive Liquidation Distributions

In the event of a change of control, liquidation, dissolution or winding up of Semnur, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

No Preemptive or Similar Rights

The Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Fully Paid and Non-Assessable

The outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

The Charter authorizes the Board, subject to limitations prescribed by Delaware law, to issue up to 45,000,000 shares of preferred stock in one or more series, to determine and fix from time to time the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, including voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights, in each case without further vote or action by Semnur’s stockholders. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of the shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding stock of Semnur entitled to vote thereon.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. Other than the Series A Preferred Stock issued to Scilex, there is no other Preferred Stock outstanding and Semnur has no current plans to issue any other shares of Preferred Stock.

Series A Preferred Stock Number and Designation

We filed the Certificate of Designations, designating 5,423,606 shares of our preferred stock as “Series A Preferred Stock”. As of the date of this prospectus, 5,423,606 shares of Series A Preferred Stock have been issued to Scilex pursuant to the terms of the Merger Agreement and such shares have all of the rights, preferences and privileges set forth in the Certificate of Designations as more fully described below.

Rank

The Series A Preferred Stock shall rank (i) senior to all Common Stock, and to all other classes or series of capital stock of Semnur, except for any such other class or series, the terms of which expressly provide that it ranks on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of Semnur (“Junior Securities”); and (ii) on parity with each class or series of capital stock of Semnur, created specifically ranking by its terms on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of Semnur (“Parity Securities”).

Dividend Rights

Holders of Series A Preferred Stock shall not be entitled to dividends unless Semnur pays dividends to holders of Common Stock and shall be entitled to receive, when, as and if declared by the Board, such dividends (whether in cash or other property) as are paid to holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had been deemed to convert their shares of Series A Preferred Stock into Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.

Liquidation Preference

In the event of a change of control, liquidation, dissolution or winding-up of Semnur, whether voluntary or involuntary, before any payment or distribution of Semnur’s property or assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock equal to the greater of (i) the sum of $10.00 (which amount shall be appropriately adjusted in the event of any stock split, stock combination or other similar recapitalization of the Series A Preferred Stock) and all accrued and unpaid dividends and (ii) the amount such share of Series A Preferred Stock would be entitled to receive pursuant to the change of control, liquidation, dissolution or winding-up of Semnur assuming that such share had been converted into shares of Common Stock in a Deemed Conversion (as defined below). If, in the event of a change of control, liquidation, dissolution or winding-up of Semnur, Semnur’s assets, or proceeds thereof, are insufficient to pay in full the aggregate amount of liquidation preference payable in respect of all outstanding shares of Series A Preferred Stock, such assets or the proceeds thereof will be distributed ratably in proportion to the respective amounts of the liquidation preference if paid in full.

Conversion and Redemption Rights

The shares of Series A Preferred Stock are not convertible into Common Stock or any other securities of Semnur and are not redeemable by Semnur; provided, however, a number of the rights, preferences and privileges of the Series A Preferred Stock set forth in the Certificate of Designations will be determined based on an as-converted-to-Common Stock basis or otherwise assume that the shares of Series A Preferred Stock are converted into shares of Common Stock. Accordingly, the number of shares of Common Stock that each share of Series A Preferred Stock is deemed to be (or otherwise being treated as) converted into for the purpose of affecting the various rights, preferences and privileges of the Series A Preferred Stock set forth in the Certificate of Designations (a “Deemed Conversion”), whether in connection with a change of control or otherwise, shall be equal to the result obtained by dividing (i) stated value by (ii) $10.00 (subject to anti-dilution adjustments).

Voting and Other Preferred Rights

Except as otherwise required by law or as set forth in the Certificate of Designations, the holders of shares of Series A Preferred Stock are entitled to vote, together with the holders of shares of Common Stock and not separately as a class, on all matters upon which holders of shares of Common Stock have the right to vote. The holders of shares of Series A Preferred Stock are entitled to one vote for each share of Common Stock that such share of Series A Preferred Stock would otherwise be convertible into pursuant to a Deemed Conversion on the record date for the determination of the stockholders entitled to vote.

As long as any shares of Series A Preferred Stock are outstanding, Semnur shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock (a) change the Series A Preferred Stock (whether by merger, conversion, consolidation, reclassification or otherwise) into cash, securities or other property except in accordance with the terms of the Certificate of Designations; (b) create, authorize or issue any Parity Security or other equity security the terms of which provide that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of Semnur, or increase the authorized amount of any such other class or series; or (c) amend its certificate of incorporation or the Certificate of Designations in any manner that adversely affects the holders of Series A Preferred Stock.

Registration Rights

Pursuant to the Registration Rights Agreement, certain stockholders of Semnur are able to demand that Semnur register their registrable securities under certain circumstances and have piggyback registration rights for these securities. In addition, Semnur is required to file and maintain an effective registration statement under the Securities Act covering the resale of all such registrable securities. The registration of these securities enables the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of Semnur’s securities.

Anti-takeover Matters in Semnur’s Governing Documents and Under Delaware Law

Certain provisions of Delaware law, along with the Charter and the Bylaws, all of which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of Semnur. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of Semnur to first negotiate with the Board. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire Semnur, which could deprive Semnur’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Authorized but Unissued Capital Stock

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the rules of the Nasdaq Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of Semnur by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Charter provides that the Board is divided into three classes, with the classes as nearly equal in number as practical and each class serving three-year staggered terms. The directors in each class serve for a three-year term (other than the directors initially assigned to Class I whose term shall expire at the first annual meeting of stockholders following the date the Charter was filed with the Secretary of State of the State of Delaware and those assigned to Class II whose term shall expire to the second annual meeting of stockholders following the date the Charter was filed with the Secretary of State of the State of Delaware), with one class being elected each year by the stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Semnur, because it generally makes it more difficult for stockholders to replace a majority of the directors. See the section of this prospectus titled “Directors and Executive Officers” for more information on the classified board.

The Charter also provides that the total number of directors shall be determined from time to time exclusively by the Board; provided that, at any time prior to a Scilex Trigger Event, the stockholders may also fix the number of directors by resolution adopted by the stockholders.

Removal of Directors; Vacancies

The Charter provides that, except as otherwise required by law or the Charter, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of stock of Semnur entitled to vote generally in the election of such directors; provided, however, that, from and after the Scilex Trigger Event, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the then-outstanding shares of stock of Semnur entitled to vote thereon, voting together as a single class, in each case subject to the rights of holders of any series of Preferred Stock.

In addition, the Charter provides that, except as otherwise provided therein or by law, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, may be filled by a majority of the directors then in office, although less than a quorum, or by Semnur’s stockholders; provided, however, that from and after the Scilex Trigger Event, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled only by a majority of the directors then in office, although less than a quorum, and shall not be filled by Semnur’s stockholders, in each case subject to the rights of the holders of any series of preferred stock. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, changes in control of Semnur or changes in its management.

Delaware Anti-Takeover Law

The Charter provides that Semnur has opted out of Section 203 of the DGCL until the occurrence of a Scilex Trigger Event, at which time Semnur shall immediately and automatically become governed by Section 203 of the DGCL. Section 203 of the DGCL prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such persons become interested stockholders, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

The Charter provides that the restrictions on business combination of Section 203 of the DGCL do not apply to Scilex or its current or future Affiliates (as defined in the Charter) regardless of the percentage of ownership of the total voting power of all the then-outstanding shares of capital stock of Semnur entitled to vote generally in the election of directors beneficially owned by them.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Charter does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of capital stock of Semnur entitled to vote generally in the election of directors are able to elect all of Semnur’s directors.

Special Stockholder Meetings

The Charter provides that special meetings of stockholders may only be called by order of the Chairman of the Board, the Board or the Chief Executive Officer; provided, however, that at any time prior to the Scilex Trigger Event, special meetings of Semnur stockholders shall also be called by or at the direction of the Board or the Chairman of the Board at the request of Scilex, in each case subject to the rights of the holders of any series of Preferred Stock with respect to such series of preferred stock. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management.

Director Nominations and Stockholder Proposals

The Bylaws established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Semnur with certain information.

Generally, to be timely, a stockholder’s notice must be delivered to the secretary of Semnur at Semnur’s principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (in the case of the first annual meeting of stockholders held after January 1, 2026, the date of the preceding year’s annual meeting of the stockholders shall be deemed to be June 30, 2025); provided, however, that, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by Semnur. The Bylaws will also specify requirements as to the form and content of a stockholder’s notice. The Bylaws will allow any previously scheduled stockholders meeting to be postponed, adjourned or canceled by resolution of the Board; provided, however, that with respect to any special meeting of stockholders scheduled at the request of Scilex, the Board is not allowed to postpone, reschedule or cancel without the prior written consent of Scilex. In addition, the Bylaws will allow the chair of a meeting of the stockholders to adopt rules and regulations for the conduct of that meeting that may have the effect of precluding the conduct of certain business at that meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL and the terms of the Charter, any action required or permitted to be taken by the stockholders of Semnur must be effected by a duly called annual or special meeting of such stockholders; provided, however, that prior to the Scilex Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of Semnur may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, is signed by or on behalf of the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, is delivered to Semnur in accordance with the DGCL, in each case subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Charter provides that, upon the occurrence of the Scilex Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, will be required to alter, amend or repeal the following provisions of the Charter: Article V (Board of Directors), Article VI (Consent of Stockholders in Lieu of Meeting; Special Meetings of Stockholders), Article VII (Limitation of Liability), Article VIII (Corporate Opportunities and Competition), Article IX (Exclusive Forum), Article X (Section 203 of the DGCL) and Article XI (Amendment of Certificate of Incorporation and Bylaws), and no other provision may be adopted, amended or repealed that would have the effect of modifying or permitting the circumvention of the provisions set forth in any of such Articles.

The Charter and Bylaws provide that the Board is authorized to make, alter and repeal the Bylaws, without the consent or vote of the stockholders, by an approval of a majority of the total authorized number of directors. Upon the occurrence of the Scilex Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, will be required to alter, amend or repeal the Bylaws.

The provisions of the DGCL, the Charter and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the Board and Semnur’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

The Charter provides that, unless Semnur consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Semnur, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the current or former directors, officers, employees or stockholders of Semnur to Semnur or its stockholders, (iii) any action asserting a claim against Semnur or any of its current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL or of the Charter or Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or Bylaws, (v) any action or proceeding asserting a claim against Semnur or any of the current or former directors, officers, employees or stockholders of Semnur as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL. The foregoing exclusive forum provisions will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, the Charter provides that, unless Semnur consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although Semnur believes these provisions benefit the company by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against Semnur’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against Semnur, a court could find the choice of forum provisions contained in the Charter to be inapplicable or unenforceable in such action. Semnur may incur additional costs associated with resolving such action in other jurisdictions, which could harm the business, operating results and financial condition of Semnur. Any person or entity purchasing or otherwise acquiring any interest in shares of Semnur’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Charter.

Limitation of Liability and Indemnification of Directors and Officers

The Charter and Bylaws contain provisions that limit the liability of Semnur’s directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, Semnur’s directors and officers are not personally liable to Semnur or its stockholders for monetary damages for any breach of fiduciary duties as directors or officers, as applicable, except liability for the following:

•	any breach of their duty of loyalty to Semnur or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL;

•	any transaction from which the director or the officer derived an improper personal benefit; or

•	with respect to any officer, any action by or in the right of the corporation.

The Charter also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of Semnur’s directors or officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws provide that Semnur shall indemnify any Covered Person and who is or was a party to, is threatened to be made a party to, or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative based on such person’s actions in his or her official capacity as a director or officer of Semnur or as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (to the extent serving in such position at the request of Semnur), in each case against all liability and loss suffered (including, without limitation, any judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement consented to in writing by Semnur) and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith, subject to certain conditions. In addition, the Bylaws provide that Semnur may, to the fullest extent permitted by law, (i) advance costs, fees or expenses (including attorneys’ fees) incurred by a Covered Person defending or participating in any proceeding in advance of the final disposition of such proceeding, subject to certain exceptions, and (ii) purchase and maintain insurance, at Semnur’s expense, to protect Semnur and any person who is or was a director, officer, employee or agent of Semnur or is or was a director, officer, employee or agent of Semnur serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss, whether or not Semnur would have the power or obligation to indemnify such person against such liability, expense or loss under the DGCL or the provisions of the Bylaws.

We have entered into indemnification agreements with their respective directors and officers, as determined by the Board. These agreements, among other things, require Semnur to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require Semnur to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. The Board believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The above description of the indemnification provisions of the Charter, the Bylaws and the indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Certain of Semnur’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board.

The limitation of liability and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against Semnur’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Semnur’s directors and officers, even though an action, if successful, might benefit Semnur and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent Semnur pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, Semnur has been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter provides that, to the fullest extent permitted by law, no Identified Person (as defined therein) has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which Semnur or its affiliates are engaged or that are deemed to be competing with Semnur or any of its affiliates or (ii) otherwise investing in or providing services to any person that is engaged in the same or similar business activities as Semnur or its affiliates or competes with Semnur or its affiliates. In addition, to the fullest extent permitted by law, no Identified Person has any obligation to offer to Semnur or its subsidiaries or affiliates the right to participate in any corporate opportunity in the same or similar business activities or lines of business in which Semnur or its affiliates are engaged or that are deemed to be competing with Semnur or any of its affiliates. Subject to the preceding sentences and to the fullest extent permitted by applicable law, neither Semnur nor any of its subsidiaries shall have any rights in any business interests, activities or ventures of any Identified Person, and Semnur waives and renounces any interest or expectancy therein, except with respect to opportunities offered solely and expressly to officers of Semnur in their capacity as such.

Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Semnur’s stockholders will have appraisal rights in connection with a merger or consolidation of Semnur. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery. However, appraisal rights are not available in all circumstances.

Stockholders’ Derivative Actions

Under the DGCL, any of the stockholders of Semnur may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Semnur’s capital stock at the time of the transaction to which the action relates.

Warrants

At the effective time of the Domestication, each warrant to purchase Denali Ordinary Shares that was issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms was converted into a warrant to purchase shares of Common Stock on the same terms and conditions were in effect with respect to such warrant immediately prior to the effective time of the Domestication. There are currently outstanding an aggregate of 8,250,000 Public Warrants and 510,000 Private Warrants.

Public Warrants

Each Public Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described in this prospectus, at any time commencing on the later of 30 days after the consummation of the Business Combination and 12 months from the date of the closing of the IPO. We may, in our sole discretion, lower the warrant exercise price at any time prior to the expiration date for a period of not less than 15 business days (unless otherwise required by the SEC, any national securities exchange on which the Warrants are listed or applicable law) and any such reduction will be identical to all of the warrants, provided that we will provide at least five days’ prior written notice to registered holders of the warrants.

Semnur will not be obligated to deliver any Common Stock pursuant to the exercise of a warrant and shall have no obligation to settle such warrant exercise unless an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the warrants is effective and a prospectus relating to such Common Stock is current or a valid exemption from registration is available. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is not effective within 60 days from the consummation of the Business Combination, warrant holders may, from the 61st day after the consummation of the Business Combination until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants will expire five years from the consummation of the Business Combination at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

In addition, if, for capital raising purposes, (x) we issue additional shares of Common Stock or equity-linked securities at the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value (as defined in the Warrant Agreement) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of (i) the Market Value or (ii) the Newly Issued Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price.

Semnur may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•	in whole and not in part,

•	at any time while the warrants are exercisable,

•

upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the last reported sales price of the Common Stock equals or exceeds $16.50 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which notice of redemption is given, and

•

if, and only if, there is an effective registration statement covering the Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

Semnur has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Holdco issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price per share of Common Stock may fall below the $16.50 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If Semnur calls the warrants for redemption as described above, Semnur’s management has the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average volume weighted average last reported sale price of the Common Stock for the 10 trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. For example, if a holder held a warrant to purchase 150 shares of Common Stock and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares of Common Stock without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Common Stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances. Requiring a cashless exercise in this manner will reduce the number of shares of Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to use if we do not need the cash from the exercise of the Public Warrants. If Semnur’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

The warrants were issued in registered form under the Warrant Agreement between VStock, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the registered holders of a majority of the then-outstanding warrants (including the Private Placement Warrants), in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of (i) an increase in the number of issued and outstanding shares of Common Stock by a capitalization or share dividend of the Common Stock or by a sub-division of the Common Stock or other similar event, (ii) an extraordinary dividend or (iii) a decrease in the number of issued and outstanding shares of Common Stock by consolidation, combination, reverse share split or reclassification of Common Stock or other similar event. However, no Common Stock shall be issued at less than their par value. Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, the warrant exercise price will be adjusted (to the nearest cent) by multiplying such warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock, or in the case of any merger or consolidation of Semnur with or into another corporation (other than a consolidation or merger in which Semnur is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Semnur as an entirety or substantially as an entirety in connection with which Semnur is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election.

The warrants may be exercised, on or prior to the expiration date, by delivering to the warrant agent at its corporate trust department (i) the warrant certificate and (ii) an election to purchase any Common Stock pursuant to the exercise of a warrant, properly completed and executed by the warrant holder on the reverse of the warrant certificate, accompanied by full payment of the exercise price for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants are exercisable or obligated to issue shares of Common Stock upon exercise of a warrant unless the shares of Common Stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the registered holder of the warrants. Under the terms of the Warrant Agreement, we have agreed to use our commercially reasonable efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. In no event will we be required to net cash settle any warrant.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.9 or 9.8% of the Common Stock outstanding immediately after giving effect to such exercise.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Private Warrants

The Private Warrants are identical to the Public Warrants underlying the Public Units except that such Private Warrants, including the Common Stock issuable upon exercise of the Private Warrants, may not be transferred, assigned or sold until 30 days after the closing of the Business Combination, subject to certain exceptions.

The foregoing summary of the terms and conditions of the warrants does not purport to be complete and is qualified in its entirety by reference to the copy of the Warrant Agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar

The transfer agent and registrar for Common Stock will be VStock. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

Listing

Shares of our Common Stock and Public Warrants are quoted on the Pink Limited Market of the OTC Markets under the symbols “SMNR” and “SMNRW,” respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2023 and any currently proposed transactions to which the Company or Legacy Semnur was or is to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any of the Company’s or Legacy Semnur’s directors, executive officers or, to the Company’s or Legacy Semnur’s knowledge, beneficial owners of more than 5% of the Company’s or Legacy Semnur’s capital stock, or their immediate family members have had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section of this prospectus titled “Executive and Director Compensation.”

Our Relationship with Scilex

Prior to the Business Combination, Legacy Semnur was a majority owned subsidiary of Scilex. Following the Closing of the Business Combination, Scilex (together with certain of its subsidiaries) continues to beneficially own a significant percentage of our outstanding Common Stock. In connection with the Business Combination, Legacy Semnur and Scilex entered into certain agreements that relate to Legacy Semnur’s relationship with Scilex prior to the Business Combination and provides a framework for our ongoing relationship with Scilex.

On September 22, 2025, we entered into a transition services agreement with Scilex. Pursuant to this transition services agreement, Scilex agreed to provide, directly or indirectly, certain administrative, financial, legal, tax, insurance, facility, information technology and other services to Semnur. The total cost of services provided to Semnur shall not exceed $2.0 million per year, for a period of three years, unless terminated by either Scilex or Semnur.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, on August 30, 2024, the Sponsor and each of Denali’s directors and executive officers entered into a Sponsor Support Agreement with Denali and Semnur, pursuant to which the Sponsor and each of Denali’s directors and executive officers has agreed to, among other things: (i) vote in favor of the Parent Shareholder Approval Matters (as defined in the Merger Agreement) and in favor of any proposal in respect of an Extension Amendment (as defined in the Merger Agreement); (ii) vote against (or otherwise withhold written consent of, as applicable) any “Business Combination” (as such term is defined in Denali’s organizational documents) or any proposal relating thereto (in each case, other than as contemplated by the Merger Agreement); (iii) vote against (or otherwise withhold written consent of, as applicable) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Denali (other than the Merger Agreement and the transactions contemplated thereby); (iv) vote against (or otherwise withhold written consent of, as applicable) any change in the business, management or board of directors of Denali (other than in connection with the Merger Agreement and the transactions contemplated thereby); and (v) vote against (or otherwise withhold written consent of, as applicable) any proposal, action or agreement that would (a) impede, frustrate, prevent or nullify any provision of the Sponsor Support Agreement or the Merger Agreement or any of the transactions contemplated thereby, (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Denali or Merger Sub under the Merger Agreement, (c) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (d) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Denali. Under the terms of the Sponsor Support Agreement, the Sponsor also agreed to certain standstill provisions with respect to the ordinary shares and other equity securities of Denali held by the Sponsor.

Company Stockholder Support Agreement

Concurrently with the execution of the Merger Agreement, the Company, Legacy Semnur and Scilex (as the sole stockholder of Semnur) entered into a company stockholder support agreement (the “Stockholder Support

Agreement”), pursuant to which Scilex agreed to, among other things: (i) appear at any meeting of Semnur’s stockholders related to the transactions contemplated by the Merger Agreement, or otherwise cause its shares of Legacy Semnur common stock to be counted as present thereat for the purpose of establishing a quorum; (ii) vote (or execute and return an action by written consent), or cause to be voted at any such meeting of Legacy Semnur’s stockholders (or validly execute and return and cause such consent to be granted with respect to), all of its shares of Legacy Semnur common stock in favor of the Merger Agreement and the Business Combination; (iii) authorize and approve any amendment to Legacy Semnur’s certificate of incorporation or bylaws that is deemed necessary or advisable by Lgacy Semnur for purposes of effecting the Business Combination; and (iv) vote (or execute and return an action by written consent), or cause to be voted at any such meeting of Legacy Semnur’s stockholders (or validly execute and return and cause such consent to be granted with respect to), all of its shares of Legacy Semnur common stock against any other action that would reasonably be expected to (a) impede, interfere with, frustrate, delay, postpone or adversely affect the Business Combination, (b) result in a breach of any covenant, representation or warranty or other obligation or agreement of Semnur under the Merger Agreement or (c) result in a breach of any covenant, representation or warranty or other obligation or agreement of Scilex contained in the Stockholder Support Agreement.

Sponsor Interest Purchase Agreement

In connection with the execution and delivery of the Merger Agreement, the Sponsor and Scilex entered into the SIPA. Pursuant to the SIPA, Scilex purchased 500,000 Denali Class B Ordinary Shares (the “Purchased Interests”), of Denali that were held by the Sponsor. The aggregate consideration for the purchase and sale of the Purchased Interests is as follows: (i) $2,000,000 (the “Cash Consideration”), and (ii) 300,000 shares of common stock of Scilex (which number of shares was adjusted to 8,571 shares to reflect the reverse stock split of Scilex common stock that was effected on April 15, 2025) (such number of shares, as adjusted the “Sponsor SIPA Shares”). Pursuant to the SIPA, Scilex paid the Cash Consideration and agreed to issue the Scilex Shares to the Sponsor contingent upon and following the occurrence of the Effective Time. The Purchased Interests converted automatically, on a one-for-one basis, into shares of Common Stock at the effective time of the Domestication pursuant to the terms of the Merger Agreement. On September 22, 2025, the requirement to deliver the Scilex Shares was discharged pursuant to that certain Satisfaction and Discharge Agreement. For more information, see the section of this prospectus titled “Certain Relationships and Related Party Transactions—Satisfaction and Discharge Agreement with Scilex and Sponsor.”

Sponsor Promissory Notes

On April 11, 2023, Denali issued the Sponsor Convertible Promissory Note with an initial principal balance of $412,500 (the “Initial Principal Amount”), with the remaining $412,500 drawable at Denali’s request prior to the maturity of the Sponsor Convertible Promissory Note. The Sponsor Convertible Promissory Note bears an interest equivalent to the lowest short-term Applicable Federal Rate and matures upon the earlier of (i) the closing of Denali’s initial business combination and (ii) the date of the liquidation of Denali (the “Sponsor Convertible Promissory Note Maturity Date”). Upon the consummation of the Business Combination, the Sponsor Convertible Promissory Note was convertible, at the option of the Sponsor, into additional Denali Class A Ordinary Shares of Denali, at a conversion price of $10.00 per share (the “Conversion Shares”). The terms of the Conversion Shares will be identical to those of the Denali Private Placement Shares underlying the Denali Private Placement Units issued to the Sponsor in connection with the IPO.

On July 18, 2023, the Sponsor lent another $80,000 to Denali, resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $492,500.

On October 12, 2023, the Sponsor lent another $150,000 to Denali, resulting in the principal amount of the Sponsor Convertible Promissory Note being increased to $642,500.

On December 29, 2023, Denali and the Sponsor agreed that, in addition to the Initial Principal Amount, Denali may request an additional aggregate amount of up to $157,500, which may be drawn down in one or more tranches at any time prior to the Sponsor Convertible Promissory Note Maturity Date, raising the total limit up to $1,000,000. On April 2, 2024, Denali and Sponsor agreed that, in addition to the Initial Principal Amount, the Company may request an additional aggregate amount of up to $186,800, which may be drawn down in one or more tranches at any time prior to the maturity date, raising the total limit up to $1,200,000. On January 27, 2025, Denali and Sponsor agreed that, in addition to the Initial Principal Amount, Denali may request an additional aggregate amount of up to $591,800, which may be drawn down in one or more tranches at any time prior to the maturity date, raising the total limit up to $2,000,000. As of March 31, 2025, there was an amount of $1,523,237 outstanding under Working Capital Loans in the form of the Sponsor Convertible Promissory Note and Sponsor Extension Convertible Promissory Note issued to the Sponsor.

On July 10, 2024, Denali issued a convertible promissory note in the total principal amount of up to $180,000 to the Sponsor. The Sponsor Extension Convertible Promissory Note was issued with an initial principal balance of $15,037, with the remaining $164,963 drawable at the Company’s request and upon the consent of the Sponsor prior to the maturity of the Sponsor Extension Convertible Promissory Note. The Sponsor Extension Convertible Promissory Note matured upon the effective date of the consummation of the Company’s initial business combination.

Amended and Restated Registration Rights Agreement

Concurrent with the consummation of the Business Combination, Denali and Scilex entered into the Registration Rights Agreement with the other stockholders named therein. The Registration Rights Agreement governs, among other things, the registration of certain shares of Common Stock for resale and be effective as of the Closing, and includes certain customary demand and “piggy-back” registration rights with respect to shares of Common Stock held by the parties thereto.

Stockholder Agreement with Scilex

On August 30, 2024, Denali entered into the Stockholder Agreement with Scilex. Pursuant to the terms of the Stockholder Agreement (and subject to certain rights of Oramed), from and after the Effective Time, and for so long as Scilex beneficially owns any shares of Series A Preferred Stock, among other things, (i) Scilex shall have the right, but not the obligation, to designate a Stockholder Designee or Stockholder Designees, regardless of (a) whether such Stockholder Designee is to be elected to the Board at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by the Board in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of the Board or (b) the size of the Board and (ii) Semnur will be required to take all actions reasonably necessary, and not otherwise prohibited by applicable law, to cause each Stockholder Designee to be so nominated, elected or appointed to the Board as more fully described in the Stockholder Agreement. Scilex will also have the right to designate a replacement director for any Stockholder Designee that has been removed from the Board and the right to appoint a representative of Scilex to attend all meetings of the committees of the Board.

The Stockholder Agreement also provides that following the Closing, Semnur shall not, and shall cause its subsidiaries not to, among others, without the prior written consent of Scilex: (i) amend, alter, modify or repeal (whether by merger, consolidation, by operation of law or otherwise) any provisions of the Proposal Charter (including the Certificate of Designations) or the Bylaws that increase or decrease the authorized number of directors constituting the Board; (ii) take any action that would have the effect of increasing or decreasing the number of directors constituting the Board; (iii) amend, alter, modify or repeal (whether by merger, consolidation, reclassification, by operation of law or otherwise) any provisions of the respective charters (and any related organizational documents) of any of the committees of the Board; (iv) file any voluntary petition under any applicable federal or state bankruptcy or insolvency law on behalf of Semnur or any of its subsidiaries; (v) (A) incur or permit any of Semnur’s subsidiaries to incur any indebtedness in an aggregate principal amount in excess of $10,000,000) (with “principal amount” for purposes of this definition to include undrawn committed or available amounts) or (B) enter into, modify, amend or renew (or permit any of its subsidiaries to enter into, modify, amend or renew) any contract or other agreement in respect of indebtedness in an aggregate principal amount in excess of $10,000,000 (with “principal amount” for purposes of this definition to include undrawn committed or available amounts); (vi) consummate or otherwise enter into any other contract or agreement to effect any change of control, joint venture or corporate reorganization by Semnur or any of its subsidiaries; (vii) declare or pay any dividend or distribution on Common Stock, other Junior Security (as defined below) or Parity Security (as defined below); or (viii) purchase, redeem or otherwise acquire for consideration by Semnur, directly or indirectly, any Common Stock, other Junior Security or Parity Security (except as necessary to effect (A) a reclassification of any Junior Security for or into other Junior Securities, (B) a reclassification of any Parity Security for or into other Parity Securities with the same or lesser aggregate liquidation preference, (C) a reclassification of any Parity Security into a Junior Security, (D) the exchange or conversion of any Junior Security for or into another Junior Security, (E) the exchange or conversion of any Parity Security for or into another Parity Security with the same or lesser per share liquidation amount, (F) the exchange or conversion of any Parity Security for or into any Junior Security or (G) the settlement of incentive equity awards (including any applicable withholdings and the net exercise of options) in accordance with the terms thereof). The Series A Preferred Stock ranks (i) senior to all Common Stock and to the Junior Securities; and (ii) on parity with the Parity Securities.

In addition, the Stockholder Agreement provides that Semnur will be prohibited from taking certain actions without the consent of Oramed (but only until the Release Date). The actions that require Oramed’s consent include, among other things, (i) amending certain agreements, including the Stockholder Agreement, the Merger Agreement, Semnur’s certificate of incorporation or bylaws, Semnur’s 2024 Stock Option Plan, the Company Stockholder Support Agreement, dated as of August 30, 2024, by and among Scilex, Semnur and Denali, and the Debt Exchange Agreement, in each case that adversely affect the rights of capital stock held by Scilex in Semnur, (ii) approving of the issuance of capital stock of Semnur that would result in Scilex holding less than 55% of the outstanding shares or voting power of Semnur, (iii) forming any subsidiary that is not wholly owned and controlled by Semnur, (iv) permitting any option grants to Scilex Insiders (as defined therein) pursuant to Semnur’s 2024 Stock Option Plan prior to the execution of the Merger Agreement to be exercisable or (v) permitting certain compensation payments to Scilex Insiders (as defined therein).

The Stockholder Agreement will terminate and be of no further force and effect upon the earlier of (i) termination of the Merger Agreement in accordance with its terms, (ii) mutual written agreement of the parties thereto and (iii) following the issuance of the Series A Preferred Stock to Scilex pursuant to the Merger Agreement, the date upon which Scilex (together with its affiliates, subsidiaries, successors and assigns (other than the Company and its subsidiaries)) ceases to own any shares of Series A Preferred Stock.

Debt Exchange Agreement and Related Matters

Concurrently with the execution of the Merger Agreement, on August 30, 2024 Scilex and Semnur entered into the Debt Exchange Agreement. The Debt Exchange Agreement relates to the Outstanding Indebtedness, for certain loans and other amounts provided by Scilex to Semnur prior to the Closing. The Outstanding Indebtedness as of March 31, 2025 was $50,754,784, but will not exceed $60,000,000 as of immediately prior to the Closing.

Pursuant to the Debt Exchange Agreement, Scilex agreed to contribute the Outstanding Indebtedness (as set forth in the Debt Exchange Agreement) to Semnur in exchange for the issuance by Semnur to Scilex of shares that are equal to (a) the sum of the aggregate amount of the Outstanding Indebtedness and the amount that is equal to 10% of such aggregate amount of the Outstanding Indebtedness divided by (b) $11.00 (rounded up to the nearest whole share) (the “Exchange Shares”). Further, pursuant to the Debt Exchange Agreement, prior to the Contribution, Semnur agreed to file, with the Secretary of State of the State of Delaware, a certificate of designations, in the form agreed in the Debt Exchange Agreement, to set forth the designations, powers, rights and preferences and qualifications, limitations and restrictions of the Series A Preferred Stock. Upon the occurrence of the Contribution and issuance of the shares of Series A Preferred Stock to Scilex, the Outstanding Indebtedness of

Semnur owed to Scilex shall be extinguished in its entirety and shall be of no further force or effect and shall be deemed paid and satisfied in full and irrevocably and automatically discharged, terminated and released.

As of the date of the Business Combination, the aggregate outstanding amount was $54,236,058.00. The aggregate number of shares of Series A Preferred Stock issued to Scilex prior to the Effective Time pursuant to the Debt Exchange Agreement was 5,423,606 shares. At the Effective Time such shares were exchanged for 5,423,606 shares of Series A Preferred Stock and 542,361 shares of Common Stock.

Oramed Note

On September 21, 2023, Scilex entered into, and consummated the transactions contemplated by, the Scilex- Oramed SPA with Oramed, pursuant to which, among other things, Scilex issued to Oramed the Oramed Note. The Oramed Note matures on March 21, 2025. It is payable in six principal installments, with the first installment of $5,000,000 payable on December 21, 2023, the second installment in the principal amount of $15,000,000 payable on March 21, 2024, the next three installments each in the principal amount of $20,000,000 payable on each of June 21, 2024, September 21, 2024 and December 21, 2024 and the last installment in the entire remaining principal balance of the Oramed Note payable on March 21, 2025. Interest under the Oramed Note accrues at a fluctuating per annum interest rate equal to the sum of (1) greater of (x) 4% and (y) Term SOFR (as defined in the Oramed Note) and (2) 8.5%, payable in-kind on a monthly basis. Pursuant to the Oramed Note, if the outstanding principal has not been fully repaid by March 21, 2024, an exit fee of approximately $3.1 million becomes due upon repayment. Upon the occurrence and during the continuance of an event of default under the Oramed Note, holders of more than 50% of the aggregate unpaid principal amount of the Oramed Notes may elect to accrue interest at a default rate equal to the lesser of (i) Term SOFR plus 15% or (ii) the maximum rate permitted under applicable law. Voluntary prepayments made before the one-year anniversary of the closing date of the Scilex-Oramed SPA must include a make-whole amount equal to 50% of the additional interest that would accrue on the principal amount so prepaid from the date of such prepayment through and including the maturity date. If the Oramed Note is accelerated upon an event of default, repayment is required at a mandatory default rate of 125% of the principal amount (together with 100% of accrued and unpaid interest thereon and all other amounts due in respect of the Oramed Note). The Oramed Note contains mandatory prepayment provisions requiring use of 70% of net cash proceeds from any Cash Sweep Financing (as defined in the Oramed Note) or advances under the ELOCs (as defined in the Oramed Note) to prepay the outstanding principal after the earlier of April 1, 2024 or full repayment of Acceptable Indebtedness (as defined in the Oramed Note).

The Oramed Note contains affirmative and negative covenants binding on Scilex and its subsidiaries, which includes Semnur, which restrict, among other things, Scilex and its subsidiaries (including Semnur), from incurring indebtedness or liens, amending charter and organizational documents, repaying or repurchasing stock, repaying, repurchasing, or acquiring indebtedness, paying or declaring cash dividends, assigning, selling, transferring or otherwise disposing of assets, making or holding investments, entering into transactions with affiliates, and entering into settlement agreements, in each case as more fully set forth in, and subject to certain qualifications, exceptions, and “baskets” set forth in the Oramed Note. As of December 31, 2024, the outstanding principal amount, as well as the accrued interest and fees, of the Oramed Note was $24,955,634, with the remaining amount due on March 21, 2025, which maturity date was extended to December 31, 2025 pursuant to an amendment letter Scilex entered into with Oramed, dated as of January 21, 2025.

On September 21, 2023, in connection with the Scilex-Oramed SPA, Scilex and each of its Guarantors entered into the Subsidiary Guarantee with Oramed (together with its successors and permitted assigns, the “Holder”) and the Agent, pursuant to which, the Guarantors have agreed to guarantee and act as surety for payment of the Oramed Note and any additional notes issued by Scilex after the closing date of the transactions contemplated by the Scilex-Oramed SPA in full or partial substitution of the Oramed Note (the “Additional Notes”).

On September 21, 2023, Scilex and the Guarantors entered into a security agreement (the “Security Agreement”) with the Holder and the Agent, pursuant to which Scilex and the Guarantors granted to the Agent (on behalf of and for the benefit of the holders of the Oramed Note and any Additional Notes) a security interest in all or substantially all of Scilex’s and each Guarantor’s property, respectively, to secure the prompt payment, performance and discharge in full of all of Scilex’s obligations under the Oramed Note and Additional Notes and the Guarantors’ obligations under the Subsidiary Guarantee, subject to certain customary limitations. The Security Agreement contains certain customary representations, warranties and covenants regarding the collateral thereunder, in each case as more fully set forth in the Security Agreement.

In October 2024, Scilex and Oramed agreed, among other things, that from and after the consummation of the Business Combination, neither Semnur nor Denali shall be required to guarantee or otherwise grant security for any Transaction Documents (as defined in the Scilex-Oramed SPA, and including the Scilex-Oramed SPA, the Security Agreement and the Subsidiary Agreement). Scilex and Oramed further agreed that on the Closing Date, all security interests and liens with respect to the assets and property of Semnur granted or created under the Transaction Documents shall be deemed to be released, discharged and terminated. As of the date of this filing, Semnur is not a Guarantor under the Subsidiary Guarantee and the Security Agreement.

Satisfaction and Discharge Agreement with Scilex and Sponsor

On April 11, 2023, Denali issued the Sponsor Convertible Promissory Note, as amended, to the Sponsor. Pursuant to the Sponsor Convertible Note, upon consummation of the Business Combination, Denali was obligated to pay the Sponsor $1,806,366.78, comprised of the outstanding principal amount of the Convertible Promissory Note and accrued but unpaid interest (the “Sponsor Outstanding Balance”).

Also as previously disclosed, on August 30, 2025, Scilex and the Sponsor entered into the SIPA, pursuant to which Scilex agreed to purchase certain shares of Denali that were held by the Sponsor for $2,000,000 and 300,000 shares of common stock of Scilex with such cash consideration being paid on the date of entry into the SIPA and the Sponsor SIPA Shares to be delivered to Sponsor upon consummation of the Business Combination).

Additionally, prior to the Closing, Scilex had advanced $69,973 to the Sponsor (the “Cash Advance”).

On September 22, 2025, Denali, Sponsor and Scilex entered a Satisfaction and Discharge of Indebtedness Agreement (the “Sponsor Agreement”), pursuant to which the parties agreed that the repayment of the Cash Advance was settled as a net reduction in the payments owed to Sponsor by New Semnur on the Closing Date. On the Closing Date, the Sponsor received $1,143,959.16 in cash (representing a $1,000,000 payment toward the Sponsor Outstanding Balance and a $213,932.16 payment in lieu of the Sponsor SIPA Shares, net of the repayment of the Cash Advance) and a promissory note issued by New Semnur in the amount of $806,366.78 (the “Sponsor Note”). The Sponsor Note shall be payable in six monthly installments of approximately $134,394.46 beginning on October 1, 2025. Notwithstanding the foregoing payment schedule, the balance due on such note (less any payments previously made to the holder thereunder) shall be accelerated and become immediately due and payable in the event the Company receives gross proceeds from any equity or debt financing (including any private placement offering or registered offering), in an amount equal to or greater than the then-outstanding principal of such note plus any accrued but unpaid interest due thereon. In addition, in the case of an event of default, Sponsor Note shall bear interest at a rate of 10% per annum until such event of default is cured. The Sponsor Note shall become immediately due and payable (in accordance with the terms thereof), upon the Company’s failure to make payments thereunder when due (subject to a 14-day cure period) or certain other actions related to voluntary or involuntary bankruptcy proceedings (as more fully described therein).

Executive Officer and Director Compensation

Please see the section of this prospectus titled “Executive and Director Compensation” for information regarding the compensation of Semnur’s executive officers and non-employee directors.

Limitation of Liability and Indemnification of Officers and Directors

Please see the section of this prospectus titled “Directors and Executive Officers — Limitation of Liability and Indemnification of Directors and Officers” for information regarding Semnur’s arrangements to provide indemnification to its officers and directors.

Related Person Transaction Policy

Semnur has adopted a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of Semnur’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Semnur and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to Semnur as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of Semnur’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, Semnur’s management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Semnur of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, Semnur will collect information that Semnur deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable Semnur to identify any existing or potential related- person transactions and to effectuate the terms of the policy. In addition, under Semnur’s code of conduct and ethics, Semnur’s employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, Semnur’s Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to Semnur;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, Semnur’s Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, Semnur’s best interests and those of Semnur’s stockholders, as Semnur’s Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The financial statements of Semnur Pharmaceuticals, Inc. as of December 31, 2024 and 2023, and for the years then ended, included in this prospectus have been audited by Pipara & Co LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the use of a carve-out basis of accounting discussed in Notes 1 and 2), which is included herein. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is VStock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement of which this prospectus is a part and the exhibits to such registration statement. The descriptions in this prospectus of the provisions of documents filed as exhibits to this prospectus are only summaries of those documents’ material terms. You can read copies of such documents, along with copies of reports, proxy statements and other information filed by us with the SEC at the SEC’s website at http://www.sec.gov.

We also maintain a website at www.semnurpharma.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only

INDEX TO FINANCIAL STATEMENTS

SEMNUR PHARMACEUTICALS, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors

of Semnur Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Semnur Pharmaceuticals, Inc. (“Semnur”) (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, stockholders’ (deficit) equity and cash flows for the periods ended December 31, 2024 and 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the periods ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital, has suffered losses from operations, has recurring negative cash flows from operations, dependence upon the support from its parent, Scilex Holding Company, and the success of future development and regulatory approval of SP-102. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Carve-out Basis of Accounting

As discussed in Note 1 to the accompanying financial statements, the financial statements have been prepared on a “carve-out” basis from the financial statements of its parent, Scilex Holding Company, as well as allocations deemed reasonable by management to present the results of operations, financial position and cash flows on a standalone basis and may not reflect the results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pipara & Co LLP (6841)

Delhi, India

April 21, 2025, except for the effect of the reverse recapitalization described in Note 1 to the consolidated financial statements as to which the date is September 22, 2025.

We have served as the Company’s auditor since 2025.

SEMNUR PHARMACEUTICALS, INC.

BALANCE SHEETS

(In thousands, except for par value and share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$12	$12
Prepaid expenses	2	2
Other current assets	5,981	—

Total current assets:	5,995	14
Property and equipment, net	689	689

Total assets	$6,684	$703

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$35	$896

Total current liabilities:	35	896
Related party loans	49,433	37,901

Total liabilities	$49,468	$38,797

Commitments and contingencies (See Note 7)
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 45,000,000 shares authorized as of December 31, 2024 and no shares authorized as of December 31, 2023; no shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized, issued and outstanding as of December 31, 2024 and 2023	20	20
Additional paid-in capital	72,580	72,580
Accumulated deficit	(115,384)	(110,694)
Total stockholders’ deficit	(42,784)	(38,094)
Total liabilities and stockholders’ deficit	$6,684	$703

See accompanying notes to financial statements

SEMNUR PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except for share and net loss per share amounts)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$1,709	$1,621
General and administrative	2,981	1,640

Total operating expenses	4,690	3,261

Loss from operations	(4,690)	(3,261)

Net loss	$(4,690)	$(3,261)

Net loss per share — basic and diluted	$(0.02)	$(0.02)

Weighted average number of shares during the period — basic and diluted	200,000,000	200,000,000

See accompanying notes to financial statements

SEMNUR PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Legacy Common Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	160,000,000	$2	—	$—	$72,598	$(107,433)	$(34,833)
Retroactive application of recapitalization	(160,000,000)	(2)	200,000,000	20	(18)	—	—

Adjusted balance, December 31, 2022	—	—	200,000,000	20	72,580	(107,433)	(34,833)
Net loss	—	—	—	—	—	(3,261)	(3,261)

Balance, December 31, 2023	—	—	200,000,000	20	72,580	(110,694)	(38,094)
Net loss	—	—	—	—	—	(4,690)	(4,690)

Balance, December 31, 2024	—	$—	200,000,000	$20	$72,580	$(115,384)	$(42,784)

See accompanying notes to financial statements

SEMNUR PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2024	2023
Operating activities
Net loss	$(4,690)	$(3,261)
Adjustments to reconcile net loss to net cash proceeds used for operating activities:
Stock-based compensation
Changes in operating assets and liabilities:	660	840
Prepaid expenses	—	43
Accrued expenses	(861)	701

Net cash used for operating activities	(4,891)	(1,677)
Financing activities
Proceeds from related party loans	10,872	1,661
Payments of deferred offering costs	(5,981)	—

Net cash provided by financing activities	4,891	1,661

Net change in cash and cash equivalents	—	(16)
Cash and cash equivalents at beginning of period	12	28

Cash and cash equivalents at end of period	$12	$12

See accompanying notes to financial statements

SEMNUR PHARMACEUTICALS, INC. NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Operations and Basis of Presentation

Organization and Principal Activities

Semnur Pharmaceuticals, Inc. (“Semnur” or the “Company”) was formed in 2013 and became a wholly owned subsidiary of Scilex Holding Company (“Scilex”) in 2019. The Company is a late clinical stage specialty pharmaceutical company focused on the development and commercialization of novel non-opioid pain therapies. The Company is currently developing one product candidate, SP-102 (10 mg, dexamethasone sodium phosphate viscous gel), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, for which the Company has completed a pivotal Phase 3 study (“SP-102” or “SEMDEXA”). Since inception, the Company has devoted all of its efforts to the development of SP-102 and operates in one segment. The Company is a Delaware corporation and is headquartered in Palo Alto, California.

On August 30, 2024, the Company entered into an agreement and plan of merger (as it may be amended or restated from time to time in accordance with its terms, including by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 16, 2025 (the “Merger Agreement Amendment”), the “Merger Agreement”) with Denali Capital Acquisition Corp., a Cayman Islands corporation and special purpose acquisition company (“Denali” or the “SPAC”), and Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (the “Merger Sub”). The proposed merger and business combination contemplated by the Merger Agreement (the “Business Combination”) would result in a publicly traded biopharma company (“New Semnur”) and further provide funding for the Company for use in the development of SP-102, with Scilex expected to be the majority holder of the Company following completion of the proposed Business Combination.

Pursuant to the terms of the Merger Agreement, (i) prior to the effective time of the Business Combination, Denali will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (ii) at the time the Business Combination becomes effective, and following the Domestication, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and wholly owned subsidiary of Denali. The Business Combination is expected to close during the second quarter of 2025, after the required approval by Denali’s shareholders and the satisfaction or waiver of certain other conditions.

Retroactive Application of Reverse Recapitalization

References to “Legacy Semnur” refer to the private Delaware corporation that is now the Company’s wholly owned subsidiary and named Semnur, Inc. (formerly known as “Semnur Pharmaceuticals, Inc.”).

On September 22, 2025 (the “Closing”), the Company consummated a business combination pursuant to the Merger Agreement and in accordance with the terms and subject to the conditions, at Closing, (i) each outstanding share of Legacy Semnur common stock outstanding immediately prior to Closing was automatically cancelled in exchange for the right to receive 1.25 shares (the “Exchange Ratio”) of the Company’s common stock, (ii) each share of Legacy Semnur preferred stock outstanding immediately prior to the Closing was cancelled in exchange for the right to receive (a) one share of the Company’s Series A Preferred Stock and (b) one-tenth of one share of the Company’s common stock, and (iii) each option to purchase shares of Legacy Semnur common stock outstanding as of immediately prior to the Closing was converted into the right to receive a comparable option to purchase shares of the Company’s common stock with a corresponding change to the exercise price.

As such, 160,000,000 shares of Legacy Semnur common stock and 40,000,0000 Legacy Semnur stock options, respectively, were automatically cancelled in exchange for 200,000,000 shares of the Company’s common stock and 50,000,000 options to purchase the Company’s common stock, respectively, at the Exchange Ratio.

Pursuant to U.S. GAAP, the Company recast its Balance Sheets, Statements of Operations and Statements of Stockholders’ Deficit as of and for the years ended December 31, 2024 and 2023 by applying the recapitalization retroactively.

The Company has recast the Statements of Stockholder’s Deficit as of December 31, 2024 and 2023 to reflect the retroactive application of the recapitalization at the Exchange Ratio and the reclass of the par value of Legacy Semnur common stock to additional paid-in capital, less amounts attributable to the par value of the Company’s common stock. The Company has conformed the Balance Sheets as of December 31, 2024 and 2023 to the recast Statements of Stockholder’s Deficit. Furthermore, on the Statement of Operations for the years ended December 31, 2024 and 2023, the Company has recalculated the weighted-average number of shares utilized to calculate net loss per share to consider the retroactive application using the Exchange Ratio.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Carve-Out Method

Since 2019, the Company has operated as a wholly owned subsidiary of Scilex and the Company’s financial results have been historically included in Scilex’s consolidated financial results. Standalone financial statements have not previously been prepared for the Company. Accordingly, these separate financial statements have been extracted from the accounting records of Scilex.

The accompanying financial statements reflect assets, liabilities, and expenses that are directly attributable to the Company, including the assets, liabilities, and expenses of the SP-102 development program. The assets and liabilities excluded from the accompanying financial statements consist of:

•

Cash held by Scilex to fund the Company’s operations. Scilex uses a centralized approach to cash management and financing of its operations and those of its subsidiaries. Accordingly, only the cash and cash equivalents residing in the Company’s bank accounts and legally owned by the Company have been reflected in these financial statements.

•

Other assets and liabilities at Scilex which are not directly related to, or are not specifically owned by, or are not commitments, of the Company, including certain fixed assets, intangible assets, and leases shared by the Company with other business operations of Scilex.

•

Third-party debt held by Scilex and the related interest expense have not been allocated to the financial statements as the Company was not the legal obligor of the third-party debt and Scilex’s borrowings were not directly attributable to the Company. To fund the Company’s operating cash flow needs, Scilex made payments on behalf of the Company directly to vendors during the years ended December 31, 2024 and 2023 totaling $10.9 million and $1.7 million, respectively. Additionally, allocated non-cash stock-based compensation expenses during the years ended December 31, 2024 and 2023 were $0.7 million and $0.9 million, respectively. These amounts do not carry interest, and are not expected to be settled through transfer of cash or other assets by the Company. On August 30, 2024, the Company and Scilex entered into a Contribution and Satisfaction of Indebtedness Agreement (the “Debt Exchange Agreement”) in connection with the planned settlement of these amounts. Given these amounts are a form of indebtedness, as acknowledged by the parties under the Debt Exchange Agreement, they are presented as a related party loan in the historical financial statements. See the section titled “Debt Exchange Agreement” in Note 9 titled “Related Parties” for additional details.

The Company’s operating expenses consisted of both research and development (“R&D”) and general and administrative (“G&A”) expenses. R&D expenses directly related to the Company, including third-party costs of conducting studies and clinical trials for the SP-102 product candidate, were entirely attributed to the Company in the accompanying financial statements. R&D salaries, wages, benefits, and stock-based compensation related to Scilex’s equity incentive plans were allocated to the Company based on the estimated percentage of time certain Scilex R&D employees spent on the SP-102 program.

The Company also received services and support from other functions of Scilex. The Company’s operations are dependent upon the ability of these other functions to provide these services and support. The costs associated with these services and support were allocated to the Company based on the estimated percentage of time certain Scilex employees spent supporting the SP-102 program. These allocated costs were primarily related to corporate administrative expenses, G&A employee related costs, including salaries, stock-based compensation related to Scilex’s equity incentive plans, and other benefits for corporate employees, as well as other expenses for shared assets for the following functional groups: information technology, legal, accounting and finance, facilities, and other corporate and infrastructural services. These allocated costs were recorded as R&D expenses and G&A expenses in the statements of operations.

The Company believes the assumptions and allocations underlying the accompanying financial statements were reasonable and appropriate under the circumstances. Nevertheless, the Company’s financial statements may not include all of the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented and may not reflect the results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company also may have incurred additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in its historical results of operations, financial position and cash flows.

Forward Stock Split

On August 30, 2024, the Company’s board of directors approved an amendment to its Amended and Restated Certificate of Incorporation to (a) increase the authorized number of shares of all classes of the Company’s stock to 245,000,00 shares, consisting (i) 200,000,000 shares of common stock, par value $0.00001 per share, and (ii) 45,000,000 shares of preferred stock, par value $0.00001 per share; (b) effect a 160,000-for-1 forward stock split of all outstanding shares of the Company’s common stock (the “Forward Split”); and (c) establish the authorization for issuance of shares of preferred stock designation in series. The Forward Stock Split proportionally increased the number of all issued and outstanding shares of the Company’s common stock from 1,000 to 160,000,000 and did not change the par value per share. All equity-related information including per share amounts for all periods presented within these financial statements have been adjusted retroactively, where applicable, to reflect the Forward Stock Split.

Note 2. Liquidity and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has assessed the Company’s ability to continue as a going concern for at least one year after the issuance date of the accompanying financial statements.

As of December 31, 2024, the Company had cash and cash equivalents of approximately $12,000. During the year ended December 31, 2024, the Company had operating losses of $4.7 million and negative cash flows from operations of $4.9 million. The Company had an accumulated deficit of approximately $115.4 million as of December 31, 2024. The Company is dependent upon Scilex to provide services and funding to support the operations of the Company until, at least, such time as external financing is obtained. The Company expects to incur significant expenses and operating losses for the foreseeable future as it continues its efforts to develop and seek regulatory approval for SP-102.

The Company will need additional financing to fund its ongoing activities. The Company may obtain additional funding through a combination of equity offerings, debt financings, collaborations, government contracts or other capital sources, including potential collaborations with other companies or other strategic transactions. The Company’s plans are also dependent upon the success of future development and regulatory approval of SP-102.

Although the Company believes such plans, if executed, should provide the Company with financing to meet its needs, successful completion of such plans is dependent on factors outside the Company’s control. As a result, management has concluded that the aforementioned conditions, among other things, raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

Note 3. Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of operating expenses during the reporting period. These estimates include, but are not limited to, fair value of financial instruments, useful lives of property and equipment, certain assumptions used to calculate the fair value of Scilex stock option awards, as well as the percentage of time certain Scilex employees spent supporting the Company’s SP-102 program, which is used to calculate the amount of operating expenses allocated from Scilex as discussed in the “Carve-Out Method” section of Note 1 above.

Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents, such as money market accounts. The Company minimizes its credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institution.

Fair Value of Financial Instruments

The Company follows accounting guidance on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3 — Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

As of December 31, 2024 and 2023, the carrying amount of cash equivalents approximates their fair value based upon quoted market prices.

Concentrations

The Company contracts with third parties for the manufacture, assembly, testing, packaging and storage of its product candidate. The Company’s contract manufacturing organizations (“CMOs”) comply with Current Good Manufacturing Practice (“cGMP”) and regulatory requirements. The CMOs are selected for specific competencies having met the Company’s development, manufacturing, quality and the FDA regulatory requirements. These CMOs manufacture the Company’s clinical supplies and commercial batches. The Company currently has no plans to build its own manufacturing or distribution infrastructure. As clinical trial development progresses forward, the Company will continue to explore both internal capabilities as well as deepening and expanding external relationships to ensure it is able to meet manufacturing requirements.

Historically, the Company has purchased its clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SP-102, from Genzyme Corporation (“Genzyme”) pursuant to a supply agreement, which terminated as of May 31, 2024. Management anticipates that the current on-hand supply of sodium hyaluronate will be sufficient to satisfy the Company’s clinical and commercial supply requirements for sodium hyaluronate for at least 12 months following the future commercial launch of SP-102 estimated to be in 2027. The Company is in discussions with Sanofi S.A., an affiliate of Genzyme, for a new supply agreement, and is in the process of identifying and certifying new suppliers, in each case to fulfill its future supply requirements for sodium hyaluronate.

Lifecore Master Services Agreement

On January 27, 2017, the Company entered into a Master Services Agreement (as amended, the “Lifecore Master Services Agreement”), with Lifecore Biomedical, LLC (“Lifecore”). Pursuant to the Lifecore Master Services Agreement, Lifecore is responsible for clinical trial material manufacturing and development services for SP-102 as set forth in each separate statement of work (each a “Lifecore Statement of Work”). The parties entered into a Lifecore Statement of Work on January 27, 2017, pursuant to which Lifecore agreed to provide, among other things, (1) project management support, (2) development services, (3) clinical trial materials, and (4) stability studies. The Company paid Lifecore for the development and clinical trial material manufacturing services, which was invoiced at the completion of each service.

For the purposes of Lifecore’s development and clinical trial material manufacturing obligations, the Company granted Lifecore a nonexclusive, worldwide and royalty-free license under our owned or controlled intellectual property rights necessary to manufacture SP-102, without additional right, title or interest in the Company’s intellectual property.

The Lifecore Master Services Agreement expires on December 31, 2028, unless terminated earlier in accordance with the terms of such agreement, or unless renewed further by the parties. Either party may terminate the Lifecore Master Services Agreement (1) if the other party is in material breach of the agreement and fails to cure such breach within 30 days of written notice, subject to certain exceptions; or (2) immediately upon written notice to the other party if the other party (a) becomes insolvent, (b) ceases to function as a going concern, (c) is convicted of or pleads guilty to a charge of violating any law relating to either party’s business, or

(d) engages in any act which materially impairs goodwill associated with SEMDEXA or materially impairs the terminating party’s trademark or trade name. In addition, Lifecore may terminate the agreement if (i) Semnur fails to pay past due invoices upon 30 days’ written notice, or (ii) Semnur rejects or fails to respond to a major change or minor change proposed by Lifecore that does not change SEMDEXA’s written and approved acceptance criteria.

The Lifecore Master Services Agreement contains customary reciprocal indemnification obligations for Lifecore and Semnur.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. The cost of repairs and maintenance is expensed as incurred. Costs for property and equipment not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service.

Deferred Offering Costs

The Company’s deferred offering costs consist of legal, accounting and other general and administrative costs directly attributable to the proposed Business Combination. After consummation of the proposed Business Combination, these costs will be classified in stockholders’ deficit as a reduction of additional paid-in capital recorded as a result of the Business Combination. In the event the proposed Business Combination is terminated, all deferred offering costs will be reclassified to general and administrative expenses in the Company’s statements of operations. As of December 31, 2024, $6.0 million of deferred offering costs were included within other current assets in the Company’s balance sheet. As of December 31, 2023, there were no deferred offering costs.

Research and Development Costs

The Company expenses the cost of research and development as incurred. R&D expenses are comprised of costs incurred in performing R&D activities, including clinical trial costs, manufacturing costs for clinical materials, and the costs relating to other contracted services, license fees and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 730, Research and Development.

Income Taxes

The provisions of the ASC Topic 740, Income Taxes, address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Subtopic 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has determined that it has uncertain tax positions.

The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.

The Company has deferred tax assets, which are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. See Note 8 titled “Income Taxes” for additional details.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation which establishes accounting for equity instruments exchanged for employee and consulting services.

The Company did not have its own equity incentive plans for the years ended December 31, 2024 and 2023, other than the 2024 Stock Option Plan as described below. However, certain shared employees of Scilex, who provide services and support activities related to the Company, also participate in Scilex’s stock-based compensation plans. The stock-based compensation for such employees is allocated and attributed to the Company based on the estimated percentage of their time spent providing services attributable to the Company.

On August 30, 2024, the Company’s board of directors adopted the 2024 Stock Option Plan and approved the grant of Non-statutory Stock Options (“NSOs”) to the members of the Company’s executive team and certain shared employees of Scilex – who provide services and support activities related to the Company – to purchase an aggregate of 50,000,000 shares of the Company’s common stock initially at an exercise price of $0.99 per share, which was then updated to $1.26 per share on December 28, 2024 to reflect the updated per share value of the Company’s common stock as of August 30, 2024.

Stock-based compensation cost is measured at the grant date, based on the fair value of the award determined using the Black-Scholes option pricing model, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant) or non-employee’s vesting period. The Company accounts for forfeitures as incurred.

For purposes of determining the inputs used in the calculation of stock-based compensation, the Company determines the expected life assumption for options issued using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period since the Company does not have historic exercise behavior. The Company determines an estimate of option volatility based on an assessment of historical volatilities of comparable companies whose share prices are publicly available. The Company uses these estimates, in conjunction with the fair value of Scilex’s common stock, risk-free interest rate, and the expected dividend yield as inputs in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statement of operations.

Net Loss per Share

Basic net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share reflects the additional dilution from potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options. The treasury stock method is used to calculate the potential dilutive effect of these common stock equivalents. Potentially dilutive shares are excluded from the computation of diluted net loss per share when their effect is anti-dilutive. In periods where a net loss is presented, all potentially dilutive securities are anti-dilutive and are excluded from the computation of diluted net loss per share.

Segments

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assesses performance. The Company has determined that its chief operating decision maker is its Chief Executive Officer, as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. The Company is engaged primarily in the development of non-opioid products focused on pain management products for the treatment of acute and chronic pain. Accordingly, the Company has determined that it operates its business as a single operating segment and has one reportable segment.

Recently Issued Accounting Pronouncements

In October 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-06, Disclosure Improvements - Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which will impact various disclosure areas. The amendments in ASU 2023-06 will be effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the Securities and Exchange Commission (the “SEC”), and will no longer be effective if the SEC has not removed the applicable disclosure requirement by June 30, 2027. The Company is currently evaluating the impacts of this standard on its related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and is applicable to public entities, including those that have a single reportable segment. Early adoption is permitted. The Company is currently evaluating the impacts of this standard on its financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The update requires a public business entity to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. Adoption of this ASU allows for either the prospective or retrospective application of the amendment and is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impacts of this standard on its financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, which will require additional expense disclosures for all public entities. The amendments in ASU 2024-03 require that at each interim and annual reporting period, an entity disclose certain disaggregated expenses included in each relevant expense caption, as well as the total amount of selling expenses and, in annual periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for annual reporting periods beginning with the fiscal year ending December 31, 2027, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the incremental disclosures that will be required in its financial statements.

Note 4. Fair Value Measurements

The Company measures and reports certain financial instruments as assets and liabilities at fair value on a recurring basis. The following table presents the Company’s financial assets that are measured at fair value on a recurring basis and the level of inputs used in such measurements (in thousands):

	December 31, 2024
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$6	$6	$—	$—

Total assets measured at fair value	$6	$6	$—	$—

	December 31, 2023
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$5	$5	$—	$—

Total assets measured at fair value	$5	$5	$—	$—

The Company’s financial assets carried at fair value are comprised of cash and cash equivalents. Cash and cash equivalents consist of money market accounts and bank deposits which are highly liquid and readily tradable. These assets are valued using inputs observable in active markets for identical securities.

Note 5. Balance Sheet Components

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2024	2023
Construction-in-progress	$689	$689
Furniture	17	17
Computers and equipment	8	8

Property and equipment, gross	714	714
Less: Accumulated depreciation	(25)	(25)

Property and equipment, net	$689	$689

The Company recognized no depreciation expense for each of the years ended December 31, 2024 and 2023. Costs for long-lived assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. The Company assesses impairment on an annual basis. As of each of December 31, 2024 and 2023, there was no impairment identified on property and equipment.

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2024	2023
Accrued other	$25	$37
Accrued research and development costs	8	859
Accrued Professional fees	2	—

Total accrued expenses	$35	$896

Note 6. Stock-Based Compensation

The Company does not have any employees who are directly employed by the Company nor did it have its own stock-based compensation plans during each of the years ended December 31, 2024 and 2023, other than the 2024 Plan as described below. However, certain shared employees of Scilex support the Company and also participate in Scilex’s stock-based compensation plans that provide for the granting of stock options, NSOs, stock appreciation rights, restricted stock, restricted stock units, and other awards. Such shared employees’ time and efforts are partially spent on activities attributable to the Company and partially spent on activities attributable to Scilex; Scilex did not have any employees whose activities are solely dedicated or solely attributable to the Company during the years ended December 31, 2024 and 2023. Total stock-based compensation recognized consists of an allocation of such shared employees’ stock-based compensation expense on the same basis as their salaries and benefits.

Separate stock-based information of the Company was not applicable due to the allocation of shared employees. The Company recognized no expense from the 2024 Plan during the year ended December 31, 2024 and did not have its own equity incentive plans during the year ended December 31, 2023. Therefore, unless otherwise indicated, the information below is with respect to the stock and stock-based compensation plans of Scilex.

Valuation Assumptions

Scilex calculates the fair value of stock options granted to employees and nonemployees and employee stock purchase plan (“ESPP”) using the Black-Scholes option pricing method. The Black-Scholes option pricing method requires the use of subjective assumptions.

The following assumptions were used by Scilex in the Black-Scholes option pricing model to estimate stock- based compensation on the date of grant for stock options granted and ESPP shares issued for the year ended December 31, 2024.

Year Ended December 31, 2024
Stock options:
Expected dividend yield	0.00%
Expected volatility	72.00%-119.08%
Risk-free interest rate	3.79%-4.71%
Term of options (in years)	3.0 - 6.3
Employee stock purchase plan:
Expected dividend yield	0.00%
Expected volatility	129.30%
Risk-free interest rate	5.39%
Expected life (in years)	0.50

Total stock-based compensation expense related to Scilex’s equity incentive plans and allocated to the Company was recorded in the statements of operations as follows (in thousands):

	Year Ended December 31,
	2024	2023
Research and development	$128	$73
General and administrative	532	767

Total stock-based compensation expense	$660	$840

As of December 31, 2024, the total unrecognized compensation costs related to certain unvested Scilex employee stock option grants that are expected to be allocated to the Company’s future operating expenses were $1.1 million, of which the Company expects to recognize over a weighted-average period of approximately 2.3 years. This amount is subject to change based on the actual amount of time certain Scilex employees will spend providing services attributable to the Company.

Employee Stock Incentive Plan

2024 Plan

On August 30, 2024, the Company’s board of directors adopted the 2024 Plan, under which 50,000,000 shares of the Company’s common stock were reserved for future issuance. On the same day, NSOs to purchase an aggregate of 50,000,000 shares of the Company’s common stock were approved for grant to members of the Company’s executive team and certain Scilex employees who provide services to Semnur. The NSOs granted have an exercise price of $1.26 per share, a term of 10 years (unless earlier terminated in accordance with the terms of the option agreement) and vest 1/48th on a monthly basis over a period of four years from the vesting commencement date as set forth in the applicable option agreement (subject to the holder’s continuous service with the Company). The NSOs are not exercisable until the earlier to occur of (i) the approval by the shareholders of Denali of the proposal that each Semnur Option that is then outstanding shall be converted into the right to receive an option relating to New Semnur Common Stock (the “Option Exchange”) or (ii) the approval by the stockholders of Scilex of the 2024 Plan at or prior to the 2025 annual meeting of stockholders of Scilex (and notwithstanding the foregoing, the NSOs are not exercisable until all payments and all obligations under the Senior Secured Promissory Note issued to Oramed Pharmaceuticals, Inc., dated September 21, 2023 (as amended, the “Oramed Note”) have been paid in full). These NSOs are not considered to be granted under accounting rules as neither repayment of the Oramed Note nor closing of the Business Combination has occurred. As such, once the NSOs are considered granted, the total amount of stock-based compensation expense attributable to these NSOs would be determined based on their accounting grant-date fair value and to be recognized, on a tranche-by-tranche basis, over forty-eight equal monthly tranches. No expense was recorded in connection with the NSOs granted under the 2024 Plan as of December 31, 2024, as the vesting is contingent upon the repayment of (a) the Oramed Note and (b) (i) the closing of the Business Combination or (ii) the approval by the stockholders of Scilex of the 2024 Plan at or prior to the 2025 annual meeting of stockholders of Scilex.

Consulting Agreements with Stock Renumeration

Consulting Services Agreement with 450W42ND MIMA, LLC

On August 25, 2024, the Company entered into a consulting services agreement with 450W42ND MIMA, LLC who agreed to perform certain consulting and advisory services related to the Company’s business, financing, and mergers and acquisitions opportunities for a period of 12 months from the date of the agreement. In exchange for the services provided, the Company agreed to issue to 450W42ND MIMA, LLC, the lower of (a) 4.0 million shares or (b) 2% of the outstanding shares, in each case, of common stock of New Semnur following the consummation of the Business Combination. No expense was recorded in connection with such agreement as of December 31, 2024, as the payment of the shares is contingent upon closing of the Business Combination and no substantial work had been rendered by 450W42ND MIMA, LLC under such agreement as of December 31, 2024. The total value attributable to these shares, if issued, will be determined on the date of the Business Combination with the associated expense to be recognized over the remaining consulting service period determined at that time.

Consulting Services Agreement with Wise Orient Investments Limited

On August 26, 2024, the Company entered into a consulting services agreement with Wise Orient Investments Limited who agreed to perform certain consulting and advisory services related to the Company’s business, financing, and mergers and acquisitions opportunities for a period of 12 months from the date of the agreement. In exchange for the services provided, the Company agreed to issue to Wise Orient Investments Limited, the lower of (a) 4.0 million shares or (b) 2% of the outstanding shares, in each case, of common stock of New Semnur following the consummation of the Business Combination. No expense was recorded in connection with such agreement as of December 31, 2024, as the payment of the shares is contingent upon closing of the Business Combination and no substantial work had been rendered by Wise Orient Investments Limited under such agreement as of December 31, 2024. The total value attributable to these shares, if issued, will be determined on the date of the Business Combination with the associated expense to be recognized over the remaining consulting service period determined at that time.

Note 7. Commitments and Contingencies

In the normal course of business, the Company may from time to time be named as a party to various legal claims, actions and complaints, including matters involving employment, intellectual property, effects from the use of therapeutics utilizing its technology, or others. It is impossible to predict with certainty whether any resulting liability would have a material adverse effect on the Company’s financial position, results of operations or cash flows. As of December 31, 2024 and 2023, the Company was not a party to any material legal proceedings with respect to itself or any of its material properties.

Semnur Merger Agreement

On March 18, 2019, Semnur was acquired by Scilex pursuant to an Agreement and Plan of Merger with Semnur (as amended, the “Semnur Merger Agreement”), Sigma Merger Sub, Inc., a wholly owned subsidiary of Scilex (“Sigma Merger Sub”), Fortis Advisors LLC, solely as representative of the holders of the Company’s equity (the “Semnur Equityholders’ Representative”), and for limited purposes, Sorrento Therapeutics, Inc. Pursuant to the Semnur Merger Agreement, Sigma Merger Sub merged with and into the Company (the “Semnur Merger”), and the Company survived as Scilex’s wholly owned subsidiary.

Pursuant to the Semnur Merger Agreement, and upon the terms and subject to the conditions contained therein, Scilex agreed to pay the former holders of Semnur’s capital stock (the “Semnur Equityholders”) up to $280.0 million in aggregate contingent cash consideration based on the achievement of certain milestones (which amount is expected to be charged back to Semnur through an intercompany arrangement), comprised of a $40.0 million payment that will be due upon obtaining the first approval of a NDA of a Semnur product by the FDA and additional payments that will be due upon the achievement of certain amounts of net sales of Semnur products, as follows: (i) a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product, (ii) a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product, (iii) a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product, and (iv) a $150.0 million payment upon the achievement of $750.0 million in cumulative net sales of a Semnur product. To-date, none of the foregoing payments have been triggered.

Shah Assignment Agreement

On August 6, 2013, the Company entered into an Assignment Agreement (the “Shah Assignment Agreement”) with Shah Investor LP (“Shah Investor”). Pursuant to the Shah Assignment Agreement, Shah Investor assigned to the Company the patents, know-how and other intellectual property related to pharmaceutical compositions of corticosteroids.

In consideration of the license and rights granted by Shah Investor, Semnur agreed to pay royalties (i) at the rate of 1.5% of the Net Sales for Annual Net Sales (each as defined therein) up to $250,000,000 and (ii) at the rate of 2.5% of the Net Sales for Annual Net Sales of $250,000,000 and above, subject to certain adjustments as set out in the Shah Assignment Agreement. Such royalties payment for a given calendar quarter shall be due and payable on the date the royalty report for such quarter is due under the Shah Assignment Agreement. To-date, none of the foregoing payments have been triggered.

The Shah Assignment Agreement continues in full force and effect on a country-by-country and product-by- product basis until royalties are no longer due on such product under the agreement. The Shah Assignment Agreement contains customary reciprocal indemnification obligations for Shah Investor and Semnur.

Subsidiary Guarantee to Oramed Note

On September 21, 2023, Scilex entered into, and consummated the transactions contemplated by, a Securities Purchase Agreement (the “Scilex-Oramed SPA”) with Oramed Pharmaceuticals Inc. (“Oramed”) and the Agent (as defined below), pursuant to which, among other things, Scilex issued to Oramed a senior secured promissory note due 18 months from the date of issuance in the principal amount of $101,875,000 (the “Oramed Note”). In connection with the Scilex-Oramed SPA, Scilex and each of its subsidiaries, including the Company, (collectively, the “Guarantors”) entered into a subsidiary guarantee (as amended, the “Subsidiary Guarantee”) with Oramed and Acquiom Agency Services LLC, as the collateral agent for the holders of the Oramed Note (the “Agent”), pursuant to which, the Guarantors have agreed to guarantee and act as surety for payment of the Oramed Note and any additional notes issued by Scilex in full or partial substitution of the Oramed Note. Following the execution of the amended and restated security agreement with Oramed on October 8, 2024, and subject to the completion of the Business Combination, the Company will no longer be a Guarantor under the Subsidiary Guarantee.

Note 8. Income Taxes

For U.S. federal and state tax reporting purposes, the Company is a member of Scilex’s consolidated reporting group. The basis of presentation for these financial statements is on a separate standalone basis as if the Company were not a member of a consolidated group and was operating as an independent entity. Settlements of tax balances that differ from the separate entity computations are treated as either increases or decreases in equity. There were no settlements of tax balances between the entity and the Scilex during the periods presented. Total loss before income taxes for the years ended December 31, 2024 and 2023 did not include a foreign component. There was no income tax provision expense (benefit) for the years ended December 31, 2024 and 2023.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s net deferred tax assets and related valuation allowance are as follows as of December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$14,517	$13,710
Research and development tax credits	1,319	1,319
Capitalized research expenditures	807	648
Other	720	841

Gross deferred tax assets	17,363	16,518
Valuation allowance	(17,363)	(16,518)

Deferred tax assets net of valuation allowance	—	—
Deferred tax liabilities	—	—

Net deferred tax assets	$—	$—

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes are as follows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Statutory federal income tax rate	21.0%	21.0%
Equity compensation	(3.0)	(5.4)
Change in valuation allowance	(18.0)	(15.6)

Effective income tax rate	—%	—%

The Company files its tax returns on a consolidated or combined basis with Scilex. For purposes of its financial statements, the Company has calculated its income tax amounts, including net operating losses and credit carryforwards, using a separate return methodology and has presented these amounts as if it were a separate taxpayer from Scilex in each jurisdiction for each period the Company has presented. The Company has not determined the amount of tax attributes, including net operating losses and tax credit carryovers, which it would retain if it were to deconsolidate for tax purposes from Scilex. An analysis will be performed at a future date, if necessary.

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that the deferred tax assets will not be realized. Due to such uncertainties surrounding the realization of the deferred tax assets, the Company maintains a valuation allowance of $17.4 million against its deferred tax assets as of December 31, 2024. Realization of the deferred tax assets will be primarily dependent upon the Company’s ability to generate sufficient taxable income prior to the expiration of its net operating losses.

As of December 31, 2024, the Company had $60.2 million and $26.9 million of U.S. federal and state net operating loss carryforwards, respectively. Both federal and state net operating loss carryforwards begin to expire in 2033. As of December 31, 2024, the Company has a total of $49.9 million of federal net operating losses that have an indefinite life and will not expire, and had federal research and development income tax credits of $1.2 million which will begin to expire in 2033. As of December 31, 2024, the Company had California research and development income tax credits of $0.6 million that have indefinite life and will not expire.

Internal Revenue Code Section 382 (“Section 382”) rules apply to limit a corporation’s ability to utilize existing net operating loss and tax credit carryforwards once the corporation experiences an ownership change as defined in Section 382. The Company has undergone ownership changes for purposes of Section 382 in prior years. The ownership changes may result in limitations on the utilization of certain deferred tax assets in future periods of which the Company is carrying a full valuation allowance against. If any deferred tax assets were to expire unused because of Section 382 limitations, there would be a corresponding adjustment to the related valuation allowance. As of December 31, 2024, no net operating losses have been written off as expired as the separate Section 382 limitation for the Company has not been quantified.

The Company is subject to taxation in U.S. federal and state tax jurisdictions. All of the Company’s tax years will remain open for three years for examination by the federal and state tax authorities from the date of utilizations of net operating loss. There are no active tax compliance audits as of December 31, 2024.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Gross unrecognized tax benefits at the beginning of the year	$354	$354

Gross unrecognized tax benefits at the end of the year	$354	$354

As of December 31, 2024 and 2023, the Company had $0.4 million in total unrecognized tax benefits, which have been reflected as a reduction in deferred tax assets. If these were to be recognized, they would affect the effective tax rate, however given the full valuation allowance, any changes to uncertain tax positions would not impact the effective tax rate.

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. No interest or penalties have been recognized as of and for the periods ended December 31, 2024 and 2023. The Company believes that no material amount of the liabilities for uncertain tax positions are expected to reverse within 12 months of December 31, 2024.

Note 9. Related Parties

Transactions entered into between the Company and Scilex were included within the financial statements and are considered related party transactions. These transactions have been reflected as related party loans, a long-term liability, within the balance sheets and statements of cash flows as they represent a form of indebtedness under the Debt Exchange Agreement. See the “Basis of Presentation” section of Note 1 for additional details. The total loans received from Scilex for the years ended December 31, 2024 and 2023 are as follows (in thousands):

	Year Ended December 31,
	2024	2023
Loans from Scilex Holding Company — stock-based compensation	$660	$840
Loans from Scilex Holding Company — expenses paid by Scilex Holding Company on behalf of Semnur	10,872	1,661

	Year Ended December 31,
	2024	2023
Total loans from Scilex Holding Company	$11,532	$2,501

Debt Exchange Agreement

On August 30, 2024, the Company and Scilex entered into the Debt Exchange Agreement with respect to certain amounts owed to Scilex by the Company, including accrued and unpaid interest thereon, if any, which amount may be updated pursuant to the terms thereof, for certain loans and other amounts provided by Scilex to the Company prior to the closing of the Business Combination (the “Outstanding Indebtedness”). The Outstanding Indebtedness as of December 31, 2024 and 2023 was approximately $49,433,467 and $37,900,873, respectively, but will not exceed $60,000,000 as of immediately prior to the closing of the Business Combination.

Pursuant to the Debt Exchange Agreement, effective as of immediately prior to, and contingent upon, the closing of the Business Combination, Scilex agreed to contribute the Outstanding Indebtedness (as set forth in the Debt Exchange Agreement) to the Company in exchange for the issuance by the Company to Scilex of that number of shares of Series A Preferred Stock, par value $0.0001 per share, of the Company (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions) (the “Series A Preferred Shares” and such transaction, the “Contribution”) that is equal to (a) the sum of the aggregate amount of the Outstanding Indebtedness and the amount that is equal to 10% of such aggregate amount of the Outstanding Indebtedness divided by (b) $11.00 (rounded up to the nearest whole share). Further, pursuant to the terms of the Debt Exchange Agreement, prior to the Contribution, the Company agreed to file, with the Secretary of State of the State of Delaware, a certificate of designations, in the form agreed in the Debt Exchange Agreement, to set forth the designations, powers, rights and preferences and qualifications, limitations and restrictions of the Series A Preferred Shares. Upon the occurrence of the Contribution and issuance of the Series A Preferred Shares to Scilex, the Outstanding Indebtedness shall be extinguished in its entirety and shall be of no further force or effect and shall be deemed paid and satisfied in full and irrevocably and automatically discharged, terminated and released.

Note 10. Net Loss Per Share

Basic and diluted net loss per share is computed by dividing net loss by the weighted-average number of common stock outstanding for the period. For periods in which the Company generated a net loss, the Company does not include the potential impact of dilutive securities in diluted net loss per share, as the impact of these items is anti-dilutive. Specifically, NSOs granted under the 2024 Plan to purchase an aggregate of 50,000,000 shares of the Company’s common stock were considered anti-dilutive and therefore were excluded from the computation of diluted net loss per share for the year ended December 31, 2024. There were no outstanding securities considered anti-dilutive for computation of diluted net loss per share for the year ended December 31, 2023.

	Year Ended December 31,
	2024	2023
Net loss (in thousands)	$(4,690)	$(3,261)

Net loss per share — basic and diluted	$(0.02)	$(0.02)
Weighted average number of shares during the period — basic and diluted	200,000,000	200,000,000

Note 11. Subsequent Events

The Company has completed an evaluation of all subsequent events through the date these financial statements were issued, to ensure these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. The Company has concluded that no events or transactions have occurred that require disclosure.

Pursuant to the Merger Agreement Amendment, among other things, parties agreed to (i) modify certain covenants of the parties to address the potential delisting of the Denali Securities from the Nasdaq Capital Market, (ii) extend the Outside Date to September 30, 2025, and (iii) require Denali to amend its organizational documents to extend the period of time within which Denali can complete a business combination to December 11, 2025, or such other date that is mutually agreed to by the Company and Denali.

SEMNUR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$85	$12
Prepaid expenses	—	2
Other current assets	—	5,981

Total current assets	85	5,995
Property and equipment, net	689	689

Total assets	$774	$6,684

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	4,288	—
Accrued expenses	1,266	35
Promissory notes	4,478	—

Total current liabilities	10,032	35
Related party loan	5,335	49,433

Total liabilities	15,367	49,468
Commitments and contingencies (See Note 4)
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 45,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 5,423,606 and no shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1	—
Common stock, $0.0001 par value, 740,000,000 and 200,000,000 shares authorized as of September 30, 2025 and December 31, 2024, respectively; 229,740,978 and 200,000,000 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	23	20
Additional paid-in capital	255,025	72,580
Accumulated deficit	(269,642)	(115,384)

Total stockholders’ deficit	(14,593)	(42,784)

Total liabilities and stockholders’ deficit	$774	$6,684

See accompanying notes to the unaudited condensed consolidated financial statements

SEMNUR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$1,143	$233	$1,832	$1,474
General and administrative	151,451	1,065	152,426	2,440

Total operating expenses	152,594	1,298	154,258	3,914

Loss from operations	(152,594)	(1,298)	(154,258)	(3,914)

Net loss and comprehensive loss	$(152,594)	$(1,298)	$(154,258)	$(3,914)

Net loss per share, basic and diluted	$(0.76)	$(0.01)	$(0.77)	$(0.02)

Weighted average shares of common stock outstanding, basic and diluted	201,686,617	200,000,000	200,568,383	200,000,000

See accompanying notes to the unaudited condensed consolidated financial statements

SEMNUR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

(unaudited)

	Preferred Stock		Legacy Common Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2025	—	$—	160,000,000	$2	—	$—	$72,598	$(115,384)	$(42,784)
Retroactive application of recapitalization	—	—	(160,000,000)	(2)	200,000,000	20	(18)	—	—

Adjusted balance, January 1, 2025	—	—	—	—	200,000,000	20	72,580	(115,384)	(42,784)
Net loss	—	—	—	—	—	—	—	(665)	(665)

Balance, March 31, 2025	—	—	—	—	200,000,000	20	72,580	(116,049)	(43,449)
Net loss	—	—	—	—	—	—	—	(999)	(999)

Balance, June 30, 2025	—	—	—	—	200,000,000	20	72,580	(117,048)	(44,448)
Issuance of preferred stock and common stock for Debt Exchange Agreement	5,423,606	1	—	—	542,361	—	54,235	—	54,236
Issuance of common stock for Business Combination	—	—	—	—	2,598,617	—	(12,788)	—	(12,788)
Issuance of common stock to consultants	—	—	—	—	26,500,000	3	139,998	—	140,001
Issuance of common stock to underwriters	—	—	—	—	100,000	—	1,000	—	1,000
Net loss	—	—	—	—	—	—	—	(152,594)	(152,594)

Balance, September 30, 2025	5,423,606	$1	—	$—	229,740,978	$23	$255,025	$(269,642)	$(14,593)

	Legacy Common Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2024	160,000,000	$2	—	$—	$72,598	$(110,694)	$(38,094)
Retroactive application of recapitalization	(160,000,000)	(2)	200,000,000	20	(18)	—	—
Adjusted balance, January 1, 2024	—	—	200,000,000	20	72,580	(110,694)	(38,094)
Net loss	—	—	—	—	—	(1,506)	(1,506)
Balance, March 31, 2024	—	—	200,000,000	20	72,580	(112,200)	(39,600)
Net loss	—	—	—	—	—	(1,110)	(1,110)
Balance, June 30, 2024	—	—	200,000,000	20	72,580	(113,310)	(40,710)
Net loss	—	—	—	—	—	(1,298)	(1,298)
Balance, September 30, 2024	—	$—	200,000,000	$20	$72,580	$(114,608)	$(42,008)

See accompanying notes to the unaudited condensed consolidated financial statements

SEMNUR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating activities
Net loss	$(154,258)	$(3,914)
Adjustments to reconcile net loss to net cash used for operating activities:
Stock-based compensation	140,403	523
Changes in operating assets and liabilities:
Prepaid expenses	(10)	(5)
Other assets	9,851	—
Accounts payable	521	—
Accrued expenses	1,231	(88)
Net cash used in operating activities	(2,262)	(3,484)
Financing activities
Business Combination	26	—
Proceeds from related party loans	9,911	7,059
Payments of deferred offering costs	(7,602)	(3,574)

Net cash (used in) provided by financing activities	2,335	3,485
Net change in cash and cash equivalents	73	1

Cash and cash equivalents at beginning of period	12	12
Cash and cash equivalents at end of period	$85	$13

Supplemental disclosure of non-cash financing activities:
Related party debt settled in preferred stock pursuant to Debt Exchange Agreement	$54,236	$—

See accompanying notes to the unaudited condensed consolidated financial statements

SEMNUR PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1. Nature of Operations

Organization and Principal Activities

Semnur Pharmaceuticals, Inc. (“Semnur” or the “Company”) is the successor entity to Denali Capital Acquisition Corp. (“Denali”). The Company is a Delaware corporation and is headquartered in Palo Alto, California. As of September 30, 2025, the Company has two wholly owned subsidiaries, Semnur (BVI), Limited and Semnur, Inc.

Denali was formed on January 5, 2022 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Denali’s initial public offering (the “IPO”) became effective on April 6, 2022.

Semnur Pharmaceuticals, Inc. (“Legacy Semnur” (as defined below) and now known as “Semnur, Inc.”) was originally formed in 2013 and became a wholly owned subsidiary of Scilex Holding Company (“Scilex”) in 2019.

The Company is a late-stage clinical biopharmaceutical company focused on developing and commercializing innovative non-opioid pain management products for the treatment of acute and chronic pain.

The Company’s lead product candidate is SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SP-102” or “SEMDEXA”), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, for which the Company has completed a pivotal Phase 3 study and initiated the second Phase 3 study in September 2025.

Business Combination

References to “Legacy Semnur” refer to the private Delaware corporation that is now the Company’s wholly owned subsidiary and named Semnur, Inc. (formerly known as “Semnur Pharmaceuticals, Inc.”). Unless otherwise noted or the context requires otherwise, references to “Common Stock” refer to the Company’s common stock, par value $0.0001 per share.

On September 22, 2025 (the “Closing”), the Company consummated a business combination pursuant to an agreement and plan of merger, dated as of August 30, 2024 (the “Initial Merger Agreement,” as amended by Amendment No. 1 to Agreement and Plan of Merger, dated April 16, 2025, “Amendment No. 1 to the Initial Merger Agreement” and Amendment No. 2 to Agreement and Plan of Merger, dated July 22, 2025, “Amendment No. 2 to the Initial Merger Agreement” and collectively, the “Merger Agreement”), by and among Denali, Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (“Merger Sub”), and Legacy Semnur. Pursuant to the terms of the Merger Agreement, the business combination (herein referred to as the “Business Combination” or “reverse recapitalization” for accounting purposes) between Denali and Legacy Semnur was effected through the merger of Merger Sub with and into Legacy Semnur with Legacy Semnur surviving as Denali’s wholly owned subsidiary. In connection with the Business Combination, Denali changed its name from Denali Capital Acquisition Corp. to Semnur Pharmaceuticals, Inc. Pursuant to the Merger Agreement, the Company acquired all of the issued and outstanding equity interests of Legacy Semnur and Denali.

The Company’s Common Stock and warrants were listed on the OTC Markets Group, Inc. on September 23, 2025 under the new ticker symbols “SMNR” and “SMNRW”, respectively.

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, (i) each outstanding share of Legacy Semnur common stock outstanding immediately prior to Closing was automatically cancelled in exchange for the right to receive 1.25 shares (the “Exchange Ratio”) of Common Stock, (ii) each share of Legacy Semnur preferred stock outstanding immediately prior to the Closing was cancelled in exchange for the right to receive (a) one share of Series A Preferred Stock (as defined in Note 6) and (b) one-tenth of one share of Common Stock, and (iii) each option to purchase shares of Legacy Semnur common stock outstanding as of immediately prior to the Closing was converted into the right to receive a comparable option to purchase shares of Common Stock.

As such, 160,000,000 shares of Legacy Semnur common stock held by Scilex and 40,000,0000 Legacy Semnur stock options, respectively, were automatically cancelled in exchange for 200,000,000 shares of Common Stock and 50,000,000 options to purchase Common Stock, respectively, at the Exchange Ratio.

Pursuant to the terms of the Debt Exchange Agreement (as defined in Note 8), all existing related party indebtedness between the Company and Scilex, totaling $54.2 million, was converted into 5,423,606 shares of Legacy Semnur Series A preferred stock. At Closing, such shares were exchanged for 5,423,606 shares of Series A Preferred Stock and 542,361 shares of Common Stock.

Additionally, at Closing, (i) loans between Scilex and Denali of $0.1 million were converted to 12,488 shares of Common Stock, (ii) 500,000 ordinary shares of Denali held by Scilex (see SIPA below) were converted into 500,000 shares of Common Stock and (iv) 2,072,500 ordinary shares of Denali held by Sponsor (the “Sponsor Shares”) were converted into 2,072,500 shares of Common Stock.

Simultaneously with the Closing, 26,500,000 shares of Common Stock were issued to consultants (see Note 6) and 100,000 shares of Common Stock were issued to Denali underwriters (see Note 5).

The following summarizes the Company’s Common Stock immediately following the Business Combination:

Holders	Shares
Denali public shareholders	13,629
Sponsor	2,072,500
Scilex Holding Company	201,054,849
Consultants	26,500,000
Denali underwriters	100,000

Total	229,740,978

The Business Combination was accounted for as a reverse recapitalization. Because Scilex controlled the Company before the Business Combination and will also control the Company following the Business Combination, Denali was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Semnur issuing stock for the net assets of Denali, accompanied by a recapitalization whereby the net assets of Denali will be stated at historical cost and no goodwill or other intangible assets are recorded.

Sponsor Interest Purchase Agreement (the “SIPA”)

In connection with the execution and delivery of the Merger Agreement, Denali Capital Global Investments LLC (the “Sponsor”) and Scilex entered into the SIPA dated August 30, 2024. Pursuant to the SIPA, Scilex agreed to purchase 500,000 Class B ordinary shares, par value $0.0001 per share (the “Purchased Interests”), of the Company that were held by the Sponsor. The aggregate consideration for the purchase and sale of the Purchased Interests is as follows: (i) $2.0 million (the “Cash Consideration”) and (ii) 300,000 shares of common stock, par value $0.0001 per share, of Scilex (the “Scilex Shares”). Pursuant to the SIPA, Scilex paid the Cash Consideration and agreed to issue the Scilex Shares to the Sponsor contingent upon and following the occurrence of the Business Combination. The Purchased Interests converted automatically, on a one-for-one basis, into one Common Stock share upon Closing pursuant to the terms of the Merger Agreement. On September 22, 2025, the requirement to deliver the Scilex Shares was discharged pursuant to that certain Satisfaction and Discharge Agreement by and among the Company, Sponsor and Scilex.

Securities Purchase Agreement (the “PIPE SPA”)

On August 20, 2025, the Company and Legacy Semnur entered into the PIPE SPA with the investor named therein, pursuant to which the investor agreed to purchase 1,250,000 shares of Common Stock at a price of $16.00 per share, for an aggregate purchase price of $20.0 million following the consummation of the Business Combination. On September 22, 2025, the PIPE SPA was amended to provide that unless such agreement was terminated pursuant to its terms (or otherwise by mutual agreement of the parties thereto), the closing of the transactions contemplated thereby would occur not later than the 14th business day following the closing of the Business Combination, subject to the satisfaction or waiver of the closing conditions set forth therein. As of September 30, 2025, the transaction has not closed and accordingly, the shares have not been issued and the funds have not been received. In the event the transaction does not close on or before December 31, 2025, the nonbreaching party has an option to terminate the PIPE SPA without liability.

Additionally, in connection with the PIPE SPA, the Company is obligated to pay a cash financing service fee of 7% of the received investment funds (see Note 6 section Consulting Services Agreement with JW Investment Management Company Limited).

Bitcoin Securities Purchase Agreement (the “Semnur/Biconomy SPA”)

On September 23, 2025, the Company entered into the Semnur/Biconomy SPA with Biconomy PTE.LTD (“Biconomy”). Pursuant to the Semnur/Biconomy SPA, the Company agreed to issue and sell, and Biconomy agreed to purchase, 6,250,000 shares of Common Stock, at a purchase price of $16.00 per share, for an aggregate purchase price of $100.0 million, payable in Bitcoin blockchain (“Bitcoin”), with such amount of Bitcoin equal to the quotient of (A) the buyer’s respective aggregate purchase price divided by (B) the spot exchange rate for Bitcoin as published by Coinbase.com at 8:00 p.m. (New York City time) on the trading day immediately prior to the closing date of the purchase. As of September 30, 2025, the transaction has not closed and accordingly, the shares have not been issued and the funds have not been received. In the event the transaction does not close on or before December 31, 2025, the nonbreaching party has an option to terminate the Semnur/Biconomy SPA without liability.

Public Warrants and Private Placement Warrants

Upon completion of the Business Combination, public and private placement warrants that were issued by Denali in connection with its IPO (“Public Warrants” and “Private Warrants”) remained outstanding and pursuant to the terms thereof holders of such warrants are entitled to acquire ordinary shares of Denali.

As of September 30, 2025 there were 8,760,000 warrants outstanding at an exercise price of $11.50 per share. The warrants are exercisable 30 days after the Closing for Common Stock and will expire five years after or earlier upon redemption or liquidation.

Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has assessed the Company’s ability to continue as a going concern for at least one year after the issuance date of the accompanying unaudited condensed consolidated financial statements.

As of September 30, 2025, the Company had cash and cash equivalents of $0.1 million and accumulated deficit of $269.6 million. During the nine months ended September 30, 2025, the Company had operating losses of $154.3 million and negative cash flows from operations of $2.3 million. The Company is dependent upon Scilex to provide services and funding to support the operations of the Company until, at least, such time as external financing is obtained. The Company expects to incur significant expenses and operating losses for the foreseeable future as it continues its efforts to develop and seek regulatory approval for SP-102.

The Company will need additional financing to fund its ongoing activities. The Company may obtain additional funding through a combination of equity offerings, debt financings, collaborations, government contracts or other capital sources, including potential collaborations with other companies or other strategic transactions. The Company’s plans are also dependent upon the success of future development and regulatory approval of SP-102.

Although the Company believes such plans, if executed, should provide the Company with financing to meet its needs, successful completion of such plans is dependent on factors outside the Company’s control. As a result, management has concluded that the aforementioned conditions, among other things, raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the condensed consolidated financial statements are issued.

Forward Stock Split

On August 30, 2024, the Company effected a 160,000-for-1 forward stock split of all outstanding shares of Common Stock which proportionally increased the number of all issued and outstanding shares of Common Stock from 1,000 to 160,000,000 and did not change the par value per share. All equity-related information including per share amounts for all periods presented within these condensed consolidated financial statements have been adjusted retroactively, where applicable, to reflect the forward stock split.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). The Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United

States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented. All intercompany balances and transactions have been eliminated in consolidation.

These interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, include all adjustments of a normal recurring nature necessary to present fairly, in all material respects, the Company’s financial position, results of operations and cash flows. These interim condensed consolidated financial statements should be read in conjunction with the financial statements for the year ended December 31, 2024. Operating results for the nine-month periods presented are not necessarily indicative of the results that may be expected for the Company’s 2025 fiscal year, or any subsequent period.

Carve-Out Method

Since 2019, the Company has operated as a wholly owned subsidiary of Scilex and the Company’s financial results have been historically included in Scilex’s consolidated financial results.

The accompanying condensed consolidated financial statements reflect assets, liabilities, and expenses that are directly attributable to the Company, including the assets, liabilities, and expenses of the SP-102 development program. The assets and liabilities excluded from the accompanying condensed consolidated financial statements consist of:

•

Cash held by Scilex to fund the Company’s operations. Scilex uses a centralized approach to cash management and financing of its operations and those of its subsidiaries. Accordingly, only the cash and cash equivalents residing in the Company’s bank accounts and legally owned by the Company have been reflected in these condensed consolidated financial statements.

•

Other assets and liabilities at Scilex which are not directly related to, or are not specifically owned by, or are not commitments, of the Company, including certain fixed assets, intangible assets, and leases shared by the Company with other business operations of Scilex.

•

Third-party debt held by Scilex and the related interest expense have not been allocated to the Company’s condensed consolidated financial statements as the Company was not the legal obligor of the third-party debt and Scilex’s borrowings were not directly attributable to the Company. To fund the Company’s operating cash flow needs, Scilex made payments on behalf of the Company directly to vendors and allocated non-cash stock-based compensation expenses during the nine months ended September 30, 2025. See Note 8 for additional details.

The Company’s operating expenses consisted of both research and development (“R&D”) and general and administrative (“G&A”) expenses. R&D expenses directly related to the Company, including third-party costs of conducting studies and clinical trials for the SP-102 product candidate, were entirely attributed to the Company in the accompanying condensed consolidated financial statements. R&D salaries, wages, benefits, and stock-based compensation related to Scilex’s equity incentive plans were allocated to the Company based on the estimated percentage of time certain Scilex R&D employees spent on the SP-102 program during the reporting period.

The Company also received services and support from other functions of Scilex. The Company’s operations are dependent upon the ability of these other functions to provide these services and support. The costs associated with these services and support were allocated to the Company based on the estimated percentage of time certain Scilex employees spent supporting the SP-102 program. These allocated costs were primarily related to corporate administrative expenses, G&A employee related costs, including salaries, stock-based compensation related to Scilex’s equity incentive plans, and other benefits for corporate employees, as well as other expenses for shared assets for the following functional groups: information technology, legal, accounting and finance, facilities, and other corporate and infrastructural services. These allocated costs were recorded as R&D expenses and G&A expenses in the statements of operations and comprehensive loss.

The Company believes the assumptions and allocations underlying the accompanying condensed consolidated financial statements were reasonable and appropriate under the circumstances. Nevertheless, the Company’s condensed consolidated financial statements may not include all of the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented and may not reflect the results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company also may have incurred additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in its historical results of operations, financial position and cash flows.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of operating expenses during the reporting period. These estimates include, but are not limited to, fair value of financial instruments, useful lives of property and equipment, certain assumptions used to calculate the fair value of Scilex stock option awards, as well as the percentage of time certain Scilex employees spent supporting the Company’s SP-102 program, which is used to calculate the amount of operating expenses allocated from Scilex as discussed in the “Carve-Out Method” section above.

Risks and Uncertainties

Any product candidates developed by the Company will require approvals from the U.S. Food and Drug Administration (the “FDA”) or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s current and future product candidates will meet desired efficacy and safety requirements to obtain the necessary approvals. If approval is denied or delayed, it may have a material adverse impact on the Company’s business and its condensed consolidated financial statements.

The Company is subject to a number of risks similar to other late-stage pharmaceutical companies including, but not limited to, dependency on the clinical success of the Company’s product candidates, ability to obtain regulatory approval of its product candidates, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and consumers, significant competition, untested manufacturing capabilities, and dependence on key individuals and sole source suppliers.

Global economic and business activities continue to face widespread macroeconomic and geopolitical uncertainties, including global trade disputes, labor shortages, declines in consumer confidence, inflation and monetary supply shifts, recession risks, potential disruptions from the ongoing wars in Ukraine and the Middle East and related sanctions, declines in economic growth, tariffs, the current U.S. government shutdown and uncertainty about economic stability. The Company continues to actively monitor the impact of these macroeconomic and geopolitical factors on its financial condition, liquidity, operations, and workforce. The extent of the impact of these factors on the Company’s operational and financial performance, including its ability to execute its business strategies and initiatives in the expected time frame, will depend on future developments, which are uncertain and cannot be predicted; however, any continued or renewed disruption resulting from these factors could negatively impact the Company’s business.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Concentration of Supply Risk

The Company contracts with third parties for the manufacture, assembly, testing, packaging and storage of its product candidate. The Company’s contract manufacturing organizations (“CMOs”) comply with Current Good Manufacturing Practice and regulatory requirements. The CMOs are selected for specific competencies having met the Company’s development, manufacturing, quality and the FDA regulatory requirements. These CMOs manufacture the Company’s clinical supplies and commercial batches. The Company currently has no plans to build its own manufacturing or distribution infrastructure. As clinical trial development progresses forward, the Company will continue to explore both internal capabilities as well as deepening and expanding external relationships to ensure it is able to meet manufacturing requirements.

Historically, the Company has purchased its clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SP-102, from Genzyme Corporation pursuant to a supply agreement, which was terminated as of May 31, 2024. Management anticipates that the current on-hand supply of sodium hyaluronate will be sufficient to satisfy the Company’s clinical and commercial supply requirements for sodium hyaluronate for at least 12 months following the future commercial launch of SP-102 estimated to be in 2027.

Lifecore Master Services Agreement

On January 27, 2017, the Company entered into a Master Services Agreement (as amended, the “Lifecore Master Services Agreement”), with Lifecore Biomedical, LLC (“Lifecore”). Pursuant to the Lifecore Master Services Agreement, Lifecore is responsible for clinical trial material manufacturing and development services for SP-102 as set forth in each separate statement of work. For the purposes of Lifecore’s development and clinical trial material manufacturing obligations, the Company granted Lifecore a nonexclusive, worldwide and royalty-free license under the Company’s owned or controlled intellectual property rights necessary to manufacture SP-102, without additional right, title or interest in the Company’s intellectual property.

The Lifecore Master Services Agreement expires on December 31, 2028, unless terminated earlier in accordance with the terms of such agreement, or unless renewed further by the parties. Either party may terminate the Lifecore Master Services Agreement (1) if the other party is in material breach of the agreement and fails to cure such breach within 30 days of written notice, subject to certain exceptions; or (2) immediately upon written notice to the other party if the other party (a) becomes insolvent, (b) ceases to function as a going concern, (c) is convicted of or pleads guilty to a charge of violating any law relating to either party’s business, or (d) engages in any act which materially impairs goodwill associated with SEMDEXA or materially impairs the terminating party’s trademark or trade name. In addition, Lifecore may terminate the agreement if (i) Semnur fails to pay past due invoices upon 30 days’ written notice, or (ii) Semnur rejects or fails to respond to a major change or minor change proposed by Lifecore that does not change SEMDEXA’s written and approved acceptance criteria.

The Lifecore Master Services Agreement contains customary reciprocal indemnification obligations for Lifecore and Semnur.

During the three and nine months ended September 30, 2025, the Company incurred expenses of $0.9 million related to the Lifecore Master Services Agreement.

Segments

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assesses performance. The Company has determined that its chief operating decision maker (“CODM”) is its Chief Executive Officer, as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. Since inception, the Company has devoted all of its efforts to the development of SP-102. Accordingly, the Company has determined that it operates its business as a single operating segment and has one reportable segment. The CODM assesses performance and decides how to allocate resources based on net loss. Net loss is used to monitor budget versus actual results. The measure of segment net loss and segment expenses is reported on the condensed consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. All long-lived assets are maintained in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents, such as money market accounts. The Company minimizes its credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institution.

Fair Value of Financial Instruments

The Company follows accounting guidance on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3 — Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The Company’s financial assets carried at fair value are comprised of cash and cash equivalents. Cash and cash equivalents consist of money market accounts and bank deposits which are highly liquid and readily tradable. These assets are Level 1 assets as they are valued using inputs observable in active markets for identical securities.

Deferred Offering Costs

The Company’s legal, accounting and other fees directly attributable to the Business Combination were deferred and capitalized within other current assets on the condensed consolidated balance sheets. Total costs deferred and capitalized in relation to the Business Combination as of December 31, 2024 were $6.0 million. Deferred offering costs of $9.9 million were fully expensed upon Closing of the Business Combination within G&A expenses on the condensed consolidated statement of operations and comprehensive loss for the three and nine months ended September 30, 2025.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. The cost of repairs and maintenance is expensed as incurred. Costs for property and equipment not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. There was no impairment of long-lived assets during the three and nine months ended September 30, 2025 and 2024.

Promissory Notes and Related Party Loan

The Company accounts for its promissory notes and related party loan in accordance with ASC 470, Debt, and related guidance. Debt is recognized at the issuance date fair value, net of any debt discounts or issuance costs. Debt is subsequently carried at amortized cost, with any applicable interest expense recognized using the effective interest method over the contractual term.

If the debt is amended or exchanged, the Company evaluates whether the modification is considered a troubled debt restructuring or an extinguishment under ASC 470-50. When extinguishment accounting applies, the old debt is derecognized and any difference between the reacquisition price and the carrying amount of the extinguished debt is recognized in earnings.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in-capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. As of September 30, 2025 and December 31, 2024, the Company has accounted for the Public and Private Placement Warrants as equity-classified instruments.

Research and Development Costs

The Company expenses the cost of R&D as incurred. R&D expenses are comprised of costs incurred in performing R&D activities, including clinical trial costs, manufacturing costs for clinical materials, and the costs relating to other contracted services, license fees and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee and consulting services. Stock-based compensation cost is measured at the grant date, based on the fair value of the award determined using the Black-Scholes option pricing model, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant) or non-employee’s vesting period. The Company accounts for forfeitures as incurred.

For purposes of determining the inputs used in the calculation of stock-based compensation, the Company determines the expected life assumption for options issued using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period since the Company does not have historic exercise behavior. The Company determines an estimate of option volatility based on an assessment of historical volatilities of comparable companies whose share prices are publicly available. The Company uses these estimates, in conjunction with the fair value of Scilex’s common stock, risk-free interest rate, and the expected dividend yield as inputs in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statement of operations.

Stock-based compensation for Scilex employees who provide services and support activities related to the Company are allocated and attributed to the Company based on the estimated percentage of their time spent providing services attributable to the Company.

Income Taxes

The provisions of ASC 740, Income Taxes, address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has determined that it has uncertain tax positions.

The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.

The Company has deferred tax assets, which are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized.

Comprehensive loss

Comprehensive loss is defined as a change in equity of a business enterprise during a period, resulting from transactions from non-owner sources. There are no components of comprehensive loss for the Company. Thus, comprehensive loss is the same as the net loss for the periods presented.

Net Loss per Share

Basic net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share reflects the additional dilution from potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options and warrants. The treasury stock method is used to calculate the potential dilutive effect of these common stock equivalents. Potentially dilutive shares are excluded from the computation of diluted net loss per share when their effect is anti-dilutive. In periods where a net loss is presented, all potentially dilutive securities are anti-dilutive and are excluded from the computation of diluted net loss per share.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through additional disclosures about significant segment expenses, including for single reportable segment entities. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. The Company adopted ASU 2023-07 for the fiscal year beginning January 1, 2024 and the adoption did not have any impact to the Company’s consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which will require cryptocurrency assets to be measured at fair value on the balance sheet and gains and losses from changes in the fair value of cryptocurrency assets to be recognized on the statement of operations and comprehensive loss in each reporting period. ASU 2023-08 will also require certain interim and annual disclosures with respect to cryptocurrency holdings. ASU 2023-08 is effective for interim and annual periods beginning after December 15, 2024 with a cumulative-effect adjustment to the opening balance of accumulated deficit as of the beginning of the annual reporting period in which ASU 2023-08 is adopted. The Company adopted ASU 2023-08 for the fiscal year beginning January 1, 2025 and the adoption did not have any impact to the Company’s consolidated financial statements as the Company did not have any cryptocurrency holdings at adoption.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes—Improvements to Income Tax Disclosures (“ASU 2023-09”) requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. The Company will adopt ASU 2023-09 for the fiscal year ending December 31, 2025. Other than the presentation of additional disaggregated data in the income tax footnote disclosures for annual periods, the Company does not expect the adoption of ASU 2023-09 to have a material impact on its financial statements.

In November 2024, the FASB issued Accounting Standards Update 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires disaggregated information about certain income statement expense line items on an annual and interim basis. ASU 2024-03 is effective for annual periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted and can be applied prospectively or retrospectively. The Company is evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements and related disclosures.

Note 3. Balance Sheet Components

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	September 30, 2025	December 31, 2024
Construction-in-progress	$689	$689
Furniture	17	17
Computers and equipment	8	8

Property and equipment, gross	714	714
Less: accumulated depreciation	(25)	(25)

Property and equipment, net	$689	$689

The Company recognized no depreciation expense for three and nine months ended September 30, 2025 and 2024. Costs for long-lived assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service.

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	September 30, 2025	December 31, 2024
Accrued research & development	$364	$8
Accrued professional fees	838	2
Accrued compensation	42	—
Accrued other	22	25

Total accrued expenses	$1,266	$35

Note 4. Commitments and Contingencies

In the normal course of business, the Company may from time to time be named as a party to various legal claims, actions and complaints, including matters involving employment, intellectual property, effects from the use of therapeutics utilizing its technology, or others. It is impossible to predict with certainty whether any resulting liability would have a material adverse effect on the Company’s financial position, results of operations or cash flows. As of September 30, 2025, the Company was not a party to any material legal proceedings with respect to itself or any of its material properties.

Legacy Semnur Merger Agreement

On March 18, 2019, Legacy Semnur was acquired by Scilex pursuant to an Agreement and Plan of Merger with Semnur (as amended, the “Legacy Semnur Merger Agreement”), Sigma Merger Sub, Inc., a wholly owned subsidiary of Scilex (“Sigma Merger Sub”), Fortis Advisors LLC, solely as representative of the holders of the

Company’s equity, and for limited purposes, Sorrento Therapeutics, Inc. Pursuant to the Legacy Semnur Merger Agreement, Sigma Merger Sub merged with and into Legacy Semnur, and Legacy Semnur survived as Scilex’s wholly owned subsidiary.

Pursuant to the Legacy Semnur Merger Agreement, and upon the terms and subject to the conditions contained therein, Scilex agreed to pay the former holders of Legacy Semnur’s capital stock up to $280.0 million in aggregate contingent cash consideration based on the achievement of certain milestones (which amount is expected to be charged back to Semnur through an intercompany arrangement), comprised of a $40.0 million payment that will be due upon obtaining the first approval of a new drug application of a Semnur product by the FDA and additional payments that will be due upon the achievement of certain amounts of net sales of Semnur products, as follows: (i) a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product, (ii) a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product, (iii) a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product, and (iv) a $150.0 million payment upon the achievement of $750.0 million in cumulative net sales of a Semnur product. To-date, none of the foregoing payments have been triggered.

Shah Assignment Agreement

On August 6, 2013, Legacy Semnur entered into an Assignment Agreement (the “Shah Assignment Agreement”) with Shah Investor LP (“Shah Investor”). Pursuant to the Shah Assignment Agreement, Shah Investor assigned to Legacy Semnur the patents, know-how and other intellectual property related to pharmaceutical compositions of corticosteroids.

In consideration of the license and rights granted by Shah Investor, Legacy Semnur agreed to pay royalties (i) at the rate of 1.5% of the Net Sales for Annual Net Sales (each as defined therein) up to $250.0 million and (ii) at the rate of 2.5% of the Net Sales for Annual Net Sales of $250.0 million and above, subject to certain adjustments as set out in the Shah Assignment Agreement. Such royalties payment for a given calendar quarter shall be due and payable on the date the royalty report for such quarter is due under the Shah Assignment Agreement. To-date, none of the foregoing payments have been triggered.

The Shah Assignment Agreement continues in full force and effect on a country-by-country and product-by-product basis until royalties are no longer due on such product under the agreement. The Shah Assignment Agreement contains customary reciprocal indemnification obligations for Shah Investor and Semnur.

Subsidiary Guarantee to Scilex-Oramed Note

On September 21, 2023, Scilex entered into, and consummated the transactions contemplated by, a Securities Purchase Agreement (the “Scilex-Oramed SPA”) with Oramed Pharmaceuticals Inc. (“Oramed”) and the Agent (as defined below), pursuant to which, among other things, Scilex issued to Oramed a senior secured promissory note in the principal amount of $101.9 million (the “Scilex-Oramed Note”), which as of September 30, 2025 is due on December 31, 2025. In connection with the Scilex-Oramed SPA, Scilex and each of its subsidiaries, including Legacy Semnur, (collectively, the “Guarantors”) entered into a subsidiary guarantee (as amended, the “Subsidiary Guarantee”) with Oramed and Acquiom Agency Services LLC, as the collateral agent for the holders of the Scilex-Oramed Note (the “Agent”), pursuant to which, the Guarantors have agreed to guarantee and act as surety for payment of the Scilex-Oramed Note and any additional notes issued by Scilex in full or partial substitution of the Scilex-Oramed Note. Following the execution of the amended and restated security agreement with Oramed on October 8, 2024, and upon completion of the Business Combination, as of September 22, 2025, the Company was no longer a Guarantor under the Subsidiary Guarantee.

Note 5. Promissory Notes

Pursuant to the Business Combination, the Company assumed all liabilities of Denali including its existing promissory notes and its liability for its deferred underwriting costs associated with the IPO. Simultaneously upon Closing, the agreements for these existing liabilities were terminated and new promissory notes and discharge payment agreements were signed with the holders.

Immediately prior to the Closing, Denali, Sponsor and Legacy Semnur entered a Satisfaction and Discharge of Indebtedness Agreement, pursuant to which the Sponsor received $1.1 million in cash and a promissory note for $0.8 million (the “Sponsor Note”). The Sponsor Note shall be payable in six monthly installments of $134 thousand beginning on October 1, 2025 and ending on March 1, 2026.

Immediately prior to the Closing, Denali and FutureTech Capital LLC (“FutureTech”) entered a Satisfaction and Discharge of Indebtedness Agreement, pursuant to which FutureTech received $340 thousand in cash and a promissory note for $1.0 million (the “FutureTech Note”). The FutureTech Note shall be payable in six monthly installments of $170 thousand beginning on October 1, 2025 and ending on March 1, 2026.

At Closing, Denali, the Denali underwriters and the Company entered Satisfaction and Discharge of Indebtedness Agreements, pursuant to which the Denali underwriters received $350 thousand in cash and promissory notes for a total of $2.7 million (the “Denali Underwriter Notes”). The Denali Underwriter Notes shall be payable in nine monthly installments of $300 thousand beginning on October 1, 2025 and ending on June 1, 2026.

As of September 30, 2025, the Company had total current promissory notes of $4.5 million, all of which are due in less than a year, comprised of the following:

			New Agreements
Note	Original Issue Date	Existing Balance	Note	Discharge
Sponsor Note	4/11/2023, 7/10/2024	$1,807	$806	$1,144
FutureTech Note	7/11/2023	1,363	1,022	340
Denali Underwriter Notes	4/6/2022	2,888	2,650	350

Total promissory notes		$6,058	$4,478	$1,834

Notwithstanding the payment schedules in the Sponsor Note, the FutureTech Note and the Denali Underwriter Notes, the balance due on any notes (less any payments previously made to the holder thereunder) shall be accelerated and become immediately due and payable in the event the Company receives gross proceeds from any equity or debt financing (including any private placement offering or registered offering), in an amount equal to or greater than the then-outstanding principal of such note plus any accrued but unpaid interest due thereon.

In addition, in the case of an event of default, the Sponsor Note, the FutureTech Note and the Denali Underwriter Notes shall bear interest at a rate of 10% per annum until such event of default is cured. The Sponsor Note, the FutureTech Note and the Denali Underwriter Notes shall become immediately due and payable (in accordance with the terms thereof), upon the Company’s failure to make payments thereunder when due (subject to a 14-day cure period) or certain other actions related to voluntary or involuntary bankruptcy proceedings (as more fully described therein).

Note 6. Capital Structure

As of September 30, 2025, the Company was authorized to issue 785,000,000 shares, consisting of (i) 740,000,000 shares of Common Stock, and (ii) 45,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Holders of the Common Stock are entitled to dividends if and when declared by the Company’s Board of Directors (the “Board of Directors”). The holder of each share of Common Stock is entitled to one vote. As of September 30, 2025, no dividends were declared.

Common Stock Reserved

As of September 30, 2025, Common Stock reserved for future issuance includes 8,760,000 Public and Private Placement Warrants, 50,000,000 outstanding stock options (see Note 7), 1,250,000 shares to be issued under the PIPE SPA and 6,250,000 shares to be issued under the Semnur/Biconomy SPA.

Preferred Stock

As of September 30, 2025, the Company had 5,423,606 shares of Series A preferred stock (“Series A Preferred Stock”) issued and outstanding. The holders of Series A Preferred Stock have various rights and preferences as follows:

Rank

The Series A Preferred Stock shall rank (i) senior to all Common Stock, and to all other classes or series of capital stock of Semnur, except for any such other class or series, the terms of which expressly provide that it ranks on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of Semnur (“Junior Securities”); and (ii) on parity with each class or series of capital stock of Semnur, created specifically ranking by its terms on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of Semnur (“Parity Security”).

Dividend Rights

Holders of Series A Preferred Stock shall not be entitled to dividends unless Semnur pays dividends to holders of Common Stock and shall be entitled to receive, when, as and if declared by the Board of Directors, such dividends (whether in cash or other property) as are paid to holders of Common Stock to the same extent as if such holders of Series A Preferred Stock had been deemed to convert their shares of Series A Preferred Stock into Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.

Liquidation Preference

In the event of a change of control, liquidation, dissolution or winding-up of Semnur, whether voluntary or involuntary, before any payment or distribution of Semnur’s property or assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock equal to the greater of (i) the sum of $10.00 (which amount shall be appropriately adjusted in the event of any stock split, stock combination or other similar recapitalization of the Series A Preferred Stock) and all accrued and unpaid dividends and (ii) the amount such share of Series A Preferred Stock would be entitled to receive pursuant to the change of control, liquidation, dissolution or winding-up of Semnur assuming that such share had been converted into shares of Common Stock in a Deemed Conversion (as defined below). If, in the event of a change of control, liquidation, dissolution or winding-up of Semnur, Semnur’s assets, or proceeds thereof, are insufficient to pay in full the aggregate amount of liquidation preference payable in respect of all outstanding shares of Series A Preferred Stock, such assets or the proceeds thereof will be distributed ratably in proportion to the respective amounts of the liquidation preference if paid in full.

Conversion and Redemption Rights

The shares of Series A Preferred Stock are not convertible into Common Stock or any other securities of Semnur and are not redeemable by Semnur; provided, however, a number of the rights, preferences and privileges of the Series A Preferred Stock set forth in the certificate of designations (the “Certificate of

Designations”) will be determined based on an as-converted-to-Common Stock basis or otherwise assume that the shares of Series A Preferred Stock are converted into shares of Common Stock. Accordingly, the number of shares of Common Stock that each share of Series A Preferred Stock is deemed to be (or otherwise being treated as) converted into for the purpose of affecting the various rights, preferences and privileges of the Series A Preferred Stock set forth in the Certificate of Designations (a “Deemed Conversion”), whether in connection with a change of control or otherwise, shall be equal to the result obtained by dividing (i) stated value by (ii) $10.00 (subject to anti-dilution adjustments).

Voting and Other Preferred Rights

Except as otherwise required by law or as set forth in the Certificate of Designations, the holders of shares of Series A Preferred Stock are entitled to vote, together with the holders of shares of Common Stock and not separately as a class, on all matters upon which holders of shares of Common Stock have the right to vote. The holders of shares of Series A Preferred Stock are entitled to one vote for each share of Common Stock that such share of Series A Preferred Stock would otherwise be convertible into pursuant to a Deemed Conversion on the record date for the determination of the stockholders entitled to vote.

As long as any shares of Series A Preferred Stock are outstanding, Semnur shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock (a) change the Series A Preferred Stock (whether by merger, conversion, consolidation, reclassification or otherwise) into cash, securities or other property except in accordance with the terms of the Certificate of Designations; (b) create, authorize or issue any Parity Security or other equity security the terms of which provide that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of Semnur, or increase the authorized amount of any such other class or series; or (c) amend its certificate of incorporation or the Certificate of Designations in any manner that adversely affects the holders of Series A Preferred Stock.

Consulting Agreements with Stock Remuneration

Consulting Services Agreement with 450W42ND MIMA, LLC

On August 25, 2024, Legacy Semnur entered into a consulting services agreement with 450W42ND MIMA, LLC who agreed to perform certain consulting and advisory services related to Legacy Semnur’s business, financing, and mergers and acquisitions opportunities for a period of 12 months from the date of the agreement, for Common Stock.

On July 22, 2025, Legacy Semnur entered into an amendment to the foregoing consulting services agreement, pursuant to which Legacy Semnur instead agreed to issue 3,200,000 shares of Legacy Semnur common stock, subject to the satisfaction of the terms and conditions contained in the consulting services agreement, as amended.

In September 2025, the consulting agreement with 450W42ND MIMA, LLC was terminated and no shares are required to be issued.

Consulting Services Agreement with Wise Orient Investments Limited

On August 26, 2024, Legacy Semnur entered into a consulting services agreement with Wise Orient Investments Limited (“Wise Orient”) who agreed to perform certain consulting and advisory services related to Legacy Semnur’s business, financing, and mergers and acquisitions opportunities for a period of 12 months from the date of the agreement, for Common Stock.

On July 22, 2025, Legacy Semnur entered into an amendment to the foregoing consulting services agreement, pursuant to which Legacy Semnur agreed to instead issue 3,200,000 shares of Legacy Semnur common stock, subject to the satisfaction of the terms and conditions contained in the consulting services agreement, as amended.

Upon Closing, 4,000,000 shares (i.e., the then-existing 3,200,000 shares of Legacy Semnur common stock multiplied by the Exchange ratio) of Common Stock were issued to Wise Orient and the associated expense was recognized as general and administrative expense on the condensed consolidated statement of operations and comprehensive loss for the three and nine months ended September 30, 2025.

Consulting Services Agreement with JW Investment Management Company Limited

On June 12, 2025, Legacy Semnur entered into an advisory services agreement with JW Investment Management Company Limited (“JW”), pursuant to which JW agreed to perform certain consulting and advisory services related to Legacy Semnur’s business, financing, and mergers and acquisitions opportunities for a period of 12 months from the date of the agreement.

In exchange for the services provided and subject to the terms and conditions contained in the consulting services agreement, Legacy Semnur agreed to issue JW 10,000,000 shares of Common Stock following the consummation of the Business Combination, as well as a cash financing service fee of 7% of the received investment funds should JW successfully facilitate the signing of a PIPE contract on the Company’s behalf.

On July 22, 2025, Legacy Semnur entered into an amendment to the foregoing consulting services agreement, pursuant to which Legacy Semnur agreed to amend the share compensation and instead issue to JW 8,000,000 shares of Legacy Semnur common stock, subject to the satisfaction of the terms and conditions contained in the consulting services agreement, as amended.

Upon Closing, 10,000,000 shares (i.e., the then-existing 8,000,000 shares of Legacy common stock multiplied by the Exchange ratio) of Common Stock were issued to JW and the associated expense was recognized as general and administrative expense on the condensed consolidated statement of operations and comprehensive loss for the three and nine months ended September 30, 2025.

As of September 30, 2025, the PIPE transaction has not closed and therefore the cash financing service fee of 7% is not a current obligation.

Retainer Shares

On July 22, 2025, Legacy Semnur entered into a stock issuance agreement with the law firm named therein pursuant to which the law firm was issued 10,000,000 shares of Legacy Semnur common stock as a retainer for legal services and payment for prior services. Upon Closing, the shares were exchanged for 12,500,000 shares (i.e., the then-existing 10,000,000 shares of Legacy common stock multiplied by the Exchange ratio) of Common Stock.

All such shares are held by the law firm as collateral for current and future outstanding legal fees due from the Company. At the option of the law firm, the retainer shares may be sold and the net proceeds may be applied against the outstanding legal fees. The retainer shares not applied against the outstanding legal fees due will be returned to the Company. As of September 30, 2025, it was not probable that any of the retainer shares would be applied against any outstanding legal fees.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor and each of the Company’s directors and executive officers entered into a sponsor support agreement with the Company and Semnur (the “Sponsor Support Agreement”), pursuant to which the Sponsor and each of Company’s directors and executive officers has agreed to, among other things: (i) vote in favor of the Parent Shareholder Approval Matters (as defined in the Merger Agreement) and in favor of any proposal in respect of an Extension Amendment (as such terms are defined in the Merger Agreement); (ii) vote against (or otherwise withhold written consent of, as applicable) any “Business Combination” (as such term is defined in Denali’s organizational documents) or any proposal relating thereto (in each case, other than as contemplated by the Merger Agreement); (iii) vote against (or otherwise withhold written consent of, as applicable) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby); (iv) vote against (or otherwise withhold written consent of, as applicable) any change in the business, management or Board of Directors (other than in connection with the Merger Agreement and the transactions contemplated thereby); and (v) vote against (or otherwise withhold written consent of, as applicable) any proposal, action or agreement that would (a) impede, frustrate, prevent or nullify any provision of the Sponsor Support Agreement or the Merger Agreement or any of the transactions contemplated thereby, (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Denali or Merger Sub under the Merger Agreement, (c) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (d) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company. Under the terms of the Sponsor Support Agreement, the Sponsor also agreed to certain standstill provisions with respect to the ordinary shares and other equity securities of the Company held by the Sponsor.

Stockholder Support Agreement

Concurrently with the execution of the Merger Agreement, Legacy Semnur, Semnur and Scilex (as the then sole stockholder of Semnur) entered into a company stockholder support agreement (the “Stockholder Support Agreement”), pursuant to which Scilex agreed to, among other things: (i) appear at any meeting of Semnur’s stockholders related to the transactions contemplated by the Merger Agreement, or otherwise cause its shares of Semnur common stock to be counted as present thereat for the purpose of establishing a quorum; (ii) vote (or execute and return an action by written consent), or cause to be voted at any such meeting of Semnur’s stockholders (or validly execute and return and cause such consent to be granted with respect to), all of its shares of Semnur common stock in favor of the Merger Agreement and the Business Combination; (iii) authorize and approve any amendment to Semnur’s certificate of incorporation or bylaws that is deemed necessary or advisable by Semnur for purposes of effecting the Business Combination; and (iv) vote (or execute and return an action by written consent), or cause to be voted at any such meeting of Semnur’s stockholders (or validly execute and return and cause such consent to be granted with respect to), all of its shares of Semnur common stock against any other action that would reasonably be expected to (a) impede, interfere with, frustrate, delay, postpone or adversely affect the Business Combination, (b) result in a breach of any covenant, representation or warranty or other obligation or agreement of Semnur under the Merger Agreement or (c) result in a breach of any covenant, representation or warranty or other obligation or agreement of Scilex contained in the Stockholder Support Agreement.

Scilex Stockholder Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Stockholder Agreement with Scilex (the “Scilex Stockholder Agreement”). Pursuant to the Scilex Stockholder Agreement, from and after the effective time of the Semnur Business Combination, and for so long as Scilex beneficially owns any preferred stock, among other things, (i) Scilex shall have the right, but not the obligation, to designate each director to be nominated, elected or appointed to the Board of Directors (each, a “Stockholder Designee” and collectively, the “Stockholder Designees”), regardless of (i) whether such Stockholder Designee is to be elected to the Board of Directors at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by the Board of Directors in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of the Board of Directors, or (ii) the size of the Board of Directors, and the Company will be required to take all actions reasonably necessary, and not otherwise prohibited by applicable law, to cause each Stockholder Designee to be so nominated, elected or appointed to the Board of Directors as more fully described in the Scilex Stockholder Agreement. Scilex shall also have the right to designate a replacement director for any Stockholder Designee that has been removed from the Board of Directors and the right to appoint a representative of Scilex to attend all meetings of the committees of the Board of Directors. The Scilex Stockholder Agreement also provides that the Company will be prohibited from taking certain actions without the consent of Scilex. Such actions include, among other things, amendments to the Certificate of Designations, increases or decreases in the size of the Board of Directors, the incurrence of certain amounts of indebtedness and the payment of dividends on common stock. In addition, the Scilex Stockholder Agreement provides that the Company will be prohibited from taking certain actions without the consent of Oramed (but only until the date on which all payments under the Scilex-Oramed Note and all other obligations under the Scilex-Oramed Note have been paid in full in cash). The actions that require Oramed’s consent include, among other things, (i) amending certain agreements, including the Scilex Stockholder Agreement, the Merger Agreement, the Company’s certificate of incorporation or bylaws, the 2024 Plan (as defined in Note 7), the Stockholder Support Agreement and the Debt Exchange Agreement (as defined in Note 8), in each case that adversely affect the rights of capital stock held by Scilex in the Company (ii) approval of the issuance of capital stock of the Company that would result in Scilex holding less than 55% of the outstanding shares or voting power in the Company, (iii) forming any subsidiary that is not wholly owned and controlled by the Company, (iv) permitting any option grants to Scilex Insiders (as defined therein) pursuant to the 2024 Plan prior to the execution of the Merger Agreement to be exercisable and (v) permitting certain compensation payments to Scilex Insiders (as defined therein).

Note 7. Stock-Based Compensation

Prior to the Business Combination, the Company did not have any employees who were directly employed by the Company nor did it have its own stock-based compensation plans other than the Semnur Pharmaceuticals, Inc. 2024 Stock Option Plan (the “2024 Plan”) as described below. However, certain shared employees of Scilex support the Company and also participate in Scilex’s stock-based compensation plans that provide for the granting of stock options, non-qualified stock options (“NSOs”), stock appreciation rights, restricted stock, restricted stock units, and other awards. Such shared employees’ time and efforts are partially spent on activities attributable to the Company and partially spent on activities attributable to Scilex; Scilex did not have any employees whose activities are solely dedicated or solely attributable to the Company during the nine months ended September 30, 2025 and 2024. Total stock-based compensation recognized consists of an allocation of such shared employees’ stock-based compensation expense on the same basis as their salaries and benefits and expense for grants made to Wise Orient and JW (see Note 6 above).

Total stock-based compensation expense recorded in the statements of operations was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Research and development	$29	$48	$136	$102
General and administrative	140,163	104	140,267	421

Total stock-based compensation expense	$140,192	$152	$140,403	$523

2024 Plan

On August 30, 2024, the Board of Directors adopted the 2024 Plan, under which 40,000,000 shares of Common Stock were reserved for future issuance. On the same day, NSOs to purchase an aggregate of 40,000,000 shares of the Legacy Semnur common stock were granted to members of the Company’s executive team and certain Scilex employees who provide services to Semnur. The NSOs granted have an exercise price of $1.58 per share, a term of 10 years (unless earlier terminated in accordance with the terms of the option agreement) and vest 1/48th on a monthly basis over a period of four years from the vesting commencement date as set forth in the applicable option agreement (subject to the holder’s continuous service with the Company).

Upon closing, the NSO’s were exchanged for 50,000,000 NSOs (i.e., the then-existing NSOs multiplied by the Exchange ratio) in Common Stock and the exercise price was adjusted to $1.26 per share (i.e., the then-existing exercise price divided by the Exchange ratio).

The NSOs are not exercisable until all payments and all obligations under the Scilex-Oramed Note have been paid in full). These NSOs are not considered to be granted under accounting rules as repayment of the Scilex-Oramed Note has not occurred. As such, once the NSOs are considered granted, the total amount of stock-based compensation expense attributable to these NSOs would be determined based on their accounting grant-date fair value and to be recognized, on a tranche-by-tranche basis, over forty-eight equal monthly tranches. No expense was recorded in connection with the NSOs granted under the 2024 Plan as of September 30, 2025, as the vesting is contingent upon the repayment of the Scilex-Oramed Note.

As of September 30, 2025, the 50,000,000 NSO’s have an intrinsic value of $886.8 million and a remaining contractual term of 8.9 years.

Note 8. Related Parties

Transactions entered into between the Company and Scilex are considered related party transactions. These transactions have been reflected as related party loans, a long-term liability, on the condensed consolidated balance sheets. These amounts do not carry interest, and are not expected to be settled through transfer of cash or other assets by the Company.

The total loans received from Scilex were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Loans from Scilex Holding Company — stock-based compensation	$192	$152	$403	$523
Loans from Scilex Holding Company — expenses paid by Scilex Holding Company on behalf of the Company	7,383	3,996	9,911	7,059

Total loans from Scilex Holding Company	$7,575	$4,148	$10,314	$7,582

Debt Exchange Agreement

On August 30, 2024, the Company and Scilex entered into the Contribution and Satisfaction of Indebtedness Agreement (the “Debt Exchange Agreement”) with respect to certain amounts owed to Scilex by the Company, including accrued and unpaid interest thereon, if any, which amount may be updated pursuant to the terms thereof, for certain loans and other amounts provided by Scilex to the Company prior to the closing of the Business Combination (the “Outstanding Indebtedness”).

At Closing, the Outstanding Indebtedness between the Company and Scilex totaling $54.2 million was converted into 5,423,606 shares of Series A Preferred Stock and 542,361 shares of Common Stock. The Outstanding Indebtedness is considered to be extinguished in its entirety and shall be of no further force or effect and shall be deemed paid and satisfied in full and irrevocably and automatically discharged, terminated and released.

Transition Services Agreement

On September 22, 2025, in connection with the Closing, the Company entered into the Transition Services Agreement (the “Transition Services Agreement”) with Scilex, pursuant to which the Company can utilize certain employees and other service providers of Scilex to operate the business, including with respect to the following business functions: finance, human resources, information systems, legal and administrative, R&D support and commercialization support. Transition services provided by Scilex will be on a cost plus 10% basis, provided that the service fees will not exceed $2.0 million per annum until all payments under the Scilex-Oramed Note have been paid in full in cash, and the Company will reimburse Scilex for its out of pocket fees, costs or expenses. During the transition period, the Company plans to engage and increase full time employees to support research and development, general administrative, manufacturing, regulatory and commercial functions as the Company enters the final stage of development and pre-launch commercialization planning. The term of the Transition Services Agreement is three years following the execution of such agreement, which the Company believes is sufficient time to develop commercial infrastructure and other business functions.

Note 9. Net Loss Per Share

The following table sets forth the computation of the basic and diluted net loss per share (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Numerator:
Net loss	$(152,594)	$(1,298)	$(154,258)	$(3,914)
Denominator:
Weighted average shares of common stock outstanding, basic and diluted	201,686,617	200,000,000	200,568,383	200,000,000

Net loss per share, basic and diluted	$(0.76)	$(0.01)	$(0.77)	$(0.02)

Basic net loss per share was the same as diluted net loss per share for all periods as the inclusion of potentially dilutive securities would have been anti-dilutive. Potentially dilutive securities that were not included in the diluted per share calculations were as follows:

	September 30,
	2025	2024
Shares subject to outstanding common stock warrants	8,760,000	8,760,000
Shares subject to outstanding common stock options	50,000,000	50,000,000
Retainer shares	12,500,000	—

Total	71,260,000	58,760,000